Exhibit 10.1

Execution Version

AMENDMENT NO. 1 TO AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

This AMENDMENT NO. 1 TO AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this “Amendment”) is dated as of March 30, 2023, by and among VENATOR MATERIALS PLC, a public limited company incorporated in England and Wales with company number 10747130 (“Holdings”), each Borrower as of the date hereof, the other Loan Parties as of the date hereof, the Issuing Banks party hereto (constituting each Issuing Bank as of the date hereof), JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”), as a Swingline Lender (in such capacity, the “Swingline Lender”), and as an Issuing Bank, JPMORGAN CHASE BANK, N.A., as collateral agent (in such capacity, the “Collateral Agent”), and each Lender party hereto (constituting each Lender as of the date hereof). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Amended Revolving Credit Agreement (as defined below).

RECITALS

WHEREAS, Holdings, the Borrowers, the Administrative Agent, the Collateral Agent and the Lenders and Issuing Banks from time to time party thereto have entered into that certain Revolving Credit Agreement, dated as of August 8, 2017 (as amended by the Amendment and Restatement Agreement dated as of October 15, 2021, and as otherwise amended, restated, amended and restated, supplemented and/or otherwise modified prior to the date hereof, the “Existing Revolving Credit Agreement”; the Existing Revolving Credit Agreement, as amended by this Amendment, the “Amended Revolving Credit Agreement”);

WHEREAS, Holdings and certain Loan Parties have entered into the Iron Oxide Share Purchase Agreement pursuant to which Holdings and certain Loan Parties desire to consummate the Iron Oxide Disposition (each as defined in the Amended Revolving Credit Agreement);

WHEREAS, in accordance with the provisions of Section 2.14 and Section 10.08(2) of the Existing Revolving Credit Agreement and the terms and conditions set forth herein, the Borrowers, the Lenders, the Issuing Banks, the Swingline Lender and the Administrative Agent wish to enter into this Amendment to (i) permit the consummation of the Iron Oxide Disposition and (ii) amend certain provisions of the Revolving Credit Agreement as herein provided;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1	Amendment of Revolving Credit Agreement and other Loan Documents.

(a)            The Existing Revolving Credit Agreement is hereby amended to delete the stricken text (indicated textually in substantially the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in substantially the same manner as the following example: double-underlined text) as set forth in Exhibit A.

(b)            The definition of “Declared Default” (as defined in the Guaranty and the Security Principles set forth in Schedule 1.01(2)) is hereby amended by inserting “or any Borrower” immediately after the reference to “any Event of Default with respect to Holdings” in such definition.

SECTION 2	Reaffirmation of Guarantee and Security.

(a)            Each Loan Parsty (save for the German Loan Parties as regards the German Non-Accessory Security Documents and the German Account Pledge Agreements (each as defined below)), by its signature below, hereby (i) agrees that after giving effect to this Amendment, the Security Documents to which it is a party shall continue to be in full force and effect, (ii) affirms and confirms all of its obligations and liabilities under (A) the Existing Revolving Credit Agreement (including giving effect to prior amendments, supplements and other modifications thereto), (B) the Guaranty, (C) the Security Documents and (D) each other Loan Document, in each case after giving effect to this Amendment, including its guarantee of the Obligations and the pledge of and/or grant of a security interest in its assets as Collateral pursuant to the Security Documents to secure such Obligations, all as provided in the Security Documents and other Loan Documents as originally executed, and acknowledges and agrees that such obligations, liabilities, guarantee, pledge and grant continue in full force and effect in respect of, and to secure, the Obligations under the Amended Revolving Credit Agreement and the other Loan Documents, in each case after giving effect to this Amendment and (iii) confirms that after giving effect to this Amendment, each Lien granted by it to the Collateral Agent for the benefit of the Secured Parties under each of the Loan Documents to which it is a party shall (A) continue in full force and effect and (B) continue to secure the Obligations, in each case on and subject to the terms and conditions set forth in the Amended Revolving Credit Agreement, the Security Documents, the Guaranty and the other Loan Documents. Each of the parties hereto confirms that the entering into of the Amendment and the amendment of the Existing Revolving Credit Agreement shall not constitute a novation of the Existing Revolving Credit Agreement.

(b)            For the avoidance of doubt, such reaffirmation, ratification, confirmation and acknowledgment in paragraph (a) above shall not constitute the creation of new Liens in respect of any Collateral governed by English law or governed by French law and shall merely constitute a confirmation that such Collateral remains in full force and effect and extends to the Obligations as amended pursuant to this Amendment.

(c)            (1)  Venator Germany GmbH (A) confirms to each of the Secured Parties that the global assignment agreement dated 19 August 2020 and entered into between Venator Germany GmbH as assignor and the Collateral Agent (“Global Assignment Agreement”) and the security transfer agreement dated 19 August 2020 and entered into between Venator Germany GmbH as transferor and the Collateral Agent (“Security Transfer Agreement”, together with the Global Assignment Agreement hereafter the “German Non-Accessory Security Documents”) shall remain in full force and effect and the amendments made to the Loan Documents by this Amendment shall not affect the validity (Wirksamkeit) and enforceability (Vollstreckbarkeit) of the German Non-Accessory Security Documents in any way, (B) agrees, that from the Amendment Effective Date, the German Non-Accessory Security Documents shall secure any and all of the obligations (including, without limitation, any such obligations owed to the Collateral Agent under the parallel debt undertaking under Section 6 (Parallel Debt, Covenants to pay the Common Collateral Agent) of the Intercreditor Agreement and any such other obligation or liability to pay damages) which are or may become payable or owing in accordance with the Amended Revolving Credit Agreement and the other Loan Documents (including, but not limited to, any obligation based on unjust enrichment (ungerechtfertigte Bereicherung) or tort (Delikt)) (the “Amended Secured Obligations”, regardless of the definition of “Secured Obligations” contained in the German Non-Accessory Security Documents, including any amounts which exceed the obligations secured by the German Non-Accessory Security Documents prior to the date of this Amendment.

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(i)            Furthermore, as regards the following German law account pledge agreements:

(A)	a first ranking account pledge agreement dated 8 August 2017, as confirmed by a confirmation agreement dated 20 June 2019, and entered into between Venator Pigments GmbH & Co. KG as pledgor and the Collateral Agent;

(B)	a first ranking account pledge agreement dated 8 August 2017, as confirmed by a confirmation agreement dated 20 June 2019, and entered into between Venator Holdings Germany GmbH as pledgor and the Collateral Agent;

(C)	a first ranking account pledge agreement dated 8 August 2017, as confirmed by a confirmation agreement dated 20 June 2019, and entered into between Venator Germany GmbH as pledgor and the Collateral Agent;

(D)	a first ranking account pledge agreement dated 8 August 2017, as confirmed by a confirmation agreement dated 20 June 2019, and entered into between Venator Pigments Holding GmbH as pledgor and the Collateral Agent;

(E)	a first ranking account pledge agreement dated 8 August 2017, as confirmed by a confirmation agreement dated 20 June 2019, and entered into between Silo Pigmente GmbH as pledgor and the Collateral Agent

(the “German Account Pledge Agreements” and each a “German Account Pledge Agreement”),

each relevant German Loan Party in particular with respect to the provisions of section 1210 paragraph 1 sentence 2 of the German Civil Code (Bürgerliches Gesetzbuch) hereby (i) confirms to each of the Secured Parties, that the German Account Pledge Agreement, to which it is party, shall remain in full force and effect and the amendments made to the Loan Documents by this Amendment shall not affect the validity (Wirksamkeit) and enforceability (Vollstreckbarkeit) of the relevant German Account Pledge Agreement in any way and (ii) agrees, that from the Amendment Effective Date, each respective German Account Pledge Agreement shall secure any and all of the Amended Secured Obligations, regardless of the definition of “Secured Obligations” contained in the German Account Pledge Agreements, including any amounts which exceed the obligations secured by the German Account Pledge Agreements prior to the date of this Amendment.

(d)            In respect of the Luxembourg Security Document, the Lux Parent, the Collateral Agent and Holdings hereby agree that the Luxembourg Security Document remains in full force and effect and that the pledge created thereunder as well as the rights, powers and remedies conferred upon the Collateral Agent by the Luxembourg Security Document or by law shall not be affected in any way whatsoever by the entry into and execution of the Amendment.

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SECTION 3	Representations and Warranties. Each Loan Party hereby represents and warrants that:

(a)            no Default or Event of Default has occurred and is continuing immediately prior to the Amendment Effective Date, or would exist immediately after giving effect to this Amendment;

(b)            all of the representations and warranties contained in the Loan Documents are true and correct in all material respects (except for representations and warranties that are already qualified by materiality or “Material Adverse Effect”, which representations and warranties are true and correct in all respects) immediately prior to the Amendment Effective Date and immediately after giving effect to this Amendment, except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties are true and correct in all material respects (except for representations and warranties that are already qualified by materiality or “Material Adverse Effect”, which representations and warranties are true and correct in all respects) as of such earlier date; and

(c)            this Amendment has been duly authorized, executed and delivered by each Loan Party and each of this Amendment and the Amended Revolving Credit Agreement constitutes a legal, valid and binding obligation, enforceable against each Loan Party in accordance with its terms.

SECTION 4	Reference to and Effect upon the Revolving Credit Agreement.

(a)            From and after the Amendment Effective Date, (i) the terms “Agreement,” “hereunder,” “hereof” or words of like import, and all references to the Revolving Credit Agreement (or words of like import) in any other Loan Document, shall mean the Amended Revolving Credit Agreement and (ii) this Amendment shall constitute a Loan Document for all purposes of the Amended Revolving Credit Agreement and the other Loan Documents.

(b)            The Existing Revolving Credit Agreement and each of the other Loan Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Security Documents and all Collateral described therein do and shall continue to secure the payment of all obligations of the Loan Parties under the Loan Documents, in each case, as amended by this Amendment.

(c)          This Amendment is limited as specified herein and shall not constitute a modification, acceptance or waiver of any other provision of the Revolving Credit Agreement or any other Loan Document.

SECTION 5     Counterparts, Etc. This Amendment may be executed in one or more counterparts, each of which, when executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same document with the same force and effect as if the signatures of all of the parties were on a single counterpart, and it shall not be necessary in making proof of this Amendment to produce more than one such counterpart. Delivery of an executed signature page to this Amendment by telecopy or electronic (pdf) transmission shall be deemed to constitute delivery of an originally executed signature page hereto. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment and/or any document to be signed in connection with this Amendment, the Amended Revolving Credit Agreement and the transactions contemplated hereby and thereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Amendment.

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SECTION 6	Governing Law.

(a)            THIS Amendment (SAVE FOR SECTION 2(c), 2(d) and 2(e)) AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS Amendment AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (EXCEPT FOR CONFLICTS OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION FO THE LAWS OF ANOTHER JURISDICTION).

(b)            SECTION 2(C) OF THIS Amendment AND ANY NON-CONTRACTUAL OBLIGATIONS ARISING OUT OF OR IN CONNECTION WITH IT ARE GOVERNED BY ENGLISH LAW.

(c)            SECTION 2(D) OF THIS Amendment AND ANY NON-CONTRACTUAL OBLIGATIONS ARISING OUT OF OR IN CONNECTION WITH IT ARE GOVERNED BY GERMAN LAW.

(d)            Section 2(D) shall be construed in accordance with and governed by the laws of Luxembourg as far as the Luxembourg Security Document is concerned.

(e)            SECTION 2(A), 2(B) AND 2(C) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY FRENCH LAW AS FAR AS THE FRENCH SECURITY DOCUMENTS ARE CONCERNED.

(f)            Section 4 of schedule I shall be construed in accordance with the laws of spain as far as the spanish security documents are concerned.

SECTION 7	Consent to Jurisdiction; WAIVER OF JURY TRIAL.

(a)            SECTION 10.11 AND SECTION 10.15 OF THE AMENDED REVOLVING CREDIT AGREEMENT ARE HEREBY INCORPORATED HEREIN BY REFERENCE AS IF FULLY SET FORTH HEREIN, MUTATIS MUTANDIS.

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(b)            Without prejudice to Section 7(a) above, any dispute arising in connection with the Luxembourg Security Document pursuant to Section 6 shall be submitted to the courts of the district of Luxembourg.

(c)            Without prejudice to Section 7(a) above, any dispute arising in connection with the German Security Documents pursuant to Section 6 shall be submitted to the courts of Frankfurt am Main, Germany.

(d)            Without prejudice to Section 7(a) above, any dispute arising in connection with the French Security Documents pursuant to Section 6 shall be submitted to the Tribunal de commerce de Paris.

(e)            Without prejudice to Section 7(a) above, any dispute arising in connection with the Spanish Security Documents pursuant to Section 6 shall be submitted to the courts of Madrid, Spain.

SECTION 8       Effectiveness. This Amendment shall become effective at the time (the “Amendment Effective Date”) when each of the following conditions has been satisfied (or waived):

(a)            the Administrative Agent (or its counsel) shall have received counterparts of this Amendment that, when taken together, bear the signatures of (i) Holdings, (ii) the Borrowers, (iii) the other Loan Parties, (iv) the Administrative Agent, (v) the Collateral Agent, (vi) each Lender (vii) each Issuing Bank and (viii) the Swingline Lender;

(b)            no Default or Event of Default has occurred and is continuing immediately prior to the effectiveness of this Amendment, or would exist immediately after giving effect to this Amendment;

(c)            all of the representations and warranties contained in the Loan Documents are true and correct in all material respects (except for representations and warranties that are already qualified by materiality or “Material Adverse Effect”, which representations and warranties are true and correct in all respects) immediately prior to the effectiveness of this Amendment and immediately after giving effect to this Amendment;

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(d)            the Administrative Agent shall have received:

(i)            a certificate of a Responsible Officer of each Loan Party (other than a German Loan Party, a French Loan Party or a Luxembourg Loan Party) dated the Amendment Effective Date, certifying (A) that there have been no changes to the charter or other similar organizational document of such Loan Party since the Restatement Agreement Effective Date or that attached thereto is a true and complete copy of the charter or other similar organizational document of such Loan Party, including all amendments thereto, certified, if applicable, as of a recent date by the Secretary of State of the state of its organization, (B) that there have been no changes to the by-laws or operating agreement (or limited liability company agreement) or other similar organizational document of such Loan Party since the Restatement Agreement Effective Date or that attached thereto is a true and complete copy of the by-laws or operating agreement (or limited liability company) agreement or other similar organizational document of such Loan Party as in effect on the Amendment Effective Date, (C) (i) that the true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) and, if applicable, by the shareholder(s) of each Loan Party (other than a Spanish Loan Party, to which clause (ii) will apply) authorizing the execution, delivery and performance of, among other items, the Restatement Agreement and subsequent amendments and modifications (including, but not limited to, this Amendment) delivered to the Administrative Agent on the Restatement Agreement Effective Date have not been modified, rescinded or amended since the Restatement Agreement Effective Date and are in full force and effect as of the date hereof and (ii) as to any Spanish Loan Party, that attached thereto is a true and complete copy of the resolutions duly adopted by the board of directors (or equivalent governing body) and, if applicable, by the shareholder(s) of such Spanish Loan Party, duly notarized, authorizing the execution, delivery and performance of this Amendment and, as applicable, the Amended Revolving Credit Agreement and that such resolutions have not been modified, rescinded or amended and are in full force and effect as of the date hereof, (D) as to the incumbency (if applicable) and specimen signature of each officer executing any the Restatement Agreement and any Loan Document or other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the Responsible Officer executing the certificate required by this clause (i)) or confirming that there have been no changes to such incumbency and specimen signatures since the Restatement Agreement Effective Date;

(ii)            with respect to Venator Finance S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of Luxembourg, having its registered office at 8-10, avenue de la Gare, L-1610 and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 215641 (the “Lux Parent”), a certificate of an authorized signatory of the Lux Parent dated as of the Amendment Effective Date and certifying that:

(A)	there have been no changes to the articles of incorporation of the Lux Parent since the Closing Date or that attached thereto is a complete and up-to-date copy of the articles of incorporation of the Lux Parent which are in full force and effect;

(B)	attached thereto are an electronic copy of an excerpt (extrait) issued by the Luxembourg Register of Commerce and Companies and a certificate of non-registration (certificat négatif) of a judicial decision issued by the Registre de l’Insolvabilité dated no earlier than one Business Day prior to the Amendment Effective Date;

(C)	attached thereto is a complete copy of the resolutions duly adopted by the managers of the Lux Parent (i) approving and authorising the entry by the Lux Parent into this Amendment and the performance of its obligations thereunder, which resolutions are in full force and effect and (ii) authorizing a specified person or persons to execute this Amendment on its behalf;

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(D)	each copy document relating to it specified above under items (A), (B), and (C) is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the Amendment Effective Date;

(E)	the persons whose name appear in an Exhibit thereto are the duly elected, qualified and acting managers of the Lux Parent, and the signatures set forth opposite their respective names are the true and genuine signatures of such managers; and

(F)	the Lux Parent complies with the provisions of the Luxembourg law dated 31 May 1999 on the domiciliation of companies, as amended; and

(G)	the Lux Parent is not subject to bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de la faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), or similar proceedings; the Lux Parent is not subject to, to the best of its knowledge, conservatory measures such as attachment order (saisie conservatoire) or garnishment (saisie attribution or saisie arrêt) and no application, petition, order or resolution has been made, or taken by the Lux Parent or by, to the best of its knowledge, any other person, for the appointment of a commissaire, curateur, liquidateur or similar officer for its administration, winding-up or similar proceedings; and

(iii)            a copy of the shareholder’s register of the Lux Parent evidencing the recording of the pledge created under and pursuant to the Luxembourg Security Document.

(e)            a copy of the constitutional documents for each Loan Party incorporated under the laws of the Federal Republic of Germany (each, a “German Loan Party”), which shall consist of:

(i)	an online excerpt from the commercial register (Handelsregister) at the relevant local court (Amtsgericht) (not older than 14 calendar days);

(ii)	a copy of the articles of association (Gesellschaftsvertrag) of most recent date, as filed with the relevant commercial register;

(iii)	(to the extent applicable) an up-to-date copy of the list of shareholders (Gesellschafterliste) as filed with the relevant commercial register; and

(iv)	(to the extent applicable) copies of the procedural orders (Geschäftsordnung) of any supervisory board (Aufsichtsrat), advisory board (Beirat) and/or management board (Geschäftsführung).

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(f)            where required or appropriate under local law, in each case in relation to the relevant German Loan Party, a copy of a resolution of the board of directors or equivalent body, of all holders of the issued shares, of the supervisory board and/or of the advisory board (in each case to the extent applicable):

(i)	approving the terms of, and the transactions contemplated by, the Restatement Agreement, the Amended and Restated Revolving Credit Agreement and related documents to which it is a party and resolving that it or, as applicable, Holdings as its agent, execute the Restatement Agreement and related documents to which it is a party;

(ii)	authorising a specified person or persons or (in the case of a German Loan Party) to instruct the managing director(s) to execute on its behalf the Restatement Agreement and related documents to which it is a party; and

(iii)	authorising a specified person or persons or (in the case of a German Loan Party) to instruct the managing director(s), on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any utilisation request) to be signed and/or despatched by it under or in connection with the Restatement Agreement, the Amended and Restated Revolving Credit Agreement and related documents to which it is a party.

(g)            for each German Loan Party, a certificate of the legal representative or an authorized signatory of each German Loan Party certifying:

(i)	that attached thereto is a true and complete copy of the constitutional documents and resolutions duly adopted by the relevant body of each German Loan Party; and

(ii)	that attached thereto are specimen signatures of the persons authorized to execute the Restatement Agreement and any related documents to which the each German Loan Party is a party on behalf of each German Loan Party;

(h)            a copy of the constitutional documents for each Loan Party incorporated under the laws of the France (each, a “French Loan Party”), which shall consist of:

(i)	the up-to-date articles of association (statuts) of each French Loan Party; and

(ii)	a copy of a K-bis extract (extrait K-bis), an insolvency certificate (certificat de non-faillite) and lien searches (état des privilèges et nantissements) dated no more than 30 days prior to the date of this Restatement Agreement relating to each French Loan Party.

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(i)            for each French Loan Party, a certificate of the legal representative or an authorized signatory of each French Loan Party certifying:

(i)	that attached thereto is a true and complete copy of resolutions duly adopted by the relevant body of each French Loan Party:

(A)	approving the terms of, and the transactions contemplated by, the Restatement Agreement, the Amended and Restated Revolving Credit Agreement and related documents to which it is a party and resolving that it or, as applicable, Holdings as its agent, execute the Restatement Agreement and related documents to which it is a party;

(B)	authorising a specified person or persons to execute on its behalf the Restatement Agreement and related documents to which it is a party; and

(C)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any utilisation request) to be signed and/or despatched by it under or in connection with the Restatement Agreement, the Amended and Restated Revolving Credit Agreement and related documents to which it is a party;

(ii)	if applicable, that attached thereto is a true and complete copy of the power of attorney granted by the legal representative of each French Loan Party authorizing one or several persons to execute, deliver and perform the Restatement Agreement, as applicable, the Amended and Restated Revolving Credit Agreement, and any related documents to which it is a party or any other document delivered in connection herewith and certifying that such power of attorney has not been modified, rescinded or amended and is in full force and effect; and

(iii)	that attached thereto are specimen signatures of the persons authorized to execute the Restatement Agreement and any related documents to which the each French Loan Party is a party on behalf of each French Loan Party.

(j)            a copy of the letter sent by the Administrative Agent to the French Borrower setting out the effective global rate (taux effective global) in relation to the ABL Credit Agreement (the TEG Letter);

(k)            [reserved];

(l)            the Administrative Agent shall have received a certificate, dated the Amendment Effective Date and signed by a Responsible Officer of Holdings on behalf of the Borrowers, confirming that the representations and warranties contained in Section 3 of this Amendment are true and correct in all material respects (except for representations and warranties that are already qualified by materiality or “Material Adverse Effect”, which representations and warranties are true and correct in all respects) immediately prior to the Amendment Effective Date and immediately after giving effect to this Amendment, except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties are true and correct in all material respects (except for representations and warranties that are already qualified by materiality or “Material Adverse Effect”, which representations and warranties are true and correct in all respects) as of such earlier date;

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(m)            the Administrative Agent shall have received at least three Business Days prior to the Amendment Effective Date all documentation and other information about the Loan Parties as has been reasonably requested prior to the Amendment Effective Date that it is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and the Proceeds of Crime Act;

(n)            the Administrative Agent shall have received a customary legal opinion from Kirkland and Ellis LLP, New York counsel to the Loan Parties;

(o)            except as otherwise provided for in Section 9 of this Amendment, the applicable Loan Parties shall have entered into all Blocked Account Agreements required by Section 5.11 of the Amended Revolving Credit Agreement, including with respect to the Blocked Accounts set forth on Schedule II;

(p)            Holdings shall have scheduled a field examination and inventory appraisal reasonably acceptable to Administrative Agent to be completed within 90 days of the Amendment Effective Date (or such longer period as the Administrative Agent may reasonably agree), in each case to be completed at the expense of the Loan Parties;

(q)            Holdings shall have delivered to the Administrative Agent and the Lenders a 13-week cash forecast and variance tracker as of the Amendment Effective Date, which 13-week cash forecast and variance tracker shall be in form and substance substantially consistent with the prior 13-week cash forecast and variance tracker presentations delivered to the Administrative Agent and the Lenders by Holdings;

(r)            the Administrative Agent and the Lenders shall have received a Borrowing Base Certificate giving pro forma effect to the Iron Oxide Disposition;

(s)            Holdings shall have designated in writing to the Administrative Agent the Hedge Agreements of Bank of America, N.A., Barclays Bank PLC and Citibank, N.A. as Specified Hedge Agreements and Designated Hedging Agreements;

(t)            the Borrowers shall have paid to the Administrative Agent for the account of each Lender party hereto a fee (the “Consent Fee”) equal to 0.25% of the Commitments of each such Lender immediately prior to giving effect to the Amendment (without giving effect to any reduction in Commitments with respect to the Ancillary Facility), which Consent Fee (i) shall be earned, due and payable on the Amendment Effective Date, (ii) shall not be refundable under any circumstances, (iii) shall be made without condition or deduction for any defense, recoupment, set-off or counterclaim and (iv) shall be subject to Section 2.17 of the Amended Revolving Credit Agreement; and

(u)            the Borrowers shall have paid to the Administrative Agent and the Lenders all fees, costs and expenses (including, without limitation, reasonable legal fees and expenses and other advisor fees and expenses payable to the Administrative Agent and the Lenders to the extent then invoiced and due.

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SECTION 9     Post-Closing Covenants. The Loan Parties shall take each of the actions set forth on Schedule I within the time period prescribed therefor on such schedule (as such time period may be extended by the Administrative Agent in its reasonably discretion).

SECTION 10     Release. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Loan Party hereby, for itself and its successors and assigns, fully and without reserve, releases, acquits, and forever discharges the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Banks, any Qualified Counterparty, any Cash Management Bank, and any other Secured Party, and in each case its respective successors and assigns, officers, directors, employees, representatives, trustees, attorneys, agents and Affiliates (collectively the “Released Parties” and individually a “Released Party”) from any and all actions, claims, demands, causes of action, judgments, executions, suits, debts, liabilities, costs, damages, expenses or other obligations of any kind and nature whatsoever, direct and/or indirect, at law or in equity, whether now existing or hereafter asserted, whether absolute or contingent, whether due or to become due, whether disputed or undisputed, whether known or unknown (INCLUDING, WITHOUT LIMITATION, ANY OFFSETS, REDUCTIONS, REBATEMENT, CLAIMS OF USURY OR CLAIMS WITH RESPECT TO THE NEGLIGENCE OF ANY RELEASED PARTY) (collectively, the “Released Claims”), for or because of any matters or things occurring, existing or actions done, omitted to be done, or suffered to be done by any of the Released Parties, in each case, on or prior to the date hereof and in any way directly or indirectly arising out of or in any way connected to any of this Amendment, the Existing Revolving Credit Agreement, any other Loan Document, or any of the transactions contemplated hereby or thereby (collectively, the “Released Matters”). Each Loan Party, by execution hereof, hereby acknowledges and agrees that the agreements in this Section 10 are intended to cover and be in full satisfaction for all or any alleged injuries or damages arising in connection with the Released Matters herein compromised and settled.  Each Loan Party hereby further agrees that it will not sue any Released Party on the basis of any Released Claim. In entering into this Amendment, each Loan Party consulted with, and has been represented by, legal counsel and expressly disclaims any reliance on any representations, acts or omissions by any of the Released Parties and hereby agrees and acknowledges that the validity and effectiveness of the releases set forth herein do not depend in any way on any such representations, acts and/or omissions or the accuracy, completeness or validity hereof.  The provisions of this Section 10 shall survive the termination of this Amendment, the Amended Revolving Credit Agreement and the other Loan Documents and payment in full of the Obligations.

SECTION 11     Certain Existing . For the avoidance of doubt and notwithstanding anything to the contrary in the Amended Revolving Credit Agreement, Term Benchmark Borrowings denominated in Dollars bearing interest at a rate determined by reference to the Adjusted LIBO Rate outstanding under the Credit Agreement as of the Amendment Effective Date may, in any event, remain outstanding as pursuant to the terms of the Credit Agreement (prior to giving effect to this Amendment) until the last day of the Interest Period applicable thereto that is in effect on the Amendment Effective Date.

[Signature Pages to follow]

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VENATOR MATERIALS PLC,
as Holdings

By:	/s/ Kurt D. Ogden
Name: Kurt D. Ogden
Title: Executive Vice President and Chief Financial Officer

VENATOR MATERIALS LLC
VENATOR AMERICAS LLC
VENATOR CHEMICALS LLC,
as U.S. Borrowers

By:	/s/ Kurt D. Ogden
Name: Kurt D. Ogden
Title: Executive Vice President and Chief Financial Officer

VENATOR AMERICAS HOLDINGS LLC,
as U.S. Loan Party

By:	/s/ Kurt D. Ogden
Name: Kurt D. Ogden
Title: Executive Vice President and Chief Financial Officer

[Signature Page to ABL Amendment Agreement]

VENATOR GROUP CANADA INC. / VENATOR GROUP CANADA INC.,
as Canadian Borrower

By:	/s/ Kurt Ogden
Name: Kurt Ogden
Title: Director, Vice President

[Signature Page to ABL Amendment Agreement]

VENATOR FINANCE S.À R.L.,
as Lux Parent

By:	/s/ Kurt Ogden
Name: Kurt Ogden
Title: EVP + CFO

[Signature Page to ABL Amendment Agreement]

VENATOR PIGMENTS UK LIMITED
VENATOR MATERIALS UK LIMITED,
as U.K. Borrowers

By:	/s/ Kurt Ogden
Name: Kurt Ogden
Title: EVP + CFO

VENATOR INTERNATIONAL HOLDINGS UK LIMITED
VENATOR MATERIALS INTERNATIONAL UK LIMITED
VENATOR P&A HOLDINGS UK LIMITED
CREAMBAY LIMITED
VENATOR GROUP
VENATOR GROUP SERVICES LIMITED,
VENATOR INVESTMENTS UK LIMITED,
as U.K. Loan Parties

By:	/s/ Kurt Ogden
Name: Kurt Ogden
Title: EVP + CFO

[Signature Page to ABL Amendment Agreement]

VENATOR GERMANY GMBH
as German Borrower

By:	/s/ Dr. Juergen Koy
Name: Dr. Juergen Koy
Title: Manufacturing Director - Duisburg

VENATOR UERDINGEN GMBH,
as German Borrower

By:	/s/ Michael Voessing
Name: Michael Voessing
Title: Geschaeftsfuehrer

VENATOR PIGMENTS GMBH & CO. KG,
as German Borrower

By: Venator Pigments Holding GmbH,
its General Partner

By:	/s/ Justin Phillipson
Name: Justin Phillipson
Title: Managing Director

VENATOR HOLDINGS GERMANY GMBH
SILO PIGMENTE GMBH
VENATOR PIGMENTS HOLDING GMBH
VENATOR WASSERCHEMIE HOLDING GMBH,
as German Loan Parties

By:	/s/ Justin Phillipson
Name: Justin Phillipson
Title: Managing Director

[Signature Page to ABL Amendment Agreement]

VENATOR P&A SPAIN, S.L.U.,
as Spanish Borrower

By:	/s/ Kurt Ogden
Name: Kurt Ogden
Title: EVP + CFO

[Signature Page to ABL Amendment Agreement]

VENATOR FRANCE SAS,
as French Borrower

By:	/s/ Kurt Ogden
Name: Kurt Ogden
Title: EVP + CFO

VENATOR CHEMICALS FRANCE SAS
VENATOR INTERNATIONAL FRANCE SAS
VENATOR PIGMENTS FRANCE SAS,
as French Loan Parties

By:	/s/ Kurt Ogden
Name: Kurt Ogden
Title: EVP + CFO

[Signature Page to ABL Amendment Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent, an Issuing Bank, a Swingline Lender and a Lender

By:	/s/ Daniel Luby
Name: Daniel Luby
Title: Executive Director

[Signature Page to ABL Amendment Agreement]

Bank of America N.A., as a Lender

By:	/s/ Paula Langridge
Name: Paula Langridge
Title: Senior Vice President

[Signature Page to ABL Amendment Agreement]

Bank of Montreal, as a Lender

By:	/s/ Helen Alvarez
Name: Helen Alvarez
Title: Managing Director

By:	/s/ Ryan Gray
Name: Ryan Gray
Title: Vice President

By:	/s/ Richard Pittam
Name: Richard Pittam
Title: Managing Director, on behalf of Bank of Montreal, London Branch

By:	/s/ Richard Couzens
Name: Richard Couzens
Title: Managing Director, on behalf of Bank of Montreal, London Branch

[Signature Page to ABL Amendment Agreement]

Barclays Bank PLC, as a Lender

By:	/s/ Amit Trehan
Name: Amit Trehan
Title: Authorized Signatory

Barclays Bank Ireland PLC, as a Lender

By:	/s/ Marie-Anne Pirlian
Name: Marie-Anne Pirlian
Title: Director

Citibank N.A., as a Lender

By:	/s/ Christopher Marino
Name: Christopher Marino
Title: Vice President & Director

[Signature Page to ABL Amendment Agreement]

MUFG Bank, LTD

By:	/s/ Peter Otoki
Name: Peter Otoki
Title: Vice President

[Signature Page to ABL Amendment Agreement]

Royal Bank of Canada, as a Lender

By:	/s/ Wenwei (Wendy) Chen
Name: Wenwei (Wendy) Chen
Title: Authorized Signatory

[Signature Page to ABL Amendment Agreement]

Santander Bank N.A., as a Lender

By:	/s/ David Cin
Name: David Cin
Title: Vice President

[Signature Page to ABL Amendment Agreement]

Exhibit A

Execution Version

$330,000,000

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT,

dated as of October 15, 2021, among

VENATOR MATERIALS PLC,
as Holdings,

EACH OF HOLDINGS’ SUBSIDIARIES THAT ARE SIGNATORIES HERETO AS “U.S. BORROWERS”,

EACH OF HOLDINGS’ SUBSIDIARIES THAT ARE SIGNATORIES HERETO AS “CANADIAN BORROWERS”,

EACH OF HOLDINGS’ SUBSIDIARIES THAT ARE SIGNATORIES HERETO AS “U.K. BORROWERS”,

EACH OF HOLDINGS’ SUBSIDIARIES THAT ARE SIGNATORIES HERETO AS “GERMAN BORROWERS”,

EACH OF HOLDINGS’ SUBSIDIARIES THAT ARE SIGNATORIES HERETO AS “FRENCH BORROWERS”,

EACH OF HOLDINGS’ SUBSIDIARIES THAT ARE SIGNATORIES HERETO AS “SPANISH BORROWERS”,

THE LENDERS PARTY HERETO,

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Collateral Agent,

JPMORGAN CHASE BANK, N.A., CITIGROUP GLOBAL MARKETS INC., BANK OF AMERICA,
N.A., BARCLAYS BANK PLC and BANK OF MONTREAL,
as Arrangers and Bookrunners,

CITIGROUP GLOBAL MARKETS INC.

as Syndication Agent

and

BANK OF AMERICA, N.A., BARCLAYS BANK PLC and BANK OF MONTREAL
as Documentation Agents

		Page

ARTICLE I Definitions		~~7~~2

Section 1.01	Defined Terms	2
Section 1.02	Terms Generally	106
Section 1.03	Accounting Terms; GAAP	107
Section 1.04	Effectuation of Transfers	~~109~~107
Section 1.05	Currencies	~~109~~107
Section 1.06	Required Financial Statements	109
Section 1.07	Certain Calculations and Tests	109
Section 1.08	Disqualified Institutions	~~112~~110
Section 1.09	Québec Interpretation	~~112~~110
Section 1.10	Joint and Several Liability	111
Section 1.11	Rounding	~~114~~112
Section 1.12	Times of Day	~~114~~112
Section 1.13	Timing of Payment	~~114~~112
Section 1.14	Spanish terms	~~114~~112
Section 1.15	French Terms	~~115~~113
Section 1.17	Luxembourg terms	~~117~~116
Section 1.18	Interest Rates; ~~LIBOR~~Benchmark Notification	~~118~~117
Section 1.19	Addition of Borrowers	117

ARTICLE II The Credits		118

Section 2.01	Commitments	118
Section 2.02	Loans and Borrowings	123
Section 2.03	Requests for Borrowings; Interest Elections	123
Section 2.04	Swingline Loans	125
Section 2.05	Letters of Credit	126
Section 2.06	Funding of Borrowings	~~137~~136
Section 2.07	[Reserved]	137
Section 2.08	Termination and Reduction of Commitments	137
Section 2.09	Promise to Pay; Evidence of Debt	138
Section 2.10	Optional Repayment of Loans	138
Section 2.11	Mandatory Repayment of Loans	~~140~~139
Section 2.12	Fees	~~141~~140
Section 2.13	Interest	145
Section 2.14	Alternate Rate of Interest	~~147~~146
Section 2.15	Increased Costs	150
Section 2.16	Break Funding Payments	151
Section 2.17	Taxes	~~152~~152
Section 2.18	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	~~159~~158
Section 2.19	Mitigation Obligations; Replacement of Lenders	171
Section 2.20	Illegality	172
Section 2.21	Incremental Revolving Facility Increases	~~173~~172
Section 2.22	Extensions of Revolving Facility Commitments	~~176~~176
Section 2.23	Defaulting Lenders	177
Section 2.24	Effective Global Rate	180

ARTICLE III Representations and Warranties		~~181~~180

Section 3.01	Organization; Powers	~~181~~180
Section 3.02	Authorization	181

(continued)

Page

Section 3.03	Enforceability	~~182~~181
Section 3.04	Governmental Approvals	~~182~~182
Section 3.05	Borrowing Base Certificate	182
Section 3.06	Title to Properties; Possession Under Leases	~~183~~182
Section 3.07	Subsidiaries	~~183~~182
Section 3.08	Litigation; Compliance with Laws	183
Section 3.09	Federal Reserve Regulations	183
Section 3.10	Investment Company Act	~~184~~183
Section 3.11	Use of Proceeds	~~184~~183
Section 3.12	Tax Returns	~~184~~183
Section 3.13	No Material Misstatements	184
Section 3.14	Environmental Matters	~~185~~184
Section 3.15	Security Documents	185
Section 3.16	Location of Real Property	186
Section 3.17	Solvency	186
Section 3.18	No Material Adverse Effect	187
Section 3.19	Insurance	187
Section 3.20	USA PATRIOT Act; FCPA; OFAC; Anti-Terrorism	187
Section 3.21	Intellectual Property; Licenses, Etc.	~~188~~188
Section 3.22	Employee Benefit Plans	188
Section 3.23	Affected Financial Institution	~~189~~188
Section 3.24	Pensions	~~189~~188
Section 3.25	Centre of Main Interests and Establishments	189
Section 3.26	Beneficial Ownership	189

ARTICLE IV Conditions of Lending		189

Section 4.01	All Credit Events After the Closing Date	~~190~~189
Section 4.02	Conditions On the Closing Date	~~191~~190

ARTICLE V Affirmative Covenants		195

Section 5.01	Existence; Businesses and Properties	195
Section 5.02	Insurance	~~196~~196
Section 5.03	Taxes	~~197~~196
Section 5.04	Financial Statements, Reports, etc.	~~197~~196
Section 5.05	Litigation and Other Notices	~~200~~200
Section 5.06	Compliance with Laws	~~201~~200
Section 5.07	Maintaining Records; Access to Properties and Inspections; Appraisals	~~201~~200
Section 5.08	Use of Proceeds	202
Section 5.09	Compliance with Environmental Laws	~~203~~202
Section 5.10	Further Assurances; Additional Security	~~203~~202
Section 5.11	Cash Management Systems; Application of Proceeds of Accounts	~~207~~206
Section 5.12	Lender Calls	~~210~~210
Section 5.13	Pensions	~~210~~210
Section 5.14	Centre of Main Interests and Establishments	~~211~~211
Section 5.15	People with Significant Control regime	~~211~~211
Section 5.16	Post-Closing Matters	~~211~~211
Section 5.17	Spanish “Pagarés” (Promissory Notes)	~~211~~211

(continued)

Page

Section 5.18	Ancillary Facility and Ancillary Extensions of Credit Reporting	~~212~~212

ARTICLE VI Negative Covenants		~~212~~212

Section 6.01	Indebtedness	~~213~~212
Section 6.02	Liens	~~218~~217
Section 6.03	[Reserved]	~~221~~221
Section 6.04	Investments, Loans and Advances	~~222~~221
Section 6.05	Mergers, Consolidations, Amalgamations, Sales of Assets and Acquisitions	~~224~~224
Section 6.06	Restricted Payments	~~227~~227
Section 6.07	Transactions with Affiliates	~~230~~230
Section 6.08	Business of Holdings and its Subsidiaries	~~232~~232
Section 6.09	Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By Laws and Certain Other Agreements; etc.	~~232~~232
Section 6.10	Financial Performance Covenant	~~235~~235

ARTICLE VII [Reserved]		~~236~~235

ARTICLE VIII Events of Default		~~236~~235

Section 8.01	Events of Default	~~236~~235
Section 8.02	Right to Cure	~~239~~238

ARTICLE IX The Agents		~~239~~239

Section 9.01	Authorization and Action	~~239~~239
Section 9.02	Administrative Agent’s Reliance, Indemnification, Etc.	~~243~~242
Section 9.03	[Reserved]	~~244~~244
Section 9.04	Posting of Communications	~~244~~244
Section 9.05	The Administrative Agent Individually	~~246~~246
Section 9.06	Successor Administrative Agent	~~246~~246
Section 9.07	Acknowledgements of Lenders	~~247~~247
Section 9.08	Collateral Matters	~~248~~248
Section 9.09	Credit Bidding	~~249~~249
Section 9.10	Arrangers; Documentation Agents; Syndication Agent	~~250~~250
Section 9.11	Intercreditor Agreement	~~250~~250
Section 9.12	Special provisions relating to the Agents for Spain	~~250~~250

ARTICLE X Miscellaneous		~~255~~255

Section 10.01	Notices; Communications	~~255~~255
Section 10.02	Survival of Agreement	~~257~~256
Section 10.03	[Reserved]	~~257~~257
Section 10.04	Successors and Assigns	~~257~~257
Section 10.05	Expenses; Indemnity	~~263~~263
Section 10.06	Right of Set-off	~~265~~265
Section 10.07	Applicable Law	~~265~~265
Section 10.08	Waivers; Amendment	~~266~~265
Section 10.09	Interest Rate Limitation	~~270~~270
Section 10.10	Entire Agreement	~~270~~270
Section 10.11	WAIVER OF JURY TRIAL	~~270~~270

(continued)

Page

Section 10.12	Severability	~~271~~270
Section 10.13	Counterparts and Electronic Signatures	~~271~~271
Section 10.14	Headings	~~272~~272
Section 10.15	Jurisdiction; Consent to Service of Process	~~272~~272
Section 10.16	Confidentiality	~~273~~273
Section 10.17	~~[Reserved]~~Acknowledgment Regarding Any Supported QFCs	~~274~~274
Section 10.18	Release of Liens and Guarantees	~~274~~275
Section 10.19	USA PATRIOT Act Notice	~~275~~276
Section 10.20	Security Documents and Intercreditor Agreements	~~275~~276
Section 10.21	No Liability of the Issuing Banks	~~275~~276
Section 10.22	No Advisory or Fiduciary Responsibility	~~276~~277
Section 10.23	Cashless Settlement	~~276~~277
Section 10.24	Holdings as Agent for Borrowers	~~276~~277
Section 10.25	Acknowledgement and Consent to Bail-In of Affected Financial Institutions.	~~277~~278
Section 10.26	Judgment Currency	~~277~~278
Section 10.27	No Hardship	~~278~~278
Section 10.28	Canadian Anti-Money Laundering Legislation	~~278~~279

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Borrowing Base Certificate
Exhibit C	Form of Solvency Certificate
Exhibit D	Form of Swingline Borrowing Request
Exhibit E	U.S. Tax Compliance Certificates
Exhibit F	~~Eurocurrency/CDOR~~ Rate Loan Notice
Exhibit G	Form of Initial Lender Certificate

Schedule 1.01(1)	Existing Letters of Credit
Schedule 1.01(2)	Guaranty and Security Principles
Schedule 1.01(3)	Foreign Security Documents
Schedule 1.01(4)	Unrestricted Subsidiaries
Schedule 1.01(5)	Specified Account Debtors
Schedule 2.01	Commitments and Issuing Banks
Schedule 3.04	Governmental Approvals
Schedule 3.06(2)	Possession Under Lease
Schedule 3.07(1)	Subsidiaries
Schedule 3.07(2)	Equity Interests
Schedule 3.12	Taxes
Schedule 3.14	Environmental Matters
Schedule 3.16	Owned Material Real Property
Schedule 3.19	Insurance
Schedule 3.21	Intellectual Property
Schedule 4.02(11)	Local Counsel Opinions
Schedule 5.16	Post-Closing Matters
Schedule 6.01(4)	Indebtedness
Schedule 6.02(2)	Liens
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates
Schedule 10.01	Notice Information; Administrative Agent’s Office

v

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT, dated as of October 15, 2021 (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among VENATOR MATERIALS PLC, a public limited company incorporated in England and Wales with company number 107474130 (“Holdings”), the Subsidiaries of Holdings identified on the signature pages hereof, or in a joinder agreement hereto, as “U.S. Borrowers” (each individually, as a “U.S. Borrower”, and individually and collectively, jointly and severally, as the “U.S. Borrowers”), the Subsidiaries of Holdings identified on the signature pages hereof, or in a joinder agreement hereto, as “Canadian Borrowers” (each individually, as a “Canadian Borrower”, and individually and collectively, jointly and severally, as the “Canadian Borrowers”), the Subsidiaries of Holdings identified on the signature pages hereof, or in a joinder agreement hereto, as “U.K. Borrowers” (each individually, as a “U.K. Borrower”, and individually and collectively, jointly and severally, as the “U.K. Borrowers”), the Subsidiaries of Holdings identified on the signature pages hereof, or in a joinder agreement hereto, as “German Borrowers” (each individually, as a “German Borrower”, and individually and collectively, jointly and severally, as the “German Borrowers”), the Subsidiaries of Holdings identified on the signature pages hereof, or in a joinder agreement hereto, as “French Borrowers” (each individually, as a “French Borrower”, and individually and collectively, jointly and severally, as the “French Borrowers”), the Subsidiaries of Holdings identified on the signature pages hereof, or in a joinder agreement hereto, as “Spanish Borrowers” (each individually, as a “Spanish Borrower”, and individually and collectively, jointly and severally, as the “Spanish Borrowers”; each Spanish Borrower together with each U.S. Borrower, each Canadian Borrower, each U.K. Borrower, each German Borrower and each French Borrower, are referred to hereinafter each individually, as a “Borrower”, and individually and collectively as the “Borrowers”), the Lenders and Issuing Banks party hereto from time to time, JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, and as further defined in Section 1.01, the “Administrative Agent”), as a Swingline Lender (in such capacity, and as further defined in Section 1.01, the “Swingline Lender”), and as an Issuing Bank, JPMORGAN CHASE BANK, N.A. as collateral agent (in such capacity, and as further defined in Section 1.01, the “Collateral Agent”).

RECITALS

(1)             Huntsman International, LLC, a Delaware limited liability company (“Huntsman”), which, prior to the Closing Date, shall be the direct or indirect parent of Holdings, intends to separate its Pigments and Additives Business from the remaining business and assets of Huntsman through a series of transactions that will result in the Pigments and Additives Business being owned by Holdings, in each case consummated in one or more transactions on or prior to the Closing Date (the “Venator Consolidation Transactions”);

(2)            On the Closing Date, Huntsman or its Subsidiaries will offer all or a portion of its capital stock in Holdings an underwritten public offering (other than a public offering pursuant to a registration statement on Form S-4 or Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (the “Initial Venator Distribution Transaction”);

(3)            [Reserved]; and

(4)            On the Closing Date, the Borrowers and the Restricted Subsidiaries intend to apply credit extended under this Agreement, the Senior Notes and the Term Loan Credit Agreement to (i) pay fees, costs and expenses incurred by Huntsman, Holdings, and their respective Subsidiaries in connection with the Venator Consolidation Transactions, the Loan Documents, the Term Loan Documents, the Senior Notes and the Initial Venator Distribution Transaction, (ii) make the Special Closing Date Payments (directly or indirectly) and (iii) for general corporate purposes.

AGREEMENT

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions

Section 1.01      Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Priority Collateral” means “ABL Priority Collateral” as defined in the Intercreditor Agreement.

“ABL Priority Collateral Asset Sale” means any Asset Sale that consists of or includes the disposition of ABL Priority Collateral outside the ordinary course of business.

“ABR” means when used in reference to any Loan or Borrowing denominated in Dollars or Canadian Dollars, refers to such Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to (1) with respect to Loans or Borrowings denominated in Dollars, the U.S. Alternate Base Rate and (2) with respect to Revolving Loans or Revolving Facility Borrowings denominated in Canadian Dollars, the Canadian ABR.

“ABR Borrowing” means a Borrowing comprised of ABR Loans.

“ABR Loan” means any Loan denominated in Dollars or Canadian Dollars bearing interest at a rate determined by reference to the ABR. For the avoidance of doubt, all Swingline Loans will be ABR Loans.

“ABR Revolving Facility Borrowing” means a Borrowing comprised of ABR Revolving Loans.

“ABR Revolving Loan” means any Revolving Loan denominated in Dollars or Canadian Dollars bearing interest at a rate determined by reference to the ABR.

“Acceptable Appraiser” means (1) Hilco Valuation Services or (2) any other experienced and reputable appraiser reasonably acceptable to Holdings and the Administrative Agent.

“Account” means, with respect to a Person, any of such Person’s now owned and hereafter acquired or arising accounts (as defined in the UCC and/or the PPSA) and shall include the meaning given to the term “Account” in any Foreign Security Document.

“Account Debtor” means any Person who is obligated on an Account.

“Accounting Change” has the meaning assigned to such term in Section 1.03.

“Accounts Reserves” means, without duplication, the Dilution Reserve and any other reserves related to Eligible Accounts, in each case, which the Administrative Agent deems necessary, in its Reasonable Credit Judgment.

“Acquired Asset ABL Priority Collateral” means any ABL Priority Collateral acquired by any Borrower or Guarantor in a Permitted Acquisition.

“Acquired Asset Borrowing Base Calculation” means the relevant Acquired Asset ABL Priority Collateral applying eligibility and reserve criteria consistent with those applied to Accounts and Inventory included in the Borrowing Base, until the delivery to the Administrative Agent of a reasonably satisfactory appraisal and field examination in respect thereof; provided, that the Acquired Asset ABL Priority Collateral shall in no event comprise more than 15% of the availability created by the Aggregate Borrowing Base until the delivery to the Administrative Agent of a reasonably satisfactory appraisal and field examination in respect thereof.

“Acquisition” has the meaning assigned to such term in the recitals hereto.

“Additional Lender” means the banks, financial institutions and other institutional lenders and investors (other than natural persons) that become Lenders in connection with Incremental Commitments; provided that no Disqualified Institution may be an Additional Lender.

“Adjusted Daily Simple RFR” means with respect to any RFR Borrowing denominated in Dollars, an interest rate per annum equal to (a) the Daily Simple RFR for dollars, plus (b) 0.10%, provided that if the Adjusted Daily Simple RFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) Daily Simple SOFR, plus (b) 0.10%; provided that if the Adjusted Daily Simple SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a)  the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted ~~LIBO~~Term SOFR Rate” means, with respect to any ~~Term Benchmark~~ Borrowing denominated in Dollars for any Interest Period, an interest rate per annum equal to (a) the ~~LIBO~~Term SOFR Rate ~~in effect~~ for such Interest Period ~~multiplied by the Statutory Reserve Rate applicable to such Term Benchmark Borrowing, if any.~~, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjustment Date” means the first day after the end of each fiscal quarter of the Borrowers.

“Administrative Agent” means JPMCB, in its capacity as administrative agent for itself and the Lenders hereunder or, as applicable, such branches or affiliates of JPMCB as it shall from time to time designate for the purpose of performing its obligations hereunder in such capacity and any duly appointed successor in such capacity. References to the “Administrative Agent” shall include J.P. Morgan ~~Europe Limited~~SE (including but not limited to matters pertaining to the Loan Parties incorporated in Europe) and any other branch or affiliate of JPMCB designated by JPMCB for the purpose of performing its obligations in such capacity.

“Administrative Agent Fees” has the meaning assigned to such term in Section 2.12(8).

“Administrative Agent’s Office” means the Administrative Agent’s address and account as set forth on Schedule 10.01 or such other address or account as the Administrative Agent may from time to time notify Holdings and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Ad Valorem Tax Reserve” means an amount equal to any unpaid ad valorem taxes payable on any Inventory under the laws of the State of Texas or any such other state(s) in which such ad valorem taxes has priority by operation of law over the Lien of the Collateral Agent in any of the Collateral consisting of Eligible Inventory, as notified by the Administrative Agent to the Borrower in writing.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Indemnitee” has the meaning assigned to such term in Section 9.02(2).

“Aggregate Borrowing Base” means the sum of the U.S. Borrowing Base, the Canadian Borrowing Base, the French Borrowing Bases, the German Borrowing Bases, the Spanish Borrowing Base and the U.K. Borrowing Base.

“Agents” means the Administrative Agent and the Collateral Agent, in their respective capacities as such.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Ancillary Document” has the meaning assigned to such term in Section 10.13.

“Ancillary Extensions of Credit” means standby letters of credit, bonds, indemnitees, bank guarantees and similar instruments of credit support issued by Barclays Bank PLC and any of its Affiliates under the Ancillary Facility on behalf of the Holdings or any of its Affiliates, provided that the aggregate undrawn face amount of all Ancillary Extensions of Credit issued and outstanding and the aggregate principal amount of all payments and disbursements made by with respect to Ancillary Extensions of Credit shall not exceed $45.0 million.

“Ancillary Facility” means a standby letter of credit facility and/or other facility or facilities for the making of loans, issuing of bonds, guarantees and indemnitees and/or making other extensions of credit between Barclays Bank PLC and/or any of its Affiliates and Holdings or any of its Subsidiaries; provided that at no time shall the aggregate commitments and other amounts available under the Ancillary Facility exceed $45.0 million.

“Ancillary Facility Exposure” means, at any time, the aggregate principal amount of available commitments and credit exposure with respect to the Ancillary Facility and Ancillary Extensions of Credit (including standby letters of credit) at such time.

“Ancillary Facility Reserve” means, as of any date, the reserve the Administrative Agent determines is necessary or desirable in its Reasonable Credit Judgment related to the Ancillary Facility and any Ancillary Extensions of Credit or other obligations thereunder, in each case to reflect the maximum exposure of the Loan Parties in connection with the Ancillary Facility and any Ancillary Extensions of Credit; provided that in no event shall the Ancillary Facility Reserve be less than the aggregate commitments and other amounts available under the Ancillary Facility. As of the Restatement Agreement Effective Date, the amount of Ancillary Facility Reserve is $45.0 million.

“Annual Financial Statements” has the meaning assigned to such term in Section 5.04(1).

“Amendment No. 1” shall mean that certain Amendment No. 1 to Amended and Restated Revolving Credit Agreement, dated as of March 30, 2023, by and among Holdings, each Borrower party thereto, the other Loan Parties party thereto, the Issuing Banks party thereto, each Lender party thereto and the Administrative Agent.

“Amendment No. 1 Effective Date” shall have the meaning assigned to the term “Amendment Effective Date” in Amendment No. 1.

“AML Legislation” has the meaning assigned to such term in Section 10.28.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Holdings or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” means any applicable law relating to terrorism, trade sanctions programs and embargoes, money laundering or bribery, including AML Legislation and any regulation, or order promulgated, issued or enforced pursuant to such laws by an applicable Governmental Authority, all as amended, supplemented or replaced from time to time.

“Applicable Commitment Fee Percentage” means (1) at any time on or prior to the last day of the first full fiscal quarter ended after the Closing Date, a percentage per annum equal to 0.375%, and (2) at any time thereafter, (a) if the average daily Revolving Facility Credit Exposure (other than Revolving Facility Credit Exposure attributable to Swingline Loans) is greater than 50% of the aggregate Revolving Facility Commitments as of the most recent Adjustment Date for the prior fiscal quarter, a percentage per annum equal to 0.25% and (b) if otherwise, a percentage per annum equal to 0.375%.

“Applicable Margin” means, for any day, with respect to any Term Benchmark Revolving Loan, CDOR Revolving Loan, RFR Loan, ABR Revolving Loan or Swingline Loan, the percentages per annum determined in accordance with the pricing grid set forth below (subject to the final paragraph of this definition), based on Average Historical Excess Availability as of the most recent Adjustment Date:

Pricing Level	Average Historical Excess Availability	Applicable Margin for Term Benchmark Revolving Loans and CDsOR Revolving Loans	Applicable Margin for RFR Loans	Applicable Margin for ABR Revolving Loans or Swingline Loans
I	Greater than or equal to 66.67% of the aggregate Revolving Facility Commitments	1.50%	1.50%	0.50%
II	Less than 66.67% of the aggregate Revolving Facility Commitments and greater than or equal to 33.33% of the aggregate Revolving Facility Commitments	1.75%	1.75%	0.75%
III	Less than 33.33% of the aggregate Revolving Facility Commitments	2.00%	2.00%	1.00%

The Applicable Margin shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the Average Historical Excess Availability in accordance with the table above; provided that if any Borrowing Base Certificate delivered pursuant to this Agreement is at any time restated or otherwise revised, or if the information set forth in any such Borrowing Base Certificate otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be recalculated by the Administrative Agent at such higher rate for any applicable periods and shall be due and payable within 5 Business Days of receipt of such calculation by the Borrowers from the Administrative Agent and shall be payable only to the Lenders whose Commitments were outstanding during such period. As of the Restatement Agreement Effective Date and until the Adjustment Date immediately following the Restatement Agreement Effective Date, Pricing Level I shall apply.

For the avoidance of doubt, in determining Average Historical Excess Availability, the Revolving Facility Commitments shall not include the commitments of Barclays Bank PLC that would otherwise constitute Revolving Facility Commitments but for the reduction of the Revolving Facility Commitments of Barclays Bank PLC by the aggregate commitments and other amounts available under the Ancillary Facility.

“Applicable Parties” has the meaning assigned to such term in Section 9.04(3).

“Approved Electronic Platform” has the meaning assigned to such term in Section 9.04(1).

“Approved Fund” has the meaning assigned to such term in Section 10.04(3).

“Approved Issuer” means state, county or local development authorities and other tax-exempt entities.

“Arranger” means each of JPMCB, Citigroup Global Markets Inc., Bank of America, N.A., Barclays Bank PLC and Bank of Montreal.

“Asset Sale” means any loss, damage, destruction or condemnation of, or any sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) to any Person of any asset or assets (including by way of a Sale-Leaseback Transaction) of Holdings, the Borrowers or any Restricted Subsidiary.

“Assignee” has the meaning assigned to such term in Section 10.04(2).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and Holdings (if required by Section 10.04), substantially in the form of Exhibit A or such other form that is approved by the Administrative Agent and reasonably satisfactory to Holdings.

“Availability Period” means the period from and including the Closing Date to but excluding the earlie~~r~~st of the Amendment No. 1 Effective Date, the Maturity Date and the date of termination of the Revolving Facility Commitments.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (6) of Section 2.14.

“Available Unused Commitment” means, with respect to a Lender at any time, an amount equal to the amount by which (1) the aggregate Revolving Facility Commitments of such Lender at such time (including its Ancillary Facility Exposure) exceeds (2) the aggregate Revolving Facility Credit Exposures (other than Revolving Facility Credit Exposure attributable to Swingline Loans) of such Lender at such time (including the Ancillary Facility Exposure).

“Average Historical Excess Availability” means, at any Adjustment Date, the average daily Excess Availability for the prior fiscal quarter.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Levy” means: (a) the U.K. bank levy as set out in the Finance Act 2011, (b) the French taxe ~~bancaire de risque systémique levied pursuant to article 235 ter ZE of the French Tax Code, the French taxe~~ pour le financement du fonds de soutien aux collectivités territoriales levied pursuant to article 235 ter ZE bis of the French Tax Code, (~~c~~b) the German bank levy as set out in the German Bank Restructuring Fund Act 2010 (Restrukturierungs Fondsgesetz, Fed. Law Gazette 1 2010, p.1900), (~~d~~c) the Dutch bank levy act as set out in the Wet Bankenbelasting as approved by the Dutch parliament on 10 July 2012 (as amended) ~~and~~, (~~e~~d) the Spanish bank levy (Impuesto sobre los Depósitos en las Entidades de Crédito) as set out in the Law 16/2012 of 27 December 2012~~,~~ and (~~f~~e) any tax in any jurisdiction levied on a similar basis or for a similar purpose as any tax referred to in (a) to (~~e~~f) above or any financial activities taxes (or other taxes) of a kind contemplated in the European Commission consultation paper on financial sector taxation dated 22 February 2011 or the Single Resolution Mechanism set up by EU Regulation n°806/2014 of July 15, 2014.

“Benchmark” means, initially, with respect to any (i) RFR Loan in any currency, the applicable Relevant Rate for such currency or (ii) Term Benchmark Loan, the Relevant Rate for such currency; provided that if a Benchmark Transition Event, ~~a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its~~and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (2) or clause (3) of Section 2.14.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in a currency other than Dollars ~~or in the case of an Other Benchmark Rate Election~~, “Benchmark Replacement” shall mean the alternative set forth in (~~3~~2) below:

~~(1)            in the case of any Loan denominated in Dollars, the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;~~

(~~2~~1)      in the case of any Loan denominated in Dollars, ~~the sum of: (a)~~Adjusted Daily Simple SOFR ~~and (b) the related Benchmark Replacement Adjustment~~;

(~~3~~2)      the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and Holdings as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable currency at such time in the United States and (b) the related Benchmark Replacement Adjustment;

~~provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, in the case of clause (3), when such clause is used to determine the Benchmark Replacement in connection with the occurrence of an Other Benchmark Rate Election, the alternate benchmark rate selected by the Administrative Agent and Holdings shall be the term benchmark rate that is used in lieu of a LIBOR-based rate in the relevant other Dollar-denominated syndicated credit facilities; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice,  on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).~~

If the Benchmark Replacement as determined pursuant to clause (1)~~,~~ or (2~~) or (3~~) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement~~:~~

, the spread adjustment, or method for recalculating or determining such spread adjustment (which may be a positive or a negative value or zero) ~~(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:~~

~~(a)            the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;~~

~~(b)            the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and~~

~~(2)            for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero)~~ that has been selected by the Administrative Agent and Holdings for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable currency at such time~~;~~.

~~provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.~~

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Revolving Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,”, the definition of “U.S. Government Securities Business Day”, the definition of “RFR Business Day”, the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with Holdings) from time to time may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides (in consultation with Holdings) is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)            in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)            in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date~~;~~.

~~(3)            in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and Holdings pursuant to Section 2.14(3); or~~

~~(4)            in the case of an Early Opt-in Election or an Other Benchmark Rate Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Lenders, written notice of objection to such Early Opt-in Election or Other Benchmark Rate Election, as applicable, from Lenders comprising the Required Lenders.~~

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Blocked Account” means any Deposit Account other than an Excluded Account.

“Blocked Account Agreement’ shall mean a Deposit Account control agreement to be executed by each institution maintaining a Deposit Account (other than an Excluded Account) for any Loan Party, in each case as required by and in accordance with the terms of Section 5.11 (or any similar agreements, documentation or requirement reasonably necessary, as determined by the Administrative Agent in its reasonable discretion, to perfect the security interest of any Collateral Agent or effect control over the relevant Deposit Accounts).

“Below Threshold Asset Sale Proceeds” means the cash proceeds of Asset Sales involving aggregate consideration of $5.0 million or less.

“Beneficial Owner” has the meaning given to that term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will not be deemed to have beneficial ownership of any securities that such “person” has the right to acquire or vote only upon the happening of any future event or contingency (including the passage of time) that has not yet occurred. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means, as to any Person, the board of directors, board of managers or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors, board of managers or other governing body of such entity, and the term “directors” means members of the Board of Directors.

“Borrower” and “Borrowers” have the respective meanings assigned to such terms in the recitals to this Agreement. Unless the context requires otherwise, each reference herein or in any other Loan Document to a determination made by a Borrower or the Borrowers, means and is a reference to a determination by Holdings.

“Borrower Materials” has the meaning assigned to such term in Section 9.04(1).

“Borrowing” means a group of Loans of a single Type made on a single date and, in the case of Term Benchmark Loans or CDOR Rate Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means the U.S. Borrowing Base, the Canadian Borrowing Base, the French Borrowing Bases, the German Borrowing Bases, the Spanish Borrowing Base, the U.K. Borrowing Base and/or the Aggregate Borrowing Base, as the context may require.

“Borrowing Base Certificate” means a certificate by a Responsible Officer of Holdings, substantially in the form of Exhibit B (or another form acceptable to the Administrative Agent and Holdings) setting forth the calculation of the U.S. Borrowing Base, the Canadian Borrowing Base, the French Borrowing Bases, the German Borrowing Bases, the Spanish Borrowing Base and the U.K. Borrowing Base, including a calculation of each component thereof (including, to the extent Borrowers have received notice of any such Reserve from the Administrative Agent, any of the Reserves included in such calculation), all in such detail as is reasonably satisfactory to the Administrative Agent. All calculations of each Borrowing Base in connection with the preparation of any Borrowing Base Certificate will be made by Holdings and certified to the Administrative Agent.

“Borrowing Minimum” means (i) with respect to Borrowings denominated in Dollars, $1,000,000 in the case of ABR Borrowings and $5,000,000 in the case of Term Benchmark Borrowings, (ii) with respect to Borrowings denominated in Canadian Dollars, $CDN 1,000,000 in the case of ABR Borrowings and $CDN 5,000,000 in the case of CDOR Rate Borrowings, (iii) with respect to Borrowings denominated in Euros, €5,000,000 and (iv) with respect to Borrowings denominated in Sterling, £5,000,000.

“Borrowing Multiple” means (i) with respect to Borrowings denominated in Dollars, $1,000,000, (ii) with respect to Borrowings denominated in Canadian Dollars, $CDN 1,000,000, (iii) with respect to Borrowings denominated in Euros, €1,000,000 and (iv) with respect to Borrowings denominated in Sterling, £1,000,000.

“Borrowing Request” means a request by the applicable Borrower in accordance with the terms of Section 2.03.

“Budget” has the meaning assigned to such term in Section 5.04(5).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that when used in connection with ~~a Term Benchmark Loan~~Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, the term “Business Day” ~~also excludes any day on which banks are not open for dealings in deposits in the London interbank market~~means any such day that is only a U.S. Government Securities Business day; provided, further that when used in connection with a Canadian Revolving Loan, the term “Business Day” also excludes any day on which banks are not open for dealings in deposits in Toronto, Ontario, Canada; provided, further that when used in connection with any date for the payment or purchase of Euros, the term “Business Day” also excludes any day on which TARGET2 is not open for the settlement of payments in Euros or banks are not open for general business in London.

“CAM” shall mean the mechanism for the allocation and exchange of interests in Loans, participations in Letters of Credit and Swingline Loans and other extensions of credit and collections thereunder established under Section 2.18(7).

“CAM Exchange” shall mean the exchange of the Lender’s interests provided for in Section 2.18(7).

“CAM Exchange Date” shall mean the first date on which there shall occur (a) any event referred to in clause (8) or (9) of Section 8.01 in respect of Holdings or any Borrower or (b) an acceleration of Loans and termination of the Commitments pursuant to Section 8.01.

“CAM Percentage” shall mean, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Dollar Equivalent (determined on the basis of Spot Rates prevailing on the CAM Exchange Date) of the sum, without duplication, of (i) the Obligations owed to such Lender (whether or not at the time due and payable), (ii) the Revolving L/C Exposure of such Lender and (iii) the Swingline Exposure of such Lender, in each case immediately prior to the occurrence of the CAM Exchange Date, and (b) the denominator shall be the aggregate Dollar Equivalent (determined on the basis of Spot Rates prevailing on the CAM Exchange Date) of the sum, without duplication, of (A) the Obligations owed to all the Lenders (whether or not at the time due and payable), (B) the Revolving L/C Exposure and (iii) the Swingline Exposure, in each case immediately prior to the occurrence of the CAM Exchange Date; provided that, for purposes of clause (a) above, the Obligations owed to the Swingline Lender will be deemed not to include any Swingline Loans except to the extent provided in clause (a)(iii) above.

“Canadian ABR” means, on any day, the rate determined by the Administrative Agent to be the higher of (i) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (ii) the average rate for thirty (30) day Canadian Dollar bankers’ acceptances that appears on the Reuters Screen CDOR Page (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion) at 10:15 a.m. Toronto time on such day, plus 1% per annum; provided, that if any the above rates shall be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement. Any change in the Canadian ABR due to a change in the PRIMCAN Index or the CDOR shall be effective from and including the effective date of such change in the PRIMCAN Index or CDOR, respectively.

“Canadian Blocked Person” means any Person that is a “designated person”, “politically exposed foreign person” or “terrorist group” as described in any Canadian Economic Sanctions and Export Control Laws.

“Canadian Borrower” and “Canadian Borrowers” have the respective meanings assigned to such terms in the recitals hereto.

“Canadian Borrower Line Cap” means, at any time, the lesser of (1) the aggregate amount of U.S./Canadian Revolving Facility Commitments and (2) the Canadian Borrowing Base then in effect.

“Canadian Borrowing Base” means, at any time, the sum of:

(1)            (x) 85% of the Eligible Accounts (other than Eligible Investment Grade Accounts) owned by the Canadian Borrowers or the Canadian Guarantors plus (y) 90% of the Eligible Investment Grade Accounts owned by the Canadian Borrowers or the Canadian Guarantors; plus

(2)            the lesser of (i) 70% of the Cost of Eligible Inventory owned by the Canadian Borrowers or the Canadian Guarantors and (ii) 85% of the Net Orderly Liquidation Value of Eligible Inventory owned by the Canadian Borrowers or the Canadian Guarantors; plus

(3)            At the option of the Canadian Borrowers, 100% of Qualified Cash of the Canadian Borrowers or Canadian Guarantors; provided, that, at any time, the aggregate amount of Qualified Cash included in the Canadian Borrowing Base, together with the aggregate amount of Qualified Cash included in the U.S. Borrowing Base, shall not exceed $15.0 million; plus

(4)            the positive amount, if any, by which the U.S. Borrowing Base (after giving effect to any amount of the U.S. Borrowing Base included in any other Borrowing Base (other than the U.S. Borrowing Base)) exceeds the U.S. Revolving Facility Credit Exposure; less

(5)            Reserves.

Notwithstanding anything to the contrary contained herein, any Acquired Asset ABL Priority Collateral owned by a Canadian Borrower or a Canadian Guarantor will immediately be included in the Canadian Borrowing Base at a value equal to the Acquired Asset Borrowing Base Calculation thereof; provided, that if the Borrowers have not delivered, at their expense, a customary field examination and inventory appraisal reasonably acceptable to Administrative Agent within 90 days of the acquisition of such Acquired Asset ABL Priority Collateral (or such longer period as the Administrative Agent may reasonably agree), such Acquired Asset ABL Priority Collateral will cease to be eligible for inclusion in the Canadian Borrowing Base.

“Canadian Defined Benefit Plan” shall mean a pension plan for the purposes of any applicable pension benefits standards statute or regulation in Canada, which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Canadian Dollar Equivalent” shall mean, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in Canadian Dollars, determined by Administrative Agent on the basis of the Spot Rate for the purchase of Canadian Dollars with Dollars.

“Canadian Dollars” or “$CDN” refers to the lawful money of Canada.

“Canadian Economic Sanctions and Export Control Laws” means any Canadian laws, regulations or orders governing transactions in controlled goods or technologies or dealings with countries, entities, organizations, or individuals subject to economic sanctions and similar measures, including the Special Economic Measures Act (Canada), the United Nations Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), Part II.1 of the Criminal Code (Canada) and the Export and Import Permits Act (Canada), and any related regulations.

“Canadian Guarantor” means (1) each Wholly Owned Subsidiary of Holdings organized under the laws of Canada or any province or territory of Canada (other than any Excluded Subsidiary) on the Closing Date and (2) each Wholly Owned Subsidiary of Holdings organized under the laws of Canada or any province or territory of Canada that becomes, or is required to become, a party to the Canadian Security Documents after the Closing Date pursuant to Section 5.10.

“Canadian Issuing Bank Fees” has the meaning assigned to such term pursuant to Section 2.12(3).

“Canadian L/C Participation Fee” has the meaning assigned to such term pursuant to Section 2.12(3).

“Canadian Loan Parties” means the Canadian Borrowers and the Canadian Guarantors.

“Canadian Obligations” means:

(1)            all amounts owing to any Agent, any Issuing Bank or any Lender from a Canadian Borrower or Canadian Guarantor pursuant to the terms of this Agreement or any other Loan Document, including all interest and expenses accrued or accruing (or that would, absent the commencement of an insolvency or liquidation proceeding, accrue) after the commencement by or against any Canadian Borrower or Canadian Guarantor of any proceeding under Title 11 of the United States Code, as now constituted or hereafter amended, the Companies’ Creditors Arrangement Act, the Bankruptcy and Insolvency Act, the Winding Up Act of Canada, or any other federal, state, province, territory or foreign bankruptcy, insolvency, receivership or similar law naming such Canadian Borrower or Canadian Guarantor as the debtor in such proceeding, in accordance with and at the rate specified in this Agreement, whether or not the claim for such interest or expense is allowed or allowable as a claim in such proceeding;

(1)            all amounts owing from a Canadian Borrower or Canadian Guarantor to any Qualified Counterparty under any Specified Hedge Agreement;

(2)            any obligations owing from a Canadian Borrower or a Canadian Guarantor pursuant to the Ancillary Facility and any Ancillary Extensions of Credit thereunder; and

(3)            any Cash Management Obligations of any Canadian Borrower or Canadian Guarantor;

provided that:

(a)            the Obligations of any Canadian Borrower or Canadian Guarantor under any Specified Hedge Agreement, Cash Management Obligations and under any Ancillary Extensions of Credit will be secured and Guaranteed pursuant to the Canadian Security Documents and the Guaranty as provided by the Canadian Loan Party only to the extent that, and for so long as, the other Canadian Obligations are so secured and Guaranteed; and

(b)            any release of Collateral or Guarantors effected in the manner permitted by this Agreement, the Guaranty or any Canadian Security Document will not require the consent of any Cash Management Bank, Qualified Counterparty or party to the Ancillary Facility or any Ancillary Extension of Credit thereunder pursuant to any Loan Document.

“Canadian Obligations Guarantors” means each Loan Party which has provided a guaranty of the Canadian Obligations pursuant to the Guaranty (and subject to the limitations set forth therein, in each case excluding any Excluded Subsidiary and subject to the Guaranty and Security Prinicples.

“Canadian Overadvance” has the meaning assigned to such term in Section 2.01(2).

“Canadian Pension Plan” shall mean any pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to, or to which there is or may be an obligation to contribute, by a Loan Party, for its employees or former employees, but does not include the Canada Pension Plan or the Québec Pension Plan as maintained by the Government of Canada or the Province of Québec, respectively, or any similar plan maintained by any other province.

“Canadian Protective Advance” has the meaning assigned to such term in Section 2.01(3).

“Canadian Qualified Lender” means Alberta Treasury Branches or a financial institution that is listed on Schedule I, II, or III of the Bank Act (Canada), has received an approval to have a financial establishment in Canada pursuant to Section 522.21 of the Bank Act (Canada) or is not a foreign bank for purposes of the Bank Act (Canada).

“Canadian Revolving Facility Credit Exposure” means, at any time, the sum of the following amounts:

(1)            the aggregate principal amount of the U.S./Canadian Revolving Loans made to the Canadian Borrowers outstanding at such time; and

(1)            the Canadian Revolving L/C Exposure with respect to Letters of Credit issued on behalf of Canadian Borrowers at such time.

The Canadian Revolving Facility Credit Exposure of any Revolving Lender at any time will be, subject to adjustment as expressly provided in Section 2.23, the product of (a) such Revolving Lender’s U.S./Canadian Revolving Facility Percentage and (b) the aggregate Canadian Revolving Facility Credit Exposure of all Revolving Lenders, collectively, at such time.

“Canadian Revolving L/C Exposure” means at any time the sum of (1) the aggregate undrawn face amount of all U.S./Canadian Letters of Credit issued on behalf of the Canadian Borrowers outstanding at such time and (2) the aggregate principal amount of all U.S./Canadian L/C Disbursements made with respect to U.S./Canadian Letters of Credit issued on behalf of the Canadian Borrowers that have not yet been reimbursed at such time. The Canadian Revolving L/C Exposure of any Revolving Lender at any time will mean its U.S./Canadian Revolving Facility Percentage of the aggregate Canadian Revolving L/C Exposure at such time. For all purposes of this Agreement, if on any date of determination a U.S./Canadian Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standard Practices, International Chamber of Commerce No. 590, such U.S./Canadian Letter of Credit will be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a U.S./Canadian Letter of Credit at any time will be deemed to be the stated amount of such U.S./Canadian Letter of Credit in effect at such time; provided that, with respect to any U.S./Canadian Letter of Credit that by its terms or the terms of any document related thereto provides for one or more automatic increases in the stated amount thereof, the amount of such U.S./Canadian Letter of Credit will be deemed to be the maximum stated amount of such U.S./Canadian Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Canadian Security Documents” means the collective reference to those documents on Schedule 1.01(3) governed by the laws of Canada or a province or territory thereof and each of the security agreements and other instruments and documents executed and delivered by any Canadian Loan Party pursuant thereto or pursuant to Section 5.10.

“Capital Expenditures” means, for any period, the aggregate of all expenditures incurred by Holdings and the Restricted Subsidiaries during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the consolidated statement of cash flows of Holdings and the Restricted Subsidiaries for such period; provided that Capital Expenditures will not include:

(1)            expenditures to the extent they are made with (a) Equity Interests of any Parent Entity or (b) proceeds of the issuance of Equity Interests of, or a cash capital contribution to, Holdings after the Closing Date;

(2)            expenditures with proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of Holdings and its Subsidiaries;

(3)            expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding Holdings and any Restricted Subsidiary) and for which none of Holdings or any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period) (it being understood that notwithstanding the foregoing, landlord financed improvements to leased real properties shall be excluded from “Capital Expenditures” pursuant to this clause (3));

(4)            the book value of any asset owned by Holdings or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a Capital Expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that any expenditure necessary in order to permit such asset to be reused will be included as a Capital Expenditure during the period that such expenditure is actually made;

(5)            the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (a) used or surplus equipment traded in at the time of such purchase or (b) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business;

(6)            Investments in respect of a Permitted Acquisition;

(7)            the Transactions; or

(8)            the purchase of property, plant or equipment made within 15 months of the sale of any asset (other than inventory) to the extent purchased with the proceeds of Asset Sales (or, if not made within such period of 15 months, to the extent committed to be made during such period and actually made within a three-year period of such Asset Sale) that are not required to be applied to prepay Term Loans pursuant to Section 2.08 of the Term Loan Credit Agreement; or

(9)            expenditures related to the rebuild of Venator P&A Finland Oy’s facility in Pori, Finland.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other similar arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for purposes hereof, the amount of such obligations at any time will be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock” means:

(1)            in the case of a corporation or a company, corporate stock or share capital;

(2)            in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)            in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)            any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Captive Insurance Company” means a Subsidiary of Holdings created solely for providing self-insurance for Holdings and its Subsidiaries and engaging in no other activities other than activities ancillary thereto and necessary for the maintenance of corporate existence.

“Cash Equivalents” means:

(1)            Dollars, Canadian Dollars, Japanese yen, Sterling, Euros or any other national currency of any participating member of the European Union or, in the case of any Foreign Subsidiary, any local currencies held by it from time to time in the ordinary course of business and not for speculation;

(2)            direct obligations of the United States of America, the United Kingdom or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America, the United Kingdom or any member of the European Union or any agency thereof, in each case, with maturities not exceeding two years;

(3)            time deposits, eurodollar time deposits, certificates of deposit and money market deposits, in each case, with maturities not exceeding one year from the date of acquisition thereof, and overnight bank deposits, in each case, with any commercial bank having capital, surplus and undivided profits of not less than $250.0 million;

(4)            repurchase obligations for underlying securities of the types described in clauses (2) and (3) above and clause (6) below entered into with a bank meeting the qualifications described in clause (3) above;

(5)            commercial paper or variable or fixed rate notes maturing not more than one year after the date of acquisition issued by a corporation rated at least “P-1” by Moody’s or “A-1” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(6)            securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(7)            Indebtedness issued by Persons with a rating of at least “A 2” by Moody’s or “A” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency), in each case, with maturities not exceeding one year from the date of acquisition, and marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(8)            Investments in money market funds with average maturities of 12 months or less from the date of acquisition that are rated “Aaa3” by Moody’s and “AAA” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(9)            instruments equivalent to those referred to in clauses (1) through (8) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above customarily utilized in the countries where any such Restricted Subsidiary is located or in which such Investment is made; and

(10)            shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (1) through (9) above.

“Cash Dominion Period” means the period commencing upon the occurrence of, and continuing during the continuation of, a Liquidity Condition or any Designated Event of Default. Once commenced, a Cash Dominion Period will continue until such Liquidity Condition or Designated Event of Default has been cured or waived or is no longer continuing, as applicable.

“Cash Management Bank” means any provider of Cash Management Services that, at the time such Cash Management Obligations were entered into or, if entered into prior to the Closing Date, on the Closing Date, was the Administrative Agent, a Lender or an Affiliate of the foregoing.

“Cash Management Obligations” means obligations owed by any Loan Party to any Cash Management Bank in respect of or in connection with Cash Management Services and designated by the Cash Management Bank Holdings in writing to the Administrative Agent as “Cash Management Obligations” under this Agreement.

“Cash Management Services” means any treasury, depository, pooling, netting, overdraft, stored value card, purchase card (including so called “procurement card” or “P-card”), debit card, credit card, cash management, supply chain finance services (including, without limitation, trade payable services and supplier accounts receivables purchases) and similar services, merchant services constituting a line of credit and any automated clearing house transfer of funds.

“CDOR Rate” means, for the relevant Interest Period, the annual rate of interest equal to the average rate applicable to Canadian dollar Canadian bankers’ acceptances for the applicable period that appears on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion), rounded to the nearest 1/100th of 1% (with .005% being rounded up), as of 10:15 a.m. Toronto local time on the first day of such Interest Period and, if such day is not a business day, then on the immediately preceding business day (as adjusted by the Administrative Agent after 10:15 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest); provided, that, if the CDOR Rate shall be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.

“CDOR Rate Borrowing” means a Borrowing comprised of CDOR Rate Loans.

“CDOR Rate Loan” means a Revolving Loan denominated in Canadian Dollars bearing interest at a rate determined by reference to the CDOR Rate.

“Central Bank Rate” means, (A) the greater of (i) for any Loan denominated in (a) Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, (c) Canadian Dollars, a central bank rate as determined by the Administrative Agent in its reasonable discretion, and (d) any other currency other than Dollars, a central bank rate as determined by the Administrative Agent in its reasonable discretion and (ii) 0.00%; plus (B) the applicable Central Bank Rate Adjustment.

“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of SONIA for the five most recent RFR Business Days preceding such day for which SONIA was available (excluding, from such averaging, the highest and the lowest SONIA applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period, (c) Canadian Dollars, as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition and (d) any other currency (other than Dollars), a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in the applicable currency for a maturity of one month (or, in the event the EURIBOR Screen Rate for deposits in the applicable currency is not available for such maturity of one month, shall be based on the EURIBOR Interpolated Rate as of such time); provided that if such rate shall be less than 0.00%, such rate shall be deemed to be 0.00%.

“CFC” means any “controlled foreign corporation” within the meaning of Section 957 of the Code owned by a Domestic Subsidiary.

A “Change in Control” will be deemed to occur if, at any time:

(1)            any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, but excluding any employee benefit plan of such Person and its subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, acquires Beneficial Ownership of Voting Stock of Holdings representing more than 50% of the aggregate ordinary voting power for the election of directors represented by the issued and outstanding Equity Interests of Holdings (determined on a fully diluted basis but without giving effect to contingent voting rights that have not yet vested), unless the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint (and do so designate, nominate or appoint) a majority of the Board of Directors of the Borrower; provided that to the extent the definition of “Change of Control” (or any similar term) in the Term Loan Credit Agreement, the Senior Notes Indenture and/or the Senior Secured Notes Indenture provides that a “Change of Control” shall have occurred if any person or group (other than Permitted Holders) acquires Beneficial Ownership of Voting Stock of Holdings at a threshold less than 50% of the aggregate ordinary voting power for the election of directors represented by the issued and outstanding Equity Interests of Holdings, the reference to “50%” in this clause (1) shall be deemed to be such lower amount, but in any event not to be less than 40%; or

(2)            Holdings ceases to Beneficially Own, directly or indirectly, 100% of the issued and outstanding Equity Interests of Lux Parent or U.S. Parent, other than as a result of a transaction permitted hereunder.

“Change in Law” means:

(1)            the adoption of any law, treaty, rule or regulation after the Closing Date;

(2)            any change in law, treaty, rule or regulation or in the interpretation, administration, implementation or application thereof by any Governmental Authority after the Closing Date; or

(3)            compliance by any Lender (or, for purposes of Section 2.15(2), by any Lending Office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority, made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, in each case will be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated or issued.

“Charges” has the meaning assigned to such term in Section 10.09.

“Clariant” means Clariant Ltd, a Swiss corporation, and any successors thereto.

“Class” means (1) when used with respect to Revolving Facility Commitments, refers to whether such Revolving Facility Commitments are U.S./Canadian Revolving Facility Commitments, European Revolving Facility Commitments, French Revolving Facility Commitments, or Incremental Commitments (of the same tranche) or Extended Commitments (of the same tranche), (2) when used with respect to Loans or Borrowings, refers to whether such Loans or the Loans comprising such Borrowing are U.S./Canadian Revolving Loans, European Revolving Loans, French Revolving Loans or loans in respect of the same Class of Revolving Facility Commitments or Swingline Loans, and (3) when used with respect to Letters of Credit, refers to whether such Letters of Credit are U.S./Canadian Letters of Credit, European Letters of Credit, French Letters of Credit or Letters of Credit issued pursuant to the same Class of Revolving Facility Commitments.

“Closing Date” means the date on which the conditions precedent set forth in Section 4.02 are satisfied (or waived in accordance with Section 10.08), which date is August 8, 2017.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended (unless as specifically provided otherwise).

“Collateral” means all property that is subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties (including in accordance with Section 6 (Parallel Debt, Covenants to pay the Common Collateral Agent) of the Intercreditor Agreement) pursuant to any Security Document; provided, however, that the Collateral shall not include (i) any U.S. Excluded Assets, (ii) any Excluded Pension Assets or (iii) any assets that would be excluded pursuant to the Guaranty and Security Principles.

“Collateral Access Agreement” means a landlord waiver or other agreement, in a form as shall be reasonably satisfactory to the Collateral Agent, between the Collateral Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any premises where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, or otherwise modified from time to time.

“Collateral Agent” means JPMCB, in its capacity as Collateral Agent for itself and the other Secured Parties (including in accordance with Section 6 (Parallel Debt, Covenants to pay the Common Collateral Agent) of the Intercreditor Agreement), and any duly appointed successor in that capacity or, as applicable, such branches or affiliates of JPMCB as it shall from time to time designate for the purpose of performing its obligations hereunder in such capacities and any duly appointed successor in such capacities.

“Collection Account” shall mean any Deposit Account into which proceeds of Accounts of any Loan Party other than a U.S. Loan Party or Canadian Loan Party are deposited.

“COMI” means the centre of main interests (as that term is used in Article 3(1) of the EU Insolvency Regulation).

“Commitment Fee” has the meaning assigned to such term in Section 2.12(1).

“Commitment” means (1) with respect to each Lender, such Lender’s Revolving Facility Commitments, (2) with respect to the Swingline Lender, its Swingline Commitments and (3) with respect to any Issuing Bank, its Letter of Credit Commitments. On the Restatement Agreement Effective Date, the aggregate amount of Commitments is $330.0 million. Other than for purposes of Section 10.08, the determination of Required Lenders and Supermajority Revolving Lenders and as otherwise set forth herein, the Commitment of Barclays Bank PLC shall be reduced by the aggregate commitments and other amounts available to the Loan Parties under the Ancillary Facility.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Debt” means, as of any date, the sum (without duplication) of all Indebtedness (other than letters of credit or bank guarantees, to the extent undrawn) consisting of Capital Lease Obligations, Indebtedness for borrowed money, Disqualified Stock and Indebtedness in respect of the deferred purchase price of property or services of Holdings and the Restricted Subsidiaries and all Guarantees of the foregoing, determined on a consolidated basis in accordance with GAAP, based upon the most recent quarter-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income of Holdings for such period:

(1)            increased, in each case to the extent deducted in calculating such Consolidated Net Income (and without duplication), by:

(a)            provision for taxes based on income, profits or capital, including state, franchise, excise and similar taxes and foreign withholding taxes paid or accrued, including any penalties and interest relating to any tax examinations, and state taxes in lieu of business fees (including business license fees) and payroll tax credits, income tax credits and similar tax credits, and including an amount equal to the amount of tax distributions actually made to the holders of Equity Interests of Holdings or any Parent Entity in respect of such period (in each case, to the extent attributable to the operations of Holdings and its Subsidiaries), which will be included as though such amounts had been paid as income taxes directly by Holdings; plus

(b)            Consolidated Interest Expense; plus

(c)            cash dividend payments (excluding items eliminated in consolidation) on any Disqualified Stock of Holdings or any Restricted Subsidiary; plus

(d)            all depreciation and amortization charges and expenses; plus

(e)            all

(i)            losses, charges and expenses relating to the Transactions;

(ii)           transaction fees, costs and expenses incurred in connection with the consummation of any transaction that is out of the ordinary course of business (or any transaction proposed but not consummated) permitted under this Agreement, including equity issuances, investments, acquisitions, dispositions, recapitalizations, mergers, amalgamations, option buyouts and the incurrence, modification or repayment of Indebtedness permitted to be incurred under this Agreement (including any Permitted Refinancing Indebtedness in respect thereof) or any amendments, waivers or other modifications under the agreements relating to such Indebtedness or similar transactions; and

(iii)          without duplication of any of the foregoing, non-operating or non-recurring professional fees, costs and expenses for such period; plus

(f)            any expense or deduction attributable to minority Equity Interests of third parties in any Restricted Subsidiary that is not a Wholly Owned Subsidiary of Holdings; plus

(g)            the amount of management, monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities, charges and expenses paid or accrued to or on behalf of any Parent Entity (other than Holdings) or any of the Permitted Holders, in each case, to the extent permitted by Section 6.07; plus

(h)            earn-out obligations incurred in connection with any Permitted Acquisition or other Investment and paid or accrued during such period; plus

(i)             all charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Equity Interests held by officers or employees of Holdings and its Subsidiaries and all losses, charges and expenses related to payments made to holders of options or other derivative Equity Interests in the common equity of any Parent Entity in connection with, or as a result of, any distribution being made to equityholders of such Person or any of its direct or indirect parents, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution; plus

(j)             all non-cash losses, charges and expenses, including any write-offs or write-downs; provided that if any such non-cash charge represents an accrual or reserve for potential cash items in any future four-fiscal quarter period (i) Holdings may determine not to add back such non-cash charge in the period for which Consolidated EBITDA is being calculated and (ii) to the extent Holdings does decide to add back such non-cash charge, the cash payment in respect thereof in such future four-fiscal quarter period will be subtracted from Consolidated EBITDA for such future four-fiscal quarter period; plus

(k)            without duplication, cost savings, operating expense reductions and cost synergies in connection with all events and transactions described in the definition of “Pro Forma Basis” (provided that, in all such cases, any such addbacks that are pro forma cost savings, operating expense reductions and cost synergies shall be subject to the limitations described in the definition of “Pro Forma Basis”); plus

(l)             non-recurring incremental costs arising out of the temporary interruption of the supply of goods to Holdings and its Subsidiaries; plus

(m)            charges resulting from the write-off of capital expenditures arising from the cancellation of project or design plans; and

(2)            decreased, without duplication and to the extent increasing such Consolidated Net Income for such period, by non-cash gains (excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that were deducted (and not added back) in the calculation of Consolidated EBITDA for any prior period ending after the Closing Date).

For the purposes of determining the First Lien Net Leverage Ratio, the Interest Coverage Ratio, the Fixed Charge Coverage Ratio or the Total Net Leverage Ratio for any relevant period, Consolidated EBITDA shall be deemed to equal (a) $32.0 million for the fiscal quarter ended June 30, 2016, (b) $35.0 million for the fiscal quarter ended September 30, 2016, (c) $49.0 million for the fiscal quarter ended December 31, 2016 and (d) $72.0 million for the fiscal quarter ended March 31, 2017 (it being understood that such amounts are subject to adjustments, as and to the extent otherwise contemplated in this Agreement, any calculation on a Pro Forma Basis).

“Consolidated First Lien Net Debt” means, as of any date, all Consolidated Debt as of such date that is (1) secured by a Lien on the ABL Priority Collateral that is senior to or pari passu with the Lien securing the Obligations or (2) secured by a Lien on the Term Priority Collateral that is pari passu with the Lien securing the Term Loan Obligations, plus Capital Lease Obligations, minus all Unrestricted Cash as of such date, in each case, determined on a consolidated basis in accordance with GAAP based upon the most recent quarter-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis; provided that for purposes of calculating the amount of Consolidated First Lien Net Debt with respect to any Indebtedness being incurred in reliance on compliance with any financial ratio-based incurrence test, Unrestricted Cash will not include any proceeds received from such Indebtedness. For the avoidance of doubt, the Obligations and the Indebtedness in respect of the Term Loan Credit Agreement will constitute Consolidated First Lien Net Debt.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1)            the aggregate interest expense of such Person and its Restricted Subsidiaries for such period, calculated on a consolidated basis in accordance with GAAP, to the extent such expense was deducted in computing Consolidated Net Income (including pay-in-kind interest payments, amortization of original issue discount, the interest component of Capital Lease Obligations and net payments and receipts (if any) pursuant to Hedge Agreements relating to interest rates (other than in connection with the early termination thereof) but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of hedging obligations, all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge, commitment or other financing fees, and all discounts, commissions, fees and other charges associated with any Receivables Facility); plus

(2)            consolidated capitalized interest of the referent Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(3)            any amounts paid or payable in respect of interest on Indebtedness the proceeds of which have been contributed to the referent Person and that has been Guaranteed by the referent Person; less

(4)            interest income of the referent Person and its Restricted Subsidiaries for such period;

provided that when determining Consolidated Interest Expense in respect of any four-quarter period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense will be calculated by multiplying the aggregate Consolidated Interest Expense accrued since the Closing Date by 365 and then dividing such product by the number of days from and including the Closing Date to and including the last day of such period. For purposes of this definition, interest on Capital Lease Obligations will be deemed to accrue at the interest rate reasonably determined by Holdings to be the rate of interest implicit in such Capital Lease Obligations in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income (or loss) of such Person and its Restricted Subsidiaries for such period, calculated on a consolidated basis in accordance with GAAP (with such net income (or loss) being calculated after deducting the amounts for such period described in clause (1)(a) of the definition of “Consolidated EBITDA”, if any) and before any deduction for preferred stock dividends; provided that:

(1)            all net after-tax extraordinary, nonrecurring or unusual gains, losses, income, expenses and charges, and in any event including, without limitation, all restructuring, severance, relocation, retention, consolidation, integration or other similar charges and expenses, contract termination costs, litigation costs, excess pension charges, system establishment charges, start-up or closure or transition costs, expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to curtailments or modifications to pension and post-retirement employee benefit plans in connection with the Transactions or otherwise, expenses associated with strategic initiatives, facilities shutdown and opening and pre-opening costs and expenses (including pre-opening and opening of facilities and all income, loss, charges and expenses associated with facilities closed in any period, or scheduled for closure within 12 months of the date on which Consolidated Net Income is being calculated), and any fees, expenses, charges or change in control payments related to the Transactions or otherwise (including any transition-related expenses incurred before, on or after the Closing Date), will be excluded;

(2)            all net after-tax income, loss, expense or charge from abandoned, closed or discontinued operations and any net after-tax gain or loss on the disposal of abandoned, closed or discontinued operations will be excluded;

(3)            all net after-tax gain, loss, expense or charge attributable to business dispositions and asset dispositions other than in the ordinary course of business (as determined in good faith by Holdings) will be excluded;

(4)            all net after-tax income, loss, expense or charge attributable to the early extinguishment or cancellation of Indebtedness, Hedge Agreements or other derivative instruments will be excluded;

(5)            all non-cash gain, loss, expense or charge attributable to the movement in the mark-to-market valuation of Hedge Agreements or other derivative instruments will be excluded;

(6)            (a) the net income for such period of any Person that is not a Restricted Subsidiary of the referent Person, or that is accounted for by the equity method of accounting, will be included only to the extent of the amount of dividends or distributions or other payments are or are permitted to be paid in cash (or converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period; and (b) the net income for such period will include any ordinary course dividends, distributions or other payments in cash received from any such Person during such period in excess of the amounts included in clause (a) hereof;

(7)            the cumulative effect of a change in accounting principles during such period will be excluded;

(8)            the effects of purchase accounting, fair value accounting or recapitalization accounting adjustments (including the effects of such adjustments pushed down to the referent Person and its Restricted Subsidiaries) resulting from the application of purchase accounting, fair value accounting or recapitalization accounting in relation to any acquisition consummated before or after the Closing Date, and the amortization, write-down or write-off of any amounts thereof, net of taxes, will be excluded;

(9)            all non-cash impairment charges and asset write-ups, write-downs and write-offs will be excluded;

(10)          all non-cash expenses realized in connection with or resulting from stock option plans, employee benefit plans or agreements or post-employment benefit plans or agreements, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other similar rights will be excluded;

(11)          any costs or expenses incurred in connection with the payment of dividend equivalent rights to option holders pursuant to any management equity plan, stock option plan or any other management or employee benefit plan or agreement or post-employment benefit plan or agreement will be excluded;

(12)           accruals and reserves for liabilities or expenses that are established or adjusted as a result of the Transactions within 18 months after the Closing Date will be excluded;

(13)          all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge, commitment or other financing fees, will be excluded;

(14)          any currency translation gains and losses related to changes in currency exchange rates (including remeasurements of Indebtedness and any net loss or gain resulting from Hedge Agreements for currency exchange risk), will be excluded;

(15)          [reserved];

(16)          expenses and lost profits with respect to liability or casualty events or business interruption will be disregarded to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer, but only to the extent that such amount (a) has not been denied by the applicable carrier in writing and (b) is in fact reimbursed within 365 days of the date on which such liability was discovered or such casualty event or business interruption occurred (with a deduction for any amounts so added back that are not reimbursed within such 365-day period); provided that any proceeds of such reimbursement when received will be excluded from the calculation of Consolidated Net Income to the extent the expense or lost profit reimbursed was previously disregarded pursuant to this clause (16);

(17)          losses, charges and expenses that are covered by indemnification or other reimbursement provisions in connection with any asset disposition will be excluded to the extent actually reimbursed, or, so long as such Person has made a determination that a reasonable basis exists for indemnification or reimbursement, but only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days);

(18)          [reserved]; and

(19)          non-cash charges for deferred tax asset valuation allowances will be excluded.

“Consolidated Total Assets” means, as of any date, the total assets of Holdings and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, determined based upon the most recent quarter-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis.

“Consolidated Total Net Debt” means, as of any date, the Consolidated Debt as of such date minus all Unrestricted Cash as of such date, in each case, determined on a consolidated basis in accordance with GAAP based upon the most recent quarter-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis; provided that for purposes of calculating the Consolidated Total Net Debt with respect to any Indebtedness being incurred in reliance on compliance with any financial ratio-based incurrence test, Unrestricted Cash will not include any proceeds received from such Indebtedness. For the avoidance of doubt, the Obligations and the Indebtedness in respect of the Term Loan Credit Agreement will constitute Consolidated Total Net Debt.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Contribution Indebtedness” has the meaning assigned to such term in Section 6.01(16).

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004 (UK).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, it being specified that the “Control” of the French Loan Parties and their Affiliates will be determined in accordance with article L.233-3 of the French Code de commerce, the “Control” of the Spanish Loan Parties and their Affiliates will be determined in accordance to article 42 of the Spanish Commerce Code and the terms “Controlling” and “Controlled” will have correlative meanings.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Cost” shall mean, as reasonably determined by the Administrative Agent in good faith, with respect to Inventory, the lower of (a) cost computed on a specific identification or first in first out basis or (b) market value, provided that for purposes of the calculation of Borrowing Base, the cost of Inventory shall not include (A) the portion of the cost of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Borrower, or (B) write ups or write downs in cost with respect to currency exchange rates.

“Covenant Trigger Event” means that Excess Availability is less than the greater of (i) 10% of the Line Cap then in effect and (ii) $24.5 million. Once commenced, a Covenant Trigger Event will be deemed to be continuing until such time as Excess Availability equals or exceeds the greater of (i) 10% of the Line Cap then in effect and (ii) $24.5 million for 30 consecutive calendar days.

“Covered Entity” means any of the following:

(i)              a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)             a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)            a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to such term in Section 10.17.

“Credit Event” has the meaning assigned to such term in Article IV.

“Cure Amount” has the meaning assigned to such term in Section 8.02.

“Cure Right” has the meaning assigned to such term in Section 8.02.

“Customs Broker Agreement” means an agreement, in form reasonably satisfactory to the Collateral Agent, in which the customs broker or other carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Collateral Agent and agrees, upon notice from the Collateral Agent, to hold and dispose of such Inventory solely as directed by the Collateral Agent.

“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to the greater of (a) for any RFR Loan denominated in (i) Sterling, SONIA for the day that is 5 RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day and (ii) Dollars, Daily Simple SOFR and (b) 0.00%. Any change in Daily Simple RFR due to a change in the applicable RFR shall be effective from and including the effective date of such change in the RFR without notice to Holdings or the Borrowers.

“Daily Simple SOFR” means, for any day~~,~~ (a “SOFR~~, with the conventions for this rate (which may include a lookback) being~~ Rate Day”), a rate per annum equal SOFR for the day (such day “SOFR Determination Date”) that is five (5) RFR Business Days prior to (i) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is ~~esta~~published by the SOFR Administrat~~ive~~or ~~Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “~~on the SOFR Administrator’s Website. Any change in Daily Simple SOFR~~” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.~~ due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrowers.

“Debt Representative” means, with respect to any Indebtedness that is secured on a pari passu basis with, or on a junior basis to, the Revolving Facility Claims, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Debtor Relief Laws” means the Title 11 of the United States Code, the Insolvency Act 1986 (UK), Spanish Insolvency Law, the EU Insolvency Regulation, the provisions of the Livre VI and other relevant provisions related thereto of the French Code de commerce, the Companies’ Creditors Arrangement Act, the Bankruptcy and Insolvency Act, the Winding Up Act, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, administration, receivership, interim receivership, proposal to creditors, insolvency, reorganization, winding up, restructuring plan or similar debtor relief laws of the United States, Canada, United Kingdom, Luxembourg, France, Germany, Spain or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which, but for the giving of notice, lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender (1) whose acts or failure to act, whether directly or indirectly, constitutes a Lender Default or (2) who has, or has a direct a direct or indirect parent company that has, become the subject of a Bail-in Action.

“Deposit Account” means any deposit account (as defined in Article 9 of the UCC, and shall include the meaning given to the term “Deposit Accounts” in any Foreign Security Document) held by any Loan Party.

“Designated Cash Management Obligations” means Cash Management Obligations that are designated by the Cash Management Bank and Holdings in writing to the Administrative Agent as “Designated Cash Management Obligations”.

“Designated Cash Management Reserve” means, as of any date, such reserves as the Administrative Agent determines in its Reasonable Credit Judgment to reflect (and in no event to exceed) the then aggregate outstanding cash management exposure of all Cash Management Banks to the relevant Loan Parties under all Cash Management Obligations.

“Designated Event of Default” means any Event of Default under Section 8.01(1) (solely with respect to a default under Section 3.05), Section 8.01(2), Section 8.01(3) (solely with respect to interest and Fees), Section 8.01(4) (solely with respect to a default under Section 5.04(9) or Section 5.11 or Section 6.10), Section 8.01(8) or Section 8.01(9).

“Designated Hedging Agreement” means Specified Hedge Agreements that are designated by the Qualified Counterparty and Holdings in writing to the Administrative Agent as a “Designated Hedging Agreement” and the Qualified Counterparty shall have provided the MTM value on the date of such designation.

“Designated Hedging Reserve” means, as of any date, such reserves as the Administrative Agent determines in its Reasonable Credit Judgment to reflect (and in no event to exceed) the then aggregate outstanding mark-to-market (“MTM”) exposure owed by the relevant Loan Parties to all Qualified Counterparties under all Designated Hedging Agreements. Such exposure shall be the sum of the positive aggregate MTM values to each Qualified Counterparty of all Designated Hedging Agreements with such Qualified Counterparty outstanding at the time of the relevant calculation. The aggregate MTM value to a Qualified Counterparty of all Designated Hedging Agreements with such Qualified Counterparty shall be calculated (1) on a net basis by taking into account the netting provision contained in the ISDA Master Agreement (or other similar agreement with netting provisions substantially similar to an ISDA Master Agreement) with such Qualified Counterparty and (2) if applicable, by taking into account any master netting agreement or arrangement in place among such Qualified Counterparty, any Subsidiary or Affiliate thereof that is also party to a Designated Hedging Agreement and the relevant Loan Party, in which case the positive aggregate MTM value of all relevant Designated Hedging Agreements to such Qualified Counterparty and such Subsidiaries or Affiliates who are parties to such master netting agreements shall be calculated in respect of all of the relevant Designated Hedging Agreements on a net basis across all such Designated Hedging Agreements, provided that Holdings (a) certifies to the Administrative Agent that such master netting agreement shall apply to all such Designated Hedging Agreements in all cases including upon the occurrence of an event of default by the relevant Loan Party in respect of any such Designated Hedging Agreement and (b) upon request, provides to the Administrative Agent a copy of the master netting agreement. In calculating the positive aggregate MTM value to a Qualified Counterparty, the value of collateral posted to such Qualified Counterparty in respect of such Designated Hedging Agreements shall be taken into account, such that the value of such collateral shall reduce the MTM value of such Designated Hedging Agreements that is out-of-the-money to the relevant Loan Party by an amount equal to (i) the amount of cash collateral or (ii) the value of non-cash collateral with such value as determined by the relevant Qualified Counterparty or the relevant valuation agent in accordance with the relevant credit support annex or other collateral agreement (for the avoidance of doubt, taking into account any haircut provision applicable to such non-cash collateral), provided that Holdings shall provide any supporting documentation for such value as may be reasonably requested by the Administrative Agent. For the avoidance of doubt, if the MTM value of all Designated Hedging Agreements with a Qualified Counterparty is a negative amount to such Qualified Counterparty (i.e., if all such Designated Hedging Agreements with such Qualified Counterparty are in-the-money to the relevant Loan Party on a net basis), such MTM value shall be treated as zero in calculating the amount of the Designated Hedging Reserves. The MTM value of a Designated Hedging Agreement for this purpose shall be calculated and provided to the Administrative Agent, the relevant Loan Party and Holdings together with the supporting calculations therefor promptly (but in any case not later than three Business Days) following (x) the last calendar day of each calendar month and (y) such other date on which a request was made by the Administrative Agent, the relevant Loan Party or Holdings, as applicable, for such MTM value, which shall be used by the Administrative Agent in calculating the relevant portion of the Designated Hedging Reserves. If a Qualified Counterparty fails to provide the MTM value of a Designated Hedging Agreement within the relevant timeframe specified above, then the Administrative Agent (I) shall give Holdings notice thereof within three Business Days from the date such Qualified Counterparty was required to provide such MTM value and (II) may (but is not obligated to) provide, upon receiving from Holdings or the relevant Loan Party all of the information reasonably determined by the Administrative Agent as being necessary to determine the MTM value of the relevant Designated Hedging Agreement, a proposed MTM value of the relevant Designated Hedging Agreement within such three Business Day period. If the Administrative Agent agrees to provide such a proposed MTM value and Holdings does not notify the Administrative Agent within three Business Days from receipt thereof that it does not agree with such MTM value, then the Administrative Agent shall use such MTM value in calculating the relevant portion of the Designated Hedging Reserves.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrowers or any Restricted Subsidiary in connection with an Asset Sale that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of Holdings setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Dilution Factors” means, without duplication, with respect to any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits (including all volume discounts, trade discounts and rebates) that are recorded to reduce Accounts of the Borrowers in a manner consistent with current and historical accounting practices of the Borrowers.

“Dilution Ratio” means, at any time, the amount (expressed as a percentage), calculated in connection with the delivery of any Borrowing Base Certificate for the fiscal month most recently ended, equal to (a) (1) the aggregate amount of the applicable Dilution Factors in respect of the Accounts of the Borrowers for the 12 most recently ended fiscal months divided by (2) total gross sales of the Borrowers for such 12 most recently ended fiscal months minus (b) 5.0%; provided that if, on any date, the Dilution Ratio is less than 0%, the Dilution Ratio on such date shall be deemed to be zero.

“Dilution Reserve” means, at any date, the product of (1) the applicable Dilution Ratio at such time multiplied by (2) the aggregate amount of Eligible Accounts at such time.

“Discharge of ABL Revolving Claims” means “Discharge of ABL Revolving Claims” as defined in the Intercreditor Agreement.

“Disinterested Director” means, with respect to any Person and transaction, a member of the Board of Directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Disqualified Institution” means (a) competitors of Holdings and its subsidiaries, in each case identified in writing by the Borrowers to the Administrative Agent from time to time (at any time when JPMCB is serving as Administrative Agent, by e-mail to JPMDQ_Contact@jpmorgan.com), (b) financial institutions previously designated in writing by Holdings to the Administrative Agent on or prior to June 20, 2017 and (c) any affiliates of any such competitors or institutions reasonably identifiable as affiliates solely on the basis of the similarity of their names (other than bona fide fixed income investors or debt funds) or identified by the Borrowers in writing to the Administrative Agent from time to time (at any time when JPMCB is serving as Administrative Agent, by e-mail to JPMDQ_Contact@jpmorgan.com) (it being understood that any update pursuant to clause (a) or clause (c) above shall not become effective until the business day following the Administrative Agent’s receipt of such notice, and, in any event, shall not apply retroactively or to any entity that (i) has previously acquired commitments, loans or participation otherwise permitted under the Revolving Facility, (ii) is party to a pending trade with respect to commitments, loans or participation under the Revolving Facility as of the date of such notice or (iii) that becomes a competitor of Holdings before becoming a Disqualified Institution. For the avoidance of doubt, any Borrower may remove Persons from the list of Disqualified Institutions (at any time when JPMCB is serving as Administrative Agent, by e-mail to JPMDQ_Contact@jpmorgan.com) and such Persons shall not longer constitute a Disqualified Institution.

“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are redeemable or exchangeable at the option of the holder thereof), or upon the happening of any event or condition:

(1)            mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale are subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments);

(2)            are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part;

(3)            provide for the scheduled payments of dividends in cash; or

(4)            either mandatorily or at the option of the holders thereof, are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is 91 days after the earlier of:

(a)            the Latest Maturity Date; and

(b)            the date on which the Loans and all other Obligations (other than Obligations in respect of (i) Specified Hedge Agreements, Cash Management Obligations and the Ancillary Facilities and any Ancillary Extensions of Credit thereunder, in each case that are not then due and payable and (ii) contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) are repaid in full and the Commitments are terminated and any outstanding Letters of Credit are expired, terminated, cash collateralized or backstopped on terms satisfactory to the Issuing Bank;

provided that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of Holdings or its Subsidiaries or by any such plan to such employees, such Equity Interests will not constitute Disqualified Stock solely because they may be required to be repurchased by Holdings or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; and provided, further, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that is not Disqualified Stock will not be deemed to be Disqualified Stock.

“Distressed Person” has the meaning assigned to such term in the definition of “Lender-Related Distress Event.”

“Dividing Person” has the meaning assigned to it in the definition of “Division”.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Documentation Agents” means Bank of America, N.A., Barclays Bank PLC and Bank of Montreal, each in its capacity as Documentation Agent.

“Dollars” or “$” means lawful money of the United States of America.

“Dollar Equivalent” shall mean, at any time, (1) with respect to any amount denominated in Dollars, such amount, and (2) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars, as determined by the Administrative Agent on the basis of the Spot Rate for the purchase of Dollars with such currency.

“Domestic Subsidiary” means any Subsidiary of Holdings that is organized under the laws of the United States or any political subdivision thereof, and “Domestic Subsidiaries” means any two or more of them. Unless otherwise indicated in this Agreement, all references to Domestic Subsidiaries will mean Domestic Subsidiaries of Holdings.

“Dominion Account” has the meaning assigned to such term in Section 5.11.

~~“Early Opt-in Election” means, if the then current Benchmark with respect to Dollars is the LIBO Rate, the occurrence of:~~

~~(1)            a notification by the Administrative Agent to (or the request by Holdings to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and~~

~~(2)            the joint election by the Administrative Agent and Holdings to trigger a fallback from the LIBO Rate and the provision, as applicable, by the Administrative Agent of written notice of such election to Holdings and the Lenders.~~

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Accounts” means all Accounts that constitute proceeds from the sale or disposition of Inventory or the provision of services in the ordinary course of business and that are reflected in the most recent Borrowing Base Certificate, except any Account with respect to which any of the exclusionary criteria set forth below applies.

No Account will be an Eligible Account if:

(1)            such Account (i) has a scheduled due date that is more than 90 days after the date of the original invoice (provided that this clause (i) shall not prevent Accounts of Account Debtors addressed pursuant to clause (ii)(x) of this clause (1) to constitute Eligible Accounts) or (ii) has been outstanding for more than (x) 180 days after the original invoice date or more than 60 days after the original due date relating to such invoice in an amount not to exceed $10.0 million (after giving effect to any advance rate) or (y) with respect to all other Accounts, 90 days after the original invoice date or more than 60 days after the original due date relating to such invoice, provided that in determining the aggregate amount from the same Account Debtor that is unpaid hereunder such amount shall be the gross amount due in respect of the applicable Accounts without giving effect to any net credit balances;

(2)            in respect of Accounts governed by French law and to be assigned in favor of the French Revolving Lenders, such Accounts are not professional debts within the meaning of article L313-23 of the French Code monétaire et financier;

(3)            such Account is owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (1) above;

(4)            such Account is owed by an Account Debtor that is an Affiliate of any Loan Party or an employee or agent (including any commission agent) of any Loan Party or any Affiliate of any Loan Party or arises out of a sale made or services rendered by the applicable Loan Party to a direct or indirect parent or Subsidiary of such Loan Party;

(5)            such Account is payable other than in Dollars, Canadian Dollars, Euros or Sterling to the extent a Loan Party has recorded a foreign exchange revaluation accrual with respect to such Accounts, and then an amount equal to such foreign exchange revaluation accrual);

(6)            such Account is owed by an Account Debtor who is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Borrowers have complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States or any other Governmental Authority not covered by clause (i), or (iii) the federal government of Canada, unless the Financial Administration Act (Canada), as amended, has been complied with to the Administrative Agent’s satisfaction;

(7)            (i) such Account is owed by an Investment Grade Account Debtor whose total obligations owing to Loan Parties exceeds 20% of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage and (ii) such Account is owed by any other Account Debtor whose total obligations owing to Loan Parties exceed 10% of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, that in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Administrative Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit;

(8)            such Account is not subject to the first priority (subject to a Lien permitted under Section 6.02(9), 6.02(11), 6.02(12), 6.02(18), or 6.02(24)), valid and perfected Lien of the Collateral Agent as to such Account; provided, that any agreed deferment of the notifications in connection with the Liens will not prevent the Accounts from qualifying as Eligible Accounts and provided further, that the Liens created under the U.K. Security Documents shall be deemed perfected for the purposes of this clause (8) on the filing of a relevant form MR01 at the U.K. Companies House without any further perfection requirements.

(9)            such Account is subject to a retention of title right or a Loan Party does not have good, valid and marketable title thereto, free and clear of any Lien (other than (a) Liens granted to the Collateral Agent, for its own benefit and the benefit of the other Secured Parties pursuant to the Security Documents, (b) a Lien permitted under Section 6.02(9), 6.02(11), 6.02(12), 6.02(18), or 6.02(24) or other Permitted Lien arising by operation of law, or (c) a junior Lien permitted under Section 6.02(1) or 6.02(22);

(10)            (i) such Account does not constitute the legal, valid and binding obligation of the applicable Account Debtor enforceable in accordance with its terms, (ii) such Account arises in a transaction wherein the goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional;

(11)            such Account is disputed, or a claim, counterclaim, discount, deduction, reserve, allowance, rebate, recoupment, offset has been asserted with respect thereto by the applicable Account Debtor (in each case, only to the extent of the relevant dispute, claim, counterclaim, discount, deduction, reserve, allowance, rebate, recoupment, or offset);

(12)            such Account is owed by an Account Debtor that is subject to a bankruptcy proceeding of the type specified in Section 8.01(8) or (9) or that is liquidating, dissolving or winding up its affairs or otherwise deemed not creditworthy by the Administrative Agent in its Reasonable Credit Judgment;

(13)            such Account does not conform with a covenant or representation in any material respect contained in this Agreement or the applicable Security Documents as to such Account;

(14)            unless otherwise agreed by the Administrative Agent, the Account Debtor is organized or has its principal offices or principal place of business outside the United States, Canada or an Eligible European Jurisdiction, unless, in each case, such Account is backed by credit insurance satisfactory to the Administrative Agent or a letter of credit acceptable to the Administrative Agent which is in the possession of, is directly drawable by the Administrative Agent and, with respect to which the Administrative Agent has “control” as defined in Section 9-107 of the UCC or the equivalent concept in each applicable jurisdiction; provided, that up to $15.0 million of Accounts of Account Debtors organized or having principal offices or principal places of business other than the United States, Canada, or an Eligible European Jurisdiction may be included in the Aggregate Borrowing Base notwithstanding this clause (14);

(15)            such Account was created on cash on delivery terms;

(16)            the Account Debtor on such Account or any of its Affiliates is also a supplier to or creditor of any applicable Loan Party (but only to the extent that such Affiliate has contractual rights of offset and to the extent of such applicable offset) unless such Account Debtor has executed a no-offset letter in a form reasonably satisfactory to the Collateral Agent;

(17)            such Account consists of sundry receivables (including with respect to tax payments) or is subject to a pending credit memo that has not been fully processed;

(18)            the goods giving rise to such Account have not been shipped to the Account Debtor or the services giving rise to such Account have not been performed by such Borrower or if such Account was invoiced more than once;

(19)            such Account is owed by any Account Debtor which has sold all or substantially all of its assets;

(20)            such Account is subject to a Qualified Receivables Financing or other Receivables Financing or third party financing;

(21)            such Account is evidenced by Chattel Paper or an Instrument (each as defined in the applicable Security Document) of any kind and such Chattel Paper or Instrument has not been pledged and delivered to the Collateral Agent under the Security Documents, or has been reduced to judgment; or

(22)            such Account includes a billing for interest, fees or late charges, but ineligibility will be limited to the extent thereof.

If any Account at any time ceases to be an Eligible Account, then such Account will promptly be excluded from the calculation of the Borrowing Base; provided that if any Account ceases to be an Eligible Account because of the adjustment of or imposition of new exclusionary criteria pursuant to the succeeding paragraph, the Administrative Agent will not require exclusion of such Account from the Borrowing Base until 5 Business Days following the date on which the Administrative Agent gives notice to Holdings of such ineligibility; provided that upon such notice, the Borrowers shall not be permitted to borrow any Loans or have any Letters of Credit issued so as to exceed the Borrowing Base after giving effect to such adjustment or imposition of new exclusionary criteria. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash and shall exclude any unreconciled variance in amounts.

The Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the exclusionary criteria set forth above and to establish new criteria, in each case, in its Reasonable Credit Judgment (based on an analysis of material facts or events first occurring, or first discovered by the Administrative Agent, after the Closing Date), subject to the necessary approvals set forth in Section 10.08 in the case of adjustments or new criteria which have the effect of making more credit available than would have been available based upon the criteria in effect on the Closing Date.

“Eligible European Jurisdiction” shall mean each of Austria, Belgium, Denmark, Finland, France, Germany, Italy, Ireland, Luxembourg, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and England and Wales, provided that the Administrative Agent may, in its Reasonable Credit Judgment, remove one or more of the countries comprising the Eligible European Jurisdictions and subsequently add one or more countries back as Eligible European Jurisdictions.

“Eligible In-Transit Inventory” shall mean Inventory owned by a Loan Party that would meet all of the criteria of “Eligible Inventory” if it were not in transit (solely to a location in the United States, Canada or an Eligible European Jurisdiction that would otherwise be acceptable pursuant to the other clauses of this definition). In addition, no Inventory shall be Eligible In-Transit Inventory unless (a) it is subject to a negotiable document of title, showing the Administrative Agent (or, with the consent of the Administrative Agent in its Reasonable Credit Judgment, the applicable Loan Party) as consignee; (b) such Inventory is insured in accordance with the provisions of this Agreement and the other Loan Documents, including, without limitation, to the extent applicable, marine cargo insurance; (c) such Inventory has been identified to the applicable sales contract and title has passed to the applicable Loan Party; (d) such Inventory is not sold by a vendor that has a right to reclaim, divert shipment of, repossess, stop delivery, claim any reservation of title or otherwise assert Lien rights against the Inventory; (e) such Inventory is subject to the appropriate documentation such as delivery of customs broker, freight forwarder agreements, bill of lading or other shipping documents in a form and substance reasonably acceptable to the Administrative Agent (which documents shall be made available to the Administrative Agent for its inspection upon its reasonable request); and (f) such Inventory is shipped by a common carrier that is not affiliated with the vendor and has not been acquired from a Person that is (x) the subject or target of any Sanctions or (y) a Sanctioned Person.

“Eligible Inventory” means all Inventory reflected in the most recent Borrowing Base Certificate, except any Inventory with respect to which any of the exclusionary criteria set forth below applies.

No item of Inventory will be Eligible Inventory if such item:

(1)            is not subject to the first priority (subject to a Lien permitted under Section 6.02(9), 6.02(11), 6.02(12), 6.02(18), or 6.02(24)), valid and perfected Lien of the Collateral Agent as to such Inventory; provided, that the Liens created under the U.K. Security Documents shall be deemed perfected for the purposes of this clause (1) on the filing of a relevant form MR01 at the U.K. Companies House without any further perfection requirements;

(2)            a Loan Party does not have good, valid and marketable title thereto, free and clear of any Lien (other than (a) Liens granted to the Collateral Agent, for its own benefit and the benefit of the other Secured Parties pursuant to the Security Documents, (b) a Lien permitted under Section 6.02(9), 6.02(11), 6.02(12), 6.02(18), or 6.02(24) or other Permitted Lien arising by operation of law, or (c) a junior Lien permitted under Section 6.02(1), 6.02(22), 6.02(31), 6.02(32), 6.02(33) or 6.02(34));

(3)            is slow moving, obsolete, unmerchantable, defective, excess, expired, withdrawn (no longer manufactured by a Loan Party but continued to be sold), returned, a trial product, used, substandard or unfit for sale;

(4)            does not conform in all material respects to the representations and warranties contained in this Agreement or applicable Security Documents;

(5)            is not owned only by one or more Loan Parties;

(6)            is not located in the United States, Canada, Germany or the United Kingdom (other than to the extent that it is in-transit and is not deemed ineligible in accordance with clause (13) of this definition);

(7)            is located at any location leased by a Borrower unless (x) the lessor has delivered to the Collateral Agent a Collateral Access Agreement as to such location, (y) the Administrative Agent has given its prior consent thereto or (z) a Reserve for rent, charges, and other amounts due or to become due with respect to such location has been established by the Administrative Agent in its Reasonable Credit Judgment thereto, it being understood that in each case, during the 120-day period immediately following the Effective Date, such location need not be subject to a Collateral Access Agreement and the lack thereof shall not otherwise deem the applicable Inventory to be ineligible;

(8)            is located in any third-party warehouse or is in the possession of a bailee (other than a third-party processor) and is not evidenced by a Document (as defined in Article 9 of the UCC) or “document of title” (as defined in the PPSA), unless (x) the warehouseman or bailee has delivered to the Collateral Agent a Collateral Access Agreement as to such location, (y) the Administrative Agent has given its prior consent thereto or (z) an appropriate Reserve (including for rent, charges and other amounts due or to become due with respect to such location) has been established by the Administrative Agent in its Reasonable Credit Judgment, it being understood that in each case, during the 120-day period immediately following the Effective Date, such warehouse or location need not be subject to a Collateral Access Agreement and the lack thereof shall not otherwise deem the applicable Inventory to be ineligible (provided that an appropriate Reserve may nevertheless be established by the Administrative Agent in its Reasonable Credit Judgment during such period);

(9)            is being processed offsite at a third party location or outside processor, or is in-transit to or from said third party location or outside processor;

(10)            is the subject of a consignment by any Loan Party as consignor; provided, that, notwithstanding the foregoing, up to $5.0 million in the aggregate (after giving effect to any advance rate) of Inventory that is the subject of a consignment by a Loan Party shall qualify as Eligible Inventory, so long as the applicable Loan Party shall use commercially reasonable efforts to deliver a Collateral Access Agreement to the Collateral Agent or similar letter acknowledging the applicable Loan Party’s ownership of such Inventory as to such applicable location;

(11)            contains or bears any intellectual property rights licensed to any Loan Party by any Person other than a Loan Party unless the Collateral Agent is reasonably satisfied that it may sell or otherwise dispose of such Inventory without (a) infringing the rights of such licensor, (b) violating any contract with such licensor, or (c) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement relating thereto;

(12)            is a discontinued product or component thereof;

(13)            is in transit, except for Eligible In-Transit Inventory;

(14)            has been acquired from a Sanctioned Person or is otherwise a target of Sanctions;

(15)            is designated at “backflush” or is awaiting categorization;

(16)            have failed inspection and/or is held in quarantine;

(17)            is defective or damaged, has been blocked from use, has been deemed by a Loan Party to require rework or is being held for quality control purposes;

(18)            is used to produce materials solely for a joint venture or is for sale to a joint venture (provided that Inventory of Chemical Specialties LLC in an amount not to exceed $10.0 million shall not be excluded by this clause (18) to the extent such Inventory is sold or used in the production of materials for sale to Viance, LLC);

(19)            is Inventory in relation to which (a) any contract or related documentation (such as invoices or purchase orders) relating to such Inventory includes retention of title rights in favor of the vendor or supplier thereof, or (b) under applicable governing laws, retention of title may be imposed unilaterally by the vendor or supplier thereof; provided that Inventory which may be subject to any rights of retention of title shall not be excluded from Eligible Inventory solely pursuant to this clause in the event that the Administrative Agent shall have received evidence satisfactory to it that the full purchase price of such Inventory has, or will have, been paid prior, or upon the delivery of, such Inventory to the relevant Loan Party;

(20)            constitutes intercompany profit;

(21)            constitutes operating supplies, packaging or shipping materials, cartons, repair parts, labels or miscellaneous spare parts or other such materials not considered for sale in the ordinary course of business or is designated as consumable; or

(22)            is perishable.

If any Inventory at any time ceases to be Eligible Inventory, such Inventory will promptly be excluded from the calculation of the Borrowing Base; provided, however, that if any Inventory ceases to be Eligible Inventory because of the adjustment of or imposition of new exclusionary criteria pursuant to the succeeding paragraph, the Administrative Agent will not require exclusion of such Inventory from the Borrowing Base until 5 Business Days following the date on which the Administrative Agent gives notice to the Borrowers of such ineligibility; provided that upon such notice, the Borrowers shall not be permitted to borrow any Loans or have any Letters of Credit issued so as to exceed the Line Cap after giving effect to such adjustment or imposition of new exclusionary criteria. In determining the amount to be included, Eligible Inventory shall be calculated to exclude cost corrections and adjustments, reallocations of cost, unreconciled variances, overstatements and errors in cost input.

The Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the exclusionary criteria set forth above and to establish new criteria, in each case, its Reasonable Credit Judgment (based on an analysis of material facts or events first occurring, or first discovered by the Administrative Agent, after the Closing Date), subject to the necessary approvals set forth in Section 10.08 in the case of adjustments or new criteria which have the effect of making more credit available than would be available based upon the criteria in effect on the Closing Date.

“Eligible Investment Grade Account” means, at any time, any Eligible Account for which the Account Debtor in respect thereof is an Investment Grade Account Debtor.

“Engagement Letter” means that certain Engagement Letter, dated as of June 20, 2017, by and among Holdings, JPMCB, Citigroup Global Markets Inc., Bank of America, N.A., Barclays Bank PLC, HSBC Securities (USA) Inc. and Goldman Sachs Bank USA.

“Environment” means the indoor and outdoor environment, including ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, and natural resources such as flora and fauna.

“Environmental Laws” means all applicable laws (including common law), statutes, rules, regulations, codes, ordinances, orders, binding agreements and final, binding decrees or judgments, in each case, promulgated or entered into by or with any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any harmful or deleterious substance or to occupational health and safety matters (to the extent relating to the Environment or exposure to harmful or deleterious substances).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Holdings or any of its Subsidiaries, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code or any entity, whether or not incorporated, that is under common control with Holdings or any of its Subsidiaries within the meaning of Section 4001(a)(14) of ERISA.

“ERISA Event” means:

(1)            a Reportable Event, or the requirements of Section 4043(b) of ERISA apply, with respect to a Plan;

(2)            a withdrawal by Holdings or any of its Subsidiaries or, to the knowledge of Holdings or any Borrower, any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations by Holdings or any of its Subsidiaries or, to the knowledge of Holdings or any Borrower, any ERISA Affiliate that is treated as a termination under Section 4062(e) of ERISA;

(3)            a complete or partial withdrawal by Holdings or any of its Subsidiaries or, to the knowledge of Holdings or any Borrower, any ERISA Affiliate from a Multiemployer Plan, receipt of written notification by Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Borrower, any ERISA Affiliate concerning the imposition of Withdrawal Liability or written notification that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA or endangered or in critical status within the meaning of Section 305 of ERISA;

(4)            the provision by a Plan administrator or the PBGC of notice of intent to terminate a Plan, to appoint a trustee to administer a Plan, the treatment of a Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan;

(5)            the incurrence by Holdings or any of its Subsidiaries or, to the knowledge of Holdings or any Borrower, any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan, other than for the payment of plan contributions or PBGC premiums due but not delinquent under Section 4007 of ERISA;

(6)            the application for a minimum funding waiver under Section 302(c) of ERISA with respect to a Plan;

(7)            the imposition of a lien under Section 303(k) of ERISA with respect to any Plan; and

(8)            a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EU Insolvency Regulation” means the ~~Council of the European Union~~ Regulation ~~1346/2000/~~(E~~C~~U ~~on insolvency proceeds and the Council of the European Union Regulation~~) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), as amended.

“EU Lender” means a Lender resident for tax purposes in a jurisdiction that is a member state of the European Union (other than Spain) or the European Economic Area with which Spain has signed an exchange of information agreement in the terms of Law 36/2006 of 29 November (Ley 36/2006, de 29 de noviembre) or a permanent establishment of such European Union or European Economic Area tax-resident Lender located in another member state of the European Union or the European Economic Area with which Spain has signed an exchange of information agreement in the terms of Law 36/2006 of 29 November (Ley 36/2006, de 29 de noviembre, provided that it does not obtain the relevant income item through a territory regarded as a ~~tax haven~~non-cooperative jurisdiction for Spanish tax purposes (~~as currently defined under Spanish Royal Decree 1080/1991, of July, and as it may be set out in any successor tax legislation~~in terms of the First Additional Provision of Law 36/2006 of 29 November (Disposición Adicional Primera de la Ley 36/2006, de 29 de noviembre), as amended through Law 11/2021 of 9 July and as amended or restated from time to time) nor acts through a permanent establishment located in Spain or outside (i) the European Union, or (ii) the European Economic Area with which such Lender’s income may be effectively connected.

“EURIBOR Interpolated Rate” means, at any time, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the EURIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the EURIBOR Screen Rate for the longest period (for which the EURIBOR Screen Rate is available for Euros) that is shorter than the Impacted EURIBOR Rate Interest Period; and (b) the EURIBOR Screen Rate for the shortest period (for which the EURIBOR Screen Rate is available for Euros) that exceeds the Impacted EURIBOR Rate Interest Period, in each case, at such time; provided that, if any EURIBOR Interpolated Rate shall be less than 0.00%, such rate shall be deemed to be 0.00% for the purposes of this Agreement.

“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate at approximately 11:00 a.m., Brussels time, two TARGET Days that are Business Days on which commercial banks in New York City are not authorized or required by law to close and banks are open for general business in London prior to the commencement of such Interest Period; provided that, if the EURIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted EURIBOR Rate Interest Period”) with respect to Euros then the EURIBOR Rate shall be the EURIBOR Interpolated Rate.

“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as of 11:00 a.m. Brussels time two TARGET Days that are Business Days on which commercial banks in New York City are not authorized or required by law to close and banks are open for general business in London prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower. If the EURIBOR Screen Rate shall be less than 0.00%, the EURIBOR Screen Rate shall be deemed to be 0.00% for purposes of this Agreement.

“Euros” or “€” refers to the single currency of the Participating Member States; provided, that if any member state or states ceases to have such single currency as its lawful currency (such member states(s) being the “Exiting State(s)”, Euros and € shall, for the avoidance of doubt, mean for all purposes the single currency adopted and retained as the lawful currency of the remaining member states and shall not include any successor currency introduced by the Existing State(s)).

“Euro Equivalent” shall mean, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in Euros, determined by Administrative Agent on the basis of the Spot Rate for the purchase of Euros with Dollars.

~~“Eurocurrency/CDOR Rate Loan Notice” means a notice for a Term Benchmark Borrowing, RFR Borrowing or CDOR Rate Borrowing or continuation pursuant to Section 2.03, which shall be substantially in the form of Exhibit F (as updated to give effect to the provisions of this Agreement) or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent).~~

“European L/C Disbursement” means a payment or disbursement made by an Issuing Bank pursuant to a European Letter of Credit.

“European Letter of Credit” has the meaning assigned to such term pursuant to Section 2.05.

“European Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue European Letters of Credit pursuant to Section 2.05. The European Letter of Credit Commitments of each of the Issuing Banks on the Restatement Agreement Effective Date shall be those Commitments listed on Schedule I to the Restatement Agreement. Any Issuing Bank shall be permitted at any time to increase its European Letter of Credit Commitment with the written consent of Holdings and notice to the Administrative Agent of such increase, so long as all Issuing Bank’s European Letter of Credit Commitments do not exceed the European Letter of Credit Sublimit.

“European Letter of Credit Sublimit” means the aggregate European Letter of Credit Commitments of the Issuing Banks, in an amount not to exceed $45 million.

“European Revolving Facility” means the European Revolving Facility Commitments (including any Incremental Commitments that are European Revolving Facility Commitments) and the extensions of credit made hereunder by the European Revolving Lenders.

“European Revolving Facility Commitment” means, with respect to a Lender, the commitment of such Lender, if any, to make European Revolving Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s European Revolving Facility Credit Exposure hereunder, as such commitment may be (1) reduced from time to time pursuant to Section 2.08, (2) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 10.04 or (3) increased from time to time under Section 2.21. The amount of each Lender’s European Revolving Facility Commitment on the Restatement Agreement Effective Date is set forth on Schedule I to the Restatement Agreement or in the Assignment and Acceptance pursuant to which such Lender has assumed its European Revolving Facility Commitment, as applicable. The aggregate amount of the Lenders’ European Revolving Facility Commitment on the Restatement Agreement Effective Date is $195.0 million.

“European Revolving Facility Credit Exposure” means the sum of the German Revolving Facility Credit Exposure, the Spanish Revolving Facility Credit Exposure and the U.K. Revolving Facility Credit Exposure.

“European Revolving Facility Percentage” means, with respect to any Revolving Lender, the percentage of the total European Revolving Facility Commitments represented by such Lender’s European Revolving Facility Commitment. If the European Revolving Facility Commitments have terminated or expired, the European Revolving Facility Percentages will be determined based upon the European Revolving Facility Commitments most recently in effect, giving effect to any assignments pursuant to Section 10.04.

“European Revolving L/C Exposure” means the sum of the German Revolving L/C Exposure, the Spanish Revolving L/C Exposure and the U.K. Revolving L/C Exposure.

“European Revolving Loans” has the meaning assigned to such term in Section 2.01(1) and will include any German Overadvances, German Protective Advances, Spanish Overadvances, Spanish Protective Advances, U.K. Overadvances and U.K. Protective Advances.

“Event of Default” has the meaning assigned to such term in Section 8.01.

“Excess Availability” means, at any time, (1) the Line Cap at such time minus (2) the aggregate Revolving Facility Credit Exposures (excluding the Ancillary Facility Exposure) at such time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Accounts’” means any Deposit Account, securities account, commodity account or any other deposit account of any Borrower or Restricted Subsidiary (and all cash, Cash Equivalents and other securities or investments credited thereto or deposited therein): (1) that does not have an individual ending balance in excess of $1.0 million or in the aggregate with each other account described in this clause (1), in excess of $10.0 million; (2) the balance of which is swept at the end of each Business Day into a deposit account, securities account or commodity account subject to a control agreement, so long as such daily sweep is not terminated or modified (other than to provide that the balance in such deposit account, securities account or commodity account is swept into another deposit account, securities account or commodity account subject to a control agreement) without the consent of the Collateral Agent; (3) that is a Trust Account; (4) any Deposit Account of any Borrower or any Restricted Subsidiary the balance of which consists solely of identifiable proceeds of any sale or other disposition of any Term Priority Collateral including the Asset Sale Proceeds Account (as defined in the Term Loan Credit Agreement) so long as all amounts on deposit therein constitute Term Priority Collateral; or (5) to the extent that it is cash collateral for letters of credit (other than Letters of Credit) to the extent permitted hereunder.

“Excluded Contributions” means, as of any date, the aggregate amount of the net cash proceeds and Cash Equivalents, together with the aggregate fair market value (determined in good faith by a Responsible Officer of Holdings) of other assets that are used or useful in a business permitted under Section 6.08, received by Holdings after the Closing Date from:

(1)            contributions to its common equity capital; or

(2)            the sale of Capital Stock of Holdings;

in each case, designated as Excluded Contributions pursuant to a certificate of a Responsible Officer of Holdings on the date such contribution is made or such Capital Stock is sold, less the aggregate amount of Investments made pursuant to Section 6.04(28), in each case prior to such date; provided that the proceeds of Disqualified Stock, Cure Amounts and any net cash proceeds that are used prior to such date (A) to make Restricted Payments under Section 6.06(1) or Section 6.06(2)(b) or (B) for Contribution Indebtedness, will not be treated as Excluded Contributions.

“Excluded Subsidiary” means any:

(1)            Immaterial Subsidiary;

(2)            Subsidiary that is not a Wholly Owned Subsidiary of Holdings;

(3)            Unrestricted Subsidiary;

(4)            CFC;

(5)            FSHCO;

(6)            Subsidiary of a CFC or FSHCO;

(7)            Subsidiary that is not either (i) a Domestic Subsidiary or (ii) organized under the laws of a Specified Foreign Jurisdiction;

(8)            Subsidiary if acting as a Guarantor, or its Guarantee, would, and only so long as it would, (a) be prohibited by law or regulation or by any contractual obligation existing on the (but not incurred in anticipation of) Closing Date or on the date such subsidiary is acquired or organized (as long as, in the case of an acquisition of a subsidiary, such prohibition did not arise as part of such acquisition) or (b) require a governmental or regulatory consent, approval, license or authorization (unless such consent, approval, license or authorization has been received);

(9)            Subsidiary that is a Captive Insurance Company, not-for-profit Subsidiary or Subsidiary which is a special purpose entity for securitization transaction (including any Receivables Subsidiary) or like special purposes; and

(10)            any Subsidiary that would be excluded by the Guaranty and Security Principles.

in each case, unless Holdings determines in its sole discretion, upon notice to the Administrative Agent, that any of the foregoing Persons (other than a Subsidiary that is not a Wholly Owned Subsidiary of Holdings (other than Venator Pigments GmbH & Co KG)) should not be an Excluded Subsidiary; provided that in the case of any Restricted Subsidiary that is a Foreign Subsidiary not organized in a Specified Foreign Jurisdiction, the jurisdiction of such Foreign Subsidiary is acceptable to the Administrative Agent in its reasonable discretion unless the Guarantee to be provided by such Foreign Subsidiary is consistent with the credit support provided by the other Guarantors (or as otherwise may be acceptable to the Administrative Agent in its reasonable discretion). Notwithstanding the foregoing, a Restricted Subsidiary may be an Excluded Subsidiary in circumstances where Holdings and the Administrative Agent reasonably agree that any of the cost, difficulty, burden or consequences of such Restricted Subsidiary providing a Guarantee of the Obligations is excessive in relation to the value afforded thereby.

“Excluded Pension Assets” means assets pledged as security for Holdings’ or any of its Restricted Subsidiaries’ pension obligations under applicable U.K. law or regulation; provided that (1) the aggregate amount of such assets at any time do not have an aggregate book value in excess of $50,000,000 and (2) such assets shall not constitute, or be of a type that would constitute, ABL Priority Collateral.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to any Recipient of any payment to be made by or on account of any obligation of any Loan Party under the Loan Documents:

(1)            Taxes imposed on or measured by its net income (however denominated) or franchise Taxes imposed in lieu of net income Taxes, and branch profits Taxes, in each case, (a) imposed as a result of such Recipient being organized under the laws of, or having its principal office, principal place of business or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes;

(2)            any U.S. federal withholding Tax imposed on amounts payable hereunder to or for the account of a Recipient under any law applicable at the time such Recipient becomes a party to this Agreement or Amendment No. 1 (other than pursuant to an assignment request by the Borrower under Section 2.19) (or in the case of a Lender, under any law applicable at the time such Lender changes its Lending Office), except to the extent that the Recipient’s assignor (if any), at the time of assignment (or such Lender immediately before it changed its Lending Office), was entitled to receive additional amounts from the applicable Loan Party with respect to such withholding Tax pursuant to Section 2.17(1) or Section 2.17(4);

(3)            any Tax Deduction on account of Tax imposed by Spain on amounts payable hereunder to or for the account of a Recipient who is not a Spanish Qualifying Lender at the time such Recipient becomes a party to this Agreement (or in the case of an Initial Lender, at the time such Initial Lender changes its Lending Office) or, being a Spanish Qualifying Lender at that time, has ceased to be a Spanish Qualifying Lender or is not entitled to receive interest free and clear from Spanish withholding Tax, other than as a result of any change in (or in the interpretation, administration or application of) any law or double taxation agreement, or any published practice or published concession of any relevant Tax authority that has taken place after that time;

(4)            Taxes that are attributable to such Recipient’s failure to comply with Section 2.17(6) or Section 2.17(8);

(5)            any Tax Deduction (other than a U.K. Tax Deduction) in respect of a payment to a Lender that could have been made without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or double taxation agreement, or any published practice or published concession of any relevant Tax authority;

(6)            any Tax Deduction on account of Tax imposed by France on a payment made to a Lender if such Tax Deduction is imposed solely because this payment is made to (i) an account opened in the name of or for the benefit of that Lender in a financial institution situated in a Non-Cooperative Jurisdiction or (ii) a Lender Party incorporated or acting through a Facility Office (or the office of the Administrative Agent) situated in a Non-Cooperative Jurisdiction;

(7)            any Taxes imposed under FATCA;

(8)            any Bank Levy (or any payment attributable to a Bank Levy); and

(9)            any Taxes under the laws of Germany arising solely due to the fact that the Obligations are secured (directly or indirectly) by real estate located in Germany (inländische Grundstücke) or any domestic rights treated as real property under German Civil Law (inländische Rechte die den Vorschriften des Bürgerlichen Rechts über Grundstücke unterliegen) within the meaning of section 49 para. 1 no. 5 lit. c) aa) Income Tax Act (Einkommensteuergesetz – EStG).

“Existing Huntsman Indebtedness” means (i) that certain Credit Agreement, dated as of August 16, 2005 (as amended, restated, modified or otherwise supplemented from time to time prior to the Closing Date) by and among Huntsman, the guarantors party thereto, the lenders party thereto, and JPMCB, as administrative agent and collateral agent, (ii) the notes due 2020 issued pursuant to that certain Indenture, dated as of November 19, 2012 (as amended, restated, modified or otherwise supplemented from time to time prior to the Closing Date), among Huntsman, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee, and any supplemental or additional indenture entered into with respect thereto, (iii) the notes due 2021 issued pursuant that that certain Indenture, dated as of December 23, 2013 (as amended, restated, modified or otherwise supplemented from time to time prior to the Closing Date), among Huntsman, the guarantors party thereto and Wilmington Trust, National Association, as trustee, and any supplemental or additional indenture entered into with respect thereto, (iv) the notes due 2022 issued pursuant to that certain Indenture, dated as of November 13, 2014 (as amended, restated, modified or otherwise supplemented from time to time prior to the Closing Date), among Huntsman, the guarantors party thereto and Wilmington Trust, National Association, as trustee, and any supplemental or additional indenture entered into with respect thereto and (v) those certain senior notes due 2025 issued pursuant to the terms of that certain Indenture, dated as of March 31, 2015 (as amended, restated, modified or otherwise supplemented from time to time prior to the Closing Date), among Huntsman, the guarantors party thereto and Wilmington Trust, National Association, as trustee, and any supplemental or additional indenture entered into with respect thereto.

“Existing Letters of Credit” means those Letters of Credit described on Schedule 1.01(1) hereto.

“Extended Commitments” has the meaning assigned to such term in Section 2.22(1).

“Extended Loans” has the meaning assigned to such term in Section 2.22(1).

“Extending Lender” has the meaning assigned to such term in Section 2.22(1).

“Extension” has the meaning assigned to such term in Section 2.22(1).

“Extension Amendment” has the meaning assigned to such term in Section 2.22(2).

“Extension Offer” has the meaning assigned to such term in Section 2.22(1).

“Facility” means each of the U.S./Canadian Revolving Facility, the French Revolving Facility and the European Revolving Facility.

“Facility Office” means the office or offices notified by a Lender to the Agents in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)            sections 1471 to 1474 of the Code or any associated regulations;

(b)            any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)            any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Deduction” means a deduction or withholding from a payment under any Loan Document required by FATCA.

“FCA” has the meaning assigned to such term in Section 1.18.

“FCPA” has the meaning assigned to such term in Section 3.20(3).

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds rate, provided that if the Federal Funds Rate shall be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter” means the applicable fee letter(s) with respect to the Revolving Facility dated on or about June 20, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified).

“Fees” means the Commitment Fees, the L/C Participation Fees, the Issuing Bank Fees, Administrative Agent Fees and all other fees set forth in the Fee Letter and relating hereto.

“Finance Party” means the Administrative Agent, the Collateral Agent, the Arrangers, the Bookrunners, the Documentation Agent, the Syndication Agent or a Lender.

“Financial Officer” means, with respect to any Person, the chief financial officer, president, principal accounting officer, director of financial services, treasurer, assistant treasurer or controller of such Person or any other senior officer or director with equivalent duties.

“Financial Performance Covenant” means the covenant set forth in Section 6.10.

“Financial Support Direction” shall mean a financial support direction issued by the Pensions Regulator under section 43 of the Pensions Act 2004 (UK).

“First Lien Net Leverage Ratio” means, as of any date, the ratio of Consolidated First Lien Net Debt as of such date to Consolidated EBITDA for the most recent four fiscal quarter period for which Required Financial Statements have been delivered (or were required to be delivered), calculated on a Pro Forma Basis.

“Fixed Amounts” has the meaning assigned to such term in Section 1.07(2).

“Fixed Charge Coverage Ratio” means, as of any date, the ratio of:

(1)            (a) Consolidated EBITDA of Holdings for the most recent period of four consecutive fiscal quarters for which Required Financial Statements have been delivered (or were required to be delivered), calculated on a Pro Forma Basis, minus (b) non-financed Capital Expenditures of Holdings and its Restricted Subsidiaries during such period that were paid in cash during such period (it being understood that Capital Expenditures funded with proceeds of Revolving Loans will not be deemed to be “financed” for the purpose of this clause (b)) minus (c) taxes of Holdings and the Restricted Subsidiaries based on income that were paid or payable in cash during such period (including tax distributions paid in cash during such period) to

(2)            Fixed Charges of Holdings for such period.

“Fixed Charges” means, for any period, the sum without duplication, of the following for such period:

(1)            the Consolidated Interest Expense of Holdings that was paid or payable in cash during such period; plus

(2)            all scheduled principal amortization payments that were paid or payable in cash during such period with respect to Indebtedness for borrowed money of Holdings and its Restricted Subsidiaries, including payments in respect of Capital Lease Obligations, but excluding payments with respect to intercompany Indebtedness; plus

(3)            all cash dividend payments (excluding items eliminated in consolidation and payments on account of tax distributions) paid in cash on any series of Disqualified Stock during such period.

“Flood Certificate” means a completed “Life-of-Loan”, “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency or any successor Governmental Authority performing a similar function (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable property owner relating thereto).

“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994, the Flood Insurance Reform Act of 2004 and the Biggert-Waters Flood Insurance Reform Act of 2012, in each case as amended from time to time, and any successor statutes, together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing or interpreting any of the foregoing, as amended and modified from time to time.

“Flood Zone” means areas having special flood hazards as described in the Flood Program.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (or as of the ~~Restatement Agreement~~Amendment No. 1 Effective Date) with respect to ~~LIBO~~Adjusted Term SOFR Rate, EURIBOR Rate, CDOR Rate or Daily Simple RFR, as applicable. For the avoidance of doubt, the initial Floor for each of the Adjusted Term SOFR Rate, EURIBOR Rate and Daily Simple RFR shall be 0.00% per annum.

“Foreign Lender” means any Lender or Issuing Bank that is organized under the laws of a jurisdiction other than the United States of America. For purposes of this definition, the United States of America, each state thereof and the District of Columbia will be deemed to constitute a single jurisdiction.

“Foreign Security Documents” means the Canadian Security Documents, the German Security Documents, the French Security Documents, the Luxembourg Security Documents, the Spanish Security Documents and the U.K. Security Documents, including, in each case, those documents set forth on Schedule 1.01(3).

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“French Borrower” and “French Borrowers” have the respective meanings assigned to such terms in the recitals hereto.

“French Borrowing Base” means, in respect of each French Borrower at any time, the sum of:

(1)            (x) 85% of the Eligible Accounts (other than Eligible Investment Grade Accounts) of such French Borrower plus (y) 90% of the Eligible Investment Grade Accounts of such French Borrower; plus

(2)            the positive amount, if any, by which the U.S. Borrowing Base (after giving effect to any amount of the U.S. Borrowing Base included in any other Borrowing Base (other than the U.S. Borrowing Base)) exceeds the U.S. Revolving Facility Credit Exposure; less

(3)            Reserves.

Notwithstanding anything to the contrary contained herein, any Acquired Asset ABL Priority Collateral owned by a French Borrower will immediately be included in the French Borrowing Base for such French Borrower at a value equal to the Acquired Asset Borrowing Base Calculation thereof; provided, that if the Borrowers have not delivered, at their expense, a customary field examination reasonably acceptable to Administrative Agent within 90 days of the acquisition of such Acquired Asset ABL Priority Collateral (or such longer period as the Administrative Agent may reasonably agree), such Acquired Asset ABL Priority Collateral will cease to be eligible for inclusion in the French Borrowing Base.

“French Guarantors” means: (1) each Wholly Owned Subsidiary of Holdings organized under the laws of France on the Closing Date (other than any Excluded Subsidiary) and (2) each Wholly Owned Subsidiary of Holdings organized under the laws of France (other than any Excluded Subsidiary) that becomes, or is required to become, a party to the French Security Documents after the Closing Date pursuant to Section 5.10; provided that for the avoidance of doubt, “French Guarantors” shall not include “French Borrowers”.

“French Issuing Bank Fees” has the meaning assigned to such term pursuant to Section 2.12(4).

“French L/C Disbursement” means a payment or disbursement made by an Issuing Bank pursuant to a U.S./Canadian Letter of Credit.

“French L/C Participation Fee” has the meaning assigned to such term pursuant to Section 2.12(4).

“French Letter of Credit” has the meaning assigned to such term pursuant to Section 2.05.

“French Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue French Letters of Credit pursuant to Section 2.05. The French Letter of Credit Commitments of each of the Issuing Banks on the Restatement Agreement Effective Date shall be those Commitments listed on Schedule I to the Restatement Agreement. Any Issuing Bank shall be permitted at any time to increase its French Letter of Credit Commitment with the written consent of Holdings and notice to the Administrative Agent of such increase, so long as all Issuing Bank’s French Letter of Credit Commitments do not exceed the French Letter of Credit Sublimit.

“French Letter of Credit Sublimit” means the aggregate French Letter of Credit Commitments of the Issuing Banks, in an amount not to exceed $15 million.

“French Line Cap” means, with respect to any French Borrower, at any time, the lesser of (1) the aggregate amount of French Revolving Facility Commitments and (2) the French Borrowing Base with respect to such French Borrower then in effect.

“French Loan Parties” means the French Borrowers and the French Guarantors.

“French Borrowing Obligations” shall mean on any date, the portion of the Obligations outstanding that are owing by French Borrowers to the French Revolving Lenders, as Borrowers under the French Revolving Facility.

“French Obligations” means:

(1)            all amounts owing to any Agent, any Issuing Bank or any Lender from a French Loan Party pursuant to the terms of this Agreement or any other Loan Document, including all interest and expenses accrued or accruing (or that would, absent the commencement of an insolvency or liquidation proceeding, accrue) after the commencement by or against any French Loan Party of any proceeding under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state, provincial, territorial or foreign bankruptcy, insolvency, receivership or similar law naming such French Loan Party as the debtor in such proceeding, in accordance with and at the rate specified in this Agreement, whether or not the claim for such interest or expense is allowed or allowable as a claim in such proceeding;

(2)            all amounts owing from a French Loan Party to any Qualified Counterparty under any Specified Hedge Agreement;

(3)            any obligations owing from a French Loan Party pursuant to the Ancillary Facility and any Ancillary Extensions of Credit thereunder; and

(4)            any Cash Management Obligations of any French Loan Party;

provided that:

(a)            the Obligations of any French Loan Party under any Specified Hedge Agreement, Cash Management Obligations and the Ancillary Facility and any Ancillary Extensions of Credit thereunder will be secured and Guaranteed pursuant to the French Security Documents (other than the French Receivables Assignments) and the Guaranty as provided by a French Loan Party only to the extent that, and for so long as, the other French Obligations are so secured and Guaranteed; and

(b)            any release of Collateral or Guarantors effected in the manner permitted by this Agreement, the Guaranty or any French Security Document will not require the consent of any Cash Management Bank, Qualified Counterparty or any party to the Ancillary Facility or any Ancillary Extension of Credit thereunder pursuant to any Loan Document.

“French Obligations Guarantors” means each Loan Party which has provided a guaranty of the French Obligations of any French Borrower pursuant to the Guaranty (and subject to the limitations set forth therein and/or in Section 1.16 as far as applicable, in each case excluding any Excluded Subsidiary and subject to the Guaranty and Security Principles.

“French Overadvance” has the meaning assigned to such term in Section 2.01(2).

“French Receivables Assignments” means:

(a)            the master receivables assignment agreement under French law dated on or about the date of this Agreement between Venator France SAS, as Assignor, the Collateral Agent, as security agent on behalf of the French Revolving Lenders, and the French Revolving Lenders as assignees; and

(b)            each receivables assignment form (acte de cession de créances professionnelles à titre de garantie) executed by Venator France SAS in accordance with the master receivables assignment agreement referred to in paragraph (a) above.

“French Protective Advance” has the meaning assigned to such term in Section 2.01(3).

“French Revolving Facility” means the French Revolving Facility Commitments (including any Incremental Commitments that are French Revolving Facility Commitments) and the extensions of credit made hereunder by the French Revolving Lenders.

“French Revolving Facility Commitment” means, with respect to a Lender, the commitment of such Lender, if any, to make French Revolving Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s French Revolving Facility Credit Exposure hereunder, as such commitment may be (1) reduced from time to time pursuant to Section 2.08, (2) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 10.04 or (3) increased from time to time under Section 2.21. The amount of each Lender’s French Revolving Facility Commitment as of the Restatement Agreement Effective Date is set forth on Schedule I to the Restatement Agreement or in the Assignment and Acceptance pursuant to which such Lender has assumed its French Revolving Facility Commitment, as applicable. The aggregate amount of the Lenders’ French Revolving Facility Commitment on the Restatement Agreement Effective Date is $25.0 million.

“French Revolving Facility Credit Exposure” means, with respect to each French Borrower, at any time, the sum of:

(1)            the aggregate principal amount of the French Revolving Loans made to such French Borrower outstanding at such time; and

(2)            the French Revolving L/C Exposure with respect to Letters of Credit issued on behalf of such French Borrower at such time.

The French Revolving Facility Credit Exposure with respect to any French Borrower of any Revolving Lender at any time will be, subject to adjustment as expressly provided in Section 2.23, the product of (a) such Revolving Lender’s French Revolving Facility Percentage and (b) the aggregate French Revolving Facility Credit Exposure with respect to such French Borrower of all Revolving Lenders, collectively, at such time.

“French Revolving Facility Percentage” means, with respect to any Revolving Lender, the percentage of the total French Revolving Facility Commitments represented by such Lender’s French Revolving Facility Commitment. If the French Revolving Facility Commitments have terminated or expired, the French Revolving Facility Percentages will be determined based upon the French Revolving Facility Commitments most recently in effect, giving effect to any assignments pursuant to Section 10.04.

“French Revolving L/C Exposure” means, with respect to any French Borrower, at any time the sum of (1) the aggregate undrawn face amount of all French Letters of Credit issued on behalf of such French Borrower outstanding at such time and (2) the aggregate principal amount of all French L/C Disbursements with respect to such French Borrower that have not yet been reimbursed at such time. The French Revolving L/C Exposure with respect to any French Borrower of any Revolving Lender at any time will mean its French Revolving Facility Percentage of the aggregate French Revolving L/C Exposure of such French Borrower at such time. For all purposes of this Agreement, if on any date of determination a French Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standard Practices, International Chamber of Commerce No. 590, such French Letter of Credit will be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a French Letter of Credit at any time will be deemed to be the stated amount of such French Letter of Credit in effect at such time; provided that, with respect to any French Letter of Credit that by its terms or the terms of any document related thereto provides for one or more automatic increases in the stated amount thereof, the amount of such French Letter of Credit will be deemed to be the maximum stated amount of such French Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“French Revolving Lender” means each financial institution listed on Schedule I to the Restatement Agreement (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 10.04) having a French Revolving Facility Commitment, as well as any Person that becomes a French Revolving Lender hereunder pursuant to Section 10.04, which, for the avoidance of doubt, shall include any Issuing Bank having issued, or which may issue, a French Letter of Credit to a French Borrower.

“French Revolving Loans” has the meaning assigned to such term in Section 2.01(1) and will include any French Overadvances and French Protective Advances.

“French Security Documents” means the documents referred to as such on Schedule 1.01(3) and/or Schedule 5.16 each of the security agreements and other instruments and documents executed and delivered by any French Loan Party pursuant thereto or pursuant to Section 5.10.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (1) with respect to the Issuing Banks, (a) such Defaulting Lender’s U.S./Canadian Revolving Facility Percentage of the outstanding U.S. Revolving L/C Exposure or Canadian Borrower Revolving L/C Exposure, as applicable, other than U.S. Revolving L/C Exposure or Canadian Borrowing Revolving L/C Exposure, as applicable, as to which such Defaulting Lender’s participation obligation has been reallocated to non-Defaulting Lenders or cash collateralized or backstopped in accordance with the terms hereof, (b) such Defaulting Lender’s European Revolving Facility Percentage of the outstanding German Revolving L/C Exposure, Spanish Revolving L/C Exposure or U.K. Borrower Revolving L/C Exposure, as applicable, other than German Revolving L/C Exposure, Spanish Revolving L/C Exposure or U.K. Borrowing Revolving L/C Exposure, as applicable, as to which such Defaulting Lender’s participation obligation has been reallocated to non-Defaulting Lenders or cash collateralized or backstopped in accordance with the terms hereof and (c) such Defaulting Lender’s French Revolving Facility Percentage of the outstanding French L/C Exposure with respect to the applicable French Borrower, other than French Revolving L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to non-Defaulting Lenders or cash collateralized or backstopped in accordance with the terms hereof and (2) with respect to the Swingline Lenders, such Defaulting Lender’s U.S./Canadian Revolving Facility Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“FSHCO” means any Subsidiary of Holdings, substantially all of the assets of which consist of Equity Interests or Indebtedness of one or more CFCs.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession (but excluding the policies, rules and regulations of the SEC applicable only to public companies).

Notwithstanding anything to the contrary above or in the definition of Capital Lease Obligations or Capital Expenditures, in the event of a change under GAAP (or the application thereof) requiring any leases to be capitalized that are not required to be capitalized as of the Closing Date, only those leases that would result or would have resulted in Capital Lease Obligations or Capital Expenditures on the Closing Date (assuming for purposes hereof that they were in existence on the Closing Date) will be considered capital leases and all calculations under this Agreement will be made in accordance therewith.

“German Borrower” and “German Borrowers” have the respective meanings assigned to such terms in the recitals hereto.

“German Borrowing Base” means, with respect to each German Borrower, at any time, the sum of:

(1)            (x) 85% of the Eligible Accounts (other than Eligible Investment Grade Accounts) owned by such German Borrower plus (y) 90% of the Eligible Investment Grade Accounts owned by such German Borrower; plus

(2)            the lesser of (i) 70% of the Cost of Eligible Inventory owned by such German Borrower and (ii) 85% of the Net Orderly Liquidation Value of Eligible Inventory owned by such German Borrower; plus;

(3)            the positive amount, if any, by which the U.S. Borrowing Base (after giving effect to any amount of the U.S. Borrowing Base included in any other Borrowing Base (other than the U.S. Borrowing Base)) exceeds the U.S. Revolving Facility Credit Exposure; less

(4)            Reserves.

Notwithstanding anything to the contrary contained herein, any Acquired Asset ABL Priority Collateral owned by a German Borrower will immediately be included in the German Borrowing Base for such German Borrower at a value equal to the Acquired Asset Borrowing Base Calculation thereof; provided, that if the Borrowers have not delivered, at their expense, a customary field examination and inventory appraisal reasonably acceptable to Administrative Agent within 90 days of the acquisition of such Acquired Asset ABL Priority Collateral (or such longer period as the Administrative Agent may reasonably agree), such Acquired Asset ABL Priority Collateral will cease to be eligible for inclusion in the German Borrowing Base.

“German Guarantor” means: (1) each Wholly Owned Subsidiary of Holdings organized under the laws of Germany (other than any Excluded Subsidiary) on the Closing Date or (2) each Wholly Owned Subsidiary of Holdings organized under the laws of Germany that becomes, or is required to become, a party to the German Security Documents after the Closing Date pursuant to Section 5.10.

“German Issuing Bank Fees” has the meaning assigned to such term pursuant to Section 2.12(5).

“German L/C Participation Fee” has the meaning assigned to such term pursuant to Section 2.12(5).

“German Line Cap” means, with respect to any German Borrower, at any time, the lesser of (1) the aggregate amount of European Revolving Facility Commitments and (2) the German Borrowing Base with respect to such German Borrower then in effect.

“German Loan Parties” means the German Borrowers and the German Guarantors.

“German Obligations” means:

(1)            all amounts owing to any Agent, any Issuing Bank or any Lender from a German Loan Party pursuant to the terms of this Agreement or any other Loan Document, including all interest and expenses accrued or accruing;

(2)            all amounts owing from a German Loan Party to any Qualified Counterparty under any Specified Hedge Agreement;

(3)            any obligations owing from a German Loan Party pursuant to the Ancillary Facility and any Ancillary Extensions of Credit thereunder; and

(4)            any Cash Management Obligations of any German Loan Party;

provided that:

(a)            the Obligations of any German Loan Party under any Specified Hedge Agreement, Cash Management Obligations and the Ancillary Facility and any Ancillary Extensions of Credit thereunder will be secured and Guaranteed pursuant to the German Security Documents and the Guaranty as provided by a German Loan Party only to the extent that, and for so long as, the other German Obligations are so secured and Guaranteed; and

(b)            any release of Collateral or Guarantors effected in the manner permitted by this Agreement, the Guaranty or any German Security Document will not require the consent of any Cash Management Bank, Qualified Counterparty or any party to the Ancillary Facility or any Ancillary Extension of Credit thereunder pursuant to any Loan Document.

“German Obligations Guarantors” means each Loan Party which has provided a guaranty of the German Obligations of any German Borrower pursuant to the Guaranty (and subject to the limitations set forth therein, in each case excluding any Excluded Subsidiary and subject to the Guaranty and Security Principles.

“German Overadvance” has the meaning assigned to such term in Section 2.01(2).

“German Protective Advance” has the meaning assigned to such term in Section 2.01(3).

“German Qualifying Lender”: in respect of interest payable by the German Borrower, a Lender which is beneficially entitled to interest payable to that Lender in respect of any amounts hereunder and is:

(1)            resident for tax purposes in Germany;

(2)            lending through a Facility Office in Germany to which the relevant interest payment is effectively attributable for tax purposes; or

(3)            a German Treaty Lender.

“German Resident” means any Guarantor or any Subsidiary that qualifies as a resident party domiciled in Germany (Inländer) within the meaning of Section 2 paragraph 15 of the German Foreign Trade Act (Außenwirtschaftsgesetz) (including its directors, managers, officers, agents and employees).

“German Revolving Facility Credit Exposure” means, with respect to any German Borrower, at any time, the sum of the following amounts:

(1)            the aggregate principal amount of the European Revolving Loans made to such German Borrower outstanding at such time; and

(2)            the German Revolving L/C Exposure with respect to Letters of Credit issued on behalf of such German Borrower at such time.

The German Revolving Facility Credit Exposure of any Revolving Lender with respect to any German Borrower at any time will be, subject to adjustment as expressly provided in Section 2.23, the product of (a) such Revolving Lender’s European Revolving Facility Percentage and (b) the aggregate German Revolving Facility Credit Exposure with respect to such German Borrower of all Revolving Lenders, collectively, at such time.

“German Revolving L/C Exposure” means, with respect to any German Borrower at any time the sum of (1) the aggregate undrawn face amount of all European Letters of Credit issued on behalf of such German Borrower outstanding at such time and (2) the aggregate principal amount of all European L/C Disbursements made with respect to European Letters of Credit issued on behalf of such German Borrower that have not yet been reimbursed at such time. The German Revolving L/C Exposure of any Revolving Lender at any time will mean its European Revolving Facility Percentage of the aggregate German Revolving L/C Exposure with respect to such German Borrower at such time. For all purposes of this Agreement, if on any date of determination a European Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standard Practices, International Chamber of Commerce No. 590, such European Letter of Credit will be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a European Letter of Credit at any time will be deemed to be the stated amount of such European Letter of Credit in effect at such time; provided that, with respect to any European Letter of Credit that by its terms or the terms of any document related thereto provides for one or more automatic increases in the stated amount thereof, the amount of such European Letter of Credit will be deemed to be the maximum stated amount of such European Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“German Security Documents” means the collective reference to those documents identified as “Initial German Security Documents” on Schedule 1.01(3) and each of the security agreements and other instruments and documents executed and delivered by any German Loan Party pursuant thereto or pursuant to Section 5.10.

“German Treaty”: as defined in the definition of “German Treaty State”.

“German Treaty Lender”: a Lender which (a) is treated as a resident of a German Treaty State for the purposes of the German Treaty; and (b) is entitled to receive payments of interest without a deduction of Tax imposed by Germany under the German Treaty; and (c) does not carry on a business in Germany through a permanent establishment with which that Lender’s participation in the Loan is effectively connected.

“German Treaty State”: a jurisdiction having a double taxation agreement with Germany (a “German Treaty”) which makes provision for full exemption from tax imposed by Germany on interest payable pursuant to any Loan Document.

“Governmental Authority” means any federal, state, provincial, territorial, municipal, local, national, transnational, foreign or other governmental department, commission, board, tribunal, bureau, ministry, court, agency, authority, instrumentality or regulatory, legislative, judicial or arbitral body, or other law, rule or regulation-making entity, or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court.

“Guarantee” of or by any Person (the “guarantor”) means:

(1)            any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect:

(a)            to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligations;

(b)            to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof;

(c)            to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation;

(d)            entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part); or

(e)            as an account party in respect of any letter of credit, bank guarantee or other letter of credit guaranty issued to support such Indebtedness or other obligation; or

(2)            any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other Person, whether or not such Indebtedness or other obligation is assumed by the guarantor;

provided, that the term “Guarantee” will not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee will be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith, subject to any local limitations as set forth in this Agreement or in the Guaranty and Security Principles.

“Guarantor” means, (i) with respect to the U.S. Obligations, each U.S. Obligations Guarantors, (ii)  with respect to the Canadian Obligations, each Canadian Obligations Guarantor, (iii) with respect to the French Obligations, each French Obligations Guarantor, (iv) with respect to the German Obligations, each German Obligations Guarantor, (v) with respect to the Spanish Obligations, each Spanish Obligations Guarantor and (vi) with respect to the U.K. Obligations, each U.K. Obligations Guarantor.

“Guaranty” means the guaranty made by Holdings and the other Guarantors in favor of the Administrative Agent on behalf of the Secured Parties, dated as of the Closing Date, as amended, supplemented or otherwise modified from time to time.

“Guaranty and Security Principles” means the Guaranty and the Security Principles set forth in Schedule 1.01(2); provided, that the Guaranty and Security Principles shall not apply to any ABL Priority Collateral of any Borrower.

“Hazardous Materials” means all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including explosive or radioactive substances or petroleum or petroleum byproducts or distillates, friable asbestos or friable asbestos-containing materials, polychlorinated biphenyls or radon gas, in each case, that are regulated or would reasonably be expected to give rise to liability under any Environmental Law.

“Hedge Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, not entered into for speculative purposes; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or any of its Subsidiaries will be a Hedge Agreement.

“Holdings” has the meaning assigned to such term in the preamble hereto.

“Huntsman” has the meaning assigned to such term in the recitals hereto.

“Huntsman-Clariant Merger” means the merger of Huntsman Corporation with a wholly-owned subsidiary of Clariant.

“Huntsman Release” means the termination of all guarantees, commitments and other obligations of Holdings and its Subsidiaries under the Existing Huntsman Indebtedness and the termination and release of all Liens related thereto.

“IFRS” means International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary that (1) did not, as of the last day of the most recent fiscal quarter of Holdings for which Required Financial Statements have been delivered (or were required to be delivered), have assets with a value in excess of 2.5% of the Consolidated Total Assets or revenues representing in excess of 2.5% of total revenues of Holdings and the Restricted Subsidiaries for the period of four consecutive fiscal quarters for which Required Financial Statements have been delivered (or were required to be delivered), calculated on a consolidated basis in accordance with GAAP; and (2) taken together with all Immaterial Subsidiaries as of the last day of the most recent fiscal quarter of Holdings for which Required Financial Statements have been delivered (or were required to be delivered), did not have assets with a value in excess of 5.0% of Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of Holdings and the Restricted Subsidiaries on a consolidated basis for such four-quarter period.

“Impacted EURIBOR Rate Interest Period” has the meaning assigned to such term in the definition of “EURIBOR Rate.”

~~“Impacted LIBO Rate Interest Period” has the meaning assigned to it in the definition of “LIBO Rate.”~~

“Incremental Commitment” has the meaning assigned to such term in Section 2.21(1).

“Incremental Equivalent Term Debt” has the meaning assigned to such term in the Term Loan Credit Agreement.

“Incremental Revolving Facility Increase” has the meaning assigned to such term in Section 2.21(1).

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.21(6)(a).

“Incremental Lender” has the meaning assigned to such term in Section 2.21(5).

“Incurrence Based Amounts” has the meaning assigned to such term in Section 1.07(3).

“Indebtedness” means, with respect to any Person, without duplication:

(1)            all obligations of such Person for borrowed money;

(2)            all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(3)            all obligations of such Person under conditional sale or title retention agreements relating to property or assets purchased by such Person;

(4)            all obligations of such Person issued or assumed as the deferred purchase price of property or services, to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP;

(5)            all Capital Lease Obligations of such Person;

(6)            all net payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding Hedge Agreements;

(7)            the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and bank guarantees;

(8)           the principal component of all obligations of such Person in respect of bankers’ acceptances;

(9)           all Guarantees by such Person of Indebtedness described in clauses (1) through (8) above; and

(10)        the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock);

provided that Indebtedness will not include:

(a)            trade payables, accrued expenses and intercompany liabilities arising in the ordinary course of business;

(b)            prepaid or deferred revenue arising in the ordinary course of business;

(c)           purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset; or

(d)            earn-out obligations until such obligations are not paid after becoming due and payable.

The Indebtedness of any Person will include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

“Indemnified Taxes” means (1) all Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document; and (2) to the extent not otherwise described in clause (1), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.05(2).

“Initial Lender” means each financial institution listed on Schedule 2.01.

“Initial Lender Certificate” means a certificate substantially in a form reasonably acceptable to the Administrative Agent.

“Initial Venator Distribution Transaction” has the meaning assigned to such term in the recitals hereto.

“Intellectual Property Rights” has the meaning assigned to such term in the US Collateral Agreement.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Closing Date, by and among the Administrative Agent, the Common Collateral Agent, the Collateral Agent, and JPMCB, as administrative agent and collateral agent under the Term Loan Credit Agreement, and Holdings and the other Loan Parties pursuant to this Agreement and the Term Loan Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Interest Coverage Ratio” means, as of any date, the ratio of (1) the Consolidated EBITDA for the most recent period of four consecutive fiscal quarters for which Required Financial Statements have been delivered (or were required to be delivered), calculated on a Pro Forma Basis, to (2) the sum of (a) the Consolidated Interest Expense of Holdings for such period, calculated on a Pro Forma Basis, and in each case, paid or payable in cash, and (b) all cash dividend payments (excluding items eliminated in consolidation and payments on account of tax distributions) on any series of Disqualified Stock of Holdings or preferred stock of any of the Restricted Subsidiaries, in each case, made during such period.

“Interest Payment Date” means (1) with respect to any Term Benchmark Loan or CDOR Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing or CDOR Rate Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, (2) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month), (3) with respect to any ABR Loan (not including, for the avoidance of doubt, a Swingline Loan), the last Business Day of each fiscal quarter of Holdings, (4) with respect to any Swingline Loan, the day that such Swingline Loan is required to be repaid pursuant to Section 2.09 and (5) each Maturity Date.

“Interest Period” means, as to any Term Benchmark Borrowing or CDOR Rate Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one or three months thereafter (or, if agreed by all Lenders, 12 months or such shorter interest period), as Holdings may elect, or the date any Term Benchmark Borrowing or CDOR Rate Borrowing is converted to an ABR Borrowing in accordance with Section 2.03 or repaid or prepaid in accordance with Section 2.09, 2.10 or 2.11; provided that:

(1)            if any Interest Period would end on a day other than a Business Day, such Interest Period will be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period will end on the next preceding Business Day;

(2)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) will end on the last Business Day of the calendar month at the end of such Interest Period;

(3)            no Interest Period will extend beyond the applicable Maturity Date; and

(4)          no tenor that has been removed from this definition pursuant to Section 2.14 shall be available. Interest will accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Inventory” means, with respect to a Person, all of such Person’s now owned and hereafter acquired inventory (as defined in the UCC, and shall include the meaning given to the term “Inventory” in any Foreign Security Document), goods and merchandise, wherever located, in each case, to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, work-in-process, finished goods (including embedded software), other materials, and supplies of any kind, nature or description which are used or consumed in such Person’s business or used in connection with the packing, shipping, advertising, selling, or finishing of such goods, merchandise and other property, and all documents of title or other documents representing the foregoing.

“Inventory Reserves” means reserves against Inventory established in the Administrative Agent’s Reasonable Credit Judgment (without duplication, including duplication as a result of Inventory being otherwise ineligible) equal to the sum of the following:

(1)            Shrink Reserves (if applicable);

(2)            a reserve determined by the Administrative Agent for Inventory that is discontinued, obsolete, unmerchantable, defective or unfit for sale;

(3)            a reserve for customs charges, logistics and shipping charges related to any Inventory in transit;

(4)            a reserve for Inventory which is designated to be returned to vendor or which is recognized as damaged or off quality or not to customer specifications by a Borrower; and

(5)            any other reserve as deemed appropriate by the Administrative Agent in its Reasonable Credit Judgment, from time to time.

“Investment” has the meaning assigned to such term in Section 6.04.

“Investment Grade Account Debtor” means an Account Debtor that, at the time of determination, has a corporate credit rating and/or family rating, as applicable, that is an Investment Grade Rating.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P (or reasonably equivalent ratings of another internationally recognized rating agency).

“Investment Grade Securities” means:

(1)            securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)            securities that have an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among Holdings and its Restricted Subsidiaries;

(3)            corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition; and

(4)            investments in any fund that invests at least 95.0% of its assets in investments of the type described in clauses (1) and (2) above which fund may also hold immaterial amounts of cash pending investment and/or distribution.

“Iron Oxide Disposition” shall mean the disposition, directly or indirectly, effected pursuant to the Iron Oxide Share Purchase Agreement.

“Iron Oxide Share Purchase Agreement” means that certain Share Purchase Agreement, dated as of November 14, 2022, by and among Holdings, each of the persons named in Schedule 1 thereto under the column headed “SELLERS” (including certain Loan Parties), and Cathay Pigments Holdings Limited, a company incorporated in the British Virgin Islands with registered number 148845, as amended, supplemented or otherwise modified in accordance with the terms thereof to the extent not adverse to the Administrative Agent or the Lenders.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Issuing Bank” means JPMCB, Citibank N.A., Bank of America, N.A. and each Lender designated as an Issuing Bank pursuant to Section 2.05(13), in each case, in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(10). The Issuing Banks on the Closing Date shall be those Lenders listed on Schedule 2.01 hereto. The Issuing Banks on the Restatement Agreement Effective Date shall be those lenders listed on Schedule I to the Restatement Agreement. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank or an underlying issuer, in which case the term “Issuing Bank” will include any such Issuing Bank and such Affiliate or underlying issuer with respect to Letters of Credit issued by such Affiliate or underlying issuer.

“Issuing Bank Fees” has the meaning assigned to such term in Section 2.12(7)(b).

“ITA” means the Income Tax Act (Canada) and the regulations thereunder, as amended.

“Joint Venture” means (a) any Person which would constitute an “equity method investee” of Holdings or any of the Restricted Subsidiaries and (b) any Person in whom Holdings or any of the Restricted Subsidiaries beneficially owns any Equity Interest that is not a Restricted Subsidiary (other than an Unrestricted Subsidiary).

“JPMCB” means JPMorgan Chase Bank, N.A.

“Junior Financing” means (1) any Indebtedness permitted to be incurred hereunder that is contractually subordinated in right of payment to the Obligations or secured by Liens that are contractually subordinated to the Liens securing the Obligations (other than the Term Loan Obligations), (2) any unsecured Indebtedness for borrowed money (other than unsecured Indebtedness in a principal amount not exceeding $15.0 million in the aggregate over the term of this Agreement) or (3) any Permitted Refinancing Indebtedness in respect of any of the foregoing.

“Junior Lien Intercreditor Agreement” means a “junior lien” intercreditor agreement reasonably satisfactory to the Administrative Agent. Upon the request of Holdings, the Administrative Agent and Collateral Agent will execute and deliver a Junior Lien Intercreditor Agreement with the Loan Parties and one or more Debt Representatives for Indebtedness permitted hereunder that is permitted to be secured on a junior basis to the Loans.

“Latest Maturity Date” means, as of any date of determination, the latest Maturity Date of the Revolving Facility Commitments or any Extended Commitments in effect on such date.

“L/C Disbursement” means a U.S./Canadian L/C Disbursement, European L/C Disbursement and/or French L/C Disbursement, as the context may require.

“L/C Participation Fee” means the U.S. L/C Participation Fee, Canadian L/C Participation Fee, French L/C Participation Fee, German L/C Participation Fee, Spanish L/C Participation Fee and/or U.K. L/C Participation Fee, as the context may require.

“LCA Election” has the meaning assigned to such term in Section 1.07(2).

“LCA Test Date” has the meaning assigned to such term in Section 1.07(2).

“Legal Reservations” means:

(1)            the principle that enforceability may be limited by applicable bankruptcy, insolvency, pre-insolvency proceedings (including, insofar as it refers to Spanish Loan Parties, transactions that may derive from articles 583 and subsequent, as well as articles ~~605~~635 and subsequent of the Spanish Insolvency Law), reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law);

(2)            the time barring of claims under any applicable law of any Relevant Jurisdiction, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void, the possibility that a court may strike out provisions of a contract as being invalid for reasons of oppression, undue influence or similar reasons and defenses of set-off or counterclaim and similar principles, rights, defenses and limitations under the laws of any applicable jurisdiction;

(3)            the principle that in certain circumstances Liens granted by way of fixed charge may be re-characterized as a floating charge or that Liens purported to be constituted as an assignment may be re-characterized as a charge;

(4)            the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and therefore void;

(5)            the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(6)            the principle that the creation or purported creation of a Lien over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which a Lien has purportedly been created;

(7)            implied covenants of good faith and fair dealing;

(8)            similar principles, rights and defenses under the laws of any Relevant Jurisdiction; and

(9)          any other matters which are set out as qualifications or reservations as to matters of law of general application in the legal opinions delivered pursuant to this Agreement.

“Lender” means each financial institution listed on Schedule I to the Restatement Agreement (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 10.04), as well as any Person that becomes a Lender hereunder pursuant to Section 10.04 and any Additional Lender. Unless the context otherwise requires, the terms “Lender” and “Lenders” shall include the Swingline Lender.

“Lender Default” means:

(1)            the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender to make available its portion of any Borrowing or reimbursement obligations, which refusal or failure is not cured within two Business Days after the date of such refusal or failure, unless such Lender notifies the Administrative Agent and Holdings in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied;

(2)           the failure of any Lender to pay over to the Administrative Agent, the Issuing Bank or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due;

(3)          the failure of any Lender within three Business Days after request by the Administrative Agent, to confirm that it will comply with its funding obligations under the Revolving Facility; provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (3) upon receipt of such written confirmation by the Administrative Agent and Holdings;

(4)            any Lender has notified Holdings or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations under the Revolving Facility or under other similar agreements in which it commits to extend credit;

(5)            any Lender has, or has a direct or indirect parent company that has, become the subject of a Bail-in Action; or

(6)            the admission by any Lender in writing that it is insolvent or such Lender becoming subject to a Lender-Related Distress Event.

“Lender-Related Distress Event” means, with respect to any Lender or any Person that directly or indirectly controls a Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, administrator, receiver, interim receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation or Bail-In Action, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event will not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Lending Office” means, as to any Lender or Issuing Bank, the applicable branch, office or Affiliate of such Lender or Issuing Bank designated by such Lender or Issuing Bank to make Loans or to issue Letters of Credit.

“Letter of Credit” has the meaning assigned to such term pursuant to Section 2.05.

“Letter of Credit Commitment” means a U.S./Canadian Letter of Credit Commitment, a European Letter of Credit Commitment and/or a French Letter of Credit Commitment, as the context may require.

“Letter of Credit Request” shall mean a request by Holdings for a Letter of Credit in such form as may be approved by the relevant Issuing Bank.

~~“LIBO Interpolated Rate” means, at any time, with respect to any Term Benchmark Borrowing denominated in Dollars and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available for the applicable currency) that is shorter than the Impacted LIBO Rate Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available for the applicable currency) that exceeds the Impacted LIBO Rate Interest Period, in each case, at such time; provided that if any LIBO Interpolated Rate shall be less than 0.00%, such rate shall be deemed to be 0.00% for the purposes of this Agreement.~~

~~“LIBO Rate” means, for any Interest Period with respect to a Term Benchmark Borrowing denominated in Dollars, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted LIBO Rate Interest Period”) with respect to such currency then the LIBO Rate shall be the LIBO Interpolated Rate.~~

~~“LIBO Screen Rate” means, for any day and time, with respect to any Term Benchmark Borrowing denominated in Dollars and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such currency for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than 0.00%, such rate shall be deemed to be 0.00% for the purposes of this Agreement.~~

~~“LIBOR” has the meaning assigned to such term in Section 1.18.~~

“Lien” means, with respect to any asset (1) any mortgage, deed of trust, lien, hypothecation, pledge, charge, license, security interest or similar encumbrance in or on such asset; or (2) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event will an operating lease, any capital lease in respect of Real Property permitted hereunder or an agreement to sell be deemed to constitute a Lien.

“Limited Condition Acquisition” means any acquisition, including by way of merger, or amalgamation, by Holdings or one or more Restricted Subsidiaries permitted pursuant to the Loan Documents whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Line Cap” means, at any time, the lesser of (1) the aggregate Revolving Facility Commitments at such time and (2) the Aggregate Borrowing Base at such time.

“Liquidity Condition” means and will exist during the period from (1) the date on which Excess Availability has been less than the greater of (i) 12.5% of the Line Cap then in effect and (ii) $33.0 million, in either case, for five consecutive Business Days, to (2) the date on which Excess Availability has been at least equal to the greater of (i) 12.5% of the Line Cap then in effect and $33.0 million, in either case, for 30 consecutive calendar days.

“Loan Accounts” means the loan accounts established on the books of the Administrative Agent.

“Loan Documents” means this Agreement, the Security Documents, the Guaranty, the Intercreditor Agreement, any Junior Lien Intercreditor Agreement, any Note, the TEG Letters, the Restatement Agreement and, solely for the purposes of Sections 3.01, 3.02, and 8.01(3) hereof, the Fee Letter.

“Loan Parties” means the U.S. Loan Parties, the Canadian Loan Parties, the French Loan Parties, the German Loan Parties, the Spanish Loan Parties, the U.K. Loan Parties and Lux Parent.

“Loans” means the Revolving Loans, the Swingline Loans and any other loans and advances of any kind made by the Administrative Agent, any Lender or any Affiliate of the Administrative Agent or any Lender pursuant to this Agreement.

“Local Time” means (a) with respect to a Dollar or Canadian Dollar denominated Borrowing or Letter of Credit made or issued, as applicable, to a U.S. Borrower or a Canadian Borrower, New York City time and (b) with respect to (i) a Dollar denominated Borrowing or Letter of Credit made or issued, as applicable, to a French Borrower, a German Borrower, a Spanish Borrower or a U.K. Borrower or (ii) a Euro or Sterling denominated Borrowing or Letter of Credit, London time.

“Lux Parent” means Venator Finance S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of Luxembourg with its registered office at 8-10, avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg register of commerce and companies (R.C.S. Luxembourg) under number B215641 and direct Wholly Owned Subsidiary of Holdings.

“Luxembourg Security Documents” means the collective reference to those documents identified as “Initial Luxembourg Security Documents” on Schedule 1.01(3) and each of the security agreements and other instruments and documents executed and delivered by the Lux Parent pursuant thereto or pursuant to Section 5.10.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on:

(1)            the business, financial condition or results of operations, in each case, of Holdings and the Restricted Subsidiaries (taken as a whole);

(2)          the ability of the Borrowers and the Guarantors (taken as a whole) to perform their payment obligations under the Loan Documents; or

(3)            the rights and remedies of the Administrative Agent and the Lenders (taken as a whole) under the Loan Documents.

“Material Indebtedness” means Indebtedness of Holdings, any Borrower or any Subsidiary Loan Party (other than the Loans) in an aggregate outstanding principal amount exceeding $50.0 million.

“Material Subsidiary” means any Restricted Subsidiary other than an Immaterial Subsidiary.

“Maturity Date” means, as the context may require:

(1)            with respect to Revolving Facility Commitments existing on the Restatement Agreement Effective Date and Loans and Letters of Credit in respect thereof, October 15, 2026; provided that if, on the date that is 91 days prior to the maturity date of any Indebtedness for borrowed money or evidenced by bonds, debentures, notes or similar instruments, in each case of Holdings, any Borrower or any Restricted Subsidiary in an aggregate principal amount in excess of $75.0 million (such date the “Springing Maturity Date”) any Revolving Facility Commitments or Loans or Letters of Credit in respect thereof are outstanding, the Maturity Date shall be the Springing Maturity Date (for the avoidance of doubt, the Maturity Date shall be the Springing Maturity Date only to the extent such Springing Maturity Date is earlier than the Maturity Date that would otherwise be applicable); and

(2)            with respect to any Extended Commitments and Loans and Letters of Credit in respect thereof, the final maturity date specified therefor in the applicable Extension Amendment; and

“Maximum Guaranteed Amount” has the meaning assigned to such term in Section 1.16.

“Maximum Rate” has the meaning assigned to such term in Section 10.09.

“MIRE Event” means if there are any Mortgaged Properties at such time, any increase, extension or renewal of any of the Commitments or Loans (including an Incremental Loan or any other incremental credit facilities hereunder or any Extended Commitments and Extended Loans hereunder, but excluding (i) any continuation or conversion of borrowings, (ii) the making of any Loan or (iii) the issuance, renewal or extension of Letters of Credit).

“MNPI” means any material Nonpublic Information regarding Holdings and the Subsidiaries that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information). For purposes of this definition “material Nonpublic Information” means Nonpublic Information that would reasonably be expected to be material to a decision by any Lender to assign or acquire any Loan or to enter into any of the transactions contemplated hereby.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Properties” means, all Owned Material Real Property, as to which the Collateral Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages.

“Mortgages” means each of the mortgages, charges, deeds of trust and deeds to secure debt or other similar security document made by any Loan Party, reasonably acceptable to the Administrative Agent, in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties, as the same may be amended, supplemented, replaced or otherwise modified from time to time.

“MTM” has the meaning assigned such term in the definition of “Designated Hedging Reserves.”

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Holdings, any Borrower or any Restricted Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Cash Proceeds” means the aggregate cash proceeds (using the fair market value of any Cash Equivalents) received by Holdings or any Restricted Subsidiary in respect of any Asset Sale (including any cash received in respect of or upon the sale or other disposition of any Designated Non-Cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and including any proceeds received as a result of unwinding any related Hedge Agreements in connection with such transaction but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct cash costs relating to such Asset Sale and the sale or disposition of such Designated Non-Cash Consideration (including legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required to be paid as a result of such transaction that is secured by a Permitted Lien that is prior or senior to the Lien securing the Obligations, any costs associated with unwinding any related Hedge Agreements in connection with such transaction and any deduction of appropriate amounts to be provided by Holdings or any of the Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Holdings or any of the Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that such reserved amounts will be deemed to be Net Cash Proceeds to the extent and at the time of any reversal thereof (to the extent not applied to the satisfaction of any applicable liabilities in cash in a corresponding amount).

“Net Orderly Liquidation Value” means, with respect to Eligible Inventory, the net appraised liquidation value thereof (expressed as a percentage of the Cost of such Inventory) as determined from time to time by an Acceptable Appraiser in accordance with Section 5.07.

“New York Courts” has the meaning assigned to such term in Section 10.15(1).

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.19(3).

“Non-Cooperative Jurisdiction” means a “non-cooperative state or territory” (État ou territoire non coopératif) as set out in the list referred to in Article 238-0 A of the French Code general des Impôts, as such list may be amended from time to time.

“Non-Ratio Based Incremental Facility Basket” has the meaning assigned to such term in Section 6.01(2)

“Note” has the meaning assigned to such term in Section 2.09(2).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means:

(1)            all amounts owing to any Agent, any Issuing Bank or any Lender from any Loan Party pursuant to the terms of this Agreement or any other Loan Document, including all interest and expenses accrued or accruing (or that would, absent the commencement of an insolvency or liquidation proceeding, accrue) after the commencement by or against any Loan Party of any proceeding under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state, provincial, territorial or foreign bankruptcy, insolvency, administration, receivership, restructuring plan or similar law naming such Loan Party as the debtor in such proceeding, in accordance with and at the rate specified in this Agreement, whether or not the claim for such interest or expense is allowed or allowable as a claim in such proceeding;

(2)            all amounts owing by any Loan Party to any Qualified Counterparty under any Specified Hedge Agreement;

(3)            any obligations owing from a Loan Party pursuant to the Ancillary Facility and any Ancillary Extensions of Credit thereunder; and

(4)            any Cash Management Obligations;

provided that:

(a)            the Obligations of the Loan Parties under any Specified Hedge Agreement, Cash Management Obligations and the Ancillary Facility and any Ancillary Extensions of Credit thereunder will be secured and Guaranteed pursuant to the Security Documents and the Guaranty only to the extent that, and for so long as, the other Obligations are so secured and Guaranteed;

(b)           any release of Collateral or Guarantors effected in the manner permitted by this Agreement, the Guaranty or any Security Document will not require the consent of any Cash Management Bank, Qualified Counterparty or any party to the Ancillary Facility or any Ancillary Extension of Credit thereunder pursuant to any Loan Document; and

(c)            Obligations of any Loan Party shall not, in any event, include its Excluded Swap Obligations.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

~~“Other Benchmark Rate Election” means, with respect to any Loan denominated in Dollars, if the then-current Benchmark is the LIBO Rate, the occurrence of:~~

~~(a) a request by Holdings to the Administrative Agent to notify each of the other parties hereto that, at the determination of Holdings, Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed), in lieu of a LIBOR-based rate, a term benchmark rate as a benchmark rate, and~~

~~(b) the Administrative Agent, in its sole discretion, and Holdings jointly elect to trigger a fallback from the LIBO Rate and the provision, as applicable, by the Administrative Agent of written notice of such election to Holdings and the Lenders.~~

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes or stamp duties, court or documentary, intangible, recording, filing or similar taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(2)); and Taxes due as a result of registration or other action by the Administrative Agent or any Lender where such registration or action is not: (a) necessary to maintain, preserve, establish, enforce, perfect or protect the rights of the Administrative Agent or any Lender under the Loan Documents; or (b) required by any competent tax administration or supervisory body.

“Overadvance” means each U.S. Overadvance, Canadian Overadvance, French Overadvance, German Overadvance, Spanish Overadvance and/or U.K. Overadvance, as the context may require.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Term Benchmark borrowings denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Owned Material Real Property” means any Real Property owned in fee by any of the Loan Parties that has a fair market value (as determined in good faith by a Responsible Officer of Holdings) of $15.0 million or more, other than (i) any Real Property that is a US Excluded Asset or an Excluded Pension Asset, (ii) that should be excluded from the Collateral pursuant to the Guaranty and Security Principles, (iii) Real Property located at 302 Midway Road, Freeport, TX 77541 or (iv) as otherwise agreed by the Administrative Agent.

“Parent Entity” means any direct or indirect parent of Lux Parent, including, for the avoidance of doubt, Holdings.

“Participant” has the meaning assigned to such term in Section 10.04(5)(a).

“Payment Conditions” means, and will be deemed to be satisfied with respect to any particular action as to which the satisfaction of the Payment Conditions is being determined if, after giving effect to the taking of such action, (1) no Default or Event of Default has occurred and is continuing, (2) Excess Availability for each day in the 20-day period prior to such action and on the date of such proposed action would exceed the greater of (i) 15% of the Line Cap then in effect and (ii) $41.0 million, in any such case, on a Pro Forma Basis, (3) the Fixed Charge Coverage Ratio would be at least 1.0 to 1.0 on a Pro Forma Basis giving effect to the subject action; provided that compliance with the Fixed Charge Coverage Ratio will not be required if after giving effect to the taking of such action, Excess Availability for each day in the 20-day period prior to such action and on the date of such proposed action would exceed the greater of (i) 20% of the Line Cap then in effect and (ii) $57.5 million, on a Pro Forma Basis, and (4) the Administrative Agent has received a certificate from a Responsible Officer of Holdings certifying as to the calculations and satisfaction of the conditions set forth in foregoing clauses (1) through and including (3) above, which calculations shall be true and correct in all material respects.

“Participant Register” has the meaning assigned to such term in Section 10.04(5)(a).

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with the legislation of the European Union relating to Economic and Monetary Union.

“Payee” has the meaning assigned to such term in Section 2.17(11)(b).

“Payment” has the meaning assigned to such term in Section 9.07(3).

“Payment Notice” has the meaning assigned to such term in Section 9.07(3).

“Payment Office” means the office of the Administrative Agent located at 500 Stanton Christiana Road, NCC5, Floor 01, Newark, DE, 19713-2107, United States (Attention: Joe Aftanis), or such other office as the Administrative Agent may designate to the Borrowers and the Lenders from time to time.

“Payor” has the meaning assigned to such term in Section 2.17(11)(b).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA, or any successor thereto.

“Pensions Regulator” means the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004 (UK).

“Perfection Certificate” means the Perfection Certificate with respect to the U.S. Loan Parties in a form substantially similar to that delivered on the Closing Date.

“Permitted Acquisition” means any acquisition of all or substantially all the assets of, or a majority of the Equity Interests in, or merger, consolidation or amalgamation with, a Person or division or line of business of a Person (or any subsequent investment made in a Person, division or line of business previously acquired in a Permitted Acquisition) if (1) no Event of Default is continuing immediately prior to making such Investment or would result therefrom; and (2) immediately after giving effect thereto, with respect to acquisitions of entities that do not become Subsidiary Loan Parties, the aggregate fair market value of all Investments made in such entities since the Closing Date (with all such Investments being valued at their original fair market value and without taking into account subsequent increases or decreases in value) will not exceed the greater of (a) $65.0 million and (b) 2.6% of Consolidated Total Assets as of the date any such acquisition is made.

“Permitted Cure Securities” means any equity securities of Holdings other than Disqualified Stock.

“Permitted Debt” has the meaning assigned thereto in Section 6.01.

“Permitted Holders” means each of:

(1)            (i) Huntsman Corporation and (ii) after the consummation of the Huntsman-Clariant Merger, Clariant, and, in each case, any of their Affiliates and successors in interest; and

(2)            any group (within the meaning of Rules 13d 3 and 13d 5 under the Exchange Act) of which the Persons described in clause (1) above are members; provided that, without giving effect to the existence of such group or any other group, the Persons described in clause (1) collectively, beneficially own Voting Stock representing 50% or more of the total voting power of the Voting Stock of Holdings then held by such group.

“Permitted Investment” has the meaning assigned to such term in Section 6.04.

“Permitted Liens” has the meaning assigned to such term in Section 6.02.

“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, “Refinance”) the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that:

(1)            the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts or original issue discount, defeasance costs, fees, commissions and expenses);

(2)           the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is greater than or equal to the shorter of (a) the Weighted Average Life to Maturity of the Indebtedness being Refinanced and (b) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness being Refinanced that were due on or after the date that is one year following the Latest Maturity Date were instead due on the date that is one year following the Latest Maturity Date; provided that no Permitted Refinancing Indebtedness incurred in reliance on this subclause (b) will have any scheduled principal payments due prior to the Latest Maturity Date in excess of, or prior to, the scheduled principal payments due prior to such Latest Maturity Date for the Indebtedness being Refinanced;

(3)          if the Indebtedness being Refinanced is subordinated in right of payment to any Obligations under this Agreement, such Permitted Refinancing Indebtedness is subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders (as determined in good faith by a Responsible Officer of Holdings) as those contained in the documentation governing the Indebtedness being Refinanced;

(4)            no Permitted Refinancing Indebtedness may have different obligors, or greater Guarantees or security, than the Indebtedness being Refinanced; provided that, with respect to a Refinancing of the Term Loan Obligations, the Liens on the Collateral, if any, securing such Permitted Refinancing Indebtedness will be on terms not materially less favorable to the Lenders than those contained in the documentation governing the Term Loan Credit Agreement, as determined in good faith by a Responsible Officer of Holdings;

(5)            the terms and conditions (including, if applicable, as to collateral) of any such Permitted Refinancing Indebtedness are either (i) substantially identical to or less favorable to the providers of such Permitted Refinancing Indebtedness, taken as a whole, than the terms and conditions of the Indebtedness being Refinanced (except for any such terms that are applicable only to periods following the Maturity Date) or (ii) when taken as a whole (other than interest rate, prepayment premiums and redemption premiums), not more restrictive to Holdings and the Restricted Subsidiaries than those set forth in this Agreement or are customary for similar indebtedness in light of current market conditions;

(6)            in the case of a Refinancing of Indebtedness that is secured by the Collateral on a pari passu basis with, or on a junior basis to, the Revolving Facility Claims with Indebtedness that is secured by the Collateral on a junior basis, to the Revolving Facility Claims, a Debt Representative acting on behalf of the holders of such Indebtedness has become party to or is otherwise subject to the provisions of a Junior Lien Intercreditor Agreement and, if applicable, the Intercreditor Agreement; and

(7)           in the case of a Refinancing of the Term Loan Obligations, the Liens on the Collateral, if any, securing such Permitted Refinancing Indebtedness are subject to the Intercreditor Agreement or another intercreditor agreement that is substantially consistent with, and no less favorable to the Lenders in any material respect than, the Intercreditor Agreement as determined in good faith by a Responsible Officer of Holdings and as certified by a Responsible Officer of Holdings;

provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness (or such short period as may be agreed by the Administrative Agent), together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy clauses (3) and (4) above, as applicable, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day (or shorter) period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

Permitted Refinancing Indebtedness may not be incurred to Refinance Indebtedness that is secured by the Collateral on a junior basis to the Revolving Loans with Indebtedness that is secured by the Collateral on a pari passu basis with the Revolving Loans.

Indebtedness constituting Permitted Refinancing Indebtedness will not cease to constitute Permitted Refinancing Indebtedness as a result of the subsequent extension of the Latest Maturity Date after the date of original incurrence thereof.

“Person” means any natural person, corporation, business trust, joint venture, association, company, partnership, unlimited liability company, limited liability company, government, individual or family trust, Governmental Authority or other entity of whatever nature.

“Pigments and Additives Business” means the titanium dioxide and performance additives businesses and related assets of Huntsman and its Subsidiaries.

“Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is (1) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA; and (2) either (a) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by Holdings, Borrowers or any of their Subsidiaries or any ERISA Affiliate or (b) in respect of which Holdings, Borrowers or any of their Subsidiaries or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“PPSA” means mean the Personal Property Security Act (Ontario) and the Regulations and Orders made thereunder, as from time to time in effect, provided, however, if attachment, perfection or priority of Collateral Agent’s security interests in any Collateral are governed by the personal property security laws of any jurisdiction other than Ontario, PPSA shall mean those personal property security laws or such other applicable legislation (including the Civil Code of Québec) in such other jurisdiction for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

“Priority Payable Reserve” means reserves for amounts secured by any Liens, choate or inchoate, which rank or are capable of ranking in priority to or pari passu with the Collateral Agent’s or any other Lenders’ Liens and/or for amounts which may represent costs relating to the enforcement of the Administrative Agent’s Liens including, without limitation, the “prescribed part” under the Insolvency Act 1986 (UK) and any such amounts due and not paid for wages, vacation pay, severance pay, employee source deductions and contributions, amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under the ITA, all amounts collected but not remitted when due under the Excise Tax Act (Canada) or the Quebec Sales Tax Act, amounts currently or past due and not paid for realty, municipal or similar taxes (to the extent impacting personal or movable property), goods and services taxes, sales taxes, harmonized sales taxes, income taxes, VAT, workers’ compensation, unemployment insurance, or overdue rents and all unfunded wind-up or solvency deficiency amounts under, and all amounts currently or past due and not contributed, remitted or paid to or under, any Canadian Pension Plan or under the Canada Pension Plan, the Pension Benefits Act (Ontario) or any similar legislation in any applicable jurisdiction (other than amounts included in the Wage Earner Protection Act Reserve), pension plan or fund obligations (including pension plan deficits) or other statutory deemed trusts or any similar statutory or other claims that would have or would reasonably be expected to have priority over or rank pari passu with any Liens granted to the Administrative Agent now or in the future.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principle Obligations” has the meaning assigned to such term in Section 9.03(1).

“Pro Forma Basis” or “Pro Forma” means, with respect to the calculation of the First Lien Net Leverage Ratio, the Total Net Leverage Ratio, the Interest Coverage Ratio, the Fixed Charge Coverage Ratio or any other calculation under any applicable provision of the Loan Documents, as of any date, that (1) pro forma effect will be given to the Transactions, any Permitted Acquisition or Investment, any issuance, incurrence, assumption or permanent repayment of Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transaction and for which any such financial ratio or other calculation is being calculated), all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business, division or store, or any conversion of a Restricted Subsidiary to an Unrestricted Subsidiary or of an Unrestricted Subsidiary to a Restricted Subsidiary and restructuring, strategic and other cost savings initiatives, in each case that have occurred during the four consecutive fiscal quarter period of Holdings being used to calculate such financial ratio (the “Reference Period”), or subsequent to the end of the Reference Period but prior to such date or prior to or simultaneously with the event for which a determination under this definition is made (including any such event occurring at a Person who became a Restricted Subsidiary after the commencement of the Reference Period), as if each such event occurred on the first day of the Reference Period, and (2) pro forma effect will be given to factually supportable and identifiable pro forma cost savings related to operational efficiencies, strategic initiatives or purchasing improvements and other synergies, in each case, reasonably expected by Holdings and the Restricted Subsidiaries to be realized based upon actions reasonably expected to be taken within 18 months of the date of such calculation (without duplication of the amount of actual benefit realized during such period from such actions), which cost savings, improvements and synergies can be reasonably computed, as certified in writing by a Financial Officer of Holdings; provided that any such pro forma adjustments in respect of such cost savings, improvements and synergies (including with respect to the Transactions) shall not exceed 20% of Consolidated EBITDA (before giving effect to all such adjustments) for any four-quarter period; provided, further that such 20% cap shall not apply to Holdings’ cost savings program that was publically announced prior to the Effective Date in an amount not to exceed $60.0 million.

“Process Agent” has the meaning specified in Section 10.15.

“Projections” means all projections (including financial estimates, financial models, forecasts and other forward-looking information) furnished to the Lenders or the Administrative Agent by or on behalf of Holdings or any of the Subsidiaries on or prior to the Closing Date.

“Protective Advances” means the U.S. Protective Advances, Canadian Protective Advances, French Protective Advances, German Protective Advances, Spanish Protective Advances and/or U.K. Protective Advances, as the context may require.

“Public Lender” has the meaning assigned to such term in Section 9.04(1).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 10.17.

“Qualified Cash” means the amount of unrestricted cash and cash equivalents of the U.S. Loan Parties or Canadian Loan Parties, as the context may require, at such time (to the extent held in investment accounts and other accounts agreed between Borrowers and the Administrative Agent) either (1) in a deposit account maintained with the Administrative Agent or (2) in a deposit account subject to a Blocked Account Agreement; provided that the applicable account bank (if not the Administrative Agent) agrees that if (x) the Payment Conditions are tested or (y) the aggregate amount of the Revolving Facility Exposure exceeds the Line Cap, the applicable account bank shall provide daily reports to the Administrative Agent setting forth the balances in such accounts and such information as the Administrative Agent may reasonably request.

“Qualified Counterparty” means any counterparty to any Specified Hedge Agreement that, at the time such Specified Hedge Agreement was entered into or on the Closing Date, was an Agent, an Arranger, a Lender or an Affiliate of the foregoing, whether or not such Person subsequently ceases to be an Agent, an Arranger, a Lender or an Affiliate of the foregoing.

“Qualified Equity Interests” means any Equity Interests other than Disqualified Stock.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1)            the Board of Directors of Holdings has determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is, in the aggregate, economically fair and reasonable to Holdings and its Restricted Subsidiaries;

(2)            all sales or contributions of accounts receivable and related assets by Holdings or any Restricted Subsidiary to the Receivables Subsidiary are made at fair market value (as determined in good faith by a Responsible Officer of Holdings); and

(3)            the financing terms, covenants, termination events and other provisions thereof will be market terms (as determined in good faith by a Responsible Officer of Holdings) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of Holdings or any Restricted Subsidiary (other than a Receivables Subsidiary) to secure any Indebtedness will not be deemed a Qualified Receivables Financing; provided, however, that a grant of a security interest in such accounts receivable to perfect the transfer of an ownership interest in such accounts receivable to a Receivables Subsidiary shall not be considered a grant to secure any Indebtedness.

“Qualifying Lender” means a Lender which is beneficially entitled to receive payments in respect of an advance under any Loan Document (including, for the avoidance of doubt, in relation to a payment made by a Guarantor) and which:

(1)            fulfils the conditions imposed by the jurisdiction of the relevant Loan Party in order for any payment received or accrued under any Loan Document not to be subject to (or as the case may be, to be exempt from) any Tax Deduction; or

(2)            is a Treaty Lender.

“Quarterly Financial Statements” has the meaning assigned to such term in Section 5.04(2).

“Rate Loan Notice” means a notice for a Term Benchmark Borrowing, RFR Borrowing or CDOR Rate Borrowing or continuation pursuant to Section 2.03, which shall be substantially in the form of Exhibit F (as updated to give effect to the provisions of this Agreement) or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent).

“Ratio Debt” has the meaning assigned to such term in Section 6.01.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased, subleased or licensed by any Loan Party, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements and appurtenant fixtures incidental to the ownership, lease, sublease or license thereof.

“Reasonable Credit Judgment” means reasonable credit judgment in accordance with customary business practices for comparable asset-based lending transactions; provided that, as it relates to the establishment of new Reserves (other than any defined Reserves that are expressly included in the definition thereof) or the adjustment or imposition of exclusionary criteria (other than those expressly set forth in the definitions of “Qualified Cash”, “Eligible Inventory” or “Eligible Accounts”), Reasonable Credit Judgment will require that:

(1)            such establishment, adjustment or imposition be based on the analysis of facts or events first occurring or first discovered by the Administrative Agent after the Closing Date that are materially different from facts or events known to the Administrative Agent on the Closing Date; provided that, this clause (1) shall not apply to the Administrative Agent’s establishment of Reserves in respect of a Lien on ABL Priority Collateral permitted under Section 6.02(9), 6.02(11), 6.02(12), 6.02(18), or 6.02(24);

(2)            the contributing factors to the imposition of any Reserve will not duplicate (a) the exclusionary criteria set forth in definitions of “Eligible Accounts”, “Eligible Inventory”, or “Qualified Cash” as applicable (and vice versa), or (b) any reserves deducted in computing book value; and

(3)            the amount of any such Reserve so established or the effect of any adjustment or imposition of exclusionary criteria be a reasonable quantification of the incremental dilution of the Borrowing Base attributable to such contributing factors.

“Receivables Facility” means one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated, refunded, replaced or refinanced from time to time, the Indebtedness of which is non-recourse (except for standard representations, warranties, covenants and indemnities made in connection with such facilities) to Holdings and its Restricted Subsidiaries pursuant to which Holdings or any Restricted Subsidiary sells or contributes its accounts receivable to either (1) a Person that is not a Restricted Subsidiary; or (2) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary or borrows against such accounts receivable.

“Receivables Financing” means any transaction or series of transactions that may be entered into by Holdings or any Restricted Subsidiary pursuant to which Holdings or such Restricted Subsidiaries may sell, convey, contribute or otherwise transfer to:

(1)            a Receivables Subsidiary (in the case of a transfer by Holdings or any Restricted Subsidiary that is not a Receivables Subsidiary); and

(2)            any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of Holdings or any Restricted Subsidiary, and any assets related thereto including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedge Agreements entered into by Holdings or any such Restricted Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller to repurchase receivables transferred by such seller in a Qualified Receivables Financing, which obligation arises as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Subsidiary of Holdings (or another Person formed solely for the purposes of engaging in a Qualified Receivables Financing with such Borrower and to which Holdings or any Restricted Subsidiary transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of Holdings and its Restricted Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of Holdings (as provided below) as a Receivables Subsidiary and:

(1)            no portion of the Indebtedness or any other obligations (contingent or otherwise):

(a)            is guaranteed by Holdings or any Restricted Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings, including servicing performance guarantees);

(b)            is recourse to or obligates Holdings or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings, including servicing performance guarantees; or

(c)            subjects any property or asset of Holdings or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)            with which neither Holdings nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms which Holdings reasonably believe to be no less favorable to Holdings or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Holdings; and

(3)            to which neither Holdings nor any other Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of Holdings will be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of Holdings giving effect to such designation and a certificate of a Responsible Officer of Holdings certifying that such designation complied with the foregoing conditions.

“Recipient” means the Administrative Agent and any Lender, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the ~~LIBO~~Term SOFR Rate, ~~11:00 a.m. (London~~5:00 a.m. (Chicago time) on the day that is two ~~London banking~~U.S. Government Securities Business ~~d~~Days preceding the date of such setting, (2) if such Benchmark is EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if such Benchmark is CDOR Rate, ~~11:00 a.m~~10:15 a.m. Toronto time two Business Days preceding the date of such setting, (4) if the RFR for such Benchmark is SONIA, then ~~five~~four Business Days prior to such setting, (5) if the RFR for such Benchmark is Daily Simple SOFR, then four RFR Business Days prior to such setting or (~~5~~6) if such Benchmark is none of the ~~LIBO~~Term SOFR Rate, the Daily Simple SOFR, the EURIBOR Rate, the CDOR Rate or SONIA, the time determined by the Administrative Agent in its reasonable discretion.

“Refinance” has the meaning assigned to such term in the definition of “Permitted Refinancing Indebtedness,” and the terms “Refinanced” and “Refinancing” will have correlative meanings.

“Register” has the meaning assigned to such term in Section 10.04(3)(b).

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reinvestment Deferred Amount” has the meaning specified therefor in the Term Loan Credit Agreement.

“Related Parties” means, with respect to any specified Person, (1) such Person’s controlled Affiliates and the respective directors, officers, trustees, administrators, managers, partners and employees of such Person and such Persons’ controlled Affiliates and (2) the agents, advisors and other representatives of such Person and such Person’s controlled Affiliates in each case acting on behalf of, or at the express instructions of, such Person or such Person’s controlled Affiliates.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating in, into, upon, onto or through the Environment.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, (iv) [reserved], and (v) with respect to a Benchmark Replacement in respect of Loans denominated in Canadian Dollars or any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) a financial stability board or any part thereof.

“Relevant Jurisdiction” means in relation to a Loan Party:

(1)            the jurisdiction under whose laws that Loan Party is incorporated or organized as at the date of this Agreement or as at the date on which that Loan Party becomes party to this Agreement (as the case may be);

(2)            any jurisdiction where it conducts its business; and

(3)            any jurisdiction where any asset subject to or intended to be subject to the Liens to be created by it is situated.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the ~~LIBO~~Adjusted Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Rate, (iii) with respect to any Borrowing denominated in Canadian Dollars, the CDOR Rate or (iv) with respect to any Borrowing denominated in Sterling, the applicable Daily Simple RFR.

“Relevant Screen Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the ~~LIBO Screen~~Term SOFR Reference Rate and (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate.

“Rent Reserve” means, with respect to any leased store, warehouse distribution center, regional distribution center or depot where any Inventory subject to Liens arising by operation of law is located that is not subject to a Collateral Access Agreement or other documentation reasonably satisfactory to the Administrative Agent, a reserve equal to three (3) months’ rent and expenses at such store, warehouse distribution center, regional distribution center or depot.

“Report” means reports prepared by the Administrative Agent, the Collateral Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Loan Parties’ assets from information furnished by or on behalf of the Loan Parties, after the Administrative Agent or Collateral Agent has exercised its rights of inspection pursuant to this Agreement, which Report may be distributed to the Lenders by the Administrative Agent, subject to the provisions of Section 10.16.

“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30 day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Financial Statements” has the meaning assigned to such term in Section 5.04(2).

“Required Lenders” means, at any time, Lenders having (1) Revolving Facility Credit Exposure and (2) Available Unused Commitments that, taken together, represent more than 50.0% of the sum of (a) all Revolving Facility Credit Exposure and (b) the total Available Unused Commitments. The Revolving Facility Credit Exposure and Available Unused Commitments of any Defaulting Lender will be disregarded in determining Required Lenders; provided that subject to the Borrowers’ right to replace Defaulting Lenders as set forth herein, Defaulting Lenders will be included in determining Required Lenders with respect to:

(1)            any amendment that would disproportionately affect the obligation of the Loan Parties to make payment of the Loans or Commitments of such Defaulting Lender as compared to other Lenders holding the same Class of Loans or Commitments;

(2)            any amendment relating to:

(a)            increases in or extensions of the Commitment of such Defaulting Lender;

(b)            reductions of principal, interest, fees or premium applicable to the Loans or Commitments of such Defaulting Lender;

(c)            extensions of final maturity or the due date of any amortization, interest, fee or premium payment applicable to the Loans or Commitments of such Defaulting Lender;

(d)            matters requiring the approval of each Lender in clause (vii) of the proviso to Section 10.08(2).

“Reserve Account” has the meaning assigned to such term in Section 2.18(7)(b).

“Reserves” means, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves (including Accounts Reserves, Ad Valorem Tax Reserves, Inventory Reserves, Rent Reserves, Designated Cash Management Reserves, Ancillary Facility Reserves, reserves for unpaid and accrued sales tax, reserves for banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts, Designated Hedging Reserves, reserves for self-insurance healthcare programs for employees, reserves for accrued and unpaid property taxes, reserves for Canadian priority rights for employee matters, reserves for uninsured, underinsured, unindemnified or under-indemnified liabilities or potential liabilities with respect to any litigation, reserves for any judgment Liens that encumber Collateral included in the Borrowing Base in the amount of such judgment, reserves for adjustments to costs, cost allocations and purchase price variances, and reserves for extended or extendible retention of title over Accounts, reserves for Taxes, fees, assessments, and other governmental charges, the Priority Payable Reserve, the Wage Earner Protection Act Reserve and other reserves against Eligible Accounts, Eligible Inventory and Qualified Cash) that the Administrative Agent from time to time determines in its Reasonable Credit Judgment as being appropriate to reflect:

(1)         the impediments to the Administrative Agent’s ability to realize upon the Collateral included in the Borrowing Base in accordance with the Loan Documents;

(2)            claims and liabilities that will need to be satisfied, or will dilute the amounts received by holders of Loans, in connection with the realization upon such Collateral or;

(3)            criteria, events, conditions, contingencies or risks that adversely affect any component of the Borrowing Base, the Collateral included therein or the validity or enforceability of the Loan Documents or any material remedies of the Administrative Agent, the Collateral Agent, each Issuing Bank and each Lender under the Loan Documents with respect to such Collateral.

The establishment or increase of any Reserve will be limited to the exercise by the Administrative Agent of Reasonable Credit Judgment, upon at least five Business Days’ prior written notice to the Borrowers (which notice will include a reasonably detailed description of the Reserve being established); provided that upon such notice, the Borrowers will not be permitted to borrow so as to exceed the applicable Borrowing Base after giving effect to such new or modified Reserves; provided, further, that any Designated Hedging Reserve, Designated Cash Management Reserve or Ancillary Facility Reserve shall not require such five Business Day prior notice and shall be effectively immediately upon written notice to the Borrowers. During such five Business Day period, the Administrative Agent will, if requested, discuss any such new or modified Reserve with the Borrowers, and the Borrowers may take such action as may be required so that the event, condition or matter that is the basis for such new or modified Reserve no longer exists or exists in a manner that would result in the establishment of a lower Reserve or result in a lesser change, in each case, in a manner and to the extent reasonably satisfactory to the Administrative Agent. Notwithstanding anything to the contrary herein, (a) the amount of any such Reserve or change will have a reasonable relationship to the event, condition or other matter that is the basis for such Reserve or such change and (b) no Reserves or changes will be duplicative of other reserves (including that reserves for the same the event, condition or other matter shall not be imposed against more than one of the U.S. Borrowing Base, the Canadian Borrowing Base, the French Borrowing Bases, the German Borrowing Bases, the Spanish Borrowing Base and the U.K. Borrowing Base) or changes or items that are otherwise addressed, excluded or already accounted for through eligibility criteria (including collection/advance rates).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to any Loan Party, the chief executive officer, president, vice president, statutory director, secretary, assistant secretary or any Financial Officer of such Loan Party (or any other officer or director with equivalent duties) or any other individual designated in writing to the Administrative Agent by an existing Responsible Officer of such Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder, including any person authorized by a power of attorney. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party will be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of such Loan Party and such Responsible Officer will be conclusively presumed to have acted on behalf of such Loan Party. Unless the context requires otherwise, each reference herein and in any other Loan Document to a Responsible Officer of a Borrower means and is a reference to a Responsible Officer of Holdings.

“Restatement Agreement” shall mean that certain Amendment and Restatement Agreement, dated as of October 15, 2021.

“Restatement Agreement Effective Date” shall have the meaning assigned to such term in the Restatement Agreement.

“Restricted Payments” has the meaning assigned to such term in Section 6.06.

“Restricted Subsidiary” means any Subsidiary of a Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this Agreement, all references to Restricted Subsidiaries will mean Restricted Subsidiaries of Holdings.

“Revolving Facility” means the Revolving Facility Commitments (including any Incremental Commitments) and the extensions of credit made hereunder by the Revolving Lenders.

“Revolving Facility Borrowing” means a Borrowing comprised of Revolving Loans.

“Revolving Facility Claims” has the meaning assigned to the term “ABL Claims” in the Intercreditor Agreement.

“Revolving Facility Commitment” means the U.S./Canadian Revolving Facility Commitment, the European Revolving Facility Commitment and/or the French Revolving Facility Commitment, as the context may require. The aggregate principal amount of the Lenders’ Revolving Facility Commitments on the Restatement Agreement Effective Date is $330.0 million. Other than for purposes of Section 10.08, the determination of Required Lenders and Supermajority Revolving Lenders and as otherwise set forth herein, the Revolving Facility Commitment of Barclays Bank PLC shall be reduced by the aggregate commitments and other amounts available to the Loan Parties under the Ancillary Facility.

“Revolving Facility Credit Exposure” means the U.S. Revolving Facility Credit Exposure, the Canadian Revolving Facility Credit Exposure, the applicable French Revolving Facility Exposure, the applicable German Revolving Facility Exposure, the Spanish Revolving Facility Exposure, the U.K. Revolving Facility Credit Exposure and/or the Ancillary Facility Exposure, as the context may require.

“Revolving Facility Percentage” means the U.S./Canadian Revolving Facility Percentage, the European Revolving Facility Percentage and/or the French Revolving Facility Percentage, as the context may require.

“Revolving L/C Exposure” means U.S. Revolving L/C Exposure, Canadian L/C Exposure, the applicable French Revolving L/C Exposure, the applicable German L/C Exposure, the Spanish Revolving L/C Exposure and/or the U.K. Revolving L/C Exposure, as the context may require.

“Revolving Lender” means each Lender with a Revolving Facility Commitment or outstanding Revolving Facility Credit Exposure.

“Revolving Loans” means U.S./Canadian Revolving Loans, European Revolving Loans and/or French Revolving Loans, as the context may require.

“RFR” means, for any RFR Loan denominated in (a) Sterling, SONIA and (b) Dollars, Daily Simple SOFR.

“RFR Administrator” means the SONIA Administrator or the SOFR Administrator.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Business Day” means, for any Loan denominated in (a) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London and (b) Dollars, a U.S. Government Securities Business Day.

“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.

“RFR Loan” mean~~s a Loan~~, as the context requires (a) a Loan denominated in Dollars that bears interest at a rate based on Adjusted Daily Simple RFR, or (b) a Loan denominated in any other currency that bears interest at a rate based on Daily Simple RFR (including, for the avoidance of doubt, all Loans made in Sterling).

“S&P” means Standard & Poor’s Ratings Services or any successor entity thereto.

“Sanctioned Country” means a country or territory which is itself the subject or target of a comprehensive economic or financial sanctions program maintained by any Sanctions Authority under any Anti-Terrorism Law, including, without limitation, as of the date of this Agreement, the ~~Crimea~~so-called Donetsk People’s republic, the so-called Luhansk People’s Republic, the Crimea, the Zaporizhzhia and Kherson ~~r~~Regions of Ukraine, Cuba (except in respect of the Canadian Loan Parties), Iran, North Korea, ~~Sudan~~ and Syria.

“Sanctioned Person” means (1) any Person listed in any Executive Order issued by any Sanctions Authority or in sanctions list maintained by any Sanctions Authority, (2) a Canadian Blocked Person, (3) any Person operating, organized or resident in a Sanctioned Country, or (4) any Person owned or controlled by any such Person or Persons set forth in clauses (1), (2)  or (3) above.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means the United States, Canada, the United Nations Security Council, the European Union (and its member states), the United Kingdom and the respective governmental institutions of any of the foregoing, including, without limitation, ~~Her Majesty’s~~HM Treasury, OFAC, the U.S. Department of State, and any other agency of the U.S. or Canadian government.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Secured Parties” means the collective reference to the Administrative Agent, the Collateral Agent, the Lenders, any Qualified Counterparty, any Cash Management Bank and Barclays Bank PLC and any of its Affiliates party to the Ancillary Facility or any Ancillary Extension of Credit thereunder.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means the U.S. Security Documents, the Canadian Security Documents, the French Security Documents, the German Security Documents, the Luxembourg Security Documents, the Spanish Security Documents and/or the U.K. Security Documents, as the context may require.

“Senior Notes” means the notes due 2025 issued by Lux Parent and U.S. Parent pursuant to the Senior Notes Indenture.

“Senior Notes Documents” means the Senior Notes, the Senior Notes Indenture and all other documents evidencing, guaranteeing or otherwise governing the terms of the Senior Notes.

“Senior Notes Indenture” means that certain Indenture, dated as of July 14, 2017, among the Lux Parent, the U.S. Parent, the guarantors party thereto and Wilmington Trust, National Association, as trustee (as amended, restated, supplemented, or otherwise modified from time to time) and any supplemental indenture or additional indenture to be entered into with respect to the Senior Notes.

“Senior Secured Notes” means the notes due 2025 issued by Lux Parent and U.S. Parent pursuant to the Senior Secured Notes Indenture.

“Senior Secured Notes Indenture” means that certain Indenture, dated as of May 22, 2020, among the Lux Parent, the U.S. Parent, the guarantors party thereto and Wilmington Trust, National Association, as trustee and collateral agent (as amended, restated, supplemented, or otherwise modified from time to time) and any supplemental indenture or additional indenture to be entered into with respect to the Senior Secured Notes.

“Settlement Date” has the meaning assigned to such term in Section 2.18(2).

“Shared Dollar Basket” means, at any time, the greater of (1) $50.0 million and (2) 2.0% of Consolidated Total Assets at such time, minus the aggregate amount of (a) Investments which have been made prior to such time since the Closing Date in reliance on Section 6.04(28) and which remain outstanding immediately prior to such time, (b) Restricted Payments which have been made prior to such time since the Closing Date in reliance on Section 6.06(16) and (c) payments with respect to any Junior Financing which have been made prior to such time since the Closing Date in reliance on Section 6.09(2)(c).

“Shrink” means Inventory that is lost, misplaced, stolen or otherwise unaccounted for.

“Shrink Reserve” means an amount reasonably estimated by the Administrative Agent to be equal to that amount which is required in order that the Shrink reflected in current stock ledger of the Borrowers would be reasonably equivalent to the Shrink calculated as part of the Borrowers’ most recent physical inventory (it being understood and agreed that no Shrink Reserve established by the Administrative Agent shall be duplicative of any Shrink as so reflected in the current stock ledger of the Borrowers or estimated by the Borrowers for purposes of computing any Borrowing Base other than at month’s end).

“SOFR” means, ~~with respect to any Business Day,~~ a rate ~~per annum~~ equal to the secured overnight financing rate ~~for such Business Day published~~as administered by the SOFR Administrator ~~on the SOFR Administrator’s Website on the immediately succeeding Business Day~~.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“SONIA” means, with respect to any RFR Business Day, a rate per annum equal to the Sterling Overnight Index Average for such RFR Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding RFR Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Spain” means the Kingdom of Spain.

“Spanish Amendment and Ratification Documents” means the agreements entered into from time to time between the Loan Parties, as applicable, for the purposes of amending, extending and reaffirming any Spanish Security Documents and any irrevocable powers of attorney granted in connection with the Spanish Security Documents including, in particular but not limited to, the amendment, ratification and extension agreement dated July 9, 2019 and notarized before the Notary public of Madrid, Mr. Ignacio Martínez Gil-Vich on the same date ~~and~~, (i) the amendment, ratification and extension agreement dated November 23, 2021 and notarized before the Notary public of Madrid, Mr. Ignacio Martínez Gil-Vich on the same date, and (iii) the amendment, ratification and extension agreement of the Spanish Security Documents to be entered by the Loan Parties, as applicable, in connection with the Amendme~~d~~nt ~~and Restated Revolving Credit~~No. 1 to this Agreement.

“Spanish Borrower” and “Spanish Borrowers” have the respective meanings assigned to such terms in the recitals hereto.

“Spanish Borrowing Base” means, at any time, the sum of:

(1)            (x) 85% of the Eligible Accounts (other than Eligible Investment Grade Accounts) owned by the Spanish Borrowers plus (y) 90% of the Eligible Investment Grade Accounts owned by the Spanish Borrowers; plus

(2)            the positive amount, if any, by which the U.S. Borrowing Base (after giving effect to any amount of the U.S. Borrowing Base included in any other Borrowing Base (other than the U.S. Borrowing Base)) exceeds the U.S. Revolving Facility Credit Exposure; less

(3)            Reserves.

Notwithstanding anything to the contrary contained herein, any Acquired Asset ABL Priority Collateral owned by the Spanish Borrowers will immediately be included in the Spanish Borrowing Base at a value equal to the Acquired Asset Borrowing Base Calculation thereof; provided, that if the Borrowers have not delivered, at their expense, a customary field examination and inventory appraisal reasonably acceptable to Administrative Agent within 90 days of the acquisition of such Acquired Asset ABL Priority Collateral (or such longer period as the Administrative Agent may reasonably agree), such Acquired Asset ABL Priority Collateral will cease to be eligible for inclusion in the Spanish Borrowing Base.

“Spanish Civil Code” means the Spanish Civil Code approved by Royal Decree on 24 July 1889, as amended from time to time.

“Spanish Civil Procedure Law” means Law 1/2000 of 7 January (Ley 1/2000, de 7 de enero, de Enjuiciamiento Civil), as amended from time to time.

“Spanish Code of Commerce” mean the Spanish Code of Commerce approved by Royal Decree, dated 22nd August 1885.

“Spanish Companies Act” means Royal Legislative Decree 1/2010 (Real Decreto Legislativo 1/2010, de 2 de julio, por el que se aprueba el texto refundido de la Ley de Sociedades de Capital), as amended from time to time.

“Spanish Guarantor” means: (1) each Wholly Owned Subsidiary of Holdings organized under the laws of Spain (other than any Excluded Subsidiary) on the Closing Date or (2) each Wholly Owned Subsidiary of Holdings organized under the laws of Spain that becomes, or is required to become, a party to the Spanish Security Documents after the Closing Date pursuant to Section 5.10.

“Spanish Insolvency Law” means the Spanish Royal Legislative Decree 1/2020 of 5 May 2020 (Real Decreto Legislativo 1/2020, de 5 de mayo, por el que se aprueba el texto refundido de la Ley Concursal) approving the Spanish Recast Insolvency Law, as amended or superseded from time to time and in particular, as amended by Law 16/2022 of 5 September, on the reform of the Spanish Recast Insolvency Law.

“Spanish Issuing Bank Fees” has the meaning assigned to such term pursuant to Section 2.12(6).

“Spanish L/C Participation Fee” has the meaning assigned to such term pursuant to Section 2.12(6).

“Spanish Lender” means a Lender who is: (i) a Spanish tax-resident financial institution (entidad de crédito or establecimiento financiero de crédito) duly registered before the Bank of Spain as identified in paragraph (c) of article 61 of the Spanish Corporate Income Tax regulations approved by the Spanish Royal Decree 634/2015, of 10 July, as amended or restated (the “Spanish CIT regulations”); (ii) a Spanish tax-resident securitization fund as identified in paragraph (k) of article 61 of the Spanish CIT regulations; or (iii) a permanent establishment in Spain of a non-Spanish tax resident financial institution that is duly registered before the Bank of Spain, as identified in the second paragraph of article 8.1 of the Spanish Non-residents Income Tax regulations approved by Spanish Royal Decree 1776/2004, of 30 July, as amended or restated.

“Spanish Line Cap” means the lesser of (1) the aggregate amount of European Revolving Facility Commitments and (2) the Spanish Borrowing Base then in effect.

“Spanish Loan Parties” means the Spanish Borrowers and the Spanish Guarantors.

“Spanish Obligations” means:

(1)            all amounts owing to any Agent, any Issuing Bank or any Lender from a Spanish Loan Party pursuant to the terms of this Agreement or any other Loan Document, including all interest and expenses accrued or accruing (or that would, absent the commencement of an insolvency or liquidation proceeding, accrue) after the commencement by or against any Spanish Loan Party of any proceeding under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state, province, territory or foreign bankruptcy, insolvency, receivership or similar law naming such Spanish Loan Party as the debtor in such proceeding, in accordance with and at the rate specified in this Agreement, whether or not the claim for such interest or expense is allowed or allowable as a claim in such proceeding;

(2)            all amounts owing from a Spanish Loan Party to any Qualified Counterparty under any Specified Hedge Agreement;

(3)            any obligations owing from a Spanish Loan Party pursuant to the Ancillary Facility and any Ancillary Extensions of Credit thereunder; and

(4)            any Cash Management Obligations of any Spanish Loan Party;

provided that:

(a)            the Obligations of any Spanish Loan Party under any Specified Hedge Agreement, Cash Management Obligations and the Ancillary Facility or any Ancillary Extension of Credit thereunder will be secured and Guaranteed pursuant to the Spanish Security Documents only to the extent that, and for so long as, the other Spanish Obligations are so secured and Guaranteed; and

(b)            any release of Collateral or Guarantors effected in the manner permitted by this Agreement, the Guaranty or any Spanish Security Document and the Guaranty as provided by a Spanish Loan Party will not require the consent of any Cash Management Bank, Qualified Counterparty or any party to the Ancillary Facility or an Ancillary Extension of Credit thereunder pursuant to any Loan Document.

“Spanish Obligations Guarantors” means each Loan Party which has provided a guaranty of the Spanish Obligations pursuant to the Guaranty (and subject to the limitations set forth therein), in each case excluding any Excluded Subsidiary and subject to the Guaranty and Security Principles.

“Spanish Overadvance” has the meaning assigned to such term in Section 2.01(2).

“Spanish Protective Advance” has the meaning assigned to such term in Section 2.01(3).

“Spanish Public Document” means, a “documento público”, being either an “escritura pública” or a “póliza o efecto intervenido por fedatario público”.

“Spanish Qualifying Lender” means a Lender that is beneficially entitled to interest payable to such Lender under this Agreement and is an EU Lender, a Spanish Lender or a Spanish Treaty Lender.

“Spanish Revolving Facility Credit Exposure” means, at any time, the sum of the following amounts:

(1)            the aggregate principal amount of the European Revolving Loans made to the Spanish Borrowers outstanding at such time; and

(2)            the Spanish Revolving L/C Exposure with respect to Letters of Credit issued on behalf of the Spanish Borrowers at such time.

The Spanish Revolving Facility Credit Exposure of any Revolving Lender at any time will be, subject to adjustment as expressly provided in Section 2.23, the product of (a) such Revolving Lender’s European Revolving Facility Percentage and (b) the aggregate Spanish Borrower Revolving Facility Credit Exposure of all Revolving Lenders, collectively, at such time.

“Spanish Revolving L/C Exposure” means, at any time, the sum of (1) the aggregate undrawn face amount of all European Letters of Credit issued on behalf of the Spanish Borrowers outstanding at such time and (2) the aggregate principal amount of all European L/C Disbursements made with respect to European Letters of Credit issued on behalf of the Spanish Borrowers that have not yet been reimbursed at such time. The Spanish Revolving L/C Exposure of any Revolving Lender at any time will mean its European Revolving Facility Percentage of the aggregate Spanish Revolving L/C Exposure at such time. For all purposes of this Agreement, if on any date of determination a European Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standard Practices, International Chamber of Commerce No. 590, such European Letter of Credit will be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a European Letter of Credit at any time will be deemed to be the stated amount of such European Letter of Credit in effect at such time; provided that, with respect to any European Letter of Credit that by its terms or the terms of any document related thereto provides for one or more automatic increases in the stated amount thereof, the amount of such European Letter of Credit will be deemed to be the maximum stated amount of such European Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Spanish Royal Decree 5/2005” means the Royal Decree Law 5/2005 of 11 March 2005 of urgent reforms for the productivity and for the improvement of the public sector contracting (Real Decreto Ley 5/2005, de 11 de marzo, de reformas urgentes para el impulso de la productividad y para la mejora de la contratación pública), as amended from time to time.

“Spanish Security Documents” means the collective reference to those documents identified as “Initial Spanish Security Documents” on Schedule 1.01(3) and each of the security agreements and other instruments and documents executed and delivered by any Spanish Loan Party pursuant thereto or pursuant to Section 5.10, including, but not limited to the Spanish Amendment and Ratification Documents.

“Spanish Treaty Lender” means a Lender who:

(1)            is treated as a resident of a Spanish Treaty State for purposes of a Spanish Treaty;

(2)           does not carry on a business in Spain through a permanent establishment therein with which such Lender’s interest in the relevant Loan is effectively connected; and

(3)          fulfils any conditions which must be fulfilled under that Spanish Treaty to obtain full exemption from Spanish tax on interest payable to that Lender in respect of an advance under a Loan Document, including the completion of any necessary procedural formalities.

For the avoidance of doubt, a Lender with respect to a Spanish Loan Party that is a bank or other financial institution claiming the benefits of the Treaty between Spain and the United States of America dated February 22, 1990, shall have the status of a Spanish Treaty Lender, even if interest payable to that Lender is not fully exempted from Spanish tax under the Treaty between Spain and the United States of America.

“Spanish Treaty State” means a jurisdiction having a double tax treaty (a “Spanish Treaty”) in force with Spain, making provision for full (or partial in the case of the Treaty between Spain and the United States of America) exemption from tax imposed by Spain on interest.

“Special Closing Date Payments” means Restricted Payments and/or cash payments or other distributions in cash in respect of, or redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing owing to Huntsman and its Subsidiaries in an aggregate principal amount not to exceed the net proceeds of the Term Loans and the Senior Notes.

“Specified Event of Default” means any Event of Default under Section 8.01(2), 8.01(3) (solely with respect to payments of interest and Fees), 8.01(8) or 8.01(9).

“Specified Foreign Jurisdiction” means Canada, France, Germany, Luxembourg, Spain and the United Kingdom.

“Specified Hedge Agreement” means any Hedge Agreement entered into or assumed between or among Holdings or any Subsidiary of Holdings and any Qualified Counterparty and designated by the Qualified Counterparty and Holdings in writing to the Administrative Agent as a “Specified Hedge Agreement” under this Agreement (but only if such Hedge Agreement has not been designated as a “Specified Hedge Agreement” under the Term Loan Credit Agreement) and it being understood that one notice of such designation with respect to a specified ISDA Master Agreement may designate all transactions thereunder as being a “Specified Hedge Agreement”, without the need for separate notices for each individual transaction thereunder.

“Specified Hedge Obligations” means all amounts owing to any Qualified Counterparty under any Specified Hedge Agreement.

“Specified Transaction” means any Investment (including any Limited Condition Acquisition), disposition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation, Incremental Facility that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis”; provided that any increase in the Commitments (including, for this purpose, any Incremental Commitment or Extended Commitment) above the amount of Commitments in effect on the Closing Date, for purposes of this “Specified Transaction” definition, shall be deemed to be fully drawn; provided, further, that, at Holdings’ election, any such Specified Transaction (other than a Restricted Payment) having an aggregate value of less than $5.0 million shall not be calculated on a “Pro Forma Basis.”

“Specified UK Plans” means the Tioxide Europe Ltd Pension Plan, the Huntsman Global Pension Scheme and the Tioxide Europe Ltd Non-Qualified Plan.

“Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Springing Maturity Date” has the meaning assigned such term in the definition of “Maturity Date”.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and Guarantees of performance entered into by Holdings or any Subsidiary of such Borrower that a Responsible Officer of Holdings has determined in good faith to be customary in a Receivables Financing including those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation will be deemed to be a Standard Securitization Undertaking.

“Standby Letters of Credit” means standby letters of credit (including, for the avoidance of doubt, bank guarantees) issued for any lawful purposes of Holdings and its Subsidiaries.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted ~~LIBO Rate or Adjusted~~ EURIBOR Rate, as applicable, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Benchmark Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” and “£” means the lawful currency of the United Kingdom.

“Sterling Equivalent” shall mean, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in Sterling, determined by Administrative Agent on the basis of the Spot Rate for the purchase of Sterling with Dollars.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which (1) Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership, limited liability company or other entity are at the time owned by such Person; or (2) more than 50.0% of the Equity Interests are at the time owned by such Person. Unless otherwise indicated in this Agreement, all references to Subsidiaries will mean Subsidiaries of Holdings.

“Subsidiary Loan Parties” means (1) each Wholly Owned Subsidiary of Holdings (other than the Borrowers) on the Closing Date (other than any Excluded Subsidiary); and (2) each Wholly Owned Subsidiary (other than any Excluded Subsidiary) of Holdings that becomes, or is required to become, a party to the US Collateral Agreement or any other Security Document after the Closing Date pursuant to Section 5.10.

“Supermajority Revolving Lenders” means, at any time, Lenders having (1) Revolving Facility Credit Exposure and (2)  Available Unused Commitments that, taken together, represent more than 66.67% of the sum of (a) all Revolving Facility Credit Exposure and (b) the total Available Unused Commitments outstanding at such time. The Revolving Facility Credit Exposure and Available Unused Commitments of any Defaulting Lender will be disregarded in determining Supermajority Revolving Lenders.

“Supported QFC” has the meaning assigned to it in Section 10.17.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Borrowing” means a Borrowing comprised of Swingline Loans.

“Swingline Borrowing Request” means a request by the Borrowers for a Swingline Loan, which shall be substantially in the form of Exhibit D.

“Swingline Commitment” means, with respect to any Swingline Lender, the commitment of such Swingline Lender to make Swingline Loans pursuant to Section 2.04(1)(x). The aggregate amount of the Swingline Commitments on the Restatement Agreement Effective Date is $30.0 million.

“Swingline Exposure” means, at any time, the aggregate principal amount of all outstanding Swingline Borrowings made to U.S. Borrowers at such time. The Swingline Exposure of any Revolving Lender at any time will mean its U.S./Canadian Revolving Facility Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means, JPMCB, in its capacity as a lender of Swingline Loans.

“Swingline Loans” means the swingline loans made to the U.S. Borrowers pursuant to Section 2.04(1)(x).

“Syndication Agent” means Citigroup Global Markets Inc. in its capacity as Syndication Agent.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system.

“Taxes” means any and all present or future taxes, levies, imposts, duties, charges, deductions and withholdings in the nature or on account of tax (including backup withholding) imposed by any Governmental Authority and including any penalty or interest payable in connection with any failure to pay (or to declare taxable profits) or any delay in paying any of the same (or declaring taxable profits) related thereto.

“Tax Deduction” means a deduction or withholding for or on account of Taxes from a payment under any Loan Document, other than a FATCA Deduction.

“TEG Letter” means each letter from the Administrative Agent provided to a French Borrower from time to time pursuant to Section 2.24 (Effective Global Rate).

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted ~~LIBO~~Term SOFR Rate or the Adjusted EURIBOR Rate.

“Term Benchmark Borrowing” means a Borrowing comprised of Term Benchmark Loans.

“Term Benchmark Loan” means any Loan bearing interest determined by reference to the Adjusted ~~LIBO~~Term SOFR Rate or the Adjusted EURIBOR Rate.

“Term Benchmark Revolving Facility Borrowing” means a Borrowing comprised of Term Benchmark Revolving Loans.

“Term Benchmark Revolving Loan” means any Revolving Loan bearing interest at a rate determined by reference to the Adjusted ~~LIBO~~Term SOFR Rate or the Adjusted EURIBOR Rate.

“Term Loan Credit Agreement” means the Term Loan Credit Agreement, dated as of August 8, 2017, among Holdings, Lux Parent, U.S. Parent, the lenders party thereto and JPMCB, as administrative agent and collateral agent, initially in respect of $375.0 million of term loans made available on the Closing Date, as such document may be amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof.

“Term Loan Documents” means the Term Loan Credit Agreement and the other “Loan Documents” under and as defined in the Term Loan Credit Agreement, as each such document may be amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof.

“Term Loan Security Documents” means the “Security Documents” as defined in the Term Loan Credit Agreement.

“Term Loan Obligations” means the “Obligations” as defined in the Term Loan Credit Agreement.

“Term Loans” means the “Term Loans” as defined in the Term Loan Credit Agreement.

“Term Priority Collateral” means “Term Loan Priority Collateral” as defined in the Intercreditor Agreement.

~~“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.~~

“Term SOFR ~~Notice” means a notification by the Administrative Agent to the Lenders and Holdings of the occurrence of a Term SOFR Transition Event~~Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR ~~Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable (and, for the avoidance of doubt, not in the case of an Other Benchmark Rate Election), has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.14 that is not Term SOFR.~~Rate” means, with respect to any Borrowing denominated in Dollars and for any tenor comparable to the applicable interest period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”, with respect to any Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 p.m. (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Title Company” has the meaning assigned to such term in Section 5.10(2)(c).

“Title Policy” has the meaning assigned to such term in Section 5.10(2)(c).

“Total Net Leverage Ratio” means, as of any date, the ratio of Consolidated Total Net Debt as of such date to Consolidated EBITDA for the most recent four fiscal quarter period for which Required Financial Statements have been delivered (or were required to be delivered), calculated on a Pro Forma Basis.

“Trade Letters of Credit” means trade letters of credit (including, for the avoidance of doubt, bank guarantees) issued in support of trade obligations of Holdings or the Subsidiaries incurred in the ordinary course of business.

“tranche” has the meaning assigned to such term in Section 2.22(1).

“Transaction Documents” means the Loan Documents, the Term Loan Documents and the Senior Notes Documents.

“Transactions” means, collectively, the transactions contemplated to occur pursuant to the Transaction Documents, including:

(1)            the consummation of the Venator Consolidation Transactions;

(2)            the execution and delivery of the Loan Documents, the creation of the Liens pursuant to the Security Documents and the initial borrowings hereunder;

(3)            the execution and delivery of the Term Loan Documents, the creation of the Liens pursuant to the Term Loan Security Documents and the initial borrowings under the Term Loan Credit Agreement;

(4)            the execution and delivery of the Senior Notes Documents and the issuance of the Senior Notes;

(5)            the Initial Venator Distribution Transaction;

(6)            the Huntsman Release;

(7)            the Special Closing Date Payment; and

(8)            the payment of all fees, costs and expenses in connection with the foregoing.

“Treaty Lender” means a Lender which:

(1)            is treated as resident of a Treaty State for the purposes of the Treaty;

(2)            does not carry on business in the jurisdiction of incorporation of the relevant Loan Party through a permanent establishment with which that Lender’s participation in the Loan is effectively connected;

(3)            is acting from a Facility Office situated in its jurisdiction or incorporation; and

(4)            fulfils any other conditions which must be fulfilled under the relevant Treaty by residents of the Treaty State for such residents to obtain full exemption from Tax imposed on any payment received or accrued under the relevant Loan Document by the jurisdiction of incorporation of the relevant Loan Party, subject to the completion of any necessary procedural formalities.

“Treaty State” means a jurisdiction having a double taxation agreement with the jurisdiction of the relevant Loan Party (a “Treaty”), which makes provision for full exemption from Tax imposed on any payment received or accrued under the relevant Loan Document payments.

“Trust Account” means any accounts or trusts used solely to hold Trust Funds.

“Trust Funds” means, to the extent segregated from other assets of the Loan Parties in a segregated account that contains amounts comprised solely and exclusively of such Trust Funds, cash, Cash Equivalents or other assets comprised solely of:

(1)            funds used for payroll and payroll taxes and other employee benefit payments to or for the benefit of such Loan Party’s employees;

(2)            all taxes required to be collected, remitted or withheld (including federal and state withholding taxes (including the employer’s share thereof));

(3)            (a) proceeds from the issuance of Indebtedness, (b) proceeds from the sale or disposition of assets (other than ABL Priority Collateral) and (c) proceeds of insurance and condemnation awards (and payments in lieu thereof) relating to any assets (other than ABL Priority Collateral) in each of clauses (a), (b) and (c), to the extent such cash or permitted investment is required to be deposited in an account pursuant to the documentation governing any indebtedness having a first priority lien on any such assets; and

(4)            any other funds which Holdings or any of the Restricted Subsidiaries holds in trust or as an escrow or fiduciary for another person which is not a Restricted Subsidiary of Holdings.

“Type” means, when used in respect of any Loan or Borrowing, the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” means Adjusted ~~LIBO~~Term SOFR Rate, Adjusted EURIBOR Rate, CDOR Rate, Daily Simple RFR or ABR, as applicable.

“U.K. Borrower” and “U.K. Borrowers” have the respective meanings assigned to such terms in the recitals hereto.

“U.K. Borrowing Base” means, at any time, the sum of:

(1)            (x) 85% of the Eligible Accounts (other than Eligible Investment Grade Accounts) owned by the U.K. Borrowers plus (y) 90% of the Eligible Investment Grade Accounts owned by the U.K. Borrowers; plus

(2)            the lesser of (i) 70% of the Cost of Eligible Inventory owned by the U.K. Borrowers and (ii) 85% of the Net Orderly Liquidation Value of Eligible Inventory owned by the U.K. Borrowers; plus

(3)            the positive amount, if any, by which the U.S. Borrowing Base (after giving effect to any amount of the U.S. Borrowing Base included in any other Borrowing Base (other than the U.S. Borrowing Base)) exceeds the U.S. Revolving Facility Credit Exposure; less

(4)            Reserves.

Notwithstanding anything to the contrary contained herein, any Acquired Asset ABL Priority Collateral owned by the U.K. Borrowers will immediately be included in the U.K. Borrowing Base at a value equal to the Acquired Asset Borrowing Base Calculation thereof; provided, that if the Borrowers have not delivered, at their expense, a customary field examination and inventory appraisal reasonably acceptable to Administrative Agent within 90 days of the acquisition of such Acquired Asset ABL Priority Collateral (or such longer period as the Administrative Agent may reasonably agree), such Acquired Asset ABL Priority Collateral will cease to be eligible for inclusion in the U.K. Borrowing Base.

“U.K. Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2 duly completed and filed by the relevant Borrower, which contains the scheme reference number and jurisdiction of tax residence provided by the relevant U.K. Treaty Lender pursuant to Section 2.17(6)(e)(ii), and is filed with HM Revenue & Customs: (a) within 30 days of the relevant U.K. Treaty Lender providing its scheme reference number and jurisdiction of tax residence pursuant to Section 2.17(6)(e)(i); or (b) if the relevant Borrower becomes a party hereunder after the date of this Agreement and the relevant U.K. Treaty Lender has already provided such information, within 30 days of the date on which that Borrower becomes a party under this Agreement.

“U.K. CTA” means the U.K. Corporation Tax Act 2009.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“U.K. Guarantor” means: (1) each Wholly Owned Subsidiary of Holdings incorporated in England and Wales (other than any Excluded Subsidiary) on the Closing Date, (2) Holdings or (3) each Wholly Owned Subsidiary of Holdings incorporated in England and Wales that becomes, or is required to become, a party to the U.K. Security Documents after the Closing Date pursuant to Section 5.10.

“U.K. Issuing Bank Fees” has the meaning assigned to such term pursuant to Section 2.12(7).

“U.K. ITA” means the U.K. Income Tax Act 2007.

“U.K. L/C Participation Fee” has the meaning assigned to such term pursuant to Section 2.12(7).

“U.K. Line Cap” means the lesser of (1) the aggregate amount of European Revolving Facility Commitments and (2) the U.K. Borrowing Base then in effect.

“U.K. Loan Parties” means the U.K. Borrowers and the U.K. Guarantors.

“U.K. Non-Bank Lender” means a Lender in respect of a U.K. Borrower which gives a U.K. Tax Confirmation.

“U.K. Obligations” means:

(1)            all amounts owing to any Agent, any Issuing Bank or any Lender from a U.K. Loan Party pursuant to the terms of this Agreement or any other Loan Document, including all interest and expenses accrued or accruing (or that would, absent the commencement of an insolvency or liquidation proceeding, accrue) after the commencement by or against any U.K. Loan Party of any proceeding under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state, province or foreign bankruptcy, insolvency, receivership, restructuring plan or similar law naming such U.K. Loan Party as the debtor in such proceeding, in accordance with and at the rate specified in this Agreement, whether or not the claim for such interest or expense is allowed or allowable as a claim in such proceeding;

(2)            all amounts owing from a U.K. Loan Party to any Qualified Counterparty under any Specified Hedge Agreement;

(3)            any obligations owing from a U.K. Loan Party pursuant to the Ancillary Facility and any Ancillary Extensions of Credit thereunder; and

(4)            any Cash Management Obligations of any U.K. Loan Party;

provided that:

(a)            the Obligations of any U.K. Loan Party under any Specified Hedge Agreement, Cash Management Obligations and the Ancillary Facility and any Ancillary Extension of Credit thereunder will be secured and Guaranteed pursuant to the U.K. Security Documents and the Guaranty as provided by a U.K. Loan Party only to the extent that, and for so long as, the other U.K. Obligations are so secured and Guaranteed; and

(b)            any release of Collateral or Guarantors effected in the manner permitted by this Agreement, the Guaranty or any U.K. Security Document will not require the consent of any Cash Management Bank, Qualified Counterparty or any party to the Ancillary Facility or a Ancillary Extension of Credit thereunder pursuant to any Loan Document.

“U.K. Obligations Guarantors” means each Loan Party which has provided a guaranty of the U.K. Obligations pursuant to the Guaranty (and subject to the limitations set forth therein), in each case excluding any Excluded Subsidiary and subject to the Guaranty and Security Principles.

“U.K. Overadvance” has the meaning assigned to such term in Section 2.01(2).

“U.K. Protective Advance” has the meaning assigned to such term in Section 2.01(3).

“U.K. Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is (a) a Lender: (i) which is a bank (as defined for the purpose of section 879 of the U.K. ITA) making an advance under a Loan Document and is within the charge to U.K. corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the U.K. CTA; or (ii) in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the U.K. ITA) at the time that that advance was made and within the charge to U.K. corporation tax as respects any payments of interest made in respect of that advance; or (b) a Lender which is: (i) a company resident in the United Kingdom for U.K. tax purposes; or (ii) a partnership each member of which is: (1) a company so resident in the United Kingdom; or (2) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the U.K. CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the U.K. CTA; or (iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the U.K. CTA) of that company; or (c) a U.K. Treaty Lender.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“U.K. Revolving Facility Credit Exposure” means, at any time, the sum of the following amounts:

(1)            the aggregate principal amount of the European Revolving Loans made to the U.K. Borrowers outstanding at such time; and

(2)            the U.K. Revolving L/C Exposure with respect to Letters of Credit issued on behalf of the U.K. Borrowers at such time.

The U.K. Revolving Facility Credit Exposure of any Revolving Lender at any time will be, subject to adjustment as expressly provided in Section 2.23, the product of (a) such Revolving Lender’s European Revolving Facility Percentage and (b) the aggregate U.K. Borrower Revolving Facility Credit Exposure of all Revolving Lenders, collectively, at such time.

“U.K. Revolving L/C Exposure” means, at any time, the sum of (1) the aggregate undrawn face amount of all European Letters of Credit issued on behalf of the U.K. Borrowers outstanding at such time and (2) the aggregate principal amount of all European L/C Disbursements made with respect to European Letters of Credit issued on behalf of the U.K. Borrowers that have not yet been reimbursed at such time. The U.K. Revolving L/C Exposure of any Revolving Lender at any time will mean its European Revolving Facility Percentage of the aggregate U.K. Revolving L/C Exposure at such time. For all purposes of this Agreement, if on any date of determination a European Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standard Practices, International Chamber of Commerce No. 590, such European Letter of Credit will be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a European Letter of Credit at any time will be deemed to be the stated amount of such European Letter of Credit in effect at such time; provided that, with respect to any European Letter of Credit that by its terms or the terms of any document related thereto provides for one or more automatic increases in the stated amount thereof, the amount of such European Letter of Credit will be deemed to be the maximum stated amount of such European Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“U.K. Security Documents” means the collective reference to those documents identified as “Initial U.K. Security Documents” on Schedule 1.01(3) and each of the security agreements and other instruments and documents governed by English law under which a Lien is granted in favor of the Collateral Agent executed and delivered by any U.K. Loan Party pursuant thereto or pursuant to Section 5.10.

“U.K. or “United Kingdom” means the United Kingdom of Great Britain and Northern Ireland.

“U.K. Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either: (a) a company resident in the United Kingdom for United Kingdom tax purposes; or (b) a partnership each member of which is: (i) a company so resident in the United Kingdom; or (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the U.K. CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the U.K. CTA; or (c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the U.K. CTA) of that company.

“U.K. Tax Deduction” means a deduction or withholding for or on account of Tax imposed by the United Kingdom from a payment under a Loan Document, other than a FATCA Deduction.

“U.K. Treaty State” means a jurisdiction having a double taxation agreement (a “U.K. Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“U.K. Treaty Lender” means a Lender which:

(1)            is treated as a resident of a U.K. Treaty State for the purposes of a U.K. Treaty;

(2)            does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(3)            fulfils any conditions which must be fulfilled under that double taxation agreement to obtain full exemption from United Kingdom tax on interest payable to that Lender in respect of an advance under a Loan Document, including the completion of any necessary procedural formalities.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Cash” means, as of any date, all cash and Cash Equivalents of Holdings and its Restricted Subsidiaries as of such date that would not appear as “restricted” on the Required Financial Statements, determined on a consolidated basis in accordance with GAAP, determined based upon the most recent quarter-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis.

“Unrestricted Subsidiary” means any Subsidiary of Holdings specified on Schedule 1.01(4) as of the Closing Date and any other Subsidiary of Holdings (other than the Borrowers) designated by Holdings as an Unrestricted Subsidiary hereunder after the Closing Date by written notice to the Administrative Agent, unless in each case such Subsidiary has been subsequently re-designated as a Restricted Subsidiary by Holdings hereunder; provided that Holdings will only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date or subsequently re-designate any such Unrestricted Subsidiary as a Restricted Subsidiary (by written notice to the Administrative Agent) if:

(1)            no Event of Default is continuing; provided, that if such Subsidiary is being designated as an Unrestricted Subsidiary in connection with a Limited Condition Acquisition, (a) at Holdings’ option, the date of determination of such condition shall be the LCA Test Date and (b) on the date such Subsidiary is designated as an Unrestricted Subsidiary, no Specified Event of Default shall have occurred and be continuing or would exist immediately after such designation;

(2)            such designation or re-designation would not cause an Event of Default; provided, that if such Subsidiary is being designated as an Unrestricted Subsidiary in connection with a Limited Condition Acquisition, (a) at Holdings’ option, the date of determination of such condition shall be the LCA Test Date and (b) on the date such Subsidiary is designated as an Unrestricted Subsidiary, such designation or re-designation would not cause a Specified Event of Default; and

(3)            compliance with the Payment Conditions.

The designation of any Restricted Subsidiary as an Unrestricted Subsidiary will constitute an Investment for purposes of Section 6.04. The redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary will be deemed to be an incurrence at the time of such designation of Indebtedness of such Unrestricted Subsidiary and the Liens on the assets of such Unrestricted Subsidiary, in each case outstanding on the date of such redesignation.

“U.S. Alternate Base Rate” means, for any date, a fluctuating rate per annum equal to the highest of (1) the NYFRB Rate in effect on such day plus ½ of 1%, (2) the Prime Rate in effect on such day, or (3) the Adjusted ~~LIBO~~Term SOFR Rate for an Interest Period of one month plus 1.00% (and if, at any time, any such rate is below zero, the U.S. Alternate Base Rate shall be deemed to be zero at such time); provided that for the purpose of this definition, any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or the Adjusted ~~LIBO~~Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted ~~LIBO~~Term SOFR Rate, respectively. If ABR is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b), then the U.S. Alternate Base Rate shall be the greater of clauses (1) and (2) above and shall be determined without reference to clause (3) above.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Borrower” and “U.S. Borrowers” have the respective meanings assigned to such terms in the recitals hereto.

“U.S. Borrowing Base” means, at any time, the sum of:

(1)            (x) 85% of the Eligible Accounts (other than Eligible Investment Grade Accounts) held by the U.S. Borrowers and the U.S. Guarantors plus (y) 90% of the Eligible Investment Grade Accounts owned by the U.S. Borrowers and the U.S. Guarantors; plus

(2)            The lesser of (i) 70% of the Cost of Eligible Inventory owned by the U.S. Borrowers or the U.S. Guarantors and (ii) 85% of the Net Orderly Liquidation Value of Eligible Inventory held by the U.S. Borrowers and the U.S. Guarantors; plus

(3)            At the option of the U.S. Borrowers, 100% of Qualified Cash of the U.S. Borrowers and the U.S. Guarantors; provided that, at any time, the aggregate amount of Qualified Cash included in the U.S. Borrowing Base, together with the aggregate amount of Qualified Cash included in the Canadian Borrowing Base, shall not exceed $15.0 million; less

(4)            Reserves; less

(5)            the amount, if any, of the U.S. Borrowing Base included in any other Borrowing Base (calculated immediately after giving effect to such amount of the U.S. Borrowing Base included in any other Borrowing Base).

Notwithstanding anything to the contrary contained herein, any Acquired Asset ABL Priority Collateral owned by a U.S. Borrower or a U.S. Guarantor will immediately be included in the U.S. Borrowing Base at a value equal to the Acquired Asset Borrowing Base Calculation thereof; provided, that if the Borrowers have not delivered, at their expense, a customary field examination and inventory appraisal reasonably acceptable to Administrative Agent within 90 days of the acquisition of such Acquired Asset ABL Priority Collateral (or such longer period as the Administrative Agent may reasonably agree), such Acquired Asset ABL Priority Collateral will cease to be eligible for inclusion in the U.S. Borrowing Base.

“U.S./Canadian L/C Disbursement” means a payment or disbursement made by an Issuing Bank pursuant to a U.S./Canadian Letter of Credit.

“U.S./Canadian Letter of Credit” has the meaning assigned to such term pursuant to Section 2.05.

“U.S./Canadian Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue U.S./Canadian Letters of Credit pursuant to Section 2.05. The U.S./Canadian Letter of Credit Commitments of each of the Issuing Banks on the Restatement Agreement Effective Date shall be those Commitments listed on Schedule I to the Restatement Agreement. Any Issuing Bank shall be permitted at any time to increase its U.S./Canadian Letter of Credit Commitment with the written consent of Holdings and notice to the Administrative Agent of such increase, so long as all Issuing Bank’s U.S./Canadian Letter of Credit Commitments do not exceed the U.S./Canadian Letter of Credit Sublimit.

“U.S./Canadian Letter of Credit Sublimit” means the aggregate U.S./Canadian Letter of Credit Commitments of the Issuing Banks, in an amount not to exceed $20 million.

“U.S./Canadian Revolving Facility” means the U.S./Canadian Revolving Facility Commitments (including any Incremental Commitments that are U.S./Canadian Revolving Facility Commitments) and the extensions of credit made hereunder by the U.S./Canadian Revolving Lenders.

“U.S./Canadian Revolving Facility Commitment” means, with respect to a Lender, the commitment of such Lender, if any, to make U.S./Canadian Revolving Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s U.S./Canadian Revolving Facility Credit Exposure hereunder, as such commitment may be (1) reduced from time to time pursuant to Section 2.08, (2) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 10.04 or (3) increased from time to time under Section 2.21. The amount of each Lender’s U.S./Canadian Revolving Facility Commitment on the Restatement Agreement Effective Date is set forth on Schedule I to the Restatement Agreement or in the Assignment and Acceptance pursuant to which such Lender has assumed its U.S./Canadian Revolving Facility Commitment, as applicable. The aggregate amount of the Lenders’ U.S./Canadian Revolving Facility Commitments on the Restatement Agreement Effective Date is $110.0 million.

“U.S./Canadian Revolving Facility Credit Exposure” means the sum of the Canadian Revolving Facility Credit Exposure and the U.S. Revolving Facility Credit Exposure.

“U.S./Canadian Revolving Facility Percentage” means, with respect to any Revolving Lender, the percentage of the total U.S./Canadian Revolving Facility Commitments represented by such Lender’s U.S./Canadian Revolving Facility Commitment. If the U.S./Canadian Revolving Facility Commitments have terminated or expired, the U.S./Canadian Revolving Facility Percentages will be determined based upon the U.S./Canadian Revolving Facility Commitments most recently in effect, giving effect to any assignments pursuant to Section 10.04.

“U.S./Canadian Revolving L/C Exposure” means the sum of the Canadian Revolving L/C Exposure and the U.S. Revolving L/C Exposure.

“U.S./Canadian Revolving Loans” has the meaning assigned to such term in Section 2.01(1) and will include any Canadian Overadvances, Canadian Protective Advances, U.S. Overadvances and U.S. Protective Advances.

“U.S. Collateral Agreement” means the ABL Guarantee and Collateral Agreement dated as of the Closing Date, among the U.S. Loan Parties and the Collateral Agent, as amended, supplemented or otherwise modified from time to time.

“U.S. Excluded Assets” means “Excluded Assets” as defined in the U.S. Collateral Agreement.

“U.S. Excluded Equity Interests” means “Excluded Equity Interests” as defined in the U.S. Collateral Agreement.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Guarantors” means: (1) each Wholly Owned Subsidiary of Holdings on the Closing Date that is a Domestic Subsidiary (other than any Excluded Subsidiary) and (2) each Wholly Owned Subsidiary (other than any Excluded Subsidiary) of Holdings that is a Domestic Subsidiary and becomes, or is required to become, a party to the U.S. Collateral Agreement after the Closing Date pursuant to Section 5.10.

“U.S. Issuing Bank Fees” has the meaning assigned to such term pursuant to Section 2.12(2).

“U.S. L/C Participation Fee” has the meaning assigned to such term pursuant to Section 2.12(2).

“U.S. Line Cap” means, at any time, the lesser of (1) the aggregate amount of U.S./Canadian Revolving Facility Commitments and (2) the U.S. Borrowing Base then in effect.

“U.S. Loan Parties” means the U.S. Borrowers and the U.S. Guarantors.

“U.S. Obligations” means:

(1)            all amounts owing to any Agent, any Issuing Bank or any Lender from a U.S. Loan Party pursuant to the terms of this Agreement or any other Loan Document, including all interest and expenses accrued or accruing (or that would, absent the commencement of an insolvency or liquidation proceeding, accrue) after the commencement by or against any U.S. Loan Party of any proceeding under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state, province or foreign bankruptcy, insolvency, receivership or similar law naming such U.S. Loan Party as the debtor in such proceeding, in accordance with and at the rate specified in this Agreement, whether or not the claim for such interest or expense is allowed or allowable as a claim in such proceeding;

(2)            all amounts owing from a U.S. Loan Party to any Qualified Counterparty under any Specified Hedge Agreement;

(3)            any obligations owing from a U.S. Loan Party pursuant to the Ancillary Facility and any Ancillary Extensions of Credit thereunder; and

(4)            any Cash Management Obligations of any U.S. Loan Party;

provided that:

(a)            the Obligations of any U.S. Loan Party under any Specified Hedge Agreement, Cash Management Obligations and the Ancillary Facility or any Ancillary Extension of Credit thereunder will be secured and Guaranteed pursuant to the U.S. Security Documents and the Guaranty as provided by a U.S. Loan Party only to the extent that, and for so long as, the other U.S. Obligations are so secured and Guaranteed; and

(b)            any release of Collateral or Guarantors effected in the manner permitted by this Agreement, the Guaranty or any U.S. Security Document will not require the consent of any Cash Management Bank, Qualified Counterparty or any party to the Ancillary Facility or any Ancillary Extension of Credit thereunder pursuant to any Loan Document.

“U.S. Obligations Guarantors” means each Loan Party which has provided a guaranty of the U.S. Obligations pursuant to the Guaranty (and subject to the limitations set forth therein), in each case excluding any Excluded Subsidiary and subject to the Guaranty and Security Principles, in the case of each such Loan Party that is not a U.S. Person.

“U.S. Overadvance” has the meaning assigned to such term in Section 2.01(2).

“U.S. Parent” means Venator Materials LLC, a Delaware limited liability company and direct Wholly Owned Subsidiary of Holdings.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Pledged Collateral” means “Pledged Collateral” as defined in the U.S. Collateral Agreement.

“U.S. Protective Advance” has the meaning assigned to such term in Section 2.01(3).

“U.S. Revolving Facility Credit Exposure” means, at any time, the sum of:

(1)            the aggregate principal amount of the U.S./Canadian Revolving Loans made to U.S. Borrowers outstanding at such time;

(2)            the Swingline Exposure with respect to Swingline Loans made to U.S. Borrowers at such time; and

(3)            the U.S. Revolving L/C Exposure with respect to Letters of Credit issued on behalf of U.S. Borrowers at such time at such time.

The U.S. Revolving Facility Credit Exposure of any Revolving Lender at any time will be, subject to adjustment as expressly provided in Section 2.23, the product of (a) such Revolving Lender’s U.S./Canadian Revolving Facility Percentage and (b) the aggregate U.S. Revolving Facility Credit Exposure of all Revolving Lenders, collectively, at such time.

“U.S. Revolving L/C Exposure” means at any time the sum of (1) the aggregate undrawn face amount of all U.S./Canadian Letters of Credit issued on behalf of the U.S. Borrowers outstanding at such time and (2) the aggregate principal amount of all U.S./Canadian L/C Disbursements with respect to U.S./Canadian Letters of Credit issued on behalf of the U.S. Borrowers that have not yet been reimbursed at such time. The U.S./Canadian Revolving L/C Exposure of any Revolving Lender at any time will mean its U.S./Canadian Revolving Facility Percentage of the aggregate U.S./Canadian Revolving L/C Exposure at such time. For all purposes of this Agreement, if on any date of determination a U.S./Canadian Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standard Practices, International Chamber of Commerce No. 590, such U.S./Canadian Letter of Credit will be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a U.S./Canadian Letter of Credit at any time will be deemed to be the stated amount of such U.S./Canadian Letter of Credit in effect at such time; provided that, with respect to any U.S./Canadian Letter of Credit that by its terms or the terms of any document related thereto provides for one or more automatic increases in the stated amount thereof, the amount of such U.S./Canadian Letter of Credit will be deemed to be the maximum stated amount of such U.S./Canadian Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“U.S. Security Documents” means the collective reference to the U.S. Collateral Agreement and each of the security agreements and other instruments and documents executed and delivered by any U.S. Loan Party pursuant thereto or pursuant to Section 5.10.

“U.S. Special Resolution Regimes” has the meaning assigned to it in Section 10.17.

“VAT” means:

(a)            any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112);

(b)            any value added tax imposed by the Value Added Tax Act 1994; and

(c)            any other tax of a similar nature, whether imposed in a member state of the European Union or the United Kingdom in substitution for, or levied in addition to, such tax referred to in paragraph (a) or (b) above, or imposed elsewhere.

“Venator Consolidation Transactions” has the meaning assigned to such term in the recitals hereto.

“Voting Stock” means, as of any date, the Capital Stock of any Person that is at the time entitled to vote (without regard to the occurrence of any contingency) in the election of the Board of Directors of such Person.

“Wage Earner Protection Act Reserve” means, on any date of determination, a reserve established from time to time by the Administrative Agent in such amount as the Administrative Agent determines reflects the amounts that may become due under the Wage Earner Protection Program Act (Canada) with respect to the employees of any Loan Party employed in Canada which would give rise to a Lien with priority under applicable law over the Lien of the Collateral Agent.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness as of any date, the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal (excluding nominal amortization), including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest 1/12) that will elapse between such date and the making of such payment; by (2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” means, with respect to any Person, a subsidiary of such Person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such Person or another Wholly Owned Subsidiary of such Person. Unless otherwise indicated in this Agreement, all references to Wholly Owned Subsidiaries will mean Wholly Owned Subsidiaries of Holdings.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02     Terms Generally. The definitions set forth or referred to in Section 1.01 will apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. Unless the context requires otherwise:

(1)            the words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation;”

(2)            in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including;”

(3)            the word “will” will be construed to have the same meaning and effect as the word “shall;”

(4)            the word “incur” will be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” will have correlative meanings);

(5)            any reference to any Person will be construed to include such Person’s legal successors and permitted assigns; and

(6)            the words “asset” and “property” will be construed to have the same meaning and effect.

All references herein to Articles, Sections, Exhibits and Schedules will be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context otherwise requires. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document or organizational document of the Loan Parties means such document as amended, restated, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document). Any reference to any law will include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation means unless otherwise specified, such law or regulation as amended, modified or supplemented from time to time. Whenever this Agreement refers to the “knowledge” of any Loan Party, such reference will be construed to mean the knowledge of the chief executive officer, president, chief financial officer, treasurer, controller or other Financial Officer of such Person. Subject to Section 1.10, any reference herein to the “applicable Borrowers” or “Borrowers” making payment or receiving extensions of credit in respect of Obligations shall be deemed to refer to (A) the U.S. Borrowers making payment of, or receiving extensions of credit that constitute, U.S. Obligations, (B) the Canadian Borrowers making payment of, or receiving extensions of credit that shall constitute, Canadian Obligations, (C) the French Borrowers making payment of, or receiving extensions of credit that shall constitute, French Obligations or French Borrowing Obligations as the case may be, (D) the German Borrowers making payment of, or receiving extensions of credit that shall constitute, German Obligations, (E) the Spanish Borrowers making payment of, or receiving extensions of credit that shall constitute, Spanish Obligations and (F) the U.K. Borrowers making payment of, or receiving extensions of credit that shall constitute, U.K. Obligations. For the avoidance of doubt, any reference to a Permitted Lien shall not serve to subordinate or postpone any Lien created by any Security Document to such Permitted Lien.

Section 1.03     Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature will be construed in accordance with GAAP, as in effect from time to time; provided that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein will be construed, and all financial computations pursuant hereto will be made, without giving effect to any election under Statement of Financial Accounting Standards Board Accounting Standards Codification 825-10 (or any other Statement of Financial Accounting Standards Board Accounting Standards Codification having a similar effect) to value any Indebtedness or other liabilities of Holdings or any Subsidiary at “fair value,” as defined therein. In the event that any Accounting Change (as defined below) occurs and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then upon the written request of Holdings, the Administrative Agent or the Required Lenders, Holdings, the Administrative Agent and the Lenders will enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating Holdings’ financial condition will be the same after such Accounting Change as if such Accounting Change had not occurred; provided that (a) the Lenders shall have received at least 15 Business Days’ advance written notice of such Accounting Change, (b) provisions of this Agreement in effect on the date of such Accounting Change will remain in effect until the effective date of such amendment, (c) if requested by the Administrative Agent or any Lender, for any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Accounting Change, the Borrowers shall provide a reconciliation applying the Accounting Change to any such previous calculation or determination, (d) if the Accounting Change would affect the calculation of any covenant set forth herein, the Borrowers shall provide to the Administrative Agent and the Lenders, concurrently with the delivery of any financial statements or reports with respect to such covenant, statements setting forth a reconciliation between calculations of such covenant made before and after giving effect to such Accounting Change and (e) in connection with any Accounting Change, Holdings and the Borrowers shall use commercial reasonable efforts to respond to any questions from, and provide any information reasonably requested by, the Administrative Agent and the Lenders, and the Administrative Agent and the Lenders shall each be reasonably satisfied with such responses and information provided prior to the effectiveness of any Accounting Change. “Accounting Change” means subject to the immediately preceding sentence in this Section 1.03, (1) any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants, (2) any change in the application of GAAP by Holdings or (3) the adoption of IFRS by Holdings.

Section 1.04     Effectuation of Transfers. Each of the representations and warranties of Holdings and the Borrowers contained in this Agreement (and all corresponding definitions) is made after giving effect to the Transactions, unless the context otherwise requires.

Section 1.05     Currencies.

(1)            Unless otherwise specifically set forth in this Agreement, monetary amounts are in Dollars. For purposes of determining compliance with Article VI with respect to the amount of any Indebtedness, Investment, Lien, Asset Sale, or Restricted Payment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in exchange rates occurring after the time such Indebtedness, Lien or Investment is incurred or Asset Sale or Restricted Payment is made.

(2)            The Administrative Agent shall determine the Dollar Equivalent of any Borrowing or Letter of Credit denominated in Canadian Dollars, Euros or Sterling: (a) (i) with respect to Revolving Loans denominated in Canadian Dollars that bears interest at the Canadian CDOR Rate, as of the date of the commencement of the initial Interest Period therefor and as of the date of the commencement of each subsequent Interest Period therefor, in each case, using the Spot Rate for Canadian Dollars in relation to Dollars in effect on the date that is two Business Days prior to the date on which the applicable Interest Period shall commence, (ii) with respect to a Revolving Loan denominated in Canadian Dollars that bears interest at the Canadian ABR, on the borrowing date applicable thereto using the Spot Rate for Canadian Dollars in relation to Dollars in effect on the date immediately prior to the applicable borrowing date, (iii) with respect to a Revolving Loan denominated in (a) Euros that bears interest at the Adjusted ~~LIBO~~EURIBOR Rate, as of the date of the commencement of the initial Interest Period therefor and as of the date of the commencement of each subsequent Interest Period therefor, in each case, using the Spot Rate for Euros in relation to Dollars in effect on the date that is two Business Days prior to the date on which the applicable Interest Period shall commence and (b) Sterling, on the borrowing date applicable thereto using the Spot Rate for Sterling in relation to Dollars in effect on the date immediately prior to the applicable borrowing date, and (iv) with respect to any Letter of Credit denominated in Canadian Dollars, Euros or Sterling, on the date of issuance thereof and the date of any amendment thereto that increases the face amount thereof, in each case using the Spot Rate for Canadian Dollars, Euros or Sterling, as applicable, in relation to Dollars in effect on date immediately prior to the applicable issuance or amendment date, and (b) at such other times as may be determined by the Administrative Agent in its commercially reasonable discretion, in each case using the Spot Rate for Canadian Dollars, Euros or Sterling in relation to Dollars in effect on the date of determination. Each amount determined pursuant to this clause (2) shall be the Dollar Equivalent of the applicable Borrowing or Letter of Credit until the next calculation thereof pursuant to the preceding sentences of this Section 1.05(2). Upon the request of Holdings, Administrative Agent shall notify Holdings and the applicable Lenders of each calculation of the Dollar Equivalent of each Borrowing denominated in Canadian Dollars, Euros or Sterling.

(3)            Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Loan, increase in Commitments, or issuance, amendment, or extension of a Letter of Credit, an amount, such as a required minimum, sublimit, maximum, or multiple amount, is expressed in Dollars, but such Borrowing or Loan, Commitments, or Letter of Credit is denominated in Canadian Dollars, Euros or Sterling, such amount shall be the Canadian Dollar Equivalent, Euro Equivalent or Sterling Equivalent, as applicable, of such Dollar amount .

(4)            Principal, interest, reimbursement obligations, cash collateral for reimbursement obligations, fees, and all other amounts payable to the Administrative Agent or Lenders under this Agreement and the other Loan Documents shall be payable (except as otherwise specifically provided herein) in the currency in which such Obligations are denominated.

(5)            If at any time following one or more fluctuations in the exchange rate of the Canadian Dollar, Euro or Sterling against the Dollar, any part of the Obligations exceeds any other limit set forth herein for such Obligations, the applicable Borrowers shall within two (2) Business Days of written notice of same from the Administrative Agent immediately (a) make the necessary payments or repayments to reduce such Obligations to an amount necessary to eliminate such excess, or (b) maintain or cause to be maintained with the Administrative Agent deposits in an amount equal to or greater than the amount of such excess, such deposits to be maintained in such form and upon such terms as are acceptable to the Administrative Agent. In addition, if, at any time of repayment, due to one or more fluctuations in the exchange rate of the Canadian Dollar, Euro or Sterling against the Dollar, any repayment of an L/C Disbursement is not sufficient to reimburse the Issuing Bank for such L/C Disbursement, the applicable Borrowers shall within two (2) Business Days of written notice of same from the Administrative Agent or the Issuing Bank immediately pay to the Administrative Agent, for the account of the Issuing Bank, an amount sufficient to cause the Issuing Bank to be reimbursed in full for the L/C Disbursement.

Section 1.06     Required Financial Statements. With respect to the determination of the First Lien Net Leverage Ratio, the Total Net Leverage Ratio, the Interest Coverage Ratio, the Fixed Charge Coverage Ratio or under any other applicable provision of the Loan Documents (including the definition of Immaterial Subsidiary) made on or prior to the date on which Required Financial Statements have been delivered for the first fiscal quarter ending after the Closing Date, such calculation will be determined for the period of four consecutive fiscal quarters most recently ended prior to the Closing Date, and calculated on a Pro Forma Basis. Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Agreement with respect to any period during which any Specified Transaction occurs, the First Lien Net Leverage Ratio, the Total Net Leverage Ratio, the Interest Coverage Ratio, the Fixed Charge Coverage Ratio or under any other applicable provision of the Loan Documents (including the definition of Immaterial Subsidiary) shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

Section 1.07     Certain Calculations and Tests.

(1)            Notwithstanding anything in this Agreement or any Loan Document to the contrary, in connection with a Specified Transaction undertaken in connection with the consummation of a Limited Condition Acquisition, when:

(i)             determining compliance with any provision of this Agreement which requires the calculation of the First Lien Leverage Ratio, Total Leverage Ratio, the Fixed Charge Coverage Ratio or the Interest Coverage Ratio;

(ii)            determining compliance with representations, warranties, defaults or Events of Default; and

(iii)           testing availability under baskets set forth in this agreement (including baskets measured as a percentage of Consolidated Total Assets);

(2)            the date of determination of whether any such action is permitted hereunder shall, at the option of Holdings (Holdings’ election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”) and if, after such ratios and other provisions are measured on a Pro Forma Basis after giving effect to such Limited Condition Acquisition and the other Specified Transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the four consecutive fiscal quarter period being used to calculate such financial ratio ending prior to the LCA Test Date, Holdings could have taken such action on the relevant LCA Test Date in compliance with such ratios and provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, (x) if any of such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA of Holdings) at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted hereunder and (y) such ratios and other provisions shall not be tested at the time of consummation of such Limited Condition Acquisition or related Specified Transactions. If Holdings has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

(3)            Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement under any covenant that does not require compliance with a financial ratio or test (including, without limitation, pro forma compliance with any First Lien Net Leverage Ratio test, Total Net Leverage Ratio test, Interest Coverage Ratio test and/or any Fixed Charge Coverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement under the same covenant as such Fixed Amount that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts being substantially concurrently incurred (other than in the case of any Fixed Amounts contained in Section 6.01 or Section 6.02, any refinancings of any Indebtedness that was previously incurred) and any substantially concurrent borrowings under the Revolving Facility (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence, except that incurrences of Indebtedness and Liens constituting Fixed Amounts and any substantially concurrent borrowings under the Revolving Facility shall be taken into account for purposes of any Incurrence Based Amounts under any covenant other than Incurrence Based Amounts contained in Section 6.01 or Section 6.02.

Section 1.08     Disqualified Institutions. Notwithstanding anything in the Loan Documents to the contrary, the Administrative Agent shall not be responsible (or have any liability) for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions thereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (1) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or (2) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Institution. The list of Disqualified Institutions shall be available to Lenders upon request but shall not otherwise be posted to the Lenders.

Section 1.09     Québec Interpretation. For all purposes of the interpretation or construction of this Agreement under the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall include “movable property”, (b) “real property” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “prior claim” and a “resolutory clause”, (f) all references to filing, registering or recording under the UCC or PPSA shall include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” lien or security interest as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (i) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatary”, (k) “construction liens” shall include “legal hypothecs”, (l) “joint and several” shall include “solidary”, (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall include “ownership on behalf of another as mandatary”, (o) “easement” shall include “servitude”, (p) “priority” shall include “prior claim”, (q) “survey” shall include “certificate of location and plan”, (r) “fee simple title” shall include “absolute ownership”, and (s) “ground lease” shall be deemed to include “emphyteutic lease.” The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only (except if another language is required under any applicable law) and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement (sauf si une autre langue est requise en vertu d’une loi applicable).

Section 1.10     Joint and Several Liability.

(1)            Each U.S. Borrower is jointly and severally liable under this Agreement for all U.S. Obligations, regardless of the manner or amount in which proceeds of U.S. Obligations are used, allocated, shared or disbursed by or among the Borrowers themselves, or the manner in which an Agent and/or any Lender accounts for such U.S. Obligations or other extensions of credit on its books and records. Each U.S. Borrower shall be liable for all amounts due to an Agent and/or any Lender from any of the U.S. Borrowers under this Agreement, regardless of which U.S. Borrower actually receives Loans or other extensions of credit hereunder or the amount of such Loans and extensions of credit received or the manner in which such Agent and/or such Lender accounts for such Loans or other extensions of credit on its books and records. Each U.S. Borrower’s U.S. Obligations with respect to Loans and other extensions of credit made to it, and such U.S. Borrower’s U.S. Obligations arising as a result of the joint and several liability of such U.S. Borrower hereunder with respect to Loans made to, and Letters of Credit issued for the account of, the other U.S. Borrowers hereunder shall be separate and distinct obligations, but all such Obligations shall be primary obligations of each such U.S. Borrower. The U.S. Borrowers acknowledge and expressly agree with the Agents and each Lender that the joint and several liability of each U.S. Borrower with respect to the U.S. Obligations is required as a condition to, and is given as inducement for and in consideration of, credit or accommodations extended or to be extended under the Loan Documents to any or all of the other Borrowers and is not required or given as a condition of extensions of credit to such U.S. Borrower.

(2)            Each Canadian Borrower is jointly and severally liable under this Agreement for all Canadian Obligations, regardless of the manner or amount in which proceeds of Canadian Obligations are used, allocated, shared or disbursed by or among the Borrowers themselves, or the manner in which an Agent and/or any Lender accounts for such Canadian Obligations or other extensions of credit on its books and records. Each Canadian Borrower shall be liable for all amounts due to an Agent and/or any Lender from any of the Canadian Borrowers under this Agreement, regardless of which Canadian Borrower actually receives Loans or other extensions of credit hereunder or the amount of such Loans and extensions of credit received or the manner in which such Agent and/or such Lender accounts for such Loans or other extensions of credit on its books and records. Each Canadian Borrower’s Canadian Obligations with respect to Loans and other extensions of credit made to it, and such Canadian Borrower’s Canadian Obligations arising as a result of the joint and several liability of such Canadian Borrower hereunder with respect to Loans made to, and Letters of Credit issued for the account of, the other Canadian Borrowers hereunder shall be separate and distinct obligations, but all such Obligations shall be primary obligations of each such Canadian Borrower. The Canadian Borrowers acknowledge and expressly agree with the Agents and each Lender that the joint and several liability of each Canadian Borrower with respect to the Canadian Obligations is required as a condition to, and is given as inducement for and in consideration of, credit or accommodations extended or to be extended under the Loan Documents to any or all of the other Borrowers and is not required or given as a condition of extensions of credit to such Canadian Borrower.

(3)            Each U.K. Borrower is jointly and severally liable under this Agreement for all U.K. Obligations, regardless of the manner or amount in which proceeds of U.K. Obligations are used, allocated, shared or disbursed by or among the Borrowers themselves, or the manner in which an Agent and/or any Lender accounts for such U.K. Obligations or other extensions of credit on its books and records. Each U.K. Borrower shall be liable for all amounts due to an Agent and/or any Lender from any of the U.K. Borrowers under this Agreement, regardless of which U.K. Borrower actually receives Loans or other extensions of credit hereunder or the amount of such Loans and extensions of credit received or the manner in which such Agent and/or such Lender accounts for such Loans or other extensions of credit on its books and records. Each U.K. Borrower’s U.K. Obligations with respect to Loans and other extensions of credit made to it, and such U.K. Borrower’s U.K. Obligations arising as a result of the joint and several liability of such U.K. Borrower hereunder with respect to Loans made to, and Letters of Credit issued for the account of, the other U.K. Borrowers hereunder shall be separate and distinct obligations, but all such Obligations shall be primary obligations of each such U.K. Borrower. The U.K. Borrowers acknowledge and expressly agree with the Agents and each Lender that the joint and several liability of each U.K. Borrower with respect to the U.K. Obligations is required as a condition to, and is given as inducement for and in consideration of, credit or accommodations extended or to be extended under the Loan Documents to any or all of the other Borrowers and is not required or given as a condition of extensions of credit to such U.K. Borrower.

(4)            Each Borrower’s Obligations under this Agreement shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance, or subordination of the Obligations of any other Borrower or of any promissory note or other document evidencing all or any part of the Obligations of any other Borrower, (ii) the absence of any attempt to collect the Obligations from any other Borrower, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance, or granting of any indulgence by an Agent and/or any Lender with respect to any provision of any instrument evidencing the Obligations of any other Borrower, or any part thereof, or any other agreement executed as of the Closing Date or thereafter executed by any other Borrower and delivered to an Agent and/or any Lender, (iv) the failure by an Agent and/or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations of any other Borrower, (v) an Agent’s and/or any Lender’s election, in any proceeding instituted under Title 11 of the United States Code, as now constituted or hereafter amended, of the application of Section 1111(b)(2) of Title 11 of the United States Code, as now constituted or hereafter amended or as debtor-in-possession under any other Debtor Relief Law, (vi) any borrowing or grant of a security interest by any other Borrower, as debtor-in-possession under Section 364 of Title 11 of the United States Code, as now constituted or hereafter amended or as debtor-in-possession under any other Debtor Relief Law, (vii) the disallowance of all or any portion of an Agent’s and/or any Lender’s claim(s) for the repayment of the Obligations of any other Borrower under Section 502 of Title 11 of the United States Code, as now constituted or hereafter amended or under any other Debtor Relief Law, or (viii) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Borrower..

Section 1.11     Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.12     Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.13     Timing of Payment. Except as otherwise expressly provided herein, when the performance of any covenant to pay is stated to be due on a day which is not a Business Day the date of such performance shall extend to the immediately succeeding Business Day.

Section 1.14     Spanish terms. In this Agreement, where it relates to a Spanish Loan Parties or Spanish Security Documents, a reference to:

(a)            a “winding-up”, “administration” or “insolvency” or “dissolution” means a liquidación, disolución, procedimiento concursal, concurso as defined in Spanish Insolvency Law or the declaration of insolvency (declaración de concurso), including any solicitud de inicio del procedimiento de concurso voluntario, the request of declaration of insolvency by a third party (solicitud de concurso por acreedores) which results in the declaration of insolvency proceedings by the relevant court (declaración de concurso necesario) and “insolvency proceeding” means a declaración de concurso, necessary or voluntary (necesario o voluntario) and any step or proceeding related to a concurso under the Spanish Insolvency Law (including, without limitation, any petition filed under article ~~583 and subsequent or articles 631~~585 and subsequent of the Spanish Insolvency Law);

(b)            “liquidator”, “receiver”, “administrative receiver” or “administrator” means mediador concursal, administrador ~~del~~ concurs~~o~~al, administración concursal or any other person or entity performing the same function;

(c)            a “composition” or similar arrangement with any creditor means a convenio, ~~propuesta anticipada de convenio, or~~ or an acuerdo extrajudicial de ~~refinanciación~~pagos or a plan de reestructuración for the purposes of Spanish Insolvency Law;

(d)            a “change of control” has the meaning set forth in Section 42 of the Spanish Code of Commerce;

(e)            “financial assistance” has the meaning stated in Chapter VI of Title IV of the Spanish Companies Act or in any other foreign law on financial assistance that is mandatorily applicable to a Spanish Loan Party;

(f)             a “guarantee” means any garantía, aval or garantía a primer requerimiento;

(g)            a grant, creation or transfer of a “security interest” or a “collateral” means any in rem or garantía real and any transfer by way of security (including any financial collateral under Spanish law including the security granted under Spanish Royal Decree 5/2005);

(h)            “trustee”, “fiduciary” and “fiduciary duty” has in each case the meaning given to such term under any applicable law;

(i)            “set-off” would include to the extent legally possible the rights to compensate under Spanish Royal Decree 5/2005; and

(j)            “wilful misconduct” means dolo.

Section 1.15     French Terms.

In this Agreement, where it relates to a French Loan Party, a reference to:

(a)            an “administration”, “insolvency”, “dissolution” or “winding-up” includes (i) a French Loan Party is unable or admits inability to pay any of its debts (in full or a substantial part) as they fall due or suspends making payments on any of its debts (in full or a substantial part) when they become due, (ii) a French Loan Party is or becomes in cessation des paiements within the meaning of article L.631-1 of the French Code de commerce or encounters difficulties that it is not able to overcome within the meaning of article L.620-1 of the French Code de commerce, or becomes insolvent under any applicable insolvency law or (iii) a moratorium is declared in respect of any indebtedness of a French Loan Party or a French Loan Party is subject to alert procedure (procédure d’alerte) by its statutory auditors in accordance with article L.234-1, L.234-2 or L.612-3 of the French Code de commerce;

(b)            an “attachment” includes a saisie;

(c)            a “consolidation” or an “amalgation” includes in relation to any company any contribution of part of its business in consideration of shares (apport partiel d’actifs) and any demerger (scission) implemented in accordance with articles L.236 1 to L.236 24 of the French Code de commerce;

(d)            “financial assistance” has the meaning stated in article L.225-216 of the French Code de commerce or in any other foreign law on financial assistance that is mandatorily applicable to a French Loan Party;

(e)            “gross negligence” includes faute lourde;

(f)             a “guarantee” means any type of sûreté personnelle;

(g)            “insolvency proceeding” means (i) any corporate action or legal proceeding is taken by a French Loan Party in relation to (A) the suspension of payments, a moratorium of all or any indebtedness, dissolution, the opening of proceedings for sauvegarde (including, for the avoidance of doubt, sauvegarde accélérée ~~and sauvegarde financière accélérée~~), redressement judiciaire or liquidation judiciaire or reorganisation (in the context of a mandat ad hoc or of a conciliation or otherwise) of a French Loan Party other than a solvent liquidation or reorganisation, (B) the appointment of a liquidator, receiver, administrator, administrative receiver, temporary administrator, mandataire ad-hoc, conciliateur or other person exercising similar functions in respect of a French Loan Party or in respect of all or any of their respective assets, except in relation to the appointment of a liquidator in case of an amicable dissolution (liquidation amiable) of a French Loan Party, or (C) the enforcement of any Lien over any assets of any member of the group occurs and such enforcement is likely to have a Material Adverse Effect, (ii) a French Loan Party commences proceedings for the appointment of a mandataire ad hoc or the opening of a procedure of conciliation in accordance with articles L. 611-3 to L. 611-15 of the French Code de commerce, (iii) a judgment opening proceedings for sauvegarde (including, for the avoidance of doubt, sauvegarde accélérée ~~and sauvegarde financière accélérée~~), redressement judiciaire or liquidation judiciaire or ordering a cession totale ou partielle de l’entreprise is rendered in relation to a French Loan Party in accordance with articles L.620-1 to L.670-8 of the French Code de commerce, (iv) any procedure, judgment or step is taken, which has effects that are substantially the same as those referred to in paragraphs (i) through (iii) above;

(h)            a “matured obligation” means any créanse certaine, liquide et exigible;

(i)            “merger’ includes any fusion implemented in accordance with articles L.236 1 to L.236 24 of the French Code de commerce;

(j)            “trustee, fiduciary and fiduciary duty” has in each case the meaning given to such term under any applicable law;

(k)            a “person being unable to pay its debts” means that person being in a state of cessation des paiements in accordance with the French Code de commerce;

(l)             a “receiver” includes an administrateur judiciaire, a mandataire ad hoc or a conciliateur;

(m)            “wilful misconduct” means dol.

Section 1.16     French Guarantee Limitations

(a)            The obligations and liabilities of any French Guarantor under the Loan Documents and in particular under the Guaranty referred to in this Agreement shall not extend to include any obligations or liabilities which if incurred would constitute a breach of the financial assistance prohibitions within the meaning of article L. 225-216 of the French Code de commerce and/or would constitute a misuse of corporate assets within the meaning of article L. 241-3, L. 242-6 or L. 244-1 of the French Code de commerce or any other law or regulations having the same effect, as interpreted by French courts.

(b)            The obligations and liabilities of each French Guarantor under the Loan Documents and in particular under the Guaranty referred to in this Agreement, for the payment obligations under this Agreement or any Loan Document or in respect of any Cash Management Obligations, in respect of any Specified Hedge Agreement or in respect of the Ancillary Facility or any Ancillary Extension of Credit, of any other Loan Parties which are not direct or indirect Subsidiaries of such French Guarantor shall be limited at any time to an amount equal to the aggregate of the proceeds of the Loans to the extent directly or indirectly on-lent by any other Loan Party to that French Guarantor or any of its subsidiaries under intercompany loans (including pursuant to cash pooling arrangements) or similar arrangements and outstanding on the date a payment is requested to be made by such French Guarantor under such Guarantee (the “Maximum Guaranteed Amount”), it being specified that notwithstanding any other provisions of this Agreement or any provisions of the Intercreditor Agreement, any payment made by such French Guarantor under this Guarantee in respect of the payment obligations of any other Loan Party shall immediately reduce pro tanto the outstanding amount of the intra-group loans, or any sums, due by such French Guarantor under such intra-group loan (including pursuant to cash pooling arrangements) or similar arrangements referred to above.

(c)            The obligations and liabilities of each French Guarantor under the Loan Documents and in particular under the Guaranty referred to in this Agreement, for the payment obligations under this Agreement or any Loan Document, or in respect of any Cash Management Obligations, in respect of any Specified Hedge Agreement or in respect of the Ancillary Facility and any Ancillary Extension of Credit thereunder, of each of its direct or indirect Subsidiaries which are or become Loan Party from time to time under the Loan Documents shall cover all amounts incurred by such Subsidiary (x) as Borrower only but not as Guarantor (if they are not Loan Parties incorporated under the laws of France (hereafter, a “French Loan Party”)) or (y) as Borrower and/or, subject to the provisions of paragraph (b) above, Guarantors (if they are French Parties); and

(d)            For the avoidance of doubt, any payment made by a French Guarantor under paragraph (b) above shall reduce the Maximum Guaranteed Amount.

(e)            It is acknowledged that no French Guarantor is acting jointly and severally with the other Guarantors and no French Guarantor shall therefore be considered as “co-débiteur solidaire” as to its obligations pursuant to the Guarantee given pursuant therewith.

For the purpose of this section 1.16 “Subsidiary” means, in relation to any company, another company which is controlled by it within the meaning of articles L.233-3 of the French Code de commerce.

Section 1.17     Luxembourg terms. In this Agreement, where it relates to Lux Parent, a reference to:

(a)            the articles or certificate of incorporation or formation includes the articles of association (statuts) or the restated articles of association (statuts coordonnés), as the case may be;

(b)            an officer, secretary, manager or director includes a gérant or administrateur;

(c)            a winding-up, dissolution or administration includes a Lux Parent:

(i)             being declared bankrupt (faillite déclarée);

(ii)            being subject to a judicial liquidation (liquidation judiciaire);

(iii)           having filed for controlled management (gestion contrôlée);

(d)            a moratorium includes a reprieve from payment (sursis de paiement) or a concordat préventif de faillite;

(e)            a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrator receiver, administrator or similar officer includes any:

(i)              juge-commissaire or insolvency receiver (curateur) appointed under the Luxembourg Commercial Code;

(ii)            liquidateur appointed under Articles 141 to 151 (inclusive) of the Luxembourg law dated 10 August 1915 on commercial companies, as amended (the Luxembourg Companies’ Act);

(iii)            juge-commissaire or liquidateur appointed under Article 203 of the Luxembourg Companies’ Act;

(iv)           commissaire appointed under the Grand-Ducal decree of 24 May 1935 on the controlled management regime or under Articles 593 to 614 (inclusive) of the Luxembourg Commercial Code; and

(v)            juge délégué appointed under the Luxembourg act of 14 April 1886 on the composition with creditors to avoid bankruptcy, as amended; and

(f)            an attachment includes a saisie.

Section 1.18     Interest Rates; ~~LIBOR~~Benchmark Notification. The interest rate on a Loan denominated in Dollars or any other currency may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. ~~Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. The London interbank offered rate (“LIBOR”) is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, the U.K. Financial Conduct Authority (“FCA”) publicly announced that: (1) immediately after December 31, 2021, publication of all seven euro LIBOR settings, all seven Swiss Franc LIBOR settings, the spot next, 1-week, 2-month and 12-month Japanese Yen LIBOR settings, the overnight, 1-week, 2-month and 12-month British Pound Sterling LIBOR settings, and the 1-week and 2-month U.S. Dollar LIBOR settings will permanently cease; immediately after June 30, 2023, publication of the overnight and 12-month U.S. Dollar LIBOR settings will permanently cease; immediately after December 31, 2021, the 1-month, 3-month and 6-month Japanese Yen LIBOR settings and the 1-month, 3-month and 6-month British Pound Sterling LIBOR settings will cease to be provided or, subject to consultation by the FCA, be provided on a changed methodology (or “synthetic”) basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored; and immediately after June 30, 2023, the 1-month, 3-month and 6-month U.S. Dollar LIBOR settings will cease to be provided or, subject to the FCA’s consideration of the case, be provided on a synthetic basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored. There is no assurance that dates announced by the FCA will not change or that the administrator of LIBOR and/or regulators will not take further action that could impact the availability, composition, or characteristics of LIBOR or the currencies and/or tenors for which LIBOR is published. Each party to this agreement should consult its own advisors to stay informed of any such developments. Public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of LIBOR.~~ Upon the occurrence of a Benchmark Transition Event~~, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election,~~  Section 2.14 provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to ~~the Daily Simple RFR, LIBOR or other rates in the definition of “LIBO Rate” (or “EURIBOR Rate”, as applicable)~~any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof ~~(including, without limitation, (a) any such alternative, successor or replacement rate implemented pursuant to Section 2.14, whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, and (b) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.14)~~, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the ~~Daily Simple RFR, the LIBO Rate (or the EURIBOR Rate, as applicable)~~existing interest rate being replaced or have the same volume or liquidity as did ~~the London interbank offered rate (or the euro interbank offered rate, as applicable)~~any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any ~~Daily Simple RFR,~~interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any ~~RFR, Daily Simple RFR or the Term Benchmark Rate~~interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.19     Addition of Borrowers. From time to time on or after the Closing Date, Holdings may designate one or more Restricted Subsidiaries as a Borrower hereunder; provided that such designated Restricted Subsidiary shall not become a Borrower hereunder unless and until each of the following has occurred:

(1)            the Administrative Agent and the Lenders shall have received all documentation and other information that the Administrative Agent or any such Lender reasonably determines to be required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation (as defined in the Restatement Agreement), and such other documentation and information as the Administrative Agent or any Lender shall reasonably request regarding such Restricted Subsidiary;

(2)            such Restricted Subsidiary shall be a Domestic Subsidiary or a Foreign Subsidiary organized under the laws of Canada (or any province or territory of Canada), France, Germany, Spain or the United Kingdom; provided that (a) any such Restricted Subsidiary that is a Domestic Subsidiary shall constitute a “U.S. Borrower”, (b) any such Restricted Subsidiary organized under the laws of Canada shall constitute a “Canadian Borrower”, (c) any such Restricted Subsidiary organized under the laws of France shall constitute a “French Borrower”, (d) any such Restricted Subsidiary organized under the laws of Germany shall constitute a “German Borrower”, (e) any such Restricted Subsidiary organized under the laws of Spain shall constitute a “Spanish Borrower” and (f) any such Restricted Subsidiary organized under the laws of the United Kingdom shall constitute a “U.K. Borrower”, and no Lender who does not have an obligation to make Loans or issue Letters of Credit to U.S. Borrowers, Canadian Borrowers, French Borrowers, German Borrowers, Spanish Borrowers or U.K. Borrowers, as applicable, shall have any new obligation to make Loans or issue Letters of Credit to such Restricted Subsidiary organized in such jurisdiction pursuant to this Section 1.19; and

(3)            if not already a Loan Party, such Restricted Subsidiary shall have become a Loan Party by satisfying the requirements of Section 5.10(1).

ARTICLE II

The Credits

Section 2.01     Commitments. Subject to the terms and conditions set forth herein:

(1)            Revolving Loans.

(a)            Each Revolving Lender with a U.S./Canadian Revolving Facility Commitment severally agrees to make loans in Dollars and Canadian Dollars to the U.S. Borrowers (“U.S. Revolving Loans”) from time to time during the Availability Period in amounts not to exceed such Revolving Lender’s U.S./Canadian Revolving Facility Percentage of the U.S. Borrowing Base, and in an aggregate principal amount that will not result in (i) such Revolving Lender’s U.S./Canadian Revolving Facility Credit Exposure exceeding such Revolving Lender’s U.S./Canadian Revolving Facility Commitment, (ii) the total U.S. Revolving Facility Credit Exposure and Canadian Borrower Revolving Facility Exposure exceeding the total U.S./Canadian Revolving Facility Commitments, (iii) the U.S. Revolving Facility Credit Exposure exceeding the U.S. Line Cap, or (iv) the aggregate Revolving Facility Credit Exposure exceeding the Line Cap. Within the foregoing limits and subject to the terms and conditions set forth herein, the U.S. Borrowers may borrow, prepay and reborrow U.S./Canadian Revolving Loans.

(b)            Each Revolving Lender with a U.S./Canadian Revolving Facility Commitment agrees to make loans in Dollars and Canadian Dollars to the Canadian Borrowers (“Canadian Revolving Loans” and collectively with the U.S. Revolving Loans, the “U.S./Canadian Revolving Loans”) from time to time during the Availability Period in amounts not to exceed such Revolving Lender’s U.S./Canadian Revolving Facility Percentage of the Canadian Borrowing Base, and in an aggregate principal amount that will not result in (i) such Revolving Lender’s Canadian Revolving Facility Credit Exposure and U.S. Revolving Facility Credit Exposure exceeding such Revolving Lender’s U.S./Canadian Revolving Facility Commitment, (ii) the total Canadian Revolving Facility Credit Exposure and U.S. Borrower Revolving Facility Exposure exceeding the total U.S./Canadian Revolving Facility Commitments, (iii) the Canadian Revolving Facility Credit Exposure exceeding the Canadian Line Cap, or (iv) the aggregate Revolving Facility Credit Exposure exceeding the Line Cap. Within the foregoing limits and subject to the terms and conditions set forth herein, the Canadian Borrowers may borrow, prepay and reborrow U.S./Canadian Revolving Loans.

(c)            Each French Revolving Lender agrees to make loans in Euros, Sterling and Dollars to the French Borrowers (“French Revolving Loans”) from time to time during the Availability Period in amounts not to exceed, with respect to any French Revolving Lender, such Revolving Lender’s French Revolving Facility Percentage of the French Borrowing Base of such French Borrower, and in an aggregate principal amount that will not result in (i) such Revolving Lender’s French Revolving Facility Credit Exposure exceeding such Revolving Lender’s French Revolving Facility Commitment, (ii) the total French Revolving Facility Credit Exposure exceeding the total French Revolving Facility Commitments, (iii) the French Revolving Facility Credit Exposure exceeding the French Line Cap, or (iv) the aggregate Revolving Facility Credit Exposure exceeding the Line Cap. Within the foregoing limits and subject to the terms and conditions set forth herein, the French Borrowers may borrow, prepay and reborrow French Revolving Loans.

(d)            Each Revolving Lender with a European Revolving Facility Commitment agrees to make loans in Euros, Sterling and Dollars to the German Borrowers (“German Revolving Loans”) from time to time during the Availability Period in amounts not to exceed, with respect to any German Lender, such Revolving Lender’s European Revolving Facility Percentage of the German Borrowing Base of such German Borrower, and in an aggregate principal amount that will not result in (i) such Revolving Lender’s German Revolving Facility Credit Exposure exceeding such Revolving Lender’s European Revolving Facility Commitment, (ii) the total German Revolving Facility Credit Exposure exceeding the total European Revolving Facility Commitments, (iii) the German Revolving Facility Credit Exposure exceeding the German Line Cap, (iv) such Revolving Lender’s European Revolving Facility Credit Exposure exceeding such Revolving Lender’s European Revolving Facility Commitment or (v) the aggregate Revolving Facility Credit Exposure exceeding the Line Cap. Within the foregoing limits and subject to the terms and conditions set forth herein, the German Borrowers may borrow, prepay and reborrow European Revolving Loans.

(e)            Each Revolving Lender with a European Revolving Facility Commitment agrees to make loans in Euros, Sterling and Dollars to the Spanish Borrowers (“Spanish Revolving Loans”) from time to time during the Availability Period in amounts not to exceed, such Revolving Lender’s European Revolving Facility Percentage of the Spanish Borrowing Base, and in an aggregate principal amount that will not result in (i) such Revolving Lender’s Spanish Revolving Facility Credit Exposure exceeding such Revolving Lender’s European Revolving Facility Commitment, (ii) the total Spanish Revolving Facility Credit Exposure exceeding the total European Revolving Facility Commitments, (iii) the Spanish Revolving Facility Credit Exposure exceeding the Spanish Line Cap, (iv) such Revolving Lender’s European Revolving Facility Credit Exposure exceeding such Revolving Lender’s European Revolving Facility Commitment or (v)  the aggregate Revolving Facility Credit Exposure exceeding the Line Cap. Within the foregoing limits and subject to the terms and conditions set forth herein, the Spanish Borrowers may borrow, prepay and reborrow European Revolving Loans.

(f)             Each Revolving Lender with a European Revolving Facility Commitment agrees to make loans in Euros, Sterling and Dollars to the U.K. Borrowers (“U.K. Revolving Loans” and collectively with the German Revolving Loans and the Spanish Revolving Loans, the “European Revolving Loans”) from time to time during the Availability Period in amounts not to exceed such Revolving Lender’s European Revolving Facility Percentage of the U.K. Borrowing Base, and in an aggregate principal amount that will not result in (i) such Revolving Lender’s U.K. Revolving Facility Credit Exposure exceeding such Revolving Lender’s European Revolving Facility Commitment, (ii) the total U.K. Revolving Facility Credit Exposure exceeding the total European Revolving Facility Commitments, (iii) the U.K. Revolving Facility Credit Exposure exceeding the U.K. Line Cap, (iv) such Revolving Lender’s European Revolving Facility Credit Exposure exceeding such Revolving Lender’s European Revolving Facility Commitment or (v) the aggregate Revolving Facility Credit Exposure exceeding the Line Cap. Within the foregoing limits and subject to the terms and conditions set forth herein, the U.K. Borrowers may borrow, prepay and reborrow European Revolving Loans.

For the avoidance of doubt, the Revolving Facility Commitments shall not include the commitments of Barclays Bank PLC that would otherwise constitute Revolving Facility Commitments but for the reduction of the Revolving Facility Commitments of Barclays Bank PLC by the aggregate commitments and other amounts available under the Ancillary Facility.

(2)            Overadvances. Insofar as the Borrowers may request and the Administrative Agent or Required Lenders may be willing in their sole discretion to make Revolving Loans to the (A) U.S. Borrowers at a time when the U.S. Revolving Facility Credit Exposure exceeds, or would exceed with the making of any such U.S./Canadian Revolving Loan, the U.S. Borrowing Base (any such Loan being herein referred to individually as an “U.S. Overadvance”), (B) Canadian Borrowers at a time when the Canadian Revolving Facility Credit Exposure exceeds, or would exceed with the making of any such U.S./Canadian Revolving Loan, the Canadian Borrowing Base (any such Loan being herein referred to individually as a “Canadian Overadvance”), (C) French Borrowers at a time when the French Revolving Facility Credit Exposure with respect to such French Borrower exceeds, or would exceed with the making of any such French Revolving Loan, the French Borrowing Base with respect to such French Borrower (any such Loan being herein referred to individually as a “French Overadvance”), (D) German Borrowers at a time when the German Revolving Facility Credit Exposure with respect to such German Borrower exceeds, or would exceed with the making of any such European Revolving Loan, the German Borrowing Base with respect to such German Borrower (any such Loan being herein referred to individually as a “German Overadvance”), (E) Spanish Borrowers at a time when the Spanish Revolving Facility Credit Exposure exceeds, or would exceed with the making of any such European Revolving Loan, the Spanish Borrowing Base (any such Loan being herein referred to individually as a “Spanish Overadvance”) and (F) U.K. Borrowers at a time when the U.K. Revolving Facility Credit Exposure exceeds, or would exceed with the making of any such European Revolving Loan, the U.K. Borrowing Base (any such Loan being herein referred to individually as a “U.K. Overadvance”), the Administrative Agent will enter such Overadvances as debits in the applicable Loan Account. All Overadvances will be repaid on demand, will be secured by the applicable Collateral and will bear interest as provided in this Agreement for Revolving Loans generally. (i) Any U.S. Overadvance made pursuant to the terms hereof will be made to the U.S. Borrowers by all U.S./Canadian Revolving Lenders ratably in accordance with their respective U.S./Canadian Revolving Facility Percentages, (ii) any Canadian Overadvance made pursuant to the terms hereof will be made to the Canadian Borrowers by all U.S./Canadian Revolving Lenders ratably in accordance with their respective U.S./Canadian Revolving Facility Percentages, (iii) any French Overadvance made pursuant to the terms hereof will be made to the applicable French Borrower by all French Revolving Lenders ratably in accordance with their respective French Revolving Facility Percentages, (iv) any German Overadvance made pursuant to the terms hereof will be made to the applicable German Borrower by all European Revolving Lenders ratably in accordance with their respective European Revolving Facility Percentages, (v) any Spanish Overadvance made pursuant to the terms hereof will be made to the Spanish Borrowers by all European Revolving Lenders ratably in accordance with their respective European Revolving Facility Percentages and (vi) any U.K. Overadvance made pursuant to the terms hereof will be made to the U.K. Borrowers by all European Revolving Lenders ratably in accordance with their respective European Revolving Facility Percentages. (i) U.S. Overadvances, together with outstanding U.S. Protective Advances, in an aggregate amount not to exceed 10.0% of the U.S. Line Cap, (ii) Canadian Overadvances, together with outstanding Canadian Protective Advances, in an aggregate amount not to exceed 10.0% of the Canadian Line Cap, (iii)  French Overadvances, together with outstanding French Protective Advances, in an aggregate amount not to exceed 10.0% of the aggregate amount of the French Line Cap, (iv) German Overadvances, together with outstanding German Protective Advances, in an aggregate amount not to exceed 10.0% of the aggregate amount of the German Line Cap, (v) Spanish Overadvances, together with outstanding Spanish Protective Advances, in an aggregate amount not to exceed 10.0% of the Spanish Line Cap and (vi) U.K. Overadvances, together with outstanding U.K. Protective Advances, in an aggregate amount not to exceed 10.0% of the U.K. Line Cap, may, in each case, be made in the sole, reasonable discretion of the Administrative Agent; provided that the Required Lenders may at any time revoke the Administrative Agent’s authorization to make future Overadvances; provided that no existing Overadvances will be subject to such revocation and any such revocation must be in writing and will become effective prospectively upon the Administrative Agent’s receipt thereof. The foregoing notwithstanding, in no event, unless otherwise consented to by all Revolving Lenders will:

(a)            any Overadvances be outstanding for more than 30 consecutive days;

(b)            the Administrative Agent or Lenders make any additional Overadvances unless 30 days or more have expired since the last date on which any Overadvances were outstanding; or

(c)            the Administrative Agent make Revolving Loans on behalf of Revolving Lenders under this Section 2.01(2) to the extent such Revolving Loans would cause a Revolving Lender’s share of the applicable Revolving Facility Credit Exposure to exceed such Lender’s applicable Revolving Facility Commitment or cause the aggregate applicable Revolving Facility Commitments to be exceeded.

(3)            Protective Advances. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, in its sole, reasonable discretion, (i) may make U.S./Canadian Revolving Loans to, or for the benefit of, U.S. Borrowers, on behalf of the U.S./Canadian Revolving Lenders having U.S./Canadian Revolving Facility Commitments, (ii) may make U.S./Canadian Revolving Loans to, or for the benefit of, Canadian Borrowers, on behalf of the U.S./Canadian Revolving Lenders having a U.S./Canadian Revolving Facility Commitment, (iii) may make French Revolving Loans to, or for the benefit of, French Borrowers, on behalf of the French Revolving Lenders having a French Revolving Facility Commitment, (iv) may make European Revolving Loans to, or for the benefit of, German Borrowers, on behalf of the European Revolving Lenders having a European Revolving Facility Commitment, (v) may make European Revolving Loans to, or for the benefit of, Spanish Borrowers, on behalf of the European Revolving Lenders having a European Revolving Facility Commitment or (vi) may make European Revolving Loans to, or for the benefit of, U.K. Borrowers, on behalf of the European Revolving Lenders having a European Revolving Facility Commitment, so long as (A) the aggregate outstanding amount of such U.S./Canadian Revolving Loans, together with the aggregate outstanding amount of the U.S. Overadvances, does not exceed 10.0% of the U.S. Line Cap, (B) the aggregate amount of such U.S./Canadian Revolving Loans, together with the aggregate outstanding amount of the Canadian Overadvances, does not exceed 10.0% of the Canadian Line Cap, (C) the aggregate amount of such French Revolving Loans, together with the aggregate outstanding amount of the French Overadvances, does not exceed 10.0% of the aggregate amount of the French Line Cap, (D) the aggregate amount of such European Revolving Loans, together with the aggregate outstanding amount of the German Overadvances, does not exceed 10.0% of the aggregate amount of the German Line Cap, (E) the aggregate amount of such European Revolving Loans, together with the aggregate outstanding amount of the Spanish Overadvances, does not exceed 10.0% of the ~~A~~aggregate amount of the Spanish Line Cap and (F) the aggregate amount of such European Revolving Loans, together with the aggregate outstanding amount of the U.K. Overadvances, does not exceed 10.0% of the U.K. Line Cap, if the Administrative Agent, in its Reasonable Credit Judgment, deems that such Revolving Loans are necessary or desirable to:

(a)            protect all or any portion of the Collateral;

(b)            enhance the likelihood or maximize the amount of repayment of the Loans and the other Obligations; or

(c)            pay any other amount chargeable to the Borrowers pursuant to this Agreement (the U.S./Canadian Revolving Loans described in this Section 2.01(3)(i), “U.S. Protective Advances”, ,the U.S./Canadian Revolving Loans described in this Section 2.01(3)(ii), “Canadian Protective Advances”, the French Revolving Loans described in this Section 2.01(3)(iii), “French Protective Advances”, the European Revolving Loans described in this Section 2.01(3)(iv), “German Protective Advances”, the European Revolving Loans described in this Section 2.01(3)(v), “Spanish Protective Advances” and the European Revolving Loans described in this Section 2.01(3)(vi), “U.K. Protective Advances”);

provided that (i) with respect to U.S. Protective Advances, in no event will the U.S. Revolving Facility Credit Exposure and the Canadian Revolving Facility Credit Exposure exceed the aggregate U.S./Canadian Revolving Facility Commitments, (ii) with respect to Canadian Protective Advances, in no event will the Canadian Revolving Facility Credit Exposure and the U.S. Revolving Facility Credit Exposure exceed the aggregate U.S./Canadian Revolving Facility Commitments, (iii) with respect to French Protective Advances, in no event will the French Revolving Facility Credit Exposure exceed the aggregate French Revolving Facility Commitments, (iv) with respect to German Protective Advances, in no event will the German Revolving Facility Credit Exposure, the Spanish Revolving Facility Credit Exposure and the U.K. Revolving Facility Credit Exposure exceed the aggregate European Revolving Facility Commitments, (v) with respect to Spanish Protective Advances, in no event will the Spanish Revolving Facility Credit Exposure, the German Revolving Facility Credit Exposure and the U.K. Revolving Facility Credit Exposure exceed the aggregate European Revolving Facility Commitments and (vi) with respect to U.K. Protective Advances, in no event will the U.K. Revolving Facility Credit Exposure, the Spanish Revolving Facility Credit Exposure and the German Revolving Facility Credit Exposure exceed the aggregate European Revolving Facility Commitments and (vii) the Required Lenders under the Revolving Facility may at any time revoke the Administrative Agent’s authorization to make future Protective Advances; provided, further, that any such revocation must be in writing and will become effective prospectively upon the Administrative Agent’s receipt thereof and existing Protective Advances will not be subject to thereto.

Each applicable Revolving Lender will be obligated to advance to the Borrowers its applicable Revolving Facility Percentage of each Protective Advance made in accordance with this Section 2.01(3). If Protective Advances are made in accordance with the preceding sentence, then all Revolving Lenders will be bound to make, or permit to remain outstanding, such Protective Advances based upon their applicable Revolving Facility Percentages in accordance with the terms of this Agreement. All Protective Advances will be repaid by the applicable Borrowers on demand, will be secured by the applicable Collateral and will bear interest as provided in this Agreement for Revolving Loans generally. No Protective Advance may remain outstanding for more than forty-five (45) days without the consent of the Required Lenders.

(4)            ~~[Reserved].~~ Amendment No. 1 Loans. On and after the Amendment No. 1 Effective Date, no Revolving Lender and no Issuing Bank will be obligated to make a Loan or issue a Letter of Credit pursuant to this Agreement; provided that up to €7,000,000.00 in Letters of Credit may be issued by JPMCB for the account of the German Loan Parties (and for the avoidance of doubt, such Letters of Credit may be issued notwithstanding a Default).

(5)            Reserves. The Administrative Agent may at any time and from time to time in the exercise of its Reasonable Credit Judgment establish and increase or decrease Reserves in accordance with the terms of the definition thereof.

Section 2.02       Loans and Borrowings.

(1)            Each Loan will be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments (or, in the case of Swingline Loans, in accordance with their respective Swingline Commitments). The failure of any Lender to make any Loan required to be made by it will not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender will be responsible for any other Lender’s failure to make Loans as required.

(2)            Subject to Section 2.14, each Borrowing (other than a Swingline Borrowing) will be comprised entirely of ABR Loans, Term Benchmark Loans, RFR Loans or CDOR Rate Loan as the Borrowers may request in accordance herewith; provided that (i) only U.S. Borrowers and Canadian Borrowers may request ABR Loans, (ii) each Borrowing denominated in Canadian Dollars shall be either a Canadian ABR Loan or a CDOR Rate Loan, (iii) each Borrowing denominated in Euro shall be a Term Benchmark Loan and (iv) each Borrowing denominated in Sterling shall be an RFR Loan. Each Swingline Borrowing will be an ABR Borrowing. Each Lender at its option may make any ABR Loan, Term Benchmark Loan, RFR Loan or CDOR Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option will not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement and such Lender will not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(3)            Notwithstanding any other provision of this Agreement, no Borrower will be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03       Requests for Borrowings; Interest Elections.

(1)            Each request for an ABR Borrowing shall be made no later than 1:00 p.m. Local Time on the Business Day of the proposed date of Borrowing by electronic request of Holdings through Administrative Agent’s Commercial Electronic Office Portal or through such other electronic portal provided by Administrative Agent (the “Portal”). The Borrowers hereby acknowledge and agree that any request made through the Portal shall be deemed made by a Responsible Officer of Holdings. Each request for a Term Benchmark Borrowing denominated in Dollars or request to continue a Term Benchmark Borrowing denominated in Dollars shall be made pursuant to Holdings’ submission of a Rate Loan Notice not later than 11:00 a.m., New York City time, three U.S. Government Securities Business Days before the date of the proposed Borrowing. Each request for a Term Benchmark Loan denominated in a currency other than Dollars or CDOR Rate Borrowing or request to continue a Term Benchmark Borrowing denominated in a currency other than Dollars or CDOR Rate Borrowing shall be made pursuant to Holdings’ submission of a ~~Eurocurrency/CDOR~~ Rate Loan Notice to Administrative Agent, which must be received by the Administrative Agent not later than 11:00 a.m. Local Time three (3) Business Days prior to the requested date of any Term Benchmark Borrowing in a currency other than Dollars or CDOR Rate Borrowing or continuation of Term Benchmark Loans in a currency other than Dollars or CDOR Rate Loans. Each request for an RFR Borrowing denominated in Sterling shall be made pursuant to Holdings’ submission of a ~~Eurocurrency/CDOR~~ Rate Loan Notice to Administrative Agent, which must be received by the Administrative Agent not later than 12:00 p.m. Local Time five (5) Business Days prior to the requested date of any RFR Borrowing or continuation of RFR Loans. Each ~~Eurocurrency/CDOR~~ Rate Loan Notice shall specify (a) the name of the applicable Borrower, (b) the requested date of the Borrowing or continuation, as the case may be (which shall be a Business Day), (c) the principal amount of the ABR Loans, Term Benchmark Loans, RFR Loans or CDOR Rate Loans to be borrowed or continued (which shall be in a principal amount of at least the Borrowing Minimum or a Borrowing Multiple in excess thereof), (d) in the case of a Term Benchmark Borrowing or a CDOR Rate Borrowing, the duration of the Interest Period with respect thereto, (e) the currency of the Revolving Loan, (f) the location and number of the account to which funds are to be disbursed and (g) any outstanding ABR Loans that are requested to be converted to a Term Benchmark Loan, RFR Loan or CDOR Rate Loan, as applicable. If Holdings fails to elect an Interest Period, it will be deemed to have specified an Interest Period of one month. If Holdings fails to give a timely notice with respect to any continuation of a Term Benchmark Loan, RFR Loan or CDOR Rate Loan, then (i) if such Loans are denominated in Dollars or Canadian Dollars and made to a U.S. Borrower or a Canadian Borrower, the applicable Loans shall be converted to ABR Loans and (ii) otherwise, shall be converted to Term Benchmark Loans with an Interest Period of one month, effective as of the last day of the Interest Period then in effect with respect to the applicable Term Benchmark Loans.

(2)            The Administrative Agent shall promptly notify each Lender of the amount of its share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by Holdings, the Administrative Agent shall notify each Lender of the details of any automatic conversion to ABR Loans described above.

(3)            Except as otherwise provided herein, a Term Benchmark Loan or CDOR Rate Loan may be continued or converted only on the last day of an Interest Period for such Loan or CDOR Rate Loan. During the existence of a Default or an Event of Default, no Loans denominated in Dollars or Canadian Dollars may be requested as, converted to or continued as Term Benchmark Loans or CDOR Rate Loans without the consent of the Required Lenders.

(4)            The Administrative Agent, without the request of any Borrower, may advance any interest, fee, service charge (including direct wire fees), expenses of the Loan Parties pursuant to Section 10.05 of this Agreement, or other payment to which any Agent or Lender is entitled from the Loan Parties pursuant hereto or any other Loan Document and may charge the same to any Loan Account notwithstanding that an Overadvance may result thereby. The Agent shall advise Holdings of any such advance or charge promptly after the making thereof. Such action on the part of the Administrative Agent shall not constitute a waiver of the Administrative Agent’s rights and the Borrowers’ obligations under Section 2.11(1). Any amount which is charged to a Loan Account as provided in this Section 2.03(4) shall constitute U.S./Canadian Revolving Loans (if advanced to U.S. Borrowers, U.S. Guarantors, Canadian Borrowers or Canadian Guarantors), French Revolving Loans (if advanced to French Borrowers) or European Revolving Loans (if advanced to German Borrowers, Spanish Borrowers or U.K. Borrowers) and shall, with respect to such amounts denominated in Dollars or Canadian Dollars advanced to a U.S. Borrower or a Canadian Borrower, bear interest at the interest rate then and thereafter applicable to ABR Loans.

(5)            [reserved].

(6)            [reserved].

(7)            After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than twelve Interest Periods in effect with respect to Term Benchmark Loans and CDOR Rate Loans.

Section 2.04       Swingline Loans.

(1)            Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars to the U.S. Borrowers from time to time during the Availability Period; provided, that no such Swingline Loan will be permitted if, after giving effect thereto, (a) the aggregate principal amount of outstanding Swingline Loans would exceed Swingline Commitment; (b)  the U.S. Revolving Facility Credit Exposure and the Canadian Revolving Facility Credit Exposure would exceed the total U.S./Canadian Revolving Facility Commitments; (c) the Swingline Lender’s U.S./Canadian Revolving Facility Credit Exposure would exceed its U.S./Canadian Revolving Facility Commitment; or (d)  the U.S. Revolving Facility Credit Exposure would exceed the U.S. Borrowing Base; provided; that the Swingline Lender will not be required to make a Swingline Loan to refinance an outstanding Swingline Borrowing. Within the foregoing limits and subject to the terms and conditions set forth herein, the U.S. Borrowers may borrow, prepay and reborrow Swingline Loans.

(2)            To request a Swingline Borrowing, the applicable U.S. Borrowers will notify the Administrative Agent and the Swingline Lender of such request in writing by delivering a Swingline Borrowing Request not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Borrowing. Each such notice and Swingline Borrowing Request will be irrevocable and will specify the requested (a) date (which will be a Business Day) and (b) amount of the Swingline Borrowing. The Swingline Lender will consult with the Administrative Agent as to whether the making of the Swingline Loan is in accordance with the terms of this Agreement prior to the Swingline Lender funding such Swingline Loan. The Swingline Lender will ~~make each Swingline Loan in accordance with Section 2.02(2) on the proposed date thereof by wire transfer of immediately available funds by 5:00 p.m., New York City time, to the account of the applicable Borrowers (or, in the case of a Swingline Borrowing made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(5), by remittance to the applicable Issuing Bank); provided that the Swingline Lender will~~ not be obligated to make any Swingline Loan at any time when any Lender is at such time a Defaulting Lender, unless the Swingline Lender (i) is satisfied in its reasonable discretion that the related exposure will be 100% covered by the applicable Revolving Facility Commitments of the non-Defaulting Lenders pursuant to clause (3) below or (ii) has otherwise entered into satisfactory arrangements with the Borrowers or such Lender to eliminate the Swingline Lender’s risk with respect to such Lender.

(3)            The Swingline Lender may by written notice given to the Administrative Agent on any Business Day require the Revolving Lenders with U.S./Canadian Revolving Facility Commitments to acquire participations by 2:00 p.m. on such Business Day (provided that if such notice is not provided to Lenders by 12:00 p.m. on such Business Day, such 2:00 p.m. deadline shall be extended by up to two hours to the extent necessary to provide the Revolving Lenders with U.S./Canadian Revolving Facility Commitments two hours from such notice to acquire such participations) in all or a portion of the outstanding Swingline Loans made by it. Such notice will specify the aggregate amount of such Swingline Loans in which the applicable Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Revolving Lender, specifying in such notice such Revolving Lender’s applicable Revolving Facility Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent for the account of the Swingline Lender, such Revolving Lender’s Revolving Facility Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and will not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or reduction or termination of the Commitments, and that each such payment will be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender with U.S./Canadian Revolving Facility Commitments will comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Lender (and Section 2.06 will apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent will promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders.

(4)            The Administrative Agent will notify Holdings of any participations in any Swingline Loan acquired pursuant to paragraph (3), and thereafter payments in respect of such Swingline Loan will be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrowers (or other party on behalf of the Borrowers) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein will be promptly remitted to the Administrative Agent and any such amounts received by the Administrative Agent will be promptly remitted by the Administrative Agent to the Revolving Lenders that made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted will be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrowers for any reason. The purchase of participations in a Swingline Loan pursuant to paragraph (3) will not relieve the Borrowers of any default in the payment thereof.

(5)            If the Maturity Date in respect of any tranche of Revolving Facility Commitments occurs at a time when Extended Commitments are in effect, then (i) on such Maturity Date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such Maturity Date) or refinanced with a borrowing of an Extension pursuant to Section 2.22; provided that, if on the occurrence of the such Maturity Date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.05), there shall exist sufficient unutilized Extended Commitments so that the respective outstanding Swingline Loans could be incurred pursuant to the Extended Commitments which will remain in effect after the occurrence of such Maturity Date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and same shall be deemed to have been incurred solely pursuant to the Extended Commitments and such Swingline Loans shall not be so required to be repaid in full on such Maturity Date.

Section 2.05       Letters of Credit.

(1)            General. Subject to the terms and conditions set forth herein, (x) the U.S. Borrowers and the Canadian Borrowers may request the issuance of Standby Letters of Credit or Trade Letters of Credit denominated in Dollars or Canadian Dollars (provided that, anything to the contrary contained herein notwithstanding, with respect to Letters of Credit denominated in a Canadian Dollars, all reimbursements by the Borrowers of the honoring of any drawing under such Letters of Credit shall be paid in Dollars based on the Spot Rate) issued for any lawful purposes of any Loan Party (such letters of credit issued for such purposes, “U.S./Canadian Letters of Credit”), (y) each French Borrower may request the issuance of Standby Letters of Credit or Trade Letters of Credit denominated in Euros, Sterling or Dollars (provided that, anything to the contrary contained herein notwithstanding, with respect to Letters of Credit denominated in Euros, Sterling or Dollars, all reimbursements by the Borrowers of the honoring of any drawing under such Letters of Credit shall be paid in Dollars based on the Spot Rate) issued for any lawful purposes of that French Borrower (such letters of credit issued for such purposes, “French Letters of Credit”), or (z) the German Borrowers, the Spanish Borrowers and the U.K. Borrowers may request the issuance of Standby Letters of Credit or Trade Letters of Credit denominated in Euros, Sterling or Dollars (provided that, anything to the contrary contained herein notwithstanding, with respect to Letters of Credit denominated in Euros, Sterling or Dollars, all reimbursements by the Borrowers of the honoring of any drawing under such Letters of Credit shall be paid in Dollars based on the Spot Rate) issued for any lawful purposes of any Loan Party (such letters of credit issued for such purposes, “European Letters of Credit”), in each case, for their own account or for the account of any Subsidiary (provided that if such Subsidiary is not a Borrower, a Borrower shall be a co-applicant thereto), in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period and prior to the date that is five Business Days prior to the Maturity Date, provided that the Issuing Banks shall only be obligated to issue Standby Letters of Credit (and, for the avoidance of doubt, each Issuing Bank may, in its sole discretion, agree to issue Letters of Credit that are not Standby Letters of Credit). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any of the Borrowers to, or entered into by any of the Borrowers with, an Issuing Bank relating to any Letter of Credit, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.05 shall control and govern. “Letters of Credit” will include U.S./Canadian Letters of Credit, European Letters of Credit, French Letters of Credit, European Letters of Credit and the Existing Letters of Credit. Each Existing Letter of Credit will be deemed to have been issued under this Section 2.05 on the Closing Date.

(2)            Notice of Issuance, Amendment, Renewal, Extension.

(a)            Each request for the issuance of a Letter of Credit (or the amendment, renewal (other than an automatic extension in accordance with paragraph (3) of this Section 2.05) or extension of an outstanding Letter of Credit), shall be irrevocable and the Borrowers will deliver by telefacsimile or other electronic method of transmission reasonably acceptable to the Issuing Bank (including by e-mail, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent three Business Days in advance of the requested date of issuance, amendment or extension (or such shorter period as the Administrative Agent and the Issuing Bank in their sole discretion may agree) (i) a Letter of Credit Request requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which will be a Business Day), the date on which such Letter of Credit is to expire (which will comply with paragraph (3) of this Section 2.05), the amount of such Letter of Credit, the currency of such Letter of Credit, the name and address of the beneficiary thereof, identifying whether such Letter of Credit is a Standby Letter of Credit or a Trade Letter of Credit, and such other information (including the conditions to drawing) as is necessary to issue, amend or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrowers will also submit a letter of credit application and/or any other customary issuer documents on such Issuing Bank’s standard forms in connection with any request for a Letter of Credit. The Administrative Agent’s records of the content of any such request will be conclusive absent manifest error. A Letter of Credit will be issued or arranged, amended or extended in the Issuing Bank’s discretion and only if (and upon issuance, amendment or extension of each Letter of Credit, the Borrowers will be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension:

(i)             the U.S. Revolving L/C Exposure and the Canadian Revolving L/C Exposure will not exceed the U.S./Canadian Letter of Credit Sublimit;

(ii)            the U.S. Revolving Credit Exposure will not exceed the U.S. Line Cap;

(iii)          the Canadian Revolving Facility Credit Exposure will not exceed the Canadian Line Cap;

(iv)           the French Revolving L/C Exposure will not exceed the French Letter of Credit Sublimit;

(v)            the French Revolving Credit Exposure will not exceed the French Line Cap;

(vi)           the German Revolving L/C Exposure, the Spanish Revolving L/C Exposure and the U.K. Revolving L/C Exposure will not exceed the European Letter of Credit Sublimit;

(vii)          the German Revolving Facility Credit Exposure will not exceed the German Line Cap, the Spanish Revolving Facility Credit Exposure and the U.K. Revolving L/C Exposure will not exceed the U.K. Line Cap; and

(viii)         the aggregate Revolving Facility Credit Exposure will not exceed the Line Cap.

(b)            Notwithstanding anything to the contrary contained herein, the Issuing Bank will not issue or arrange (or be obligated to issue or arrange) any Letter of Credit if:

(i)             any order, judgment or decree of any Governmental Authority or arbitrator by its terms purports to enjoin or restrain the Issuing Bank from issuing or arranging such Letter of Credit;

(ii)            any applicable law or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank prohibits the issuance of letters of credit generally;

(iii)           such Letter of Credit imposes upon the Issuing Bank any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date;

(iv)           such Letter of Credit imposes upon the Issuing Bank any unreimbursed loss, cost or expense and which the Issuing Bank in good faith deems material to it;

(v)            any Lender is at such time a Defaulting Lender, unless the Issuing Bank (A) is satisfied in its reasonable discretion that the related exposure will be 100% covered by the Revolving Facility Commitments of the non-Defaulting Lenders pursuant to Section 2.23(1) or (B) has otherwise entered into satisfactory arrangements with the Borrowers or such Lender to eliminate the Issuing Bank’s risk with respect to such Lender;

(vi)           such Letter of Credit issuance would cause such Issuing Bank’s Revolving L/C Exposure to exceed such Issuing Bank’s Letter of Credit Commitments; or

(vii)          issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally

(3)            Expiration Date.

(a)            Each Standby Letter of Credit will expire at or prior to the close of business on the earlier of (i) the date one year (unless otherwise agreed upon by the Administrative Agent and the Issuing Bank in their sole discretion) after the date of issuance of such Standby Letter of Credit (or, in the case of any extension thereof, one year (unless otherwise agreed upon by the Administrative Agent and the Issuing Bank in their sole discretion) after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that any Standby Letter of Credit with a one-year tenor may provide for the automatic extension thereof for additional one-year periods (which will in no event extend beyond the date referred to in the preceding clause (ii)) so long as such Standby Letter of Credit permits the Issuing Bank to prevent any such extension at least once in each 12-month period (commencing with the date of issuance of such Standby Letter of Credit) by giving prior notice to the beneficiary thereof within a time period during such 12-month period to be agreed upon at the time such Standby Letter of Credit is issued; provided, further, that if the Issuing Bank and the Administrative Agent each consent in their sole discretion, the expiration date of any Standby Letter of Credit may extend beyond the date referred to in clause (ii) above; and, provided, further, that (A) if any such Standby Letter of Credit is outstanding or is issued after the date that is 30 days prior to the Maturity Date, the Borrowers will provide cash collateral pursuant to documentation reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank in an amount equal to 103% of the face amount of each such Standby Letter of Credit on or prior to the date that is 30 days prior to the Maturity Date or, if later, such date of issuance, and (B) each Revolving Lender’s participation in any undrawn Standby Letter of Credit that is outstanding on the Maturity Date will terminate on the Maturity Date.

(b)            Each Trade Letter of Credit will expire on the earlier of (i) 180 days after such Trade Letter of Credit’s date of issuance or (ii) the date that is five Business Days prior to the Maturity Date.

(4)            Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, such Issuing Bank hereby grants to (a) with respect to U.S./Canadian Letters of Credit, each Revolving Lender with a U.S./Canadian Revolving Facility Commitment, and each such Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s U.S./Canadian Revolving Facility Percentage of the aggregate amount available to be drawn under such Letter of Credit, (b) with respect to French Letters of Credit, each French Revolving Lender, and each such Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s French Revolving Facility Percentage of the aggregate amount available to be drawn under such Letter of Credit and (c) with respect to European Letters of Credit, each Revolving Lender with a European Revolving Facility Commitment, and each such Revolving Lender hereby acquires from such Issuing Bank, a participation in such European Letter of Credit equal to such Revolving Lender’s European Revolving Facility Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, its (x) U.S./Canadian Revolving Facility Percentage of each U.S./Canadian L/C Disbursement, (y) French Revolving Facility Percentage of each French L/C Disbursement and (z) European Revolving Facility Percentage of each French L/C Disbursement and, made by such Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (5) of this Section 2.05, or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and will not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment will be made without any offset, abatement, withholding or reduction whatsoever.

(5)            Reimbursement.

(a)            If the applicable Issuing Bank makes any U.S./Canadian L/C Disbursement in respect of a U.S./Canadian Letter of Credit, the U.S. Borrowers (with respect to U.S./Canadian Letters of Credit issued on behalf of a U.S. Borrower) or the Canadian Borrowers (with respect to U.S./Canadian Letters of Credit issued on behalf of a Canadian Borrower) will reimburse such U.S./Canadian L/C Disbursement by paying to the Administrative Agent an amount equal to such U.S./Canadian L/C Disbursement not later than 2:00 p.m., New York City time, on the first Business Day after the U.S. Borrowers or Canadian Borrower, as applicable, receive notice under paragraph (8) of this Section 2.05 of such U.S./Canadian L/C Disbursement (or the second Business Day, if such notice is received after 12:00 noon, New York City time), together with accrued interest thereon from the date of such U.S. L/C Disbursement at the rate applicable to ABR Loans that are Revolving Loans; provided that the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Facility Borrowing of U.S./Canadian Revolving Loans or a Swingline Borrowing, as applicable, in an equivalent amount and, to the extent so financed, the U.S. Borrowers’ or the Canadian Borrowers’ obligations to make such payment will be discharged and replaced by the resulting ABR Revolving Facility Borrowing or Swingline Borrowing.

(b)            If the applicable Issuing Bank makes any French L/C Disbursement in respect of a French Letter of Credit, the French Borrower on behalf of which such French Letter of Credit was issued will reimburse such French L/C Disbursement by paying to the Administrative Agent an amount equal to such French L/C Disbursement not later than 2:00 p.m., Local Time, on the first Business Day after the applicable French Borrower receives notice under paragraph (8) of this Section 2.05 of such French L/C Disbursement (or the second Business Day, if such notice is received after 12:00 noon, Local Time), together with accrued interest thereon from the date of such French L/C Disbursement at the rate applicable to ABR Loans that are Revolving Loans; provided that the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an Term Benchmark Revolving Facility Borrowing of French Revolving Loans in an equivalent amount and, to the extent so financed, the applicable French Borrower’s obligations to make such payment will be discharged and replaced by the resulting Term Benchmark Revolving Facility Borrowing.

(c)            If the applicable Issuing Bank makes any European L/C Disbursement in respect of a European Letter of Credit, the applicable German Borrower on behalf of which such European Letter of Credit was issued (with respect to European Letters of Credit issued on behalf of a German Borrower), the Spanish Borrowers (with respect to European Letters of Credit issued on behalf of a Spanish Borrower) or the U.K. Borrowers (with respect to European Letters of Credit Issued on behalf of a U.K. Borrower) will reimburse such European L/C Disbursement by paying to the Administrative Agent an amount equal to such European L/C Disbursement not later than 2:00 p.m., Local Time, on the first Business Day after the applicable German Borrower, Spanish Borrowers or U.K. Borrowers, as applicable, receive notice under paragraph (8) of this Section 2.05 of such European L/C Disbursement (or the second Business Day, if such notice is received after 12:00 noon, Local Time), together with accrued interest thereon from the date of such European Disbursement at the rate applicable to ABR Loans that are Revolving Loans; provided that the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with a Term Benchmark Revolving Facility Borrowing or an RFR Borrowing of European Revolving Loans in an equivalent amount and, to the extent so financed, the applicable German Borrower’s, the Spanish Borrowers or the U.K. Borrowers’ obligations to make such payment will be discharged and replaced by the resulting Term Benchmark Revolving Facility Borrowing or RFR Borrowing.     For the avoidance of doubt, Venator Materials UK Limited will reimburse the applicable Issuing Bank for any European L/C Disbursement made in connection with the Letter of Credit issued to Venator Pigments UK Ltd in the amount of €32,970 in favor of Caixabank, S.A.

(d)            If the applicable Borrowers fail to reimburse any L/C Disbursement when due, then the Administrative Agent will promptly notify the applicable Issuing Bank and each other applicable Revolving Lender of the applicable L/C Disbursement, the payment then due from the applicable Borrowers in respect thereof and, in the case of a Revolving Lender, such Lender’s Revolving Facility Percentage thereof. Promptly following receipt of such notice, each Revolving Lender will pay to the Administrative Agent its Revolving Facility Percentage of the payment then due from the applicable Borrowers in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 will apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent will promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Any payment made by a Revolving Lender pursuant to this paragraph (5) to reimburse an Issuing Bank for any L/C Disbursement (other than the funding of an Revolving Loan or a Swingline Borrowing as contemplated above) will not constitute a Loan and will not relieve the applicable Borrowers of their obligations to reimburse such L/C Disbursement.

(e)            Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to paragraph (5)(a), (b) or (c), the Administrative Agent will distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to paragraph (5)(d) to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.

(6)            Obligations Absolute. The obligations of the applicable Borrowers to reimburse L/C Disbursements as provided in paragraph (5) of this Section 2.05 will be absolute, unconditional and irrevocable, and will be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of:

(a)            any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein;

(b)            any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(c)            payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; or

(d)            the Issuing Bank or any of its branches or Affiliates being the beneficiary of any Letter of Credit;

(e)            the Issuing Bank or any correspondent honoring a drawing against a drawing document up to the amount available under any Letter of Credit even if such drawing document claims an amount in excess of the amount available under the Letter of Credit;

(f)            the existence of any claim, set-off, defense or other right that any Borrower or any of its Subsidiaries may have at any time against any beneficiary, any assignee of proceeds, the Issuing Bank or any other Person;

(g)            the fact that any Default or Event of Default shall have occurred and be continuing; or

(h)            any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against the Borrowers’ obligations hereunder.

(7)            Limited Liability. None of the Administrative Agent, the Lenders, any Issuing Bank, or any of their Related Parties, will have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank, or any of the circumstances referred to in clauses (a), (b) or (c) of Section 2.05(6); provided that the foregoing will not be construed to excuse the applicable Issuing Bank from liability to the Borrowers to the extent of any special, indirect and punitive damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are determined by a final and binding decision of a court of competent jurisdiction to have been caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank, such Issuing Bank will be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(8)            Disbursement Procedures. The applicable Issuing Bank will, within the period stipulated by terms and conditions of the applicable Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. After such examination, and provided drawing documents are compliant, such Issuing Bank will promptly notify the Administrative Agent and Holdings in writing (including by e-mail) of any such demand for payment under a Letter of Credit and whether such Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice will not relieve the applicable Borrowers of their obligations to reimburse such Issuing Bank and/or the Revolving Lenders with respect to any such L/C Disbursement (following receipt of notice from the Issuing Bank).

(9)            Interim Interest. If an Issuing Bank makes any L/C Disbursement, then, unless the applicable Borrowers reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof will bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the applicable Borrowers reimburse such L/C Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if such L/C Disbursement is not reimbursed by the applicable Borrowers when due pursuant to paragraph (5) of this Section 2.05, then Section 2.13(3) will apply. Interest accrued pursuant to this paragraph will be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (5) of this Section 2.05 to reimburse such Issuing Bank will be for the account of such Revolving Lender to the extent of such payment.

(10)          Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement between the Borrowers, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent will notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement becomes effective, the applicable Borrowers will pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12. From and after the effective date of any such replacement, (a) the successor Issuing Bank will have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (b) references herein to the term “Issuing Bank” will be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context will require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank will remain a party hereto and will continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but will not be required to issue additional Letters of Credit.

(11)          Cash Collateralization. If any Event of Default occurs and is continuing, (a) in the case of an Event of Default described in Section 8.01(8) or (9), on the Business Day, or (b) in the case of any other Event of Default, on the third Business Day, in each case, following the date on which the Borrowers receive notice from the Administrative Agent demanding the deposit of cash collateral pursuant to this paragraph (11), (A) the U.S. Borrowers will deposit in an account with or at the direction of the Administrative Agent, in the name of the Administrative Agent and for the benefit of the U.S./Canadian Revolving Lenders, an amount in cash equal to 103% of the amount of the U.S. Revolving L/C Exposure as of such date plus any accrued and unpaid interest thereon, (B) the Canadian Borrowers will deposit in a separate account with or at the direction of the Administrative Agent, in the name of the Administrative Agent and for the benefit of the U.S./Canadian Revolving Lenders, an amount in cash equal to 103% of the amount of the Canadian Revolving L/C Exposure as of such date plus any accrued and unpaid interest thereon, (C) the applicable French Borrowers will deposit in a separate account with or at the direction of the Administrative Agent, in the name of the Administrative Agent and for the benefit of the French Revolving Lenders, an amount in cash equal to 103% of the amount of the French Revolving L/C Exposure of such French Borrower as of such date plus any accrued and unpaid interest thereon; (D) the applicable German Borrowers will deposit in a separate account with or at the direction of the Administrative Agent, in the name of the Administrative Agent and for the benefit of the European Revolving Lenders, an amount in cash equal to 103% of the amount of the German Revolving L/C Exposure of such German Borrower as of such date plus any accrued and unpaid interest thereon; (E) the Spanish Borrowers will deposit in a separate account with or at the direction of the Administrative Agent, in the name of the Administrative Agent and for the benefit of the European Revolving Lenders, an amount in cash equal to 103% of the amount of the Spanish Revolving L/C Exposure as of such date plus any accrued and unpaid interest thereon and (F) the U.K. Borrowers will deposit in a separate account with or at the direction of the Administrative Agent, in the name of the Administrative Agent and for the benefit of the European Revolving Lenders, an amount in cash equal to 103% of the amount of the U.K. Revolving L/C Exposure as of such date plus any accrued and unpaid interest thereon; provided that, in each case, upon the occurrence of any Event of Default described in Section 8.01(8) or (9), the obligation to deposit such cash collateral will become effective immediately, and such deposit will become immediately due and payable, without demand or other notice of any kind. Each such deposit pursuant to this paragraph will be held by the Administrative Agent or the Collateral Agent as collateral for the payment and performance of the obligations of the applicable Borrowers under this Agreement. The Administrative Agent will have exclusive dominion and control, including the exclusive right of withdrawal, over such accounts. Other than any interest earned on the investment of such deposits, which investments will be made at the option and sole discretion of (i) for so long as an Event of Default is continuing, the Administrative Agent and (ii) at any other time, the Borrowers, in each case, in Cash Equivalents and at the risk and expense of the Borrowers, such deposits will not bear interest. Moneys in such account described in the foregoing clause (A) will be applied by the Administrative Agent to reimburse each Issuing Bank for U.S./Canadian L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, will be held for the satisfaction of the reimbursement obligations of the U.S. Borrowers for the U.S. Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Lenders), be applied to satisfy other obligations of the Borrowers under this Agreement. Moneys in such account described in the foregoing clause (B) will be applied by the Administrative Agent to reimburse each Issuing Bank for U.S./Canadian L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, will be held for the satisfaction of the reimbursement obligations of the Canadian Borrowers for the Canadian Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Lenders), be applied to satisfy other obligations of the Canadian Borrowers under this Agreement. Moneys in such account described in the foregoing clause (C) will be applied by the Administrative Agent to reimburse each Issuing Bank for French L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, will be held for the satisfaction of the reimbursement obligations of the applicable French Borrower for the French Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Lenders), be applied to satisfy other obligations of the applicable French Borrower under this Agreement. Moneys in such account described in the foregoing clause (D) will be applied by the Administrative Agent to reimburse each Issuing Bank for European L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, will be held for the satisfaction of the reimbursement obligations of the applicable German Borrower for the German Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Lenders), be applied to satisfy other obligations of the applicable German Borrower under this Agreement. Moneys in such account described in the foregoing clause (E) will be applied by the Administrative Agent to reimburse each Issuing Bank for European Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, will be held for the satisfaction of the reimbursement obligations of the Spanish Borrowers for the Spanish Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Lenders), be applied to satisfy other obligations of the Spanish Borrowers under this Agreement. Moneys in such account described in the foregoing clause (F) will be applied by the Administrative Agent to reimburse each Issuing Bank for European L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, will be held for the satisfaction of the reimbursement obligations of the U.K. Borrowers for the U.K. Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Lenders), be applied to satisfy other obligations of the U.K. Borrowers under this Agreement.

(12)          If the Borrowers (or any of them) are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) will be returned to such Borrowers within three Business Days after all Events of Default have been cured or waived.

(13)          Additional Issuing Banks. From time to time, the Borrowers may, by notice to the Administrative Agent, designate any Lender (in addition to the Administrative Agent) to act as an Issuing Bank; provided that such Lender agrees in its sole discretion to act as such and such Lender is reasonably satisfactory to the Administrative Agent as an Issuing Bank. Each such additional Issuing Bank will execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval will not be unreasonably withheld) and will thereafter be an Issuing Bank hereunder for all purposes. The Borrowers may, in their sole discretion, request a Letter of Credit issuance from any Issuing Bank.

(14)          Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Bank will (x) provide to the Administrative Agent copies of any notice received from the Borrowers pursuant to Section 2.05(2) no later than the next Business Day after receipt thereof and (y) report in writing to the Administrative Agent as follows:

(a)            on or prior to each Business Day on which such Issuing Bank expects to issue, amend or extend any Letter of Credit, the date of such issuance, amendment or extension, and the aggregate face amount of the Letters of Credit to be issued, amended or extended by it and outstanding after giving effect to such issuance, amendment or extension occurred (and whether the amount thereof changed), and the Issuing Bank will be permitted to issue, amend or extend such Letter of Credit if the Administrative Agent will not have advised the Issuing Bank that such issuance, amendment or extension would not be in conformity with the requirements of this Agreement;

(i)            on each Business Day on which such Issuing Bank makes any L/C Disbursement, the date of such L/C Disbursement and the amount of such L/C Disbursement; and

(ii)           on any other Business Day, such other information with respect to the outstanding Letters of Credit issued by such Issuing Bank as the Administrative Agent reasonably requests, including but not limited to prompt verification of such information as may be requested by the Administrative Agent.

The failure of any Issuing Bank (other than the Administrative Agent or any affiliate thereof acting as an Issuing Bank) to comply with the provisions of sub-clauses (i) and (ii) of this clause (14) with respect to any letter of credit will result in such letter of credit not being deemed a “Letter of Credit” hereunder and under the other Loan Documents.

(15)          Reallocation. If the Maturity Date in respect of any tranche of a Class of Revolving Facility Commitments occurs prior to the expiration of any Letter of Credit issued under such Class of Revolving Facility Commitments, then (i) if one or more other tranches of Revolving Facility Commitments of the same Class in respect of which the Maturity Date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the applicable Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Section 2.05(5)) under (and ratably participated in by the applicable Lenders pursuant to) the Revolving Facility Commitments of the same Class in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Facility Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be reallocated); provided, in no event shall such reallocation cause a Lender’s share of the Revolving Facility Commitments of such Class to exceed such Lender’s Revolving Facility Commitments of such Class, and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the applicable Borrowers shall cash collateralize any such Letter of Credit in accordance with Section 2.05(11). If, for any reason, such cash collateral is not provided or reallocation does not occur, the Revolving Lenders under the maturing tranche shall continue to be responsible for their participating interests in the applicable Letters of Credit. Except to the extent of reallocations of participations pursuant to clause (i) of the second preceding sentence, the occurrence of a Maturity Date with respect to a given tranche of Revolving Facility Commitments of the same Class shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Lenders in any Letter of Credit issued under such Class of Revolving Facility Commitments before such Maturity Date. Commencing with the Maturity Date of any tranche of Revolving Facility Commitments of the same Class, the sublimit for Letters of Credit shall be agreed with the Lenders under the extended tranches.

(16)          Each Borrower agrees to indemnify, defend and hold harmless Issuing Bank (and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including Issuing Bank, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and special, indirect, and punitive damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any Letter of Credit Related Person (other than Taxes, which shall be governed by Section 2.17) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of this Agreement, any Letter of Credit, any issuer or drawing document referred to in or related to any Letter of Credit, or any action or proceeding arising out of any of the foregoing (whether administrative, judicial or in connection with arbitration); in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(17)          Existing Letters of Credit. The Borrowers and the Loan Parties hereby acknowledge and agree that all Existing Letters of Credit shall constitute Letters of Credit under this Agreement on and after the Closing Date with the same effect as if such Existing Letters of Credit were issued by the Issuing Bank at the request of the applicable Borrowers on the Closing Date.

Section 2.06       Funding of Borrowings.

(1)            Each Lender will make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 10:00 a.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that same-day ABR Loans will be made by each Lender on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., Local Time; provided, further that Swingline Loans will be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the applicable Borrowers by promptly crediting the amounts so received, in like funds, to an account of such Borrowers as specified in the applicable ~~Eurocurrency/CDOR~~ Rate Loan Notice; provided that ABR Revolving Loans and Swingline Borrowings made to finance the reimbursement of an L/C Disbursement and reimbursements as provided in Section 2.05(5) will be remitted by the Administrative Agent to the applicable Issuing Bank.

(2)            Unless the Administrative Agent has received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (1) of this Section 2.06 and may, in reliance upon such assumption, make available to the applicable Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrowers severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrowers to but excluding the date of payment to the Administrative Agent at (a) in the case of such Lender, the greater of (i) the Federal Funds Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (b) in the case of Borrowers, the interest rate applicable to ABR Loans at such time. If such Lender pays such amount to the Administrative Agent then such amount will constitute such Lender’s Loan included in such Borrowing.

(3)            The foregoing notwithstanding, the Administrative Agent, in its sole discretion, may from its own funds make the applicable Loan on behalf of any such Lender, (including by means of Swingline Loans to the applicable Borrowers). In such event, the Lender, on behalf of whom Administrative Agent made the Loan, will reimburse the Administrative Agent for all or any portion of such Loan made on its behalf upon written notice given to such Lender not later than 12:00 noon, New York City time, on the Business Day such reimbursement is requested. On each such settlement date, the Administrative Agent will pay to each Lender the net amount owing to such Lender in connection with such settlement, including amounts relating to Loans, fees, interest and other amounts payable hereunder. The entire amount of interest attributable to such Loan for the period from and including the date on which such Loan is made on such Lender’s behalf, to but excluding the date the Administrative Agent is reimbursed in respect of such Loan by such Lender, will be paid to the Administrative Agent for its own account.

Section 2.07       [Reserved].

Section 2.08       Termination and Reduction of Commitments.

(1)            Unless previously terminated, the Revolving Facility Commitments will terminate on the Maturity Date.

(2)            The Borrowers may at any time terminate, or from time to time reduce, any Class of the Revolving Facility Commitments; provided that (i) each reduction of the Revolving Facility Commitments will be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million (or, if less, the remaining amount of the applicable Revolving Facility Commitments), (ii) the U.S. Borrowers and the Canadian Borrowers will not terminate or reduce the U.S./Canadian Revolving Facility Commitments if, after giving effect to any concurrent prepayment of the U.S./Canadian Revolving Loans in accordance with Section 2.11, either the U.S. Revolving Facility Credit Exposure would exceed the U.S. Line Cap or the Canadian Revolving Facility Credit Exposure would exceed the Canadian Line Cap, (iii) the French Borrowers will not terminate or reduce the French Revolving Facility Commitments if, after giving effect to any concurrent prepayment of the French Revolving Loans in accordance with Section 2.11, the French Revolving Facility Credit Exposure with respect to each French Borrower would exceed the French Borrower Line Cap with respect to such French Borrower, (iv) the German Borrowers, the Spanish Borrowers and the U.K. Borrowers will not terminate or reduce the European Revolving Facility Commitments if, after giving effect to any concurrent prepayment of the European Revolving Loans in accordance with Section 2.11, either the German Revolving Facility Credit Exposure of any German Borrower would exceed the German Line Cap with respect to such German Borrower, the Spanish Revolving Facility Credit Exposure of the Spanish Borrowers would exceed the Spanish Line Cap or the U.K. Revolving Facility Credit Exposure of the U.K. Borrowers would exceed the U.K. Line Cap.

(3)            The Borrowers will notify the Administrative Agent of any election to terminate or reduce any Class of the Revolving Facility Commitments under paragraph (2) of this Section 2.08 at least three Business Days prior to the date of such termination or reduction, specifying such election and the date thereof. Promptly following receipt of any notice, the Administrative Agent will advise the Lenders of the contents thereof. Each notice delivered by Borrowers pursuant to this Section 2.08 will be irrevocable; provided that a notice of termination of the Revolving Facility Commitments delivered by Borrowers may state that such notice is revocable or conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked or extended by Borrowers (by notice to the Administrative Agent on or prior to the specified Closing Date). Any termination or reduction of the Revolving Facility Commitments will be permanent. Each reduction of any Class of the Revolving Facility Commitments will be made ratably among the Lenders in accordance with their respective Revolving Facility Commitments of such Class.

Section 2.09       Promise to Pay; Evidence of Debt.

(1)            On the Maturity Date, each U.S. Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender with a U.S./Canadian Revolving Facility Commitment the then unpaid principal amount of each U.S./Canadian Revolving Loan, U.S. Protective Advance or U.S. Overadvance, in each case made to any of the U.S. Borrowers and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan made to a U.S. Borrower. On the Maturity Date, each Canadian Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Lender with a U.S./Canadian Revolving Facility Commitment the then unpaid principal amount of each U.S./Canadian Revolving Loan, Canadian Protective Advance or Canadian Overadvance, in each case, made to any of the Canadian Borrowers. On the Maturity Date, each French Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each French Revolving Lender the then unpaid principal amount of each French Revolving Loan, French Protective Advance or French Overadvance, in each case, made to such French Borrower. On the Maturity Date, each German Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Lender with a European Revolving Facility Commitment the then unpaid principal amount of each European Revolving Loan, German Protective Advance or German Overadvance, in each case, made to such German Borrower. On the Maturity Date, each Spanish Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Lender with a European Revolving Facility Commitment the then unpaid principal amount of each European Revolving Loan, Spanish Protective Advance or Spanish Overadvance made to any Spanish Borrower. On the Maturity Date, each U.K. Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Lender with a European Revolving Facility Commitment the then unpaid principal amount of each European Revolving Loan, U.K. Protective Advance or U.K. Overadvance, in each case, made to any U.K. Borrower. Each U.S. Borrower hereby unconditionally promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the fifth Business Day after such Swingline Loan is made; provided that on each date that a Revolving Loan is made, the Borrower shall repay all Swingline Loans then outstanding and the proceeds of any such Revolving Loan shall be applied by the Administrative Agent to repay any Swingline Loans outstanding.

(2)            Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”). In such event, the applicable Borrowers will prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and reasonably acceptable to Borrowers. Thereafter, the Loans evidenced by such Note and interest thereon at all times (including after assignment pursuant to Section 10.04) will be represented by one or more Notes in such form payable to the payee named therein (or, if requested by such payee, to such payee and its registered assigns).

(3)            The Administrative Agent will maintain accounts in which it will record (a) the amount of each Loan to the applicable Borrowers made hereunder, the Type thereof and the Interest Period (if any) applicable thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the applicable Borrowers to each Lender hereunder and (c) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the accounts maintained pursuant to this paragraph (3) will be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Administrative Agent to maintain such accounts or any error therein will not in any manner affect the obligations of the applicable Borrowers to repay the Obligations in accordance with the terms of this Agreement.

Section 2.10       Optional Repayment of Loans.

(1)            The Borrowers will have the right at any time and from time to time to repay any Loan in whole or in part, without premium or penalty (but subject to Section 2.16), in an aggregate principal amount, (a) in the case of Term Benchmark Loans, RFR Loans or CDOR Rate Loans, that is an integral multiple of $500,000 and not less than $2.5 million, and (b) in the case of ABR Loans, that is an integral multiple of $100,000 and not less than $1.0 million, or, in each case, if less, the amount outstanding.

(2)            Prior to any repayment of any Loans, the Borrowers will select the Borrowing or Borrowings to be repaid and will notify the Administrative Agent in writing (including by hand delivery or e-mail) of such selection not later than 2:00 p.m., Local Time, (a) in the case of an ABR Borrowing, one Business Day before the anticipated date of such repayment, (b) in the case of a Term Benchmark Borrowing or CDOR Rate Borrowing, three Business Days before the anticipated date of such repayment and (c) in the case of an RFR Borrowing, five Business Days before the anticipated date of such repayment. Each repayment of a Borrowing will be applied to the Loans included in the repaid Borrowing such that each Lender receives its ratable share of such repayment. Notwithstanding anything to the contrary in the immediately preceding sentence, prior to any repayment of a Swingline Loan hereunder, the applicable Borrowers will select the Borrowing or Borrowings to be repaid and will notify the Administrative Agent in writing (including by hand delivery or e-mail) of such selection not later than 2:00 p.m., Local Time, on the scheduled date of such repayment. Repayments of Term Benchmark Borrowings, RFR Borrowings and CDOR Rate Borrowings will be accompanied by accrued interest on the amount repaid, together with any amounts due under Section 2.16.

Section 2.11       Mandatory Repayment of Loans.

(1)            In the event (a) the aggregate amount of the U.S. Revolving Facility Credit Exposure exceeds the U.S. Line Cap at such time, then the U.S. Borrowers will on such Business Day repay outstanding U.S./Canadian Revolving Loans and Swingline Loans made to a U.S. Borrower, and, if there remains an excess after paying all such U.S./Canadian Revolving Loans and Swingline Loans, cash collateralize U.S./Canadian Letters of Credit issued on behalf of a U.S. Borrower (in accordance with Section 2.05(11)) in an aggregate amount equal to such excess, (b) the aggregate amount of the Canadian Revolving Facility Credit Exposure exceeds the Canadian Line Cap at such time, then the Canadian Borrowers will on such Business Day repay outstanding U.S./Canadian Revolving Loans made to a Canadian Borrower, and, if there remains an excess after paying all such U.S./Canadian Revolving Loans made to them, cash collateralize U.S./Canadian Letters of Credit issued on their behalf (in accordance with Section 2.05(11)) in an aggregate amount equal to such excess, (c) the aggregate amount of the French Revolving Facility Credit Exposure with respect to any French Borrower exceeds the French Line Cap with respect to such French Borrower at such time, then such French Borrower will on such Business Day repay outstanding French Revolving Loans and, if there remains an excess after paying all such French Revolving Loans, cash collateralize French Letters of Credit issued on its behalf (in accordance with Section 2.05(11)) in an aggregate amount equal to such excess, (d) the aggregate amount of the German Revolving Facility Credit Exposure with respect to any German Borrower exceeds the German Line Cap with respect to such German Borrower at such time, then such German Borrower will on such Business Day repay such outstanding European Revolving Loans and, if there remains an excess after paying all such European Revolving Loans, cash collateralize European Letters of Credit issued on its behalf (in accordance with Section 2.05(11)) in an aggregate amount equal to such excess, (e) the aggregate amount of the Spanish Revolving Facility Credit Exposure exceeds the Spanish Line Cap at such time, then the Spanish Borrowers will on such Business Day repay outstanding European Revolving Loans, and, if there remains an excess after paying all such European Revolving Loans made to them, cash collateralize European Letters of Credit issued on their behalf (in accordance with Section 2.05(11)) in an aggregate amount equal to such excess, (f) the aggregate amount of the U.K. Revolving Facility Credit Exposure exceeds the U.K. Line Cap at such time, then the U.K. Borrowers will on such Business Day repay outstanding European Revolving Loans, and, if there remains an excess after paying all such European Revolving Loans made to them, cash collateralize European Letters of Credit issued on their behalf (in accordance with Section 2.05(11)) in an aggregate amount equal to such excess, and (g) the aggregate amount of the total Revolving Facility Credit Exposure exceeds the Line Cap at such time, then the applicable Borrowers will on such Business Day repay outstanding Revolving Loans and Swingline Loans, and, if there remains an excess after paying all Revolving Loans and Swingline Loans, cash collateralize Letters of Credit (in accordance with Section 2.05(11)) in an aggregate amount equal to such excess.

(2)            ~~[Reserved].~~In the event that Excess Availability on any Business Day is less than $40.0 million, the Borrowers will within one (1) Business Day of such date repay outstanding Revolving Loans and Swingline Loans in an aggregate amount such that Excess Availability is not less than $40.0 million, and, if Excess Availability remains less than $40.0 million after paying all such Revolving Loans and Swingline Loans, cash collateralize Letters of Credit (in accordance with Section 2.05(11)) in an aggregate amount such that Excess Availability is not less than $40.0 million.

(3)            In the event and on such occasion as the U.S. Revolving L/C Exposure and/or the Canadian Revolving L/C Exposure exceeds the U.S./Canadian Letter of Credit Sublimit, the U.S. Borrowers or the Canadian Borrowers, as applicable, will deposit cash collateral (in accordance with Section 2.05(11)) in an amount equal to such excess. In the event and on such occasion as the aggregate French Revolving L/C Exposure exceeds the French Letter of Credit Sublimit, the applicable French Borrowers will deposit cash collateral for Letters of Credit issued on its behalf (in accordance with Section 2.05(11)) in an amount equal to such excess. In the event and on such occasion as the aggregate German Revolving L/C Exposure, the Spanish Revolving L/C Exposure and/or the U.K. Revolving L/C Exposure exceeds the European Letter of Credit Sublimit, the applicable German Borrowers, Spanish Borrowers or U.K. Borrower will deposit cash collateral for Letters of Credit issued on its behalf (in accordance with Section 2.05(11)) in an amount equal to such excess.

(4)            Upon the occurrence and during the continuance of a Cash Dominion Period, all amounts in the Dominion Account shall be applied by the Administrative Agent pursuant to clause (b) of the proviso to Section 5.11.

(5)            Upon the occurrence and during the continuance of a Cash Dominion Period, the Borrowers will prepay Revolving Loans (with no reduction in commitments), cash collateralize Letters of Credit at 103% of the face amount thereof. Any amounts prepaid pursuant to this clause (5) will be applied pursuant to the applicable waterfall set forth in Section 2.18(3) (as set forth in Section 5.11); provided that amounts applied pursuant to subclause (iv)  of clause (a) thereof and subclause (iv) of clause (b) thereof will be applied:

(a)            first, to ABR Loans; and

(b)            second, to Term Benchmark Loans, RFR Loans and CDOR Rate Loans.

Section 2.12       Fees.

(1)            Holdings agrees to pay to each Revolving Lender (other than any Defaulting Lender), through the Administrative Agent, on the first day after the end of each fiscal quarter of the Borrowers in each fiscal year, commencing with the first day after the end of the first full fiscal quarter of Holdings ending after the Closing Date, and on each Maturity Date and any date on which the Revolving Facility Commitments of all the Lenders are terminated as provided herein, a commitment fee (a “Commitment Fee”) on the daily amount of the Available Unused Commitment (excluding, for the purpose of calculating the Commitment Fee, unutilized commitments under the Ancillary Facility) of such Lender during the preceding fiscal quarter (or in the case of the first full fiscal quarter, the period commencing on the Closing Date and ending with the end of the first full fiscal quarter, or ending with the date on which the last of the Revolving Facility Commitments of such Lender will be terminated, as applicable) at a rate equal to the Applicable Commitment Fee Percentage (which shall be adjusted quarterly on each Adjustment Date). All Commitment Fees will be computed on the basis of the actual number of days elapsed in a year of 360 days and in Dollars. For the purpose of calculating any Lender’s Commitment Fee, the outstanding Swingline Loans during the period for which such Lender’s Commitment Fee is calculated will be deemed to be zero. The Commitment Fee due to each Lender will commence to accrue on the Closing Date and will cease to accrue on the date on which the last of the Commitments of such Lender will be terminated as provided herein. For the avoidance of doubt, the Commitment Fee shall not be payable on the commitments of Barclays Bank PLC that would otherwise constitute Revolving Facility Commitments but for the reduction of the Revolving Facility Commitments of Barclays Bank PLC by the aggregate commitments and other amounts available under the Ancillary Facility.

(2)            The U.S. Borrowers agree to pay to:

(a)            the Administrative Agent for the account of each Revolving Lender with a U.S./Canadian Revolving Facility Commitment (other than any Defaulting Lender, it being understood that at any time the Issuing Bank has Fronting Exposure to such Defaulting Lender, the U.S. L/C Participation Fee with respect to such Fronting Exposure will be payable to the Issuing Bank for its own account), on the first day after the end of each fiscal quarter of Holdings in each fiscal year, commencing with the first day after the end of the first full fiscal quarter of Holdings ending after the Closing Date, and on each Maturity Date and any date on which the Commitments of all the Lenders are terminated as provided herein, a fee (a “U.S. L/C Participation Fee”) on such Lender’s U.S./Canadian Revolving Facility Percentage of the daily aggregate U.S. Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed U.S. L/C Disbursements), during the preceding fiscal calendar (or in the case of the first full fiscal quarter, the period commencing on the Closing Date and ending with the end of the first full fiscal quarter, or ending with the Maturity Date or the date on which the Commitments are terminated, as applicable) at the rate per annum equal to the Applicable Margin for Term Benchmark Revolving Facility Borrowings effective for each day in such period; and

(b)            each Issuing Bank, for its own account (i) on the first Business Day after the end of each fiscal quarter of Holdings in each fiscal year, commencing with the first Business Day after the end of the first full fiscal quarter of Holdings ending after the Closing Date, and on each Maturity Date and any date on which the Commitments of all the Lenders are terminated as provided herein, a fronting fee in respect of each U.S./Canadian Letter of Credit issued on behalf of a U.S. Borrower issued by, or the term of which is extended by, such Issuing Bank for the period from and including the date of issuance or extension of such U.S./Canadian Letter of Credit to and including the termination of such U.S./Canadian Letter of Credit, computed at a rate equal to 0.125% per annum of the daily stated amount of such U.S./Canadian Letter of Credit plus (ii) such Issuing Bank’s customary issuance fees and customary documentary and processing fees and charges (collectively, “U.S. Issuing Bank Fees”). All U.S. L/C Participation Fees and U.S. Issuing Bank Fees that are payable in Dollars on a per annum basis will be computed on the basis of the actual number of days elapsed in a year of 360 days.

(3)            The Canadian Borrowers agree to pay to:

(a)            the Administrative Agent for the account of each Revolving Lender with a U.S./Canadian Revolving Facility Commitment (other than any Defaulting Lender, it being understood that at any time the Issuing Bank has Fronting Exposure to such Defaulting Lender, the Canadian L/C Participation Fee with respect to such Fronting Exposure will be payable to the Issuing Bank for its own account), on the first day after the end of each fiscal quarter of Holdings in each fiscal year, commencing with the first day after the end of the first full fiscal quarter of Holdings ending after the Closing Date, and on each Maturity Date and any date on which the Commitments of all the Lenders are terminated as provided herein, a fee (a “Canadian L/C Participation Fee”) on such Lender’s U.S./Canadian Revolving Facility Percentage of the daily aggregate Canadian Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed Canadian L/C Disbursements), during the preceding fiscal quarter (or in the case of the first full fiscal quarter, the period commencing on the Closing Date and ending with the end of the first full fiscal quarter, or ending with the Maturity Date or the date on which the Commitments are terminated, as applicable) at the rate per annum equal to the Applicable Margin for Term Benchmark Revolving Facility Borrowings effective for each day in such period; and

(b)            each Issuing Bank, for its own account (i) on the first day after the end of each fiscal quarter of Holdings in each fiscal year, commencing with the first day after the end of the first full fiscal quarter of Holdings ending after the Closing Date, and on each Maturity Date and any date on which the Commitments of all the Lenders are terminated as provided herein, a fronting fee in respect of each U.S./Canadian Letter of Credit issued on behalf of a Canadian Borrower issued by, or the term of which is extended by, such Issuing Bank for the period from and including the date of issuance or extension of such U.S./Canadian Letter of Credit to and including the termination of such U.S./Canadian Letter of Credit, computed at a rate equal to 0.125% per annum of the daily stated amount of such U.S./Canadian Letter of Credit plus (ii) such Issuing Bank’s customary issuance fees and customary documentary and processing fees and charges (collectively, “Canadian Issuing Bank Fees”). All Canadian L/C Participation Fees and Canadian Issuing Bank Fees that are payable in Dollars on a per annum basis will be computed on the basis of the actual number of days elapsed in a year of 360 days.

(4)            Each applicable French Borrower agrees to pay to:

(a)            the Administrative Agent for the account of each French Revolving Lender (other than any Defaulting Lender, it being understood that at any time the Issuing Bank has Fronting Exposure to such Defaulting Lender, the French L/C Participation Fee with respect to such Fronting Exposure will be payable to the Issuing Bank for its own account), on the first day after the end of each fiscal quarter of Holdings in each fiscal year, commencing with the first day after the end of the first full fiscal quarter of Holdings ending after the Closing Date, and on each Maturity Date and any date on which the Commitments of all the Lenders are terminated as provided herein, a fee (a “French L/C Participation Fee”) on such Lender’s French Revolving Facility Percentage of the daily aggregate French Revolving L/C Exposure with respect to French Letters of Credit issued on behalf of such French Borrower (excluding the portion thereof attributable to unreimbursed French L/C Disbursements), during the preceding fiscal quarter (or in the case of the first full fiscal quarter, the period commencing on the Closing Date and ending with the end of the first full fiscal quarter, or ending with the Maturity Date or the date on which the Commitments are terminated, as applicable) at the rate per annum equal to the Applicable Margin for Term Benchmark Revolving Facility Borrowings effective for each day in such period; and

(b)            each Issuing Bank, for its own account (i) on the first day after the end of each fiscal quarter of Holdings in each fiscal year, commencing with the first day after the end of the first full fiscal quarter of Holdings ending after the Closing Date, and on each Maturity Date and any date on which the Commitments of all the Lenders are terminated as provided herein, a fronting fee in respect of each French Letter of Credit issued on behalf such French Borrower issued by, or the term of which is extended by, such Issuing Bank for the period from and including the date of issuance or extension of such French Letter of Credit to and including the termination of such French Letter of Credit, computed at a rate equal to 0.125% per annum of the daily stated amount of such French Letter of Credit plus (ii) such Issuing Bank’s customary issuance fees and customary documentary and processing fees and charges (collectively, “French Issuing Bank Fees”). All French L/C Participation Fees and French Issuing Bank Fees that are payable in Dollars on a per annum basis will be computed on the basis of the actual number of days elapsed in a year of 360 days.

(5)            Each applicable German Borrower agrees to pay to:

(a)            the Administrative Agent for the account of each Revolving Lender with a European Revolving Facility Commitment (other than any Defaulting Lender, it being understood that at any time the Issuing Bank has Fronting Exposure to such Defaulting Lender, the German L/C Participation Fee with respect to such Fronting Exposure will be payable to the Issuing Bank for its own account), on the first day after the end of each fiscal quarter of Holdings in each fiscal year, commencing with the first day after the end of the first full fiscal quarter of Holdings ending after the Closing Date, and on each Maturity Date and any date on which the Commitments of all the Lenders are terminated as provided herein, a fee (a “German L/C Participation Fee”) on such Lender’s European Revolving Facility Percentage of the daily aggregate German Revolving L/C Exposure with respect to European Letters of Credit issued on behalf of such German Borrower (excluding the portion thereof attributable to unreimbursed German L/C Disbursements), during the preceding fiscal quarter (or in the case of the first full fiscal quarter, the period commencing on the Closing Date and ending with the end of the first full fiscal quarter, or ending with the Maturity Date or the date on which the Commitments are terminated, as applicable) at the rate per annum equal to the Applicable Margin for Term Benchmark Revolving Facility Borrowings effective for each day in such period; and

(b)            each Issuing Bank, for its own account (i) on the first day after the end of each fiscal quarter of Holdings in each fiscal year, commencing with the first day after the end of the first full fiscal quarter of Holdings ending after the Closing Date, and on each Maturity Date and any date on which the Commitments of all the Lenders are terminated as provided herein, a fronting fee in respect of each European Letter of Credit issued on behalf such German Borrower issued by, or the term of which is extended by, such Issuing Bank for the period from and including the date of issuance or extension of such European Letter of Credit to and including the termination of such European Letter of Credit, computed at a rate equal to 0.125% per annum of the daily stated amount of such European Letter of Credit plus (ii) such Issuing Bank’s customary issuance fees and customary documentary and processing fees and charges (collectively, “French Issuing Bank Fees”). All French L/C Participation Fees and French Issuing Bank Fees that are payable in Dollars on a per annum basis will be computed on the basis of the actual number of days elapsed in a year of 360 days.

(6)            The Spanish Borrowers agree to pay to:

(a)            the Administrative Agent for the account of each Revolving Lender with a European Revolving Facility Commitment (other than any Defaulting Lender, it being understood that at any time the Issuing Bank has Fronting Exposure to such Defaulting Lender, the Spanish L/C Participation Fee with respect to such Fronting Exposure will be payable to the Issuing Bank for its own account), on the first day after the end of each fiscal quarter of Holdings in each fiscal year, commencing with the first day after the end of the first full fiscal quarter of Holdings ending after the Closing Date, and on each Maturity Date and any date on which the Commitments of all the Lenders are terminated as provided herein, a fee (a “Spanish L/C Participation Fee”) on such Lender’s European Revolving Facility Percentage of the daily aggregate Spanish Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed Spanish L/C Disbursements), during the preceding fiscal quarter (or in the case of the first full fiscal quarter, the period commencing on the Closing Date and ending with the end of the first full fiscal quarter, or ending with the Maturity Date or the date on which the Commitments are terminated, as applicable) at the rate per annum equal to the Applicable Margin for Term Benchmark Revolving Facility Borrowings effective for each day in such period; and

(b)            each Issuing Bank, for its own account (i) on the first day after the end of each fiscal quarter of Holdings in each fiscal year, commencing with the first day after the end of the first full fiscal quarter of Holdings ending after the Closing Date, and on each Maturity Date and any date on which the Commitments of all the Lenders are terminated as provided herein, a fronting fee in respect of each European Letter of Credit issued on behalf of a Spanish Borrower issued by, or the term of which is extended by, such Issuing Bank for the period from and including the date of issuance or extension of such European Letter of Credit to and including the termination of such European Letter of Credit, computed at a rate equal to 0.125% per annum of the daily stated amount of such European Letter of Credit plus (ii) such Issuing Bank’s customary issuance fees and customary documentary and processing fees and charges (collectively, “Spanish Issuing Bank Fees”). All Spanish L/C Participation Fees and Spanish Issuing Bank Fees that are payable in Dollars on a per annum basis will be computed on the basis of the actual number of days elapsed in a year of 360 days.

(7)            The U.K. Borrowers agree to pay to:

(a)            the Administrative Agent for the account of each Revolving Lender with a European Revolving Facility Commitment (other than any Defaulting Lender, it being understood that at any time the Issuing Bank has Fronting Exposure to such Defaulting Lender, the U.K. L/C Participation Fee with respect to such Fronting Exposure will be payable to the Issuing Bank for its own account), on the first day after the end of each fiscal quarter of Holdings in each fiscal year, commencing with the first day after the end of the first full fiscal quarter of Holdings ending after the Closing Date, and on each Maturity Date and any date on which the Commitments of all the Lenders are terminated as provided herein, a fee (a “U.K. L/C Participation Fee”) on such Lender’s European Revolving Facility Percentage of the daily aggregate U.K. Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed U.K. L/C Disbursements), during the preceding fiscal quarter (or in the case of the first full fiscal quarter, the period commencing on the Closing Date and ending with the end of the first full fiscal quarter, or ending with the Maturity Date or the date on which the Commitments are terminated, as applicable) at the rate per annum equal to the Applicable Margin for Term Benchmark Revolving Facility Borrowings effective for each day in such period; and

(b)            each Issuing Bank, for its own account (i) on the first day after the end of each fiscal quarter of Holdings in each fiscal year, commencing with the first day after the end of the first full fiscal quarter of Holdings ending after the Closing Date, and on each Maturity Date and any date on which the Commitments of all the Lenders are terminated as provided herein, a fronting fee in respect of each European Letter of Credit issued on behalf of a U.K. Borrower issued by, or the term of which is extended by, such Issuing Bank for the period from and including the date of issuance or extension of such European Letter of Credit to and including the termination of such European Letter of Credit, computed at a rate equal to 0.125% per annum of the daily stated amount of such European Letter of Credit plus (ii) such Issuing Bank’s customary issuance fees and customary documentary and processing fees and charges (collectively, “U.K. Issuing Bank Fees” and together with the U.S. Issuing Bank Fees, Canadian Issuing Bank Fees, French Issuing Bank Fees, German Issuing Bank Fees and Spanish Issuing Bank Fees, the “Issuing Bank Fees”). All U.K. L/C Participation Fees and U.K. Issuing Bank Fees that are payable in Dollars on a per annum basis will be computed on the basis of the actual number of days elapsed in a year of 360 days.

(8)            Holdings agrees to pay to the Administrative Agent, for its own account, the agency fees set forth in the applicable fee letter among the Borrowers and the Administrative Agent, at the times and on the terms specified therein (the “Administrative Agent Fees”).

(9)            All Fees will be paid on the dates due, in immediately available funds, to the Administrative Agent at the Payment Office for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees will be paid directly to the applicable Issuing Banks. Once paid, none of the Fees will be refundable under any circumstances. No payment of Fees will be made by a French Loan Party on an account opened with a financial institution situated in a Non-Cooperative Jurisdiction.

Section 2.13       Interest.

(1)            The Loans comprising each ABR Borrowing (including each Swingline Loan) will bear interest at the ABR plus the Applicable Margin.

(2)            (a) The Loans comprising each Term Benchmark Borrowing will bear interest at the Adjusted ~~LIBO~~Term SOFR Rate or the Adjusted EURIBOR Rate, as applicable, for the Interest Period in effect for such Borrowing plus the Applicable Margin and (b) each RFR Loan shall bear interest at a rate per annum equal to the applicable Daily Simple RFR plus the Applicable Margin.

(3)            The Loans comprising each CDOR Rate Borrowing will bear interest at the CDOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(4)            Following the occurrence and during the continuation of a Specified Event of Default, the applicable Borrowers will pay interest on overdue amounts hereunder at a rate per annum equal to (a) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (b) in the case of overdue interest or any other overdue amount, 2.00% plus the rate applicable to ABR Loans as provided in clause (1) of this Section 2.13.

(5)            Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount only if, within the meaning of article 1343-2 of the French Code civil, such interest is due by a French Loan Party for a period of at least one year, but will remain immediately due and payable.

(6)            Accrued interest on each Loan will be payable by the applicable Borrowers, in arrears (a) on each Interest Payment Date for such Loan; (b) on the applicable Maturity Date; and (c) upon termination of the Commitments; provided that:

(i)             interest accrued pursuant to paragraph (4) of this Section 2.13 will be payable on demand;

(ii)            in the event of any repayment of any Loan (other than a repayment of an ABR Revolving Loan or Swingline Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid will be payable on the date of such repayment; and

(iii)           in the event of any conversion of any Term Benchmark Loan or CDOR Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan will be payable on the effective date of such conversion.

(7)            All interest hereunder will be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR at times when the ABR is based on the prime rate or by reference to the CDOR Rate and Loans denominated in Sterling will be computed on the basis of a year of 365 days (or 366 days in a leap year), and, in each case, will be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR, Adjusted ~~LIBO~~Term SOFR Rate, ~~LIBO~~Term SOFR Rate, Daily Simple SOFR, Adjusted EURIBOR Rate, EURIBOR Rate, Daily Simple RFR or CDOR Rate will be determined by the Administrative Agent, and such determination will be conclusive absent manifest error.

(8)            For purposes of the Interest Act (Canada), (i) whenever any interest or fee under this Agreement is calculated using a rate based on a year of 360 days or any other period of time that is less than a calendar year, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or any other period, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest is payable (or compounded) ends and (z) divided by 360, or such other period of time that is less than the calendar year, (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

(9)            If any provision of this Agreement would oblige any Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by applicable law or would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by that Lender of “interest” at a “criminal rate”.

(10)          In the event the Spanish Borrower fails to timely pay any amount due and payable under the Agreement, it shall pay interest in respect of such amounts due and unpaid in accordance with Article 316 of Spanish Code of Commerce, as amended, which shall accrue at the applicable rate calculated in accordance with this clause (10). Such interest due and unpaid by the Spanish Borrower shall be capitalized on a monthly basis for the purposes of Article 316 et. seq. of Spanish Code of Commerce.

Section 2.14       Alternate Rate of Interest. (1) Subject to clauses (2), (3), (4), (5), (6) and (7) of this Section 2.14, if:

(a)            the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted ~~LIBO~~Term SOFR Rate, the ~~LIBO~~Term SOFR Rate, the Adjusted EURIBOR Rate, the EURIBOR Rate or the CDOR Rate (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple RFR or RFR for the applicable currency (including Sterling); or

(b)            the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted ~~LIBO~~Term SOFR Rate, the ~~LIBO~~Term SOFR Rate, the Adjusted EURIBOR Rate, the EURIBOR Rate or the CDOR Rate for the applicable currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable currency and such Interest Period or (B) at any time, the applicable Daily Simple RFR or RFR for the applicable currency (including Sterling) will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable currency;

then the Administrative Agent shall give notice thereof to Holdings and the Lenders by telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies Holdings and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any ~~Eurocurrency/CDOR~~ Rate Loan Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing or CDOR Rate Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Term Benchmark Revolving Borrowing in Dollars, such Borrowing shall be made as (x) an RFR Borrowing in Dollars, so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not also the subject of Section 2.14(a) or (b) above or (y) an ABR Borrowing, if the Adjusted Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.14(a) or (b) above (iii) if any Borrowing Request requests a CDOR Rate Borrowing in Canadian Dollars, such Borrowing shall be made as an ABR Borrowing and (iv) if any Borrowing Request requests a Term Benchmark Borrowing or an RFR Borrowing for the relevant rate above in Euros or Sterling, then such request shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan, RFR Loan or CDOR Rate Loan in any currency is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(1) with respect to a Relevant Rate applicable to such Term Benchmark Loan, RFR Loan or CDOR Rate Loan, then until the Administrative Agent notifies Holdings and the Lenders that the circumstances giving rise to such notice no longer exist, (a) if such Term Benchmark Loan is denominated in Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not also the subject of Section 2.14(a) or (b) above or (y) an ABR Loan denominated in Dollars on such day, if the Adjusted Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.14(a) or (b) above, (b) if such CDOR Rate Loan is denominated in Canadian Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in Canadian Dollars on such day, (c) if such Term Benchmark Loan is denominated in any currency other than Dollars, then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable currency plus the Applicable Margin; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any currency other than Dollars shall, at the election of Holdings prior to such day: (A) be prepaid by the applicable Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any currency other than Dollars shall be deemed to be an ABR Loan denominated in Dollars (in an amount equal to the Dollar Equivalent of such currency) or (d) if such RFR Loan is denominated in any currency other than Dollars, then such Loan shall bear interest at the Central Bank Rate for the applicable currency plus the Applicable Margin; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable currency cannot be determined, any outstanding affected RFR Loans denominated in any currency other than Dollars, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such currency) immediately or (B) be prepaid in full immediately.

(2)            Notwithstanding anything to the contrary herein or in any other Loan Document (and any Hedge Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.14), if a Benchmark Transition Event~~, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable,~~  and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1~~) or (2~~) of the definition of “Benchmark Replacement” with respect to Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (~~3~~2) of the definition of “Benchmark Replacement” with respect to any applicable currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each affected Class.

(3)            ~~Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, with respect to a Loan denominated in Dollars, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (3) shall not be effective unless the Administrative Agent has delivered to the Lenders and Holdings a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after the occurrence of a Term SOFR Transition Event and may do so in its sole discretion.~~[Reserved].

(4)            In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(5)            The Administrative Agent will promptly notify Holdings and the Lenders of (a) any occurrence of a Benchmark Transition Event, ~~an Early Opt-in Election or an Other Benchmark Rate Election, as applicable,~~ (b) the implementation of any Benchmark Replacement, (c) the effectiveness of any Benchmark Replacement Conforming Changes, (d) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (6) below and (e) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(6)            Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (a) if the then-current Benchmark is a term rate (including the Term SOFR~~, LIBO~~  Rate, EURIBOR Rate or CDOR Rate) and either (i) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (ii) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (b) if a tenor that was removed pursuant to clause (a) above either (i) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (ii) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(7)            Upon Holdings’ receipt of notice of the commencement of a Benchmark Unavailability Period, Holdings or any applicable Borrower may revoke any request for a Term Benchmark Borrowing, RFR Borrowing or CDOR Rate Borrowing of, conversion to or continuation of Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the applicable Borrower will be deemed to have converted any request for a Term Benchmark Borrowing denominated in Dollars into a request for a Borrowing of or conversion to ~~ABR Loans~~ (A) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event or (y) any Term Benchmark Borrowing, RFR Borrowing or CDOR Rate Borrowing denominated in a currency other than Dollars shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan, RFR Loan or CDOR Rate Loan in any currency is outstanding on the date of Holdings’ receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan, RFR Loan or CDOR Rate Loan, then until such time as a Benchmark Replacement for such applicable currency is implemented pursuant to this Section 2.14, (a) ~~if such~~for Loans denominated in Dollars (1) any Term Benchmark Loan ~~is denominated in Dollars, then~~shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, (x) an ~~AB~~RFR Loan denominated in Dollars ~~on such day,~~ so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan, (b) if such CDOR Rate Loan is denominated in Canadian Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in Canadian Dollars on such day, (c) if such Term Benchmark Loan is denominated in any currency other than Dollars, then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable currency plus the Applicable Margin; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any currency other than Dollars shall, at the applicable Borrower’s election prior to such day: (i) be prepaid by the applicable Borrower on such day or (ii) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any currency other than Dollars shall be deemed to be an ABR Loan denominated in Dollars (in an amount equal to the Dollar Equivalent of such currency) or (d) if such RFR Loan is denominated in any currency other than Dollars, then such Loan shall bear interest at the Central Bank Rate for the applicable currency plus the Applicable Margin; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable currency cannot be determined, any currency, at the Borrower’s election, shall either (i) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such currency) immediately or (ii) be prepaid in full immediately.

Section 2.15       Increased Costs.

(1)           If any Change in Law:

(a)            imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted ~~LIBO Rate or Adjusted~~ EURIBOR Rate) or Issuing Bank;

(b)            imposes on any Lender or Issuing Bank or the ~~London~~applicable offshore interbank market or Canadian interbank market any other condition (other than Taxes) affecting this Agreement or Term Benchmark Loans, RFR Loans or CDOR Rate Loans made by such Lender or any Letter of Credit or participation therein; or

(c)            subjects any Recipient to any Taxes (other than (a) Indemnified Taxes, (b) Taxes described in clauses (2) through (5) of the definition of Excluded Taxes, (c) Connection Income Taxes and (d) any Taxes attributable to a U.K. Tax Deduction required to be made by a Loan Party) on its loans, loan principal, letters of credit, commitments or other obligations, or deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing is to increase the cost to such Lender of making, continuing, converting or maintaining any Term Benchmark Loan, RFR Loan or CDOR Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the applicable Borrowers will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(2)           If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the applicable Borrowers will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(3)           A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (1) or (2) of this Section 2.15 will be delivered to the Borrowers and will be conclusive absent manifest error. The applicable Borrowers will pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within ten days after receipt thereof.

(4)           Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank will notify the Borrowers thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 will not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrowers will not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above will be extended to include the period of retroactive effect thereof.

Section 2.16       Break Funding Payments. Except as otherwise set forth herein, the applicable Borrowers will compensate each Lender for the actual out-of-pocket loss, cost and expense (excluding loss of anticipated profits) attributable to the following events:

(1)           the payment of any principal of any Term Benchmark Loan or CDOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default);

(2)           the conversion of any Term Benchmark Loan or CDOR Rate Loan other than on the last day of the Interest Period applicable thereto;

(3)           the failure to borrow, convert, continue or prepay any Term Benchmark Loan or CDOR Rate Loan on the date specified in any notice delivered pursuant hereto;

(4)           the assignment of any Term Benchmark Loan or CDOR Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.19;

(5)           the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default);

(6)           the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto;

(7)           the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 2.19; or

(8)           the failure by the Borrowers to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated on its scheduled due date or any payment thereof in a different currency.

A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 will be delivered to the Borrowers and will be conclusive absent manifest error. The applicable Borrowers will pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

Section 2.17       Taxes.

(1)           Any and all payments by or on account of any obligation of any Loan Party hereunder shall be made free and clear of and without any Tax Deduction, except as required by applicable law; provided that if any Tax Deductions are to be made under any applicable law from such payments (as determined in the good faith discretion of the Loan Party or the applicable withholding agent), then (a) such Loan Party (or other applicable withholding agent) will make such deductions; (b) such Loan Party (or other applicable withholding agent) will timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law; and (c) if such Tax is an Indemnified Tax (but subject to subsection (2) below), the sum payable by the Loan Party will be increased as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section 2.17) the Administrative Agent or any Lender, as applicable, receives an amount equal to the amount it would have received had no such Tax Deductions been made.

(2)           A payment shall not be increased under subsection (1) above by reason of a U.K. Tax Deduction if, on the date on which the payment falls due:

(a)           the payment could have been made to the relevant Lender without a U.K. Tax Deduction if the Lender had been a U.K. Qualifying Lender, but on that date that Lender is not or has ceased to be a U.K. Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or U.K. Treaty or any published practice or published concession of any relevant taxing authority; or

(b)           the relevant Lender is a U.K. Qualifying Lender solely by virtue of paragraph (b) of the definition of “U.K. Qualifying Lender” and:

(i)           an officer of HM Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the U.K. ITA which relates to the payment and that Lender has received from the Loan Party making the payment or from the Company a certified copy of that Direction; and

(ii)         the payment could have been made to the Lender without any U.K. Tax Deduction if that Direction had not been made; or

(c)           the relevant Lender is a U.K. Qualifying Lender solely by virtue of paragraph (b) of the definition of “U.K. Qualifying Lender” and:

(i)          the relevant Lender has not given a U.K. Tax Confirmation to the Company; and

(ii)         the payment could have been made to the Lender without any U.K. Tax Deduction if the Lender had given a U.K. Tax Confirmation to the relevant Loan Party, on the basis that the U.K. Tax Confirmation would have enabled such Loan Party to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the U.K. ITA; or

(d)           the relevant Lender is a U.K. Treaty Lender and the Loan Party making the payment is able to demonstrate that the payment could have been made to the Lender without the U.K. Tax Deduction had that Lender complied with its obligations under subsection (6)(e) below.

(3)           In addition, the Loan Parties will pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or at the option of the Administrative Agent timely reimburse it for the payment of such Other Taxes.

(4)           The Loan Parties will indemnify the Administrative Agent and each Lender, within ten days after written demand therefor, for the full amount of any Indemnified Taxes payable or paid by the Administrative Agent or such Lender on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17 but only to the extent necessary to preserve the after-tax yield the Administrative Agent or Lender (as applicable) would have received if such Indemnified Taxes imposed thereon had not been imposed) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, the foregoing indemnity shall not apply to any Indemnified Taxes compensated for by an increased payment under Section 2.17(1), or which would have been compensated for by an increased payment under Section 2.17(1) but was not so compensated solely because one of the exclusions in Section 2.17(2) applied. A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, will be conclusive absent manifest error. The limitations set out in the Guaranty shall apply mutatis mutandis.

(5)           Within 30 days after any payment of Indemnified Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent any evidence of such payment reasonably satisfactory to the Administrative Agent.

(6)       (a)       Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document (other than with respect to a U.K. Tax Deduction to which the provisions of Section 2.17(6)(e)-(i) shall apply, as applicable) will deliver to the Borrowers and the Administrative Agent, when requested by the Borrowers or the Administrative Agent at least 30 days before any prepayment is due or made to that Lender under this Agreement, such properly completed and executed documentation requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, (other than with respect to a payment obliged to be made by a U.K. Borrower to which the provisions of section 2.17(6)(e)-(i) shall apply, as applicable), if requested by the Borrowers or the Administrative Agent, will deliver such other documentation prescribed by applicable law or requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. If the Loan Party is able to demonstrate that an increased Tax Deduction applies due to the failure of the Lender to comply with this paragraph (a), the payment by the Loan Party pursuant to paragraph (1) of Clause 2.17 (Tax Gross-Up) shall be limited in respect of the Tax Deduction that would have been made by such Loan Party had that Lender fulfilled its obligations in completing the procedural formalities necessary to benefit from an exemption or a reduction of Tax Deduction.

(b)           Without limiting the effect of Section 2.17(6)(a) above, each Recipient that is a U.S. Person will deliver to the U.S. Borrowers and the Administrative Agent on or prior to the date on which such Recipient becomes a party under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(c)           Without limiting the effect of Section 2.17(6)(a) above, each Foreign Lender will, to the extent it is legally entitled to do so, deliver to the U.S. Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), copies of whichever of the following is applicable:

(i)           duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any subsequent versions thereof or successors thereto), claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(ii)           duly completed copies of Internal Revenue Service Form W-8ECI (or any subsequent versions thereof or successors thereto);

(iii)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (A) a certificate substantially in the form of the applicable Exhibit E to the effect that such Foreign Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code; (2) a “10 percent shareholder” of any Borrower within the meaning of Section 871(h)(3) or Section 881(c)(3)(B) of the Code; or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any subsequent versions thereof or successors thereto);

(iv)           duly completed copies of Internal Revenue Service Form W-8IMY, together with forms and certificates described in clauses (i) through (iii) above (and any additional Form W-8IMYs) and, if applicable Internal Revenue Service Form W-9, as may be required; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the benefits of the portfolio interest exemption, such Foreign Lender may provide a certificate substantially in the form of the applicable Exhibit E on behalf of each such direct and indirect partner; or

(v)           any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made.

(d)           Without limiting the effect of Section 2.17(6)(a) above, in respect of a Spanish Borrower, each Lender not resident for tax purposes in Spain shall, to the extent is legally entitled to do so, as soon as reasonably practical after the date on which it becomes a Lender, supply a tax residence certificate issued by the tax authorities of the jurisdiction in which such Lender is resident for tax purposes and, if such Lender is a Spanish Treaty Lender or otherwise entitled to the benefits of a double tax treaty entered into between such Lender’s jurisdiction of tax residence and Spain (other than an EU Lender), a tax residence certificate or the applicable tax treaty form accrediting that such Lender is resident for tax purposes in such jurisdiction within the meaning of such treaty.

(e)           Without limiting the effect of Sections 2.17(6)(a)-(d) above:

(i)           subject to subsection (ii) below, a U.K. Treaty Lender (or a Lender which would be a U.K. Treaty Lender upon the completion of any necessary procedural formalities) and each Loan Party which makes a payment to which that U.K. Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Loan Party to obtain authorization to make that payment without a U.K. Tax Deduction;

(ii)           a U.K. Treaty Lender that holds a passport under the HM Revenue & Customs DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm in writing its scheme reference number and its jurisdiction of tax residence to any U.K. Loan Party and the Administrative Agent, and having done so that U.K. Treaty Lender shall be under no further obligation pursuant to subsection (e)(i) above; and

(iii)           if a U.K. Treaty Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with subsection (e)(ii) above and: (a) a U.K. Borrower making a payment to that Lender has not made a U.K. Borrower DTTP Filing in respect of that Lender; or (b) a U.K. Borrower making a payment to that Lender has made a U.K. Borrower DTTP Filing but (1) that U.K. Borrower DTTP Filing has been rejected by HM Revenue & Customs; or (2) HM Revenue & Customs have not given the U.K. Borrower authority to make payments to that Lender without a U.K. Tax Deduction within 60 days of the date of the U.K. Borrower DTTP Filing, and in each case, the U.K. Borrower has notified that Lender in writing, that Lender and the U.K. Borrower shall co-operate in completing any procedural formalities necessary for that U.K. Borrower to obtain authorization to make that payment without a U.K. Tax Deduction.

(f)           If a U.K. Treaty Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with subsection (e) above, no U.K. Borrower shall make a U.K. Borrower DTTP Filing or file any other form relating to the HM Revenue & Customs DT Treaty Passport scheme in respect of that Lender’s Loan(s) unless that Lender otherwise agrees.

(g)           A U.K. Borrower shall, promptly on making a U.K. Borrower DTTP Filing, deliver a copy of that U.K. Borrower DTTP Filing to the Administrative Agent for delivery to the relevant U.K. Treaty Lender.

(h)           A U.K. Non-Bank Lender which becomes a party to this Agreement gives a U.K. Tax Confirmation to any U.K. Borrower by entering into this Agreement. A U.K. Non-Bank Lender shall promptly notify any U.K. Borrower and the Administrative Agent if there is any change in the position from that set out in the U.K. Tax Confirmation.

(i)           Each Lender which becomes a party to this Agreement after the date of this Agreement shall indicate, in the Assignment and Acceptance which it executes on becoming a Lender (or in respect of an Initial Lender, in the Initial Lender Certificate) (or, with the consent of the Administrative Agent, in such other manner as the Administrative Agent approves), which of the following categories it falls in:

(i)          in respect of a U.K. Borrower: (A) not a U.K. Qualifying Lender; (B) a U.K. Qualifying Lender (other than a U.K. Treaty Lender); or (C) a U.K. Treaty Lender (on the assumption that all procedural formalities have been completed);

(ii)         in respect of a Spanish Borrower: (A) not a Spanish Qualifying Lender; (B) a Spanish Qualifying Lender that is a Spanish Lender; (C) a Spanish Qualifying Lender that is a Spanish Treaty Lender; or (D) a Spanish Qualifying Lender that is an EU Lender; and

(iii)        in respect of any other Borrower: (A) not a Qualifying Lender; (B) a Qualifying Lender (other than a Treaty Lender); or (C) a Treaty Lender.

If a Lender fails to indicate its status in accordance with subsection (i)(i) or (ii) above (as applicable) then such Lender shall be treated for the purposes of this Agreement (including by each U.K. Loan Party, Spanish Loan Party or other Loan Party (as applicable)) as if it is not a U.K. Qualifying Lender, Spanish Qualifying Lender or Qualifying Lender (as applicable) until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform each U.K. Borrower, Spanish Borrower or the Company (as applicable)). Such new Lender shall also specify, in the Assignment and Acceptance which it executes on becoming a Party, whether it is incorporated or acting through a Facility Office situated in a Non-Cooperative Jurisdiction. For the avoidance of doubt, an Assignment and Acceptance shall not be invalidated by any failure of a Lender to comply with this subsection (i).

(7)           Notwithstanding anything to the contrary, if a Lender assigns or transfers any of its rights or obligations with respect to a Loan or changes its Lending Office in respect of such Loan, and as a result of circumstances existing at the date the assignment, transfer or change occurs, a Loan Party would be obliged to make a payment to the successor or assign or Lender acting through its new Lending Office under Section 2.17(1) or 2.17(4) in respect of a U.K. Tax Deduction, then such successor or assign or Lender acting through its new Lending Office is only entitled to receive payment under those Sections to the same extent as the assigning or transferring Lender or Lender acting through its previous Lending Office would have been if the assignment, transfer or change had not occurred.

(8)           If a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient will deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for each Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (8), “FATCA” will include any amendments made to FATCA after the date of this Agreement.

(9)           Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, the Lender shall, following written request by the relevant Borrower or the Administrative Agent at least 30 days before such an expiration, obsolescence or inaccuracy occurs, update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(10)           If the Administrative Agent or any Lender determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes (by means of a credit against, relief or remission for, or repayment of any Taxes) as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17, it will pay over promptly an amount equal to such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party pursuant to this Section 2.17(10) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Without prejudice to the generality of the preceding sentence, in the event that (i) a U.K. Tax Deduction is required to be made in connection with a payment to a Lender which is a U.K. Treaty Lender and (ii) an increased payment is made in connection with such U.K. Tax Deduction pursuant to subsection (1) above, then such Lender shall reasonably cooperate with the relevant U.K. Loan Party in order to obtain a refund of the amount of such U.K. Tax Deduction from HM Revenue & Customs (and, in the event that the amount of such U.K. Tax Deduction is refunded to such Lender, such Lender shall without unreasonable delay reimburse such amount to the relevant U.K. Borrower so that the Lender is in the same after-Tax position that it would have been in if such increased payment had not been made). This Section 2.17(10) will not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems, in good faith, to be confidential) to the Loan Parties or any other Person or to interfere with its right to arrange its tax affairs in such a manner as it may see fit.

(11)           Value added tax:

(a)           All amounts expressed to be payable under any Loan Document by any Party to a Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Lender to any Party under a Loan Document and such Lender is required to account to the relevant tax authority for the VAT, that Party must pay to such Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Lender must promptly provide an appropriate VAT invoice to that Party).

(b)           If VAT is or becomes chargeable on any supply made by any Lender (the “Payee”) to any other Lender (the “Payor”) under a Loan Document, and any Party other than the Payor (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Payee (rather than being required to reimburse or indemnify the Payor in respect of that consideration):

(i)           (where the Payee is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Payee (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Payor must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Payor receives from the relevant tax authority which the Payor reasonably determines relates to the VAT chargeable on that supply; and

(ii)           (where the Payor is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Payor, pay to the Payor an amount equal to the VAT chargeable on that supply but only to the extent that the Payor reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)           Where a Loan Document requires any Party to reimburse or indemnify a Lender for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)           In relation to any supply made by a Lender to any Party under a Loan Document, if reasonably requested by such Lender, that Party must promptly provide such Lender with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Lender’s VAT reporting requirements in relation to such supply.

(e)           Any reference in this section 11 (Value Added Tax) to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated as making the supply or (as appropriate) receiving the supply under the grouping rules (as provided for in Article 11 of the Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union or any other similar provision in any jurisdiction which is not a member state of the European Union)) (including, for the avoidance of doubt, in accordance with section 43 of the United Kingdom Value Added Tax Act 1994) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(12)           A payment by the German Borrower shall not be increased pursuant to Section 2.17(1) by reason of a withholding or deduction for, or on account of, Taxes imposed by Germany if on the date on which the payment falls due (i) the payment could have been made to the Lender without a withholding or deduction if the Lender had been a German Qualifying Lender, but on that date that Lender is not or has ceased to be a German Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or German Treaty, or any published practice or published concession of any relevant taxing authority, or (ii) the relevant Lender is a German Treaty Lender and the Loan Party making the payment is able to demonstrate that the payment could have been made to the Lender, without the withholding or deduction had that Lender complied with its obligations under Section 2.17(6)(a) above.

(13)           Each party’s obligations under this Section 2.17 will survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(14)           For purposes of this Section 2.17, the term “applicable law” includes FATCA and the term “Lender” includes any Issuing Bank.

Section 2.18       Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(1)           Unless otherwise specified, (a) the applicable Borrowers will make each payment required to be made by them hereunder (whether of principal, interest, fees, reimbursement of L/C Disbursements or otherwise) prior to 2:00 p.m., Local Time, at the Payment Office, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 10.05 will be made directly to the Persons entitled thereto; and (b) each such payment will be made, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. The Administrative Agent will distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof and will make settlements with the Lenders with respect to other payments at the times and in the manner provided in this Agreement. Except as otherwise provided herein, if any payment hereunder is due on a day that is not a Business Day, the date for payment will be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon will be payable for the period of such extension. Any payment required to be made by the Administrative Agent hereunder will be deemed to have been made by the time required if the Administrative Agent, at or before such time, has taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment. Notwithstanding anything contrary in this Section 2.18(1), no payment under the Loan Documents shall be made by a French Loan Party on an account opened with a financial institution situated in a Non-Cooperative Jurisdiction.

(2)           The amount of each (i) Lender’s U.S./Canadian Revolving Facility Percentage of outstanding U.S./Canadian Revolving Loans (including outstanding Swingline Loans), (ii) European Revolving Facility Percentage of outstanding European Revolving Loans and (iii) French Revolving Facility Percentage of outstanding French Revolving Loans will be computed weekly (or more frequently in the Administrative Agent’s discretion) and will be adjusted upward or downward based on all U.S./Canadian Revolving Loans (including Swingline Loans), European Revolving Loans or French Revolving Loans, as applicable, and repayments of U.S./Canadian Revolving Loans (including Swingline Loans), European Revolving Loans and French Revolving Loans, as applicable, received by the Administrative Agent as of 4:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Administrative Agent. The Administrative Agent will deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding U.S./Canadian Revolving Loans, European Revolving Loans and French Revolving Loans for the period and the amount of repayments received for the period. As reflected on the summary statement, (a) the Administrative Agent will transfer to each Lender its applicable Revolving Facility Percentage of repayments and (b) each Lender will transfer to the Administrative Agent (as provided below) or the Administrative Agent will transfer to each Lender such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of each Class of Revolving Loans made by each Lender will be equal to such Lender’s applicable Revolving Facility Percentage of all Revolving Loans outstanding in such Class as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative Agent by the Lenders and is received prior to 2:00 p.m. on a Business Day, such transfers will be made in immediately available funds no later than 5:00 p.m. that day and, if received after 2:00 p.m., then no later than 4:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent. If and to the extent any Lender has not so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

(3)           Waterfalls.

(a)           Except as otherwise provided in this Agreement or the Intercreditor Agreement, if (x) at any time insufficient funds are received by and available to the Administrative Agent from the U.S. Borrowers to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees and other Obligations then due from the U.S. Borrowers hereunder or (y) at any time during a Cash Dominion Period (including in connection with any termination of the Commitments pursuant to Section 8.01) and the Administrative Agent or the Collateral Agent receives proceeds of Collateral pledged by the U.S. Loan Parties, such funds will be applied,

(i)           first, toward payment of any expenses, fees and indemnities due to the Agents hereunder;

(ii)         second, toward payment of interest and fees then due from the U.S. Borrowers hereunder with respect to any Revolving Facility Credit Exposure, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties;

(iii)         third, toward payment of principal of unreimbursed U.S./Canadian L/C Disbursements, Swingline Loans, U.S. Protective Advances and U.S. Overadvances then due from the U.S. Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal, unreimbursed U.S./Canadian L/C Disbursements, U.S. Protective Advances and U.S. Overadvances then due to such parties;

(iv)         fourth, on a pro rata basis, (w) toward payment of other principal then due from the U.S. Borrowers hereunder with respect to any Revolving Facility Credit Exposure, ratably among the parties entitled thereto in accordance with the amounts of such principal then due to such parties, (x) toward the payment of any outstanding obligations owed to the Qualified Counterparties under any Designated Hedging Agreements to which the U.S. Borrowers or U.S. Guarantors are a party in an aggregate amount not to exceed the Designated Hedging Reserve ratably among the parties entitled thereto in accordance with the amounts of obligations under such Designated Hedging Agreements then due to such parties, (y) toward the payment of obligations pursuant to the Ancillary Facility and Ancillary Extensions of Credit thereunder then due and payable from the U.S. Borrowers or U.S. guarantors party to such Ancillary Extensions of Credit, in accordance with the amounts of obligations under the Ancillary Facility and such Ancillary Extensions of Credit and (z) toward payment of any outstanding obligations owed to Cash Management Banks under any Designated Cash Management Obligations of the U.S. Borrowers or U.S. Guarantors are a party in an aggregate amount not to exceed the Designated Cash Management Reserve ratably among the parties entitled thereto in accordance with the amounts of such Designated Cash Management Obligations then due to such parties;

(v)          fifth, if an Event of Default has occurred and is continuing, to cash collateralize U.S./Canadian Letters of Credit issued for the account of the U.S. Borrowers in accordance with Section 2.05(11);

(vi)         sixth, to pay any other U.S. Obligations (excluding U.S. Obligations as described in items (2) and (~~3~~4) of the definition of “Obligations” contained herein) ratably among the parties thereto in accordance with such amounts so owed them;

(vii)        seventh, to payment of obligations pursuant to Specified Hedge Agreements then due from the U.S. Borrowers or U.S. Guarantors party to such Specified Hedge Agreements, ratably among the parties entitled thereto in accordance with the amounts of obligations under such Specified Hedge Agreements then due to such parties;

(viii)       eighth, to payment of Cash Management Obligations then due from the U.S. Borrowers or U.S. Guarantors, ratably among the parties entitled thereto in accordance with the amounts of such Cash Management Obligations then due to such parties; and

(ix)         ninth, to payment of all other U.S. Obligations of the U.S. Borrowers and the U.S. Guarantors then due and payable, ratably among the parties entitled thereto in accordance with the amounts of such U.S. Obligations then due to such parties;

provided that the application of such proceeds at all times will be subject to the application of proceeds provisions contained in the Intercreditor Agreement; provided further that no payments made, or proceeds of Collateral pledged, by any Loan Party that is not a U.S. Loan Party shall be applied to any U.S. Obligations unless such Loan Party is a U.S. Obligations Guarantor.

(b)           Except as otherwise provided in this Agreement, if (x) at any time insufficient funds are received by and available to the Administrative Agent from the Canadian Borrowers to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees and other Obligations then due from the Canadian Borrowers hereunder or (y) at any time during a Cash Dominion Period (including in connection with any termination of the Commitments pursuant to Section 8.01) and the Administrative Agent or the Collateral Agent receives proceeds of Collateral pledged by the Canadian Borrower and the Canadian Guarantors, such funds will be applied,

(i)          first, toward payment of any expenses, fees and indemnities due to the Agents hereunder;

(ii)         second, toward payment of interest and fees then due from the Canadian Borrowers hereunder with respect to any Revolving Facility Credit Exposure, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties;

(iii)        third, toward payment of principal of unreimbursed Canadian L/C Disbursements, Canadian Protective Advances and Canadian Overadvances then due from the Canadian Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal, unreimbursed Canadian L/C Disbursements, Canadian Protective Advances and Canadian Overadvances then due to such parties;

(iv)        fourth, on a pro rata basis, (w) toward payment of other principal then due from the Canadian Borrowers hereunder with respect to any Revolving Facility Credit Exposure, ratably among the parties entitled thereto in accordance with the amounts of such principal then due to such parties, (x) toward the payment of any outstanding obligations owed to the Qualified Counterparties under any Designated Hedging Agreements to which the Canadian Borrowers or Canadian Guarantors are a party in an aggregate amount not to exceed the Designated Hedging Reserve ratably among the parties entitled thereto in accordance with the amounts of obligations under such Designated Hedging Agreements then due to such parties, (y) toward the payment of obligations pursuant to the Ancillary Facility and any Ancillary Extensions of Credit thereunder then due and payable from Canadian Borrowers or Canadian Guarantors party to the Ancillary Facility or such Ancillary Extensions of Credit, in accordance with the amounts of obligations under the Ancillary Facility and such Ancillary Extensions of Credit and (z) toward payment of any outstanding obligations owed to Cash Management Banks under any Designated Cash Management Obligations of the Canadian Borrowers or Canadian Guarantors are a party in an aggregate amount not to exceed the Designated Cash Management Reserve ratably among the parties entitled thereto in accordance with the amounts of such Designated Cash Management Obligations then due to such parties;

(v)         fifth, if an Event of Default has occurred and is continuing, to cash collateralize U.S./Canadian Letters of Credit issued on behalf of the Canadian Borrowers in accordance with Section 2.05(11);

(vi)        sixth, to pay any other Canadian Obligations (excluding Canadian Obligations as described in items (2) and (~~3~~4) of the definition of “Canadian Obligations” contained herein) ratably among the parties thereto in accordance with such amounts so owed them;

(vii)       seventh, to payment of obligations pursuant to Specified Hedge Agreements then due from the Canadian Borrowers or Canadian Guarantors party to such Specified Hedge Agreements, ratably among the parties entitled thereto in accordance with the amounts of obligations under such Specified Hedge Agreements then due to such parties;

(viii)           eighth, to payment of Cash Management Obligations then due from the Canadian Borrowers or Canadian Guarantors, ratably among the parties entitled thereto in accordance with the amounts of such Cash Management Obligations then due to such parties; and

(ix)           ninth, to payment of all other Canadian Obligations of the Canadian Borrowers or Canadian Guarantors then due and payable, ratably among the parties entitled thereto in accordance with the amounts of such Canadian Obligations then due to such parties;

provided, that the application of such proceeds at all times will be subject to the application of proceeds provisions contained in the Intercreditor Agreement; provided, further, that no payments made, or proceeds of Collateral pledged, by any Loan Party that is not a Canadian Loan Party shall be applied to any Canadian Obligations unless such Loan Party is a Canadian Obligations Guarantor.

(c)           Except as otherwise provided in this Agreement, if (x) at any time insufficient funds are received by and available to the Administrative Agent from any French Borrower to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees and other Obligations then due from such French Borrower hereunder or (y) at any time during a Cash Dominion Period (including in connection with any termination of the Commitments pursuant to Section 8.01) and the Administrative Agent or the Collateral Agent receives proceeds of Collateral pledged by such French Borrower, such funds will be applied,

(A) in case of proceeds received by the Administrative Agent or the Collateral Agent in respect of any French Security Document granted by the French Borrower, to the exclusion of the French Receivables Assignments:

(i)           first, toward payment of any expenses, fees and indemnities due to the Agents hereunder;

(ii)           second, toward payment of interest and fees then due from such French Borrower hereunder with respect to any Revolving Facility Credit Exposure, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties;

(iii)           third, toward payment of unreimbursed French L/C Disbursements, French Protective Advances and French Overadvances then due from such French Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal, unreimbursed French L/C Disbursements, French Protective Advances and French Overadvances then due from such French Borrower to such parties;

(iv)           fourth, on a pro rata basis, (w) toward payment of other principal then due from such French Borrower hereunder with respect to any Revolving Facility Credit Exposure, ratably among the parties entitled thereto in accordance with the amounts of such principal then due to such parties, (x) toward the payment of any outstanding obligations owed to the Qualified Counterparties under any Designated Hedging Agreements to which such French Borrower is a party in an aggregate amount not to exceed the Designated Hedging Reserve ratably among the parties entitled thereto in accordance with the amounts of obligations under such Designated Hedging Agreements then due to such parties, (y) toward the payment of obligations pursuant to the Ancillary Facility and any Ancillary Extensions of Credit thereunder then due and payable from the French Borrower party to the Ancillary Facility or such Ancillary Extensions of Credit, in accordance with the amounts of obligations under the Ancillary Facility and such Ancillary Extensions of Credit and (z) toward payment of any outstanding obligations owed to Cash Management Banks under any Designated Cash Management Obligations of such French Borrower is a party in an aggregate amount not to exceed the Designated Cash Management Reserve ratably among the parties entitled thereto in accordance with the amounts of such Designated Cash Management Obligations then due to such parties;

(v)           fifth, if an Event of Default has occurred and is continuing, to cash collateralize French Letters of Credit issued on behalf of such French Borrower in accordance with Section 2.05(11);

(vi)           sixth, to pay any other French Obligations of such French Borrower (excluding French Obligations as described in items (2) and (~~3~~4) of the definition of “French Obligations” contained herein) ratably among the parties thereto in accordance with such amounts so owed them;

(vii)           seventh, to payment of obligations pursuant to Specified Hedge Agreements then due from such French Borrower party to such Specified Hedge Agreements, ratably among the parties entitled thereto in accordance with the amounts of obligations under such Specified Hedge Agreements then due to such parties;

(viii)           eighth, to payment of Cash Management Obligations then due from such French Borrower, ratably among the parties entitled thereto in accordance with the amounts of such Cash Management Obligations then due to such parties; and

(ix)           ninth, to payment of all other French Obligations of such French Borrower then due and payable, ratably among the parties entitled thereto in accordance with the amounts of such French Obligations then due to such parties;

provided, that the application of such proceeds at all times will be subject to the application of proceeds provisions contained in the Intercreditor Agreement; provided, further, that no payments made, or proceeds of Collateral pledged, by any Loan Party shall be applied to the French Obligations of such French Borrower unless such Loan Party is a French Obligations Guarantor.

(B)           in case of proceeds received by the Administrative Agent or the Collateral Agent in respect of any French Receivables Assignments:

(i)           first, to the French Revolving Lenders in or towards satisfaction in full of all amounts due to them in their capacity as such; and

(ii)           secondly, the balance, if any, in payment to the relevant French Borrower.

(d)           Except as otherwise provided in this Agreement, if (x) at any time insufficient funds are received by and available to the Administrative Agent from any German Borrower to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees and other Obligations then due from such German Borrower hereunder or (y) at any time during a Cash Dominion Period (including in connection with any termination of the Commitments pursuant to Section 8.01) and the Administrative Agent or the Collateral Agent receives proceeds of Collateral pledged by such German Borrower, such funds will be applied,

(i)           first, toward payment of any expenses, fees and indemnities due to the Agents hereunder;

(ii)           second, toward payment of interest and fees then due from such German Borrower hereunder with respect to any Revolving Facility Credit Exposure, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties;

(iii)           third, toward payment of unreimbursed German L/C Disbursements, German Protective Advances and German Overadvances then due from such German Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal, unreimbursed German L/C Disbursements, German Protective Advances and German Overadvances then due from such German Borrower to such parties;

(iv)           fourth, on a pro rata basis, (w) toward payment of other principal then due from such German Borrower hereunder with respect to any Revolving Facility Credit Exposure, ratably among the parties entitled thereto in accordance with the amounts of such principal then due to such parties, (x) toward the payment of any outstanding obligations owed to the Qualified Counterparties under any Designated Hedging Agreements to which such German Borrower is a party in an aggregate amount not to exceed the Designated Hedging Reserve ratably among the parties entitled thereto in accordance with the amounts of obligations under such Designated Hedging Agreements then due to such parties, (y) toward the payment of obligations pursuant to the Ancillary Facility and any Ancillary Extensions of Credit thereunder then due and payable from such German Borrower party to the Ancillary Facility or such Ancillary Extensions of Credit, in accordance with the amounts of obligations under the Ancillary Facility and such Ancillary Extensions of Credit and (z) toward payment of any outstanding obligations owed to Cash Management Banks under any Designated Cash Management Obligations of such German Borrower is a party in an aggregate amount not to exceed the Designated Cash Management Reserve ratably among the parties entitled thereto in accordance with the amounts of such Designated Cash Management Obligations then due to such parties;

(v)           fifth, if an Event of Default has occurred and is continuing, to cash collateralize European Letters of Credit issued on behalf of such German Borrower in accordance with Section 2.05(11);

(vi)           sixth, to pay any other German Obligations of such German Borrower (excluding German Obligations as described in items (2) and (~~3~~4) of the definition of “German Obligations” contained herein) ratably among the parties thereto in accordance with such amounts so owed them;

(vii)           seventh, to payment of obligations pursuant to Specified Hedge Agreements then due from such German Borrower party to such Specified Hedge Agreements, ratably among the parties entitled thereto in accordance with the amounts of obligations under such Specified Hedge Agreements then due to such parties;

(viii)           eighth, to payment of Cash Management Obligations then due from such German Borrower, ratably among the parties entitled thereto in accordance with the amounts of such Cash Management Obligations then due to such parties; and

(ix)           ninth, to payment of all other German Obligations of such German Borrower then due and payable, ratably among the parties entitled thereto in accordance with the amounts of such German Obligations then due to such parties;

provided, that the application of such proceeds at all times will be subject to the application of proceeds provisions contained in the Intercreditor Agreement; provided, further, that no payments made, or proceeds of Collateral pledged, by any Loan Party shall be applied to the German Obligations of such German Borrower unless such Loan Party is a German Obligations Guarantor, and provided further that no Secured Party is obliged to share any amount recovered from a Spanish Loan Party which is declared insolvent, with any other Secured Party which is regarded as a related party (persona especialmente relacionada) to that Spanish Loan Party under the Spanish Insolvency Law.

(e)           Except as otherwise provided in this Agreement, if (x) at any time insufficient funds are received by and available to the Administrative Agent from the Spanish Borrowers to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees and other Obligations then due from the Spanish Borrowers hereunder or (y) at any time during a Cash Dominion Period (including in connection with any termination of the Commitments pursuant to Section 8.01) and the Administrative Agent or the Collateral Agent receives proceeds of Collateral pledged by the Spanish Borrower and the Spanish Guarantors, such funds will be applied,

(i)             first, toward payment of any expenses, fees and indemnities due to the Agents hereunder;

(ii)            second, toward payment of interest and fees then due from the Spanish Borrowers hereunder with respect to any Revolving Facility Credit Exposure, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties;

(iii)           third, toward payment of unreimbursed Spanish L/C Disbursements, Spanish Protective Advances and Spanish Overadvances then due from the Spanish Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal, unreimbursed Spanish L/C Disbursements, Spanish Protective Advances and Spanish Overadvances then due to such parties;

(iv)           fourth, on a pro rata basis, (w) toward payment of other principal then due from the Spanish Borrowers hereunder with respect to any Revolving Facility Credit Exposure, ratably among the parties entitled thereto in accordance with the amounts of such principal then due to such parties, (x) toward the payment of any outstanding obligations owed to the Qualified Counterparties under any Designated Hedging Agreements to which the Spanish Borrowers or Spanish Guarantors are a party in an aggregate amount not to exceed the Designated Hedging Reserve ratably among the parties entitled thereto in accordance with the amounts of obligations under such Designated Hedging Agreements then due to such parties, (y) toward the payment of obligations pursuant to the Ancillary Facility and any Ancillary Extensions of Credit then due and payable from the Spanish Borrowers or Spanish Guarantors party to the Ancillary Facility or such Ancillary Extensions of Credit, in accordance with the amounts of obligations under the Ancillary Facility and such Ancillary Extensions of Credit and (z) toward payment of any outstanding obligations owed to Cash Management Banks under any Designated Cash Management Obligations of the Spanish Borrowers or Spanish Guarantors are a party in an aggregate amount not to exceed the Designated Cash Management Reserve ratably among the parties entitled thereto in accordance with the amounts of such Designated Cash Management Obligations then due to such parties;

(v)           fifth, if an Event of Default has occurred and is continuing, to cash collateralize European Letters of Credit issued on behalf of the Spanish Borrowers in accordance with Section 2.05(11);

(vi)           sixth, to pay any other Spanish Obligations (excluding Spanish Obligations as described in items (2) and (~~3~~4) of the definition of “Spanish Obligations” contained herein) ratably among the parties thereto in accordance with such amounts so owed them;

(vii)           seventh, to payment of obligations pursuant to Specified Hedge Agreements then due from the Spanish Borrowers or Spanish Guarantors party to such Specified Hedge Agreements, ratably among the parties entitled thereto in accordance with the amounts of obligations under such Specified Hedge Agreements then due to such parties;

(viii)           eighth, to payment of Cash Management Obligations then due from the Spanish Borrowers or Spanish Guarantors, ratably among the parties entitled thereto in accordance with the amounts of such Cash Management Obligations then due to such parties; and

(ix)           ninth, to payment of all other Spanish Obligations of the Spanish Borrowers or Spanish Guarantors then due and payable, ratably among the parties entitled thereto in accordance with the amounts of such Spanish Obligations then due to such parties and provided further that no Secured Party is obliged to share any amount recovered from a Spanish Loan Party which is declared insolvent, with any other Secured Party which is regarded as a related party (persona especialmente relacionada) to that Spanish Loan Party under the Spanish Insolvency Law;

provided, that the application of such proceeds at all times will be subject to the application of proceeds provisions contained in the Intercreditor Agreement; provided, further, that no payments made, or proceeds of Collateral pledged, by any Loan Party that is not a Spanish Loan Party shall be applied to any Spanish Obligations unless such Loan Party is a Spanish Obligations Guarantor.

(f)           Except as otherwise provided in this Agreement, if (x) at any time insufficient funds are received by and available to the Administrative Agent from the U.K. Borrowers to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees and other Obligations then due from the U.K. Borrowers hereunder or (y) at any time during a Cash Dominion Period (including in connection with any termination of the Commitments pursuant to Section 8.01) and the Administrative Agent or the Collateral Agent receives proceeds of Collateral pledged by the U.K. Borrower and the U.K. Guarantors, such funds will be applied,

(i)             first, toward payment of any expenses, fees and indemnities due to the Agents hereunder;

(ii)            second, toward payment of interest and fees then due from the U.K. Borrowers hereunder with respect to any Revolving Facility Credit Exposure, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties;

(iii)           third, toward payment of unreimbursed U.K. L/C Disbursements, U.K. Protective Advances and U.K. Overadvances then due from the U.K. Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal, unreimbursed U.K. L/C Disbursements, U.K. Protective Advances and U.K. Overadvances then due to such parties;

(iv)         fourth, on a pro rata basis, (w) toward payment of other principal then due from the U.K. Borrowers hereunder with respect to any Revolving Facility Credit Exposure, ratably among the parties entitled thereto in accordance with the amounts of such principal then due to such parties, (x) toward the payment of any outstanding obligations owed to the Qualified Counterparties under any Designated Hedging Agreements to which the U.K. Borrowers or U.K. Guarantors are a party in an aggregate amount not to exceed the Designated Hedging Reserve ratably among the parties entitled thereto in accordance with the amounts of obligations under such Designated Hedging Agreements then due to such parties, (y) toward the payment of obligations pursuant to the Ancillary Facility and any Ancillary Extensions of Credit thereunder then due and payable from the U.K. Borrowers or U.K. Guarantors party to the Ancillary Facility or such Ancillary Extensions of Credit, in accordance with the amounts of obligations under the Ancillary Facility and such Ancillary Extensions of Credit and (z) toward payment of any outstanding obligations owed to Cash Management Banks under any Designated Cash Management Obligations of the U.K. Borrowers or U.K. Guarantors are a party in an aggregate amount not to exceed the Designated Cash Management Reserve ratably among the parties entitled thereto in accordance with the amounts of such Designated Cash Management Obligations then due to such parties;

(v)           fifth, if an Event of Default has occurred and is continuing, to cash collateralize European Letters of Credit issued on behalf of the U.K. Borrowers in accordance with Section 2.05(11);

(vi)         sixth, to pay any other U.K. Obligations (excluding U.K. Obligations as described in items (2) and (~~3~~4) of the definition of “U.K. Obligations” contained herein) ratably among the parties thereto in accordance with such amounts so owed them;

(vii)        seventh, to payment of obligations pursuant to Specified Hedge Agreements then due from the U.K. Borrowers or U.K. Guarantors party to such Specified Hedge Agreements, ratably among the parties entitled thereto in accordance with the amounts of obligations under such Specified Hedge Agreements then due to such parties;

(viii)       eighth, to payment of Cash Management Obligations then due from the U.K. Borrowers or U.K. Guarantors, ratably among the parties entitled thereto in accordance with the amounts of such Cash Management Obligations then due to such parties; and

(ix)         ninth, to payment of all other U.K. Obligations of the U.K. Borrowers or U.K. Guarantors then due and payable, ratably among the parties entitled thereto in accordance with the amounts of such U.K. Obligations then due to such parties;

provided, that the application of such proceeds at all times will be subject to the application of proceeds provisions contained in the Intercreditor Agreement; provided, further, that no payments made, or proceeds of Collateral pledged, by any Loan Party that is not a U.K. Loan Party shall be applied to any U.K. Obligations unless such Loan Party is a U.K. Obligations Guarantor.

(4)           Subject to express priorities set forth in Section 2.18(3) above, if any Lender, by exercising any right of set-off or counterclaim or otherwise, obtains payment in respect of any principal of or interest on any of its Loans or participations in L/C Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of such Loans or participations in L/C Disbursements or Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion will purchase (for cash at face value) participations in the Loans or participations in L/C Disbursements or Swingline Loans, as applicable, of other Lenders to the extent necessary so that the benefit of all such payments will be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in L/C Disbursements and Swingline Loans; provided that (a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations will be rescinded and the purchase price restored to the extent of such recovery, without interest, and (b) the provisions of this paragraph (4) will not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or Disqualified Institution) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or participations in L/C Disbursements to any assignee or participant, other than to any Borrower or any other Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (4) apply). Each Borrower consents to the foregoing and agree, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(5)           Unless the Administrative Agent has received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the applicable Borrowers will not make such payment, the Administrative Agent may assume that the applicable Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if the applicable Borrowers have not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(6)           If any Lender fails to make any payment required to be made by it pursuant to Section 2.04(3), 2.05(4) or (5), 2.06(1), or 2.18(4) then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(7)           Collateral Allocation Mechanism (CAM).

(a)           CAM Implementation.

(i)           On the CAM Exchange Date, (i) each Lender with U.S./Canadian Revolving Facility Commitments shall immediately be deemed to have acquired (and shall promptly make payment therefor to the Administrative Agent in accordance with Section 2.04(3)) participations in the Swingline Loans in an amount equal to such Revolving Lender’s applicable Revolving Facility Percentage of such Swingline Loan or Loans outstanding on such date, (ii) simultaneously with the automatic conversions pursuant to clause (iii) below, the Lenders shall automatically and without further act (and without regard to the provisions of Section 10.04 (but which such provisions shall remain applicable following such exchange)) be deemed to have exchanged interests in the Loans (other than the Swingline Loans) and participations in Letters of Credit ((x) with respect to each Revolving Lender with a U.S./Canadian Revolving Facility Commitment, in an amount equal to such Revolving Lender’s U.S./Canadian Revolving Facility Percentage of the aggregate amount available to be drawn under U.S./Canadian Letters of Credit, (y) with respect to each French Revolving Lender, in an amount equal to such French Revolving Lender’s French Revolving Facility Percentage of the aggregate amount available to be drawn under French Letters of Credit, and (z) with respect to each Revolving Lender with a European Revolving Facility Commitment, in an amount equal to such Revolving Lender’s European Revolving Facility Percentage of the aggregate amount available to be drawn under European Letters of Credit), such that in lieu of the interest of each Lender in each Loan and Letter of Credit in which it shall participate as of such date (including such Lender’s interest in the Obligations of each Loan Party in respect of each such Loan and Letter of Credit), such Lender shall hold an interest in every one of the Loans (other than the Swingline Loans) and a participation in every one of the Letters of Credit (including the Obligations of each Loan Party in respect of each such Loan and each Reserve Account established pursuant to Section 2.18(7)(b)), whether or not such Lender shall previously have participated therein, equal to such Lender’s CAM Percentage thereof, (iii) simultaneously with the deemed exchange of interests pursuant to clause (ii) above, the interests in the Loans to be received in such deemed exchange shall, automatically and with no further action required, be converted into the Dollar Equivalent, determined using the Spot Rate calculated as of such date, of such amount and on and after such date all amounts accruing and owed to the Lenders in respect of such Obligations shall accrue and be payable in Dollars at the rate otherwise applicable hereunder. The CAM Exchange, in itself, will not affect the aggregate amount of the Obligations owing by each of Loan Parties on the CAM Exchange Date. Each Lender and each Loan Party hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Loan or any participation in any Swingline Loan or Letter of Credit. Each Loan Party agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes and other instruments and documents received by it in connection with its Loans hereunder to the Administrative Agent; provided, however, that the failure of any Loan Party to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(ii)           As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of the Obligations and each distribution made by an Agent pursuant to any Security Document in respect of the Obligations, shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages. Any direct payment received by a Lender on or after the CAM Exchange Date, including by way of set-off, in respect of an Obligation shall be paid over to the Administrative Agent for distribution to the Lenders in accordance herewith.

(b)           Letters of Credit.

(i)           In the event that on the CAM Exchange Date any Letter of Credit shall be outstanding and undrawn in whole or in part, or any L/C Disbursement shall not have been reimbursed by the applicable Borrower, (x) in the case of U.S./Canadian Letters of Credit, each Revolving Lender with a U.S./Canadian Revolving Facility shall promptly pay over to the Administrative Agent, in immediately available funds, an amount in Dollars equal to such Revolving Lender’s Revolving Facility Percentage of such undrawn face amount or (to the extent it has not already done so) such unreimbursed drawing, as applicable (y) in the case of French Letters of Credit, each French Revolving Lender shall promptly pay over to the Administrative Agent, in immediately available funds, an amount in Dollars equal to such French Revolving Lender’s Revolving Facility Percentage of such undrawn face amount or (to the extent it has not already done so) such unreimbursed drawing, as applicable and (z) in the case of European Letters of Credit, each Revolving Lender with a European Revolving Facility Commitment shall promptly pay over to the Administrative Agent, in immediately available funds, an amount in Dollars equal to such Revolving Lender’s Revolving Facility Percentage of such undrawn face amount or (to the extent it has not already done so) such unreimbursed drawing, as applicable. The Administrative Agent shall establish a separate account (each, a “Reserve Account”) or accounts for each Lender for the amounts received with respect to each such Letter of Credit pursuant to the preceding sentence. The Administrative Agent shall deposit in each Lender’s Reserve Account such Lender’s CAM Percentage of the amounts received from the Revolving Lenders as provided above. The Administrative Agent shall have sole dominion and control over each Reserve Account, and the amounts deposited in each Reserve Account shall be held in such Reserve Account until withdrawn as provided below. The Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the Reserve Accounts in respect of each Letter of Credit and the amounts on deposit in respect of each Letter of Credit attributable to each Lender’s CAM Percentage. The amounts held in each Lender’s Reserve Account shall be held as a reserve against the Revolving L/C Exposure, shall be the property of such Lender, shall not constitute Loans to or give rise to any claim of or against any Loan Party and shall not give rise to any obligation on the part of any Loan Party to pay interest to such Lender or any other obligation of any Loan Party, it being agreed that the reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Section 2.05.

(ii)           In the event that after the CAM Exchange Date any drawing shall be made in respect of a Letter of Credit, the Administrative Agent shall, at the request of the applicable Issuing Bank, to the extent such drawing constitutes an L/C Disbursement, withdraw from the Reserve Account of each Lender any amounts, up to the amount of such Lender’s CAM Percentage of such drawing or payment, deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to such Issuing Bank in satisfaction of the reimbursement obligations of the Lenders under Section 2.05(4) (but not of the applicable Borrower under Section 2.05(5)). In the event that any Lender shall default on its obligation to pay over any amount to the Administrative Agent as provided in this Section 2.18(7)(b), the applicable Issuing Bank shall have a claim against such Lender to the same extent as if such Lender had defaulted on its obligations under Section 2.05(4), but shall have no claim against any other Lender in respect of such defaulted amount, notwithstanding the exchange of interests in the applicable Borrower’s reimbursement obligations. Each other Lender shall have a claim against such defaulting Lender for any damages sustained by it as a result of such default, including, in the event that such Letter of Credit shall expire undrawn, its CAM Percentage of the defaulted amount.

(iii)           In the event that after the CAM Exchange Date any Letter of Credit shall expire undrawn, the Administrative Agent shall withdraw from the Reserve Account of each Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender.

(iv)           With the prior written approval of the Administrative Agent (not to be unreasonably withheld), any Lender may withdraw the amount held in its Reserve Account in respect of the undrawn amount of any Letter of Credit.  Any Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit, to pay over to the Administrative Agent, in the currency in which such drawing is denominated, for the account of the applicable Issuing Bank, on demand, its CAM Percentage of such drawing or payment.

(v)           Pending the withdrawal by any Lender of any amounts from its Reserve Account as contemplated by the above paragraphs, the Administrative Agent will, at the direction of such Lender and subject to such rules as the Administrative Agent may prescribe for the avoidance of inconvenience, invest such amounts in Cash Equivalents. Each Lender that has not withdrawn its amounts in its Reserve Account as provided in paragraph (iv) above shall have the right, at intervals reasonably specified by the Administrative Agent, to withdraw the earnings on investments so made by the Administrative Agent with amounts in its Reserve Account and to retain such earnings for its own account.

Section 2.19       Mitigation Obligations; Replacement of Lenders.

(1)           If any Lender requests compensation under Section 2.15, or if any Loan Party is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or any amount payable under a Loan Document by a French Loan Party becomes not deductible from that French Loan Party’s taxable income for French tax purposes by reason of that amount being paid or accrued to a Finance Party incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction or paid to an account opened in the name of or for the benefit of that Finance Party in a financial institution situated in a Non-Cooperative Jurisdiction, then such Lender will, in consultation with the relevant Loan Party, take all reasonable steps to mitigate any such consequences, including (but not limited to, designate a different Lending Office for funding or booking its Loans hereunder or assign its rights and obligations hereunder to another of its offices, branches or Affiliates if such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future or avoid such non-tax deductibility for French income tax purposes and (b) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(2)           If any Lender requests compensation under Section 2.15 or is a Defaulting Lender, or if any Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that assumes such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (a) the Borrowers shall have received the prior written consent of the Administrative Agent, the Swingline Lender and the Issuing Bank, which consent shall not unreasonably be withheld, to the extent the consent of such Person would be required under Section 10.04 for an assignment of Loans to such assignee, (b) such Lender has received payment of an amount equal to the outstanding principal of its Loans and funded participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (c) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments thereafter. Nothing in this Section 2.19 will be deemed to prejudice any rights that any Borrower may have against any Lender that is a Defaulting Lender.

(3)           If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which, pursuant to the terms of Section 10.08, requires the consent of such Lender with respect to which the Required Lenders have granted their consent, then each Borrower will have the right (unless such Non-Consenting Lender grants such consent) at its sole expense, to replace such Non-Consenting Lender by deeming such Non-Consenting Lender to have assigned its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, the Swingline Lender and the Issuing Bank to the extent the consent of such Person would be required under Section 10.04; provided that (a) all Obligations of the Borrowers owing to such Non-Consenting Lender (including accrued Fees and any amounts due under Section 2.15, 2.16 or 2.17) being removed or replaced will be paid in full to such Non-Consenting Lender concurrently with such assignment and (b) the replacement Lender will purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. No action by or consent of the Non-Consenting Lender will be necessary in connection with such removal or assignment, which will be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment, the Borrowers, the Administrative Agent, such Non-Consenting Lender and the replacement Lender will otherwise comply with Section 10.04; provided that if such Non-Consenting Lender does not comply with Section 10.04 within three Business Days after the Borrowers’ request therefor, compliance with Section 10.04 will not be required to effect such assignment.

Section 2.20       Illegality. If any Lender reasonably determines that any change in law has made it unlawful, or if any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to make or maintain any Term Benchmark Loans, RFR Loans or CDOR Rate Loans, then, upon notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligations of such Lender to make or continue Term Benchmark Loans, RFR Loans or CDOR Rate Loans or to convert ABR Borrowings to Term Benchmark Borrowings, RFR Borrowings or CDOR Rate Borrowings will be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers will upon demand from such Lender (with a copy to the Administrative Agent), (i) with respect to Borrowings denominated in Dollars or Canadian Dollars with respect to a U.S. Borrower or a Canadian Borrower, either convert all Term Benchmark Borrowings or CDOR Rate Borrowings (as applicable) of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term Benchmark Borrowings or CDOR Rate Borrowings (as applicable) to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans or (ii) with respect to any other Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term Benchmark Borrowings or RFR Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans, such Borrowing will be converted to a Loan bearing interest at an alternative rate mutually acceptable to the Borrowers and the applicable Lenders, provided, however, that if the Borrowers and the applicable Lenders cannot agree within a reasonable time on an alternative rate for such Loans, the Borrowers may, at their discretion, either (x) prepay such Loans or (y) maintain such Loans outstanding, in which case, the interest rate payable to the applicable Lender on such Loans will be the rate determined by the Administrative Agent as its cost of funds to fund a Borrowing of such Loans with maturities comparable to the Interest Period applicable thereto plus the Applicable Margin. Upon any such prepayment or conversion, the Borrowers will also pay accrued interest on the amount so prepaid or converted.

Section 2.21       Incremental Revolving Facility Increases.

(1)           Notice. At any time and from time to time, on one or more occasions, subject to the terms and conditions set forth herein, the Borrowers may, by notice to the Administrative Agent, (a) increase the U.S./Canadian Revolving Facility Commitments, (b) increase the French Revolving Facility Commitments and/or (c) increase the European Revolving Facility Commitments (each such increase, an “Incremental Revolving Facility Increase” and such additional Revolving Facility Commitments, the “Incremental Commitments”).

(2)           Ranking. Any Incremental Commitments will (a) rank pari passu in right of payment with the applicable Revolving Facility Claims and (b) be secured by the Collateral on a pari passu basis with the applicable Revolving Facility Claims including, as may be necessary under applicable law, pursuant to lower ranking security, which will contractually rank pari passu with the other Security Documents pursuant to the Intercreditor Agreement.

(3)           Size. The principal amount of all commitments in respect of Incremental Revolving Facility Increases received pursuant to this Section 2.21, in the aggregate for all Incremental Revolving Facility Increases on or after the Restatement Agreement Effective Date, shall not exceed $120.0 million.

(4)           Minimum Amounts. Each Incremental Revolving Facility Increase received pursuant to this Section 2.21 will be in an integral multiple of $1.0 million and in a minimum aggregate principal amount of $10.0 million (or such lesser minimum amount approved by the Administrative Agent).

(5)           Incremental Lenders. Incremental Revolving Facility Increases may be provided by any existing Lender (it being understood that no existing Lender will have an obligation to provide any Incremental Revolving Facility Increase), or any Additional Lender (collectively, the “Incremental Lenders”); provided that the Administrative Agent, each Swingline Lender and each Issuing Bank shall have consented (such consent not to be unreasonably withheld, delayed or conditioned) to any Additional Lender’s provision of such Incremental Revolving Facility Increase if such consent by the Administrative Agent or such Swingline Lender would be required under Section 10.04 for an assignment of Commitments or Loans to such Additional Lender.

(6)           Incremental Facility Amendments.

(a)           Each Incremental Revolving Facility Increase will become effective pursuant to an amendment (each, an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, the applicable Incremental Lenders and the Administrative Agent. The Administrative Agent will promptly notify each Lender as to the effectiveness of each Incremental Facility Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Facility Amendment, this Agreement and the other Loan Documents, as applicable, will be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Revolving Facility Increase evidenced thereby.

(b)           Upon each Incremental Revolving Facility Increase of the U.S./Canadian Revolving Facility Commitments in accordance with this Section 2.21:

(i)           each Incremental Lender in respect of such increase will automatically and without further act be deemed to have assumed a portion of each Revolving Lender’s participations hereunder in outstanding U.S./Canadian Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (A) participations hereunder in U.S./Canadian Letters of Credit and (B) participations hereunder in Swingline Loans held by each Lender (including each such Incremental Lender) will equal the percentage of the aggregate U.S./Canadian Revolving Facility Commitments of all Lenders represented by such Lender’s U.S./Canadian Revolving Facility Commitment; and

(ii)           the Administrative Agent may, in consultation with the Borrowers, take any and all actions as may be reasonably necessary to ensure that, after giving effect to such Lender’s Incremental Commitments, the percentage of the aggregate U.S./Canadian Revolving Facility Commitments held by each Lender (including each such Incremental Lender) will equal the percentage of the aggregate U.S./Canadian Revolving Facility Commitments of all Lenders represented by such Lender’s U.S./Canadian Revolving Facility Commitment, which may be accomplished, at the discretion of the Administrative Agent following consultation with the Borrowers, by:

(A)           requiring the outstanding U.S./Canadian Revolving Loans to be prepaid with the proceeds of a new Borrowing;

(B)           causing non-increasing Lenders to assign portions of their outstanding U.S./Canadian Revolving Loans to Incremental Lenders; or

(C)           a combination of the foregoing.

(c)           Upon each Incremental Revolving Facility Increase of the French Revolving Facility Commitments in accordance with this Section 2.21:

(i)           each Incremental Lender in respect of such increase will automatically and without further act be deemed to have assumed a portion of each Revolving Lender’s participations hereunder in outstanding French Letters of Credit such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in French Letters of Credit held by each Lender (including each such Incremental Lender) will equal the percentage of the aggregate French Revolving Facility Commitments of all Lenders represented by such Lender’s French Revolving Facility Commitment; and

(ii)           the Administrative Agent may, in consultation with the Borrowers, take any and all actions as may be reasonably necessary to ensure that, after giving effect to such Lender’s Incremental Commitments, the percentage of the aggregate French Revolving Facility Commitments held by each Lender (including each such Incremental Lender) will equal the percentage of the aggregate French Revolving Facility Commitments of all Lenders represented by such Lender’s French Revolving Facility Commitment, which may be accomplished, at the discretion of the Administrative Agent following consultation with the Borrowers, by:

(A)           requiring the outstanding French Revolving Loans to be prepaid with the proceeds of a new Borrowing;

(B)           causing non-increasing Lenders to assign portions of their outstanding French Revolving Loans to Incremental Lenders; or

(C)           a combination of the foregoing.

(d)           Upon each Incremental Revolving Facility Increase of the European Revolving Facility Commitments in accordance with this Section 2.21:

(i)           each Incremental Lender in respect of such increase will automatically and without further act be deemed to have assumed a portion of each Revolving Lender’s participations hereunder in outstanding European Letters of Credit such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in European Letters of Credit held by each Lender (including each such Incremental Lender) will equal the percentage of the aggregate European Revolving Facility Commitments of all Lenders represented by such Lender’s European Revolving Facility Commitment; and

(ii)           the Administrative Agent may, in consultation with the Borrowers, take any and all actions as may be reasonably necessary to ensure that, after giving effect to such Lender’s Incremental Commitments, the percentage of the aggregate European Revolving Facility Commitments held by each Lender (including each such Incremental Lender) will equal the percentage of the aggregate European Revolving Facility Commitments of all Lenders represented by such Lender’s European Revolving Facility Commitment, which may be accomplished, at the discretion of the Administrative Agent following consultation with the Borrowers, by:

(A)           requiring the outstanding European Revolving Loans to be prepaid with the proceeds of a new Borrowing;

(B)           causing non-increasing Lenders to assign portions of their outstanding European Revolving Loans to Incremental Lenders; or

(C)           a combination of the foregoing.

(7)           Conditions. The initial availability of any Incremental Revolving Facility Increase will be subject solely to the following conditions:

(a)           no Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such Incremental Revolving Facility Increase on the date such Incremental Revolving Facility Increase is incurred (or commitments in respect thereof are provided); provided, that if the Incremental Revolving Facility Increase is being incurred in connection with a Limited Condition Acquisition, (i) the date of determination of such condition shall be the LCA Test Date and (ii) on the date such Incremental Revolving Facility Increase is incurred (or commitments in respect thereof are provided), no Specified Event of Default shall have occurred and be continuing or would exist immediately after giving effect thereto;

(b)           the representations and warranties in the Loan Documents will be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties will be accurate in all respects) immediately prior to, and immediately after giving effect to, the incurrence of such Incremental Revolving Facility Increase (or the date on which commitments in respect thereof are provided); provided, that if the Incremental Revolving Facility Increase is being incurred in connection with a Limited Condition Acquisition, the date of determination of such condition shall be the LCA Test Date; and

(c)           such other conditions (if any) as may be required by the Incremental Lenders providing such Incremental Revolving Facility Increase, unless such other conditions are waived by such Incremental Lenders.

(8)           Terms. Any Incremental Revolving Facility Increase will be on terms identical to (and shall form part of) the applicable Revolving Facility Commitments which are subject to such Incremental Revolving Facility Increase, except with respect to any arrangement, upfront, structuring or similar fees that may be agreed to by and among the Borrower and the Incremental Lenders.

Section 2.22       Extensions of Revolving Facility Commitments.

(1)           Extension Offers. Pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrowers to all Lenders of Loans with a like Maturity Date, the Borrowers may extend the Maturity Date of each such Lender’s U.S./Canadian Revolving Facility Commitments, French Revolving Facility Commitments or European Revolving Facility Commitments and, subject to Section 2.22(3)(b), otherwise modify the terms of such U.S./Canadian Revolving Facility Commitments, French Revolving Facility Commitments and European Revolving Facility Commitments pursuant to the terms of the relevant Extension Offer, including by increasing the interest rate or fees payable in respect to such U.S./Canadian Revolving Facility Commitments, French Revolving Facility Commitments and European Revolving Facility Commitments (each, an “Extension,” and each group of U.S./Canadian Revolving Facility Commitments, French Revolving Facility Commitments and European Revolving Facility Commitments so extended, as well as the original U.S./Canadian Revolving Facility Commitments, French Revolving Facility Commitments and European Revolving Facility Commitments not so extended, being a “tranche”). Each Extension Offer will specify the minimum amount of U.S./Canadian Revolving Facility Commitments, French Revolving Facility Commitments and European Revolving Facility Commitments with respect to which an Extension Offer may be accepted, which will be an integral multiple of $1.0 million and an aggregate principal amount that is not less than $25.0 million (or (a) if less, the aggregate principal amount of such U.S./Canadian Revolving Facility Commitments, French Revolving Facility Commitments and European Revolving Facility Commitments or (b) such lesser minimum amount as is approved by the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed), and shall be offered on a pro rata basis to all Lenders having U.S./Canadian Revolving Facility Commitments, French Revolving Facility Commitments and European Revolving Facility Commitments with a like Maturity Date. If the aggregate outstanding principal amount of Loans and U.S./Canadian Revolving Facility Commitments, French Revolving Facility Commitments and European Revolving Facility Commitments (calculated on the face amount thereof) in respect of which Lenders have accepted an Extension Offer exceeds the maximum aggregate principal amount of Loans and U.S./Canadian Revolving Facility Commitments, French Revolving Facility Commitments and European Revolving Facility Commitments offered to be extended pursuant to an Extension Offer, then the Loans and U.S./Canadian Revolving Facility Commitments, French Revolving Facility Commitments and European Revolving Facility Commitments of such Lenders will be extended ratably up to such maximum amount based on the U.S./Canadian Revolving Facility Commitments, French Revolving Facility Commitments and European Revolving Facility Commitments of the Lenders that have accepted such Extension Offer. There is no requirement that any Extension Offer or Extension Amendment (defined as follows) be subject to any “most favored nation” pricing provisions. Each Lender accepting an Extension Offer is referred to herein as an “Extending Lender,” and the Loans and U.S./Canadian Revolving Facility Commitment, French Revolving Facility Commitment and European Revolving Facility Commitment held by such Lender (and so extended) accepting an Extension Offer are referred to herein as “Extended Loans” and “Extended Commitments”.

(2)           Extension Amendments. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (an “Extension Amendment”) with the Borrowers as may be necessary in order to establish new tranches in respect of Extended Commitments (and related Extended Loans) and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection with the establishment of such new tranches, in each case, on terms consistent with this Section 2.22. This Section 2.22 supersedes any provisions in Section 10.08 to the contrary. Except as otherwise set forth in an Extension Offer, there will be no conditions to the effectiveness of an Extension Amendment. Extensions will not constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement. Nonetheless, as regards any documents executed in Spain, if legally required to do so, the Lenders shall grant a specific power of attorney in favor of the Agents, duly notarized and apostilled or legalized (as applicable), in order to authorize the Agents to execute any such additional documents or amendments that is necessary to reflect the Extension Amendment or shall otherwise appear before the notary together with the Agents to execute any such documents.

(3)           Terms of Extension Offers and Extension Amendments. The terms of any Extended Commitments (and related Extended Loans) will be set forth in an Extension Offer and as agreed between the Borrowers and the Extending Lenders accepting such Extension Offer; provided that:

(a)           no Event of Default has occurred and is continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders;

(b)           except as to pricing terms (interest rate and fees) and maturity, the terms and conditions of such Revolving Facility Credit Exposure are substantially identical to (including as to ranking and priority), or, taken as a whole, no more favorable to the lenders or holders providing such Indebtedness than, those applicable to the Revolving Facility Commitments (and related Extended Loans) subject to such Extension Offer, as determined in good faith by a Responsible Officer of Holdings.

(4)           Required Consents. No consent of any Lender or any other Person will be required to effectuate any Extension, other than the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), the Borrowers and each Lender agreeing to such Extension with respect to one or more of its Revolving Facility Commitments. The transactions contemplated by this Section 2.22 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Commitments on such terms as may be set forth in the relevant Extension Offer) will not require the consent of any other Lender or any other Person, and the requirements of any provision of this Agreement (including Sections 2.09 and 2.16) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.22 will not apply to any of the transactions effected pursuant to this Section 2.22.

Section 2.23       Defaulting Lenders.

(1)           Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a)           Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement is restricted as set forth in Section 10.08.

(b)           Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise), will be applied at such time or times as may be determined by the Administrative Agent as follows:

(i)           first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder;

(ii)         second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or Swingline Lender hereunder;

(iii)        third, if so determined by the Administrative Agent or requested by the Issuing Bank or Swingline Lender, to be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Swingline Loan or Letter of Credit;

(iv)        fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent;

(v)           fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Revolving Loans under this Agreement;

(vi)           sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;

(vii)           seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and

(viii)           eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction;

provided that if such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment will be applied solely to pay the Loans of, and L/C Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender. Any payments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.23(1)(b) will be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)           Certain Fees. Such Defaulting Lender (i) will not be entitled to receive any Commitment Fee pursuant to Section 2.12(1) for any period during which that Lender is a Defaulting Lender (and the Borrowers will be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (ii) will not be entitled to receive any L/C Participation Fee pursuant to Section 2.12(2) for any period during which that Lender is a Defaulting Lender (although the Borrowers will be required to pay any such L/C Participation Fee that otherwise would have been required to have been paid to such Defaulting Lender to the non-Defaulting Lenders or Issuing Bank, in accordance with any reallocation of Fronting Exposure to non-Defaulting Lenders or as may be retained by the Issuing Bank, as the case may be).

(d)           Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Sections 2.04 and 2.05, the “U.S./Canadian Revolving Facility Percentage”, “French Revolving Facility Percentage” and “European Revolving Facility Percentage” of each non-Defaulting Lender will be computed without giving effect to the Commitment of such Defaulting Lender; provided, that, each such reallocation will be given effect only to the extent such that the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans will not exceed the positive difference, if any, of (i) (x) the U.S./Canadian Revolving Facility Commitment of such non-Defaulting Lender minus (y) the aggregate outstanding amount of the U.S./Revolving Revolving Loans of such Defaulting Lender, (ii) (x) the French Revolving Facility Commitment of such non-Defaulting Lender minus (y) the aggregate outstanding amount of the French Revolving Loans of such Defaulting Lender or (iii) (x) the European Revolving Facility Commitment of such non-Defaulting Lender minus (y) the aggregate outstanding amount of the Revolving Loans of such Defaulting Lender.

(e)           So long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, in each case, in excess of (x) the applicable aggregate Revolving Facility Commitment minus (y) the applicable Revolving Facility Commitment of the Defaulting Lender.

(2)           Elimination of Remaining Fronting Exposure. At any time that there exists a Defaulting Lender with a U.S./Canadian Revolving Facility Commitment, (i) immediately upon the request of the Administrative Agent or the Issuing Bank, the U.S. Borrowers will deliver to the Administrative Agent cash collateral in an amount sufficient to cover all Fronting Exposure of the U.S. Revolving L/C Exposure (after giving effect to Section 2.23(1)(d)) which will be held as security for the reimbursement obligations of the U.S. Borrowers with respect to the U.S. Revolving L/C Exposure, (ii) immediately upon the request of the Administrative Agent or the Issuing Bank, the Canadian Borrowers will deliver to the Administrative Agent cash collateral in an amount sufficient to cover all Fronting Exposure of the Canadian Revolving L/C Exposure (after giving effect to Section 2.23(1)(d)) which will be held as security for the reimbursement obligations of the Canadian Borrowers with respect to the Canadian Revolving L/C Exposure, (iii) immediately upon request of the Administrative Agent or the Swingline Lender, the U.S. Borrowers will repay an amount of Swingline Loans that were made to the U.S. Borrowers sufficient to eliminate the Fronting Exposure of the Swingline Lender. At any time that there exists a Defaulting Lender with a French Revolving Facility Commitment, immediately upon the request of the Administrative Agent or the Issuing Bank, each French Borrower will deliver to the Administrative Agent cash collateral in an amount sufficient to cover all Fronting Exposure of the French Revolving L/C Exposure with respect to such French Borrower (after giving effect to Section 2.23(1)(d)) which will be held as security for the reimbursement obligations of the French Borrowers with respect to the French Revolving L/C Exposure. At any time that there exists a Defaulting Lender with a European Revolving Facility Commitment, (i) immediately upon the request of the Administrative Agent or the Issuing Bank, each German Borrower will deliver to the Administrative Agent cash collateral in an amount sufficient to cover all Fronting Exposure of the German Revolving L/C Exposure of such German Borrower (after giving effect to Section 2.23(1)(d)) which will be held as security for the reimbursement obligations of such German Borrower with respect to the German Revolving L/C Exposure, (ii) immediately upon the request of the Administrative Agent or the Issuing Bank, the Spanish Borrowers will deliver to the Administrative Agent cash collateral in an amount sufficient to cover all Fronting Exposure of the Spanish Revolving L/C Exposure (after giving effect to Section 2.23(1)(d)) which will be held as security for the reimbursement obligations of the Spanish Borrowers with respect to the Spanish Revolving L/C Exposure and (ii) immediately upon the request of the Administrative Agent or the Issuing Bank, the U.K. Borrowers will deliver to the Administrative Agent cash collateral in an amount sufficient to cover all Fronting Exposure of the U.K. Revolving L/C Exposure (after giving effect to Section 2.23(1)(d)) which will be held as security for the reimbursement obligations of the U.K. Borrowers with respect to the U.K. Revolving L/C Exposure.

(3)           Defaulting Lender Cure. If the Borrowers, the Administrative Agent, the Swingline Lender and the Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Revolving Facility Percentages (without giving effect to Section 2.23(1)(d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; and provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 2.24      Effective Global Rate.

(1)            For the purposes of article L.313-1 et seq. and article L.313-4 of the French Code monétaire et financier referring to articles L.314-1 to L.314-5 and R.314-1 et seq. of the French Code de la consommation, the French Borrowers and the Lenders acknowledge that, by virtue of certain characteristics of the French Revolving Facility (and in particular the floating rate of interest, Holdings’ right to select the duration of each Interest Period and the uncertainty as to the amount to be effectively drawn from time to time under the French Revolving Facility), the taux effectif global cannot be calculated at the date of this Agreement.

(2)            However, the French Borrowers acknowledge that they have received from the Administrative Agent a letter containing an indicative calculation of the taux effectif global, based on figured examples calculated on assumptions as to the taux de période and durée de période set out in a letter and on the assumption that the interest rate and all other fees, costs or expenses payable under this Agreement by any French Borrower will be maintained at their original level throughout the term of this Agreement (each a “TEG Letter”).

(3)            The French Borrowers and the Lenders acknowledge that the TEG Letters delivered in accordance with paragraph (2) above forms part of this Agreement.

ARTICLE III

Representations and Warranties

Each Borrower with respect to itself, and each of the Restricted Subsidiaries, and Holdings, represent and warrant to each Agent and to each of the Lenders that:

Section 3.01      Organization; Powers. Each of Holdings, the Borrowers, and each Restricted Subsidiary:

(1)            is a partnership, unlimited liability company, limited liability company, corporation, trust or an exempted company duly organized, validly existing or incorporated and in good standing under the laws of the jurisdiction of its organization or incorporation (to the extent such status or an analogous concept applies to such an organization);

(2)            has all requisite power and authority to own its property and assets and to carry on its business as now conducted;

(3)            is qualified to do business in each jurisdiction where such qualification is required, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect; and

(4)            has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is a party and, in the case of the Borrowers, to borrow and otherwise obtain credit hereunder.

Section 3.02      Authorization. The execution, delivery and performance by the Loan Parties of each of the Loan Documents to which it is a party, the Borrowings hereunder and the Transactions to be consummated on the Closing Date:

(1)            have been duly authorized by all corporate, stockholder, partnership, limited liability company or other applicable action required to be taken by the Loan Parties; and

(2)            will not:

(a)            violate:

(i)              any provision (A) of law, statute, rule or regulation, or (B) of the certificate or articles of incorporation or association or other constitutive documents (including any partnership, limited liability company or operating agreement or by-laws) of any Loan Party;

(ii)             any applicable order of any court or any rule, regulation or order of any Governmental Authority; or

(iii)            any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which any Loan Party is a party or by which any of them or any of their property is or may be bound;

(b)            be in conflict with, result in a breach of, constitute (alone or with notice or lapse of time or both) a default under, or give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under, any such indenture, certificate of designation for preferred stock, agreement or other instrument; or

(c)            result in the creation or imposition of any Lien upon any property or assets of any Loan Party, other than the Liens created by the Loan Documents and Permitted Liens;

except with respect to clause (a) (excluding sub-clause (i)(B)) of this Section 3.02(2) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect

Section 3.03      Enforceability. This Agreement has been duly executed and delivered by Holdings and the Borrowers and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to any applicable Legal Reservations and any other perfection requirements specifically set out in the Security Documents.

Section 3.04      Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority or third party is or will be required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents, the perfection or maintenance of the Liens created under the Security Documents or the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral, except for:

(1)            filings referred to in Section 3.14 and in the Security Documents, as the case may be;

(2)            filings as may be required under the Exchange Act, the Securities Act of Ontario or any other province, or any other foreign jurisdiction and applicable stock exchange rules in connection therewith;

(3)            such as have been made or obtained and are in full force and effect;

(4)            such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect; or

(5)            filings or other actions listed on Schedule 3.04.

Section 3.05      Borrowing Base Certificate. At the time of delivery of each Borrowing Base Certificate, assuming that any eligibility criteria that requires the approval or satisfaction of the Administrative Agent has been approved by or is satisfactory to the Administrative Agent, each material Account reflected therein as eligible for inclusion in the Borrowing Base is an Eligible Account, the material Inventory reflected therein as eligible for inclusion in the Borrowing Base constitutes Eligible Inventory and the cash and Cash Equivalents reflected therein as eligible for inclusion in the Borrowing Base constitute Qualified Cash.

Section 3.06      Title to Properties; Possession Under Leases.

(1)            Each of Holdings, the Borrowers and the Subsidiary Loan Parties has good and valid fee simple title to, or valid leasehold interests in, or easements or licenses or other limited property interests in, all of its Real Properties and valid title to its personal property and assets, in each case, except for Permitted Liens or defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes, in each case, except where the failure to have such title interest, easement, license or right would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens.

(2)            Neither Holdings nor any of the Restricted Subsidiaries has defaulted under any lease to which it is a party, except for such defaults as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of Holdings’ and the Restricted Subsidiaries’ leases is in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.06(2), on the Closing Date Holdings and each of the Restricted Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.07      Subsidiaries.

(1)            Schedule 3.07(1) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of Holdings, each Borrower and each Restricted Subsidiary and, as to each Restricted Subsidiary, the percentage of each class of Equity Interests owned by Holdings or by any other Subsidiary of Holdings.

(2)            As of the Closing Date, except as set forth on Schedule 3.06(2), there are no outstanding subscriptions, options, warrants, calls, or similar rights, agreements or commitments relating to any Equity Interests owned or held by Holdings, the Borrowers or any Restricted Subsidiary.

Section 3.08      Litigation; Compliance with Laws.

(1)            There are no actions, suits or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of Holding or any Borrower, threatened in writing against or affecting Holdings, any Borrower or any Restricted Subsidiary or any business, property or rights of any such Person, in each case, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(2)            To the knowledge of Holdings and the Borrower, none of Holdings, the Restricted Subsidiaries or their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval, or any building permit) or any restriction of record or agreement affecting any property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.09      Federal Reserve Regulations.

(1)            None of Holdings, any Borrower or any Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(2)            No part of the proceeds of any Loan or Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund Indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulations T, U or X.

Section 3.10      Investment Company Act. None of Holdings, any Borrower or any Guarantor is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.11      Use of Proceeds. The Borrowers shall use the proceeds of the Revolving and Swingline Loans, and may request the issuance of Letters of Credit, for general corporate purposes or other transaction permitted by the Loan Documents (including for capital expenditures, Permitted Acquisitions, the repayment or refinancing of Indebtedness and the making of Investments and Restricted Payments, in each case to the extent not prohibited hereunder).

Section 3.12      Tax Returns. Except as set forth on Schedule 3.12:

(1)            Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of Holdings, the Borrowers and the Restricted Subsidiaries has filed or caused to be filed all federal, state, provincial, territorial local and non-U.S. Tax returns required to have been filed by it; and

(2)            Each of Holdings, the Borrowers and the Restricted Subsidiaries has timely paid or caused to be timely paid (a) all Taxes shown to be due and payable by it (taking into account any applicable extensions) on the returns referred to in clause (1) of this Section 3.12 and (b) all other Taxes or assessments (or made adequate provision (in accordance with GAAP or in the case of any such Restricted Subsidiary that is a Foreign Subsidiary, in accordance with generally accepted accounting principles in effect from time to time in such Restricted Subsidiary’s jurisdiction of organization) for the payment of all Taxes due) with respect to all periods or portions thereof ending on or before the Closing Date, which Taxes, if not paid or adequately provided for, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, in each case except Taxes or assessments that are being contested in good faith by appropriate proceedings and for which Holdings, the Borrowers or any Restricted Subsidiary (as the case may be) has set aside on its books adequate reserves in accordance with GAAP.

Section 3.13      No Material Misstatements.

(1)            All written factual information and written factual data (other than the Projections, estimates and information of a general economic or industry specific nature) concerning Holdings, any Borrower or any Restricted Subsidiary that has been made available to the Administrative Agent or the Lenders, directly or indirectly, by or on behalf of Holdings, any Borrower or any Restricted Subsidiary in connection with the Transactions, when taken as a whole and after giving effect to all supplements and updates provided thereto, is correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made.

(2)            The Projections that have been made available to the Administrative Agent or the Lenders by or on behalf of Holdings or the Borrowers in connection with the Transactions, when taken as a whole, have been prepared in good faith based upon assumptions that are believed by Holdings or the Borrowers to be reasonable at the time made and at the time delivered to the Administrative Agent or the Lenders, it being understood by the Administrative Agent and the Lenders that:

(a)            the Projections are merely a prediction as to future events and are not to be viewed as facts;

(b)            the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Holdings, the Borrowers or the Restricted Subsidiaries;

(c)            no assurance can be given that any particular Projections will be realized; and

(d)            actual results may differ and such differences may be material.

Section 3.14      Environmental Matters. Except as set forth on Schedule 3.14 or as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(1)            each of Holdings, the Borrowers and the Restricted Subsidiaries is in compliance with all, and has not violated any, Environmental Laws (including having obtained and complied with all permits, licenses, authorizations and other approvals required under any Environmental Law for the operation of its business);

(2)            none of Holdings, the Borrowers or any Restricted Subsidiary has received notice of or is subject to any pending, or to Holdings’ or any Borrower’s knowledge, threatened action, suit or proceeding alleging a violation of, or liability under, any Environmental Law or regarding Hazardous Materials that remains outstanding or unresolved;

(3)            no Hazardous Material is located at, on or under any property currently or, to Holdings’ or any Borrower’s knowledge, formerly owned, operated or leased by Holdings, any Borrower or any Restricted Subsidiary and no Hazardous Material has been generated, owned, treated, stored, handled or controlled by Holdings, any Borrower or any Restricted Subsidiary or transported to or Released at any location which, in each case, described in this clause (3), in violation of Environmental Laws or would reasonably be expected to result in liability to Holdings, any Borrower or any Restricted Subsidiary; and

(4)            there are no agreements in which Holdings, any Borrower or any Restricted Subsidiary has assumed or undertaken responsibility for any known or reasonably anticipated liability or obligation of any other Person arising under or relating to Environmental Laws or relating to Hazardous Materials.

Section 3.15      Security Documents.

(1)            The U.S. Collateral Agreement and each other Security Document are effective upon the execution thereof to create in favor of the Collateral Agent (for the benefit of the Secured Parties) legal and valid Liens on the Collateral described therein, subject to the Legal Reservations and perfection requirements and with respect to (i) the U.K. Loan Parties, registration of particulars of each Security Document granted by a U.K. Loan Party at Companies House in England and Wales in accordance with Part 25 (Company Charges) of the Companies Act 2006 (UK) or any regulations relating to the registration of charges made under, or applying the provisions of, the Companies Act 2006 (UK) and payment of associated fees; and, (ii) with respect to the U.S. Loan Parties and Canadian Loan Parties when UCC and PPSA financing statements in appropriate form are filed in the offices specified on Schedule III to the U.S. Collateral Agreement and on Schedule III to the Canadian Collateral Agreement, a short form grant of security interest in intellectual property (in substantially the form of Exhibit B to the U.S. Collateral Agreement (for trademarks), Exhibit C to the U.S. Collateral Agreement (for patents) or Exhibit D to the U.S. Collateral Agreement (for copyrights)) is properly filed in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the U.S. Pledged Collateral described in the U.S. Collateral Agreement and the Canadian Pledged Collateral described in the Canadian Collateral Agreement is delivered to the Collateral Agent, together with duly executed and prepared stock powers, the Liens on the U.S. Collateral granted pursuant to the U.S. Collateral Agreement and the Liens on the Canadian Collateral granted pursuant to the U.S. Collateral Agreement will constitute fully perfected Liens on all right, title and interest of the U.S. Loan Parties and Canadian Loan Parties, as applicable, in such U.S. Collateral and Canadian Collateral in which (and to the extent) a security interest can be perfected under Article 9 of the Uniform Commercial Code, the PPSA and the United States Copyright Act, as applicable, in each case prior to and superior in right of the Lien of any other Person (except for Permitted Liens) and (iii) the French Loan Parties, upon filling of the share pledge at the relevant company register to the extent necessary depending on the type of shares pledged.

(2)            When UCC and PPSA financing statements in appropriate form are filed in the offices specified on Schedule III to the U.S. Collateral Agreement and on Schedule III to the Canadian Collateral Agreement or a short form grant of security interest in intellectual property (in substantially the form of Exhibit B to the U.S. Collateral Agreement (for trademarks), Exhibit C to the U.S. Collateral Agreement (for patents) or Exhibit D to the U.S. Collateral Agreement (for copyrights)) is properly filed in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, the Liens on the U.S. Collateral granted pursuant to the U.S. Collateral Agreement and the Liens on the Canadian Collateral granted pursuant to the Canadian Collateral Agreement, shall constitute fully perfected Liens on all right, title and interest of the Loan Parties thereunder in the Intellectual Property Rights, in each case prior and superior in right to the Lien of any other Person (except for Permitted Liens) (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office, may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights, and will be necessary to perfect a Lien on U.S. registered copyrights, in each case, acquired by the U.S. Loan Parties and Canadian Loan Parties (as applicable) after the Closing Date).

(3)            Notwithstanding anything herein (including this Section 3.15) or in any other Loan Document to the contrary, other than with respect to Equity Interests of a Foreign Subsidiary organized in a Specified Foreign Jurisdiction with respect to which security interest has been granted pursuant to a Security Document, neither Holdings, the Borrowers nor any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law.

Section 3.16      Location of Real Property. Schedule 3.16 correctly identifies, in all material respects, as of the Closing Date, all Owned Material Real Property owned in fee by the Loan Parties. As of the Closing Date, the Loan Parties own in fee all the Real Property set forth on Schedule 3.16.

Section 3.17      Solvency. On the Restatement Agreement Effective Date, after giving effect to the consummation of the transactions contemplated by the Restatement Agreement:

(1)            the Fair Value of the assets of Holdings and its Restricted Subsidiaries taken as a whole exceeds their Liabilities;

(2)            the Present Fair Salable Value of the assets of Holdings and its Restricted Subsidiaries taken as a whole exceeds their Liabilities;

(3)            Holdings and its Restricted Subsidiaries taken as a whole do not have Unreasonably Small Capital; and

(4)            Holdings and its Restricted Subsidiaries taken as a whole will be able to pay their Liabilities as they mature.

For purposes of this Section 3.17, (a) “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of Holdings and its Restricted Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act; (b) “Present Fair Salable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of Holdings and its Restricted Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated; (c) “Liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of Holdings and its Restricted Subsidiaries taken as a whole, as of the Restatement Agreement Effective Date after giving effect to the consummation of the transactions contemplated by the Restatement Agreement, determined in accordance with GAAP consistently applied; (d) “will be able to pay their Liabilities as they mature” means for the period from the Restatement Agreement Effective Date through the Maturity Date, Holdings and its Restricted Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by Holdings and its Restricted Subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity; and (e) “do not have Unreasonably Small Capital” means Holdings and its Restricted Subsidiaries taken as a whole after consummation of the transactions contemplated by the Restatement Agreement is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern.

Section 3.18      No Material Adverse Effect. Since the end of the most recent fiscal year of Holdings ended at least 90 days prior to the Closing Date, there has been no event that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 3.19      Insurance. Schedule 3.19 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of Holdings or any Restricted Subsidiary as of the Closing Date. As of such date, such insurance is in full force and effect.

Section 3.20      USA PATRIOT Act; FCPA; OFAC; Anti-Terrorism.

(1)            To the extent applicable, each of Holdings, the Borrowers and the Restricted Subsidiaries is in compliance, in all material respects, with the USA PATRIOT Act, FCPA and all applicable Anti-Terrorism Laws that are applicable to such Person.

(2)            None of (a) the Loan Parties or any director, officer, or employee of the Loan Parties, or (b) to the knowledge of any Loan Party, any agent that will act in any capacity in connection with or benefit from any Facility established hereby of the Loan Parties is a Person that is: (i) a Sanctioned Person; or (ii) located, organized or resident in a Sanctioned Country.

(3)            No part of the proceeds of the Loans or drawings under Letters of Credit will be used by Holdings, any Borrower or any of their respective Subsidiaries, directly or, to the knowledge of Holdings, any Borrower, or any of their respective Subsidiaries, indirectly, (a) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 (“FCPA”), (b) to fund any activities or business of or with any Sanctioned Person or in any Sanctioned Country, or (c) in any manner that would result in a violation of any applicable Anti-Terrorism Law or Sanctions by Holdings, the Borrowers or their respective Subsidiaries or any Secured Party.

(4)            (i) Holdings, the Borrowers, and their respective Subsidiaries, have implemented and maintain in effect policies and procedures designed to reasonably ensure compliance by Holdings, the Borrowers and their respective Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions in all material respects, (ii) Holdings, the Borrowers and their respective Subsidiaries and their respective officers and directors and to the knowledge of Holdings, its employees and agents, are in compliance with applicable Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Borrower being designated as a Sanctioned Person and (iii) none of (a) Holdings the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of Holdings, any agent of Holdings, the Borrowers or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

(5)            The representations and warranties given in this Section 3.20 shall not be made by nor apply to any German Resident in so far as they would violate or expose any German Resident or any of its Subsidiaries or any director, officer or employee thereof to any liability under any anti-boycott or blocking law, regulation or statute that is in force from time to time and applicable to such entity (including without limitation EU Regulation (EC) 2271/96 and Section 7 of the German Foreign Trade Ordinance (Verordnung zur Durchführung des Außenwirtschaftsgesetzes (Außenwirtschaftsverordnung – AWV)).

Section 3.21      Intellectual Property; Licenses, Etc. Except as set forth on Schedule 3.21:

(1)            except as would not reasonably be expected to have a Material Adverse Effect, Holdings and each Restricted Subsidiary owns, or possesses the right to use, all Intellectual Property Rights that are used in or reasonably necessary for the operation of their respective businesses, free and clear of all Liens except for Permitted Liens, and without conflict with the rights of any other Person;

(2)            except as would not reasonably be expected to have a Material Adverse Effect, neither the operation of the respective businesses of Holdings nor any of the Restricted Subsidiaries nor their use of any Intellectual Property Rights, product, process, method, substance, part or other material now held for use, employed, sold or offered by any Borrower or the Restricted Subsidiaries is infringing upon, misappropriating or otherwise violating Intellectual Property Rights of any Person;

(3)            no claim or litigation regarding any of the foregoing is pending or, to the knowledge of Holdings or any Borrower, threatened; and

(4)            except as would not reasonably be expected to have a Material Adverse Effect, to the knowledge of Holdings and the Borrowers, no Person is infringing the Intellectual Property Rights owned by Holdings nor any of the Restricted Subsidiaries.

Section 3.22      Employee Benefit Plans. Each Plan is in compliance in all material respects with its terms and the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, would reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, the present value of all accumulated benefit obligations under all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plans, in the aggregate.

Section 3.23      Affected Financial Institution. No Loan Party is an Affected Financial Institution.

Section 3.24      Pensions.

(1)            To the knowledge of Holdings and the Borrowers, any pension schemes operated by or maintained for the benefit of Holdings, the Borrowers and the Restricted Subsidiaries and/or any of their employees are to the extent required by applicable law fully funded if failure to do so would reasonably be expected to have a Material Adverse Effect.

(2)            The Canadian Subsidiaries are in compliance with the requirements of the Pension Benefits Act (Ontario) and other federal or provincial laws with respect to each Canadian Pension Plan, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect. No fact or situation that may reasonably be expected to result in a Material Adverse Effect exists in connection with any Canadian Pension Plan. As of the Closing Date, none of the Canadian Subsidiaries maintain, administer, contribute or have any liability in respect of any Canadian Defined Benefit Plans or, in the last 5 years, have ever contributed, maintained or administered any Canadian Defined Benefit Plan governed by the Pension Benefits Act (Ontario). No lien has arisen, choate or inchoate, in respect of any Canadian Borrower, Canadian Guarantor or their Subsidiaries or their property in connection with any Canadian Pension Plan (save for contribution amounts not yet due).

(3)            Except with respect to the Specified UK Plans, no UK Loan Party: (a) is or has at any time been an employer (as defined for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme that which is not a money purchase scheme (both terms as defined in the Pensions Scheme Act 1993); or (b) is or has at any time been “connected” with or an “associate” (as those terms are used in sections 38 and 43 of the Pensions Act 2004) of such an employer and no UK Loan Party has been issued with a Financial Support Direction or Contribution Notice in respect of any UK defined benefit pension plan.

Section 3.25      Centre of Main Interests and Establishments. If its jurisdiction of organization is a member of the European Union, its COMI is, for the purposes of the EU Insolvency Regulation, situated in its jurisdiction of organization and it has no “establishment” (as that term is used in Article 2(10) of the EU Insolvency Regulation) in any other jurisdiction.

Section 3.26      Beneficial Ownership. The information included in the Beneficial Ownership Certification most recently provided to Lenders, if applicable, is true and correct in all material respects.

ARTICLE IV

Conditions of Lending

The obligations of (a) the Lenders (including the Swingline Lender) to make Loans and (b) any Issuing Bank to issue Letters of Credit or amend, extend or renew Letters of Credit hereunder (each, a “Credit Event”) are subject to the satisfaction of the following conditions:

Section 4.01      All Credit Events After the Closing Date. On the date of each Credit Event, other than Credit Events on the Closing Date:

(1)            The Administrative Agent shall have received, in the case of a Term Benchmark Borrowing, RFR Borrowing or CDOR Rate Borrowing, a ~~Eurocurrency/CDOR~~ Rate Loan Notice as required by Section 2.03, or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit (and if requested by such Issuing Bank, a letter of credit application and other customary issuer documents) as required by Section 2.05(2); provided, that to the extent the applicable Borrowing Base includes Qualified Cash, each such ~~Eurocurrency/CDOR~~ Rate Loan Notice shall include the amount of Qualified Cash as of the end of the Business Day prior to such ~~Eurocurrency/CDOR~~ Rate Loan Notice.

(2)            Except with respect to any Borrowing pursuant to Section 2.21 (solely when the proviso in Section 2.21(7)(b) is applicable and then only to the extent required thereby), the representations and warranties set forth in the Loan Documents will be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) as of such date, as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties will be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date).

(3)            At the time of and immediately after any Borrowing (other than a Borrowing pursuant to Section 2.21 (solely when the proviso in Section 2.21(7)(a) is applicable)) or issuance, amendment, extension or renewal of a Letter of Credit (other than an extension not beyond the Maturity Date, or renewal of a Letter of Credit without any increase in the stated amount thereof), as applicable, no Default or Event of Default shall have occurred and be continuing or would result therefrom; provided, however that up to €7,000,000.00 in Letters of Credit may be issued by JPMCB for the account of the German Loan Parties notwithstanding the occurrence and continuance of a Default.

(4)            At the time after such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit, as applicable, the sum of, without duplication, (a) U.S./Canadian Revolving Loans made to any U.S. Borrower (including Swingline Loans), unreimbursed drawings under U.S./Canadian Letters of Credit issued on behalf of a U.S. Borrower and the undrawn amount of outstanding U.S./Canadian Letters of Credit issued on behalf of a U.S. Borrower thereunder does not exceed the U.S. Line Cap, (b) U.S./Canadian Revolving Loans made to any Canadian Borrower, unreimbursed drawings under U.S./Canadian Letters of Credit issued on behalf of a Canadian Borrower and the undrawn amount of outstanding U.S./Canadian Letters of Credit issued on behalf of a U.S. Borrower thereunder does not exceed the Canadian Line Cap, (c) French Revolving Loans made to any French Borrower, unreimbursed drawings under French Letters of Credit issued on behalf of such French Borrower and the undrawn amount of outstanding French Letters of Credit issued on behalf of such French Borrower thereunder does not exceed the French Line Cap with respect to such French Borrower, (d) European Revolving Loans made to any German Borrower, unreimbursed drawings under European Letters of Credit issued on behalf of such German Borrower and the undrawn amount of outstanding European Letters of Credit issued on behalf of such German Borrower thereunder does not exceed the German Line Cap with respect to such German Borrower, (e) European Revolving Loans made to any Spanish Borrower, unreimbursed drawings under European Letters of Credit issued on behalf of a Spanish Borrower and the undrawn amount of outstanding European Letters of Credit issued on behalf of any Spanish Borrower thereunder does not exceed the Spanish Line Cap, (f) European Revolving Loans made to any U.K. Borrower, unreimbursed drawings under European Letters of Credit issued on behalf of a U.K. Borrower and the undrawn amount of outstanding European Letters of Credit issued on behalf of any U.K. Borrower thereunder does not exceed the U.K. Line Cap, (g) Revolving Loans (including Swingline Loans), unreimbursed drawings under Letters of Credit and the undrawn amount of outstanding Letters of Credit thereunder does not exceed the Line Cap and (h) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

Each such Credit Event occurring after the Closing Date will be deemed to constitute a representation and warranty by each Borrower on the date of such Credit Event as to the matters specified in paragraphs (2), (3) and (4) of this Section 4.01.

There are no conditions, implied or otherwise, to the making of Loans after the Closing Date other than as set forth in the preceding clauses (1) through (4) of this Section 4.01 and upon satisfaction or waiver of such conditions Loans will be made by the Lenders and any applicable Letters of Credit will be issued, amended, extended or renewed.

Section 4.02      Conditions On the Closing Date. On or before the Closing Date:

(1)            Loan Documents. The Administrative Agent shall have received:

(a)            this Agreement, dated as of the Closing Date, duly executed and delivered by Holdings and, except as set forth on Schedule 1.01(3) or Schedule 5.16, each Borrower.

(b)            [reserved].

(c)            the U.S. Collateral Agreement, the Intercreditor Agreement and (except as set forth on Schedule 1.01(3) or Schedule 5.16) each other Loan Document, in each case, dated as of the Closing Date, duly executed and delivered by each of the Loan Parties party thereto.

(2)            Borrowing Request. On or prior to the Closing Date, the Administrative Agent shall have received one or more Borrowing Requests.

(3)            Financial Statements. The Administrative Agent shall have received (a) the unaudited consolidated balance sheets and related statements of income and cash flows of Holdings for each fiscal quarter (except for any such fiscal quarter ending as of the end of a fiscal year) ended after December 31, 2016 and at least 45 days prior to the Closing Date, (b) the audited consolidated balance sheets of Venator as of December 31, 2016 and the related statements of income and cash flows for the fiscal years ended December 31, 2016 and (c) a pro forma consolidated balance sheet of Holdings (after giving effect to the Transactions) based on the historical balance sheet of Holdings as of the last day of the most recently completed fiscal quarter ended at least 45 days prior to the Closing Date, prepared so as to give effect to the Transactions as if the Transactions had occurred as of such date, which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting.

(4)            Fees. Payment of (a) the upfront fee in respect of the Revolving Loans and the administrative fee required to be paid pursuant to the Fee Letter, it being understood that such upfront fee may be netted against the proceeds of the Initial Term Loans and (b) all reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the Engagement Letter, in each case to the extent invoiced at least 3 Business Days prior to the Closing Date (or such later date as Holdings may reasonably agree).

(5)            Closing Date Certificate. The Administrative Agent shall have received a certificate of a Responsible Officer of each Loan Party (other than any German Loan Party, Spanish Loan Party and any French Loan Party) dated the Closing Date and certifying:

(a)            that attached thereto is (i) a true and complete copy of the charter, certificate of incorporation, certificate of incorporation on change of name or other similar organizational or constitutional document of such Loan Party, and each amendment thereto, certified (as of a date reasonably near the Closing Date and only where customary in the applicable jurisdiction) as being a true and correct copy thereof by the Secretary of State or other applicable Governmental Authority of the jurisdiction in which such Loan Party is organized and (ii) a true and correct copy of its bylaws, memorandum and articles of association or operating, management, partnership or similar agreement (to the extent applicable) and that such documents or agreements have not been amended or superseded since the date of the last amendment thereto;

(b)            that attached thereto is a certificate of good standing (or subsistence) with respect to such Loan Party (other than the Lux Parent and any U.K. Loan Party) from the Secretary of State or other applicable Governmental Authority of the jurisdiction in which such Loan Party is organized (to the extent customarily provided and available in the jurisdiction of organization of such Loan Party);

(c)            that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent body in the relevant jurisdiction of such Loan Party including if required by law in any applicable jurisdiction, a copy of the resolutions of its Shareholders Meeting) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which it is a party or any other document delivered in connection herewith on the Closing Date and certifying that such resolutions have not been modified, rescinded or amended and are in full force and effect;

(d)            as to the incumbency and specimen signature of each Responsible Officer executing this Agreement and each other applicable Loan Document (together with a certificate of another officer as to the incumbency and specimen signature of the Responsible Officer executing the certificate pursuant to this Section 4.02(6)); and

(e)            in the case of a U.K. Loan Party whose shares are the subject of a Lien in favor of the Collateral Agent (i) a certificate of that U.K. Loan Party certifying that no “warning notice” or “restrictions notice” (in each case as defined in Schedule 1B of the Companies Act 2006) has been issued in respect of those shares, together with a copy of the “PSC register” (within the meaning of section 790C(10) of the Companies Act 2006) of that U.K. Loan Party, which is certified by a Responsible Officer of that U.K. Loan Party to be correct, complete and not amended or superseded as at a date no earlier than the date of this Agreement, or (ii) a certificate of that U.K. Loan Party certifying that such U.K. Loan Party is not required to comply with Part 21A of the Companies Act 2006.

(6)            Closing Date Certificate for German Loan Parties. With respect to any German Loan Party, the Administrative Agent shall have received a certificate of an authorized signatory of such German Loan Party dated the Closing Date and certifying:

(a)            that attached thereto is a true copy of (i) an electronic excerpt from the commercial register (Handelsregisterauszug) of recent date; (ii) a copy of the articles of association (Satzung) or partnership agreement (Gesellschaftsvertrag) and (iii) a copy of the list of the shareholders (Gesellschafterliste) (if applicable) relating to such German Loan Party;

(b)            that attached thereto is a true and complete copy of resolutions duly adopted by the shareholders of such German Loan Party authorizing the execution, delivery and performance of the Loan Documents to which it is a party or any other document delivered in connection herewith on the Closing Date and certifying that such resolutions have not been modified, rescinded or amended and are in full force and effect; and

(c)            that attached thereto are specimen signatures of the persons authorized to execute this Agreement and each other applicable Loan Document on behalf of the German Loan Party.

(7)            Closing Date Certificate for Lux Parent. With respect to Lux Parent, the Administrative Agent shall have received a certificate of an authorized signatory of Lux Parent dated the Closing Date and certifying:

(a)            that attached thereto is:

(i)            an up-to-date copy of an excerpt issued by the Luxembourg Register of Commerce and Companies (the “RCS”) one Business Day prior to the signature of this Agreement in respect of the Lux Parent;

(ii)            a complete and up-to-date copy of the articles of incorporation of the Lux Parent which are in full force and effect;

(iii)            a copy of a certificate of non-registration of a judicial decision in respect of the Lux Parent issued by the RCS one Business Day prior to the signature of this Agreement, stating that as of two Business Days prior to the signature of this Agreement, no judicial decision pursuant to which the Lux Parent would be subject to one of the judicial proceedings referred to therein including, but not limited to, bankruptcy (faillite), controlled management (gestion contrôlée), reprieve from payments (sursis de paiement) or composition with creditors (concordat préventif de la faillite), has been registered with the RCS by application of article 13, items 2 to 12 and article 14 of the Luxembourg law of 19 December 2002 on the RCS and on the accounting and annual accounts of undertakings, as amended; and

(b)            a complete copy of the resolutions duly adopted by the managers of the Lux Parent approving and authorising the entry by the Lux Parent into the Loan Documents to which it is to be a party and the performance of its obligations thereunder, which Resolutions are in full force and effect;

(c)            that each copy document relating to it specified above is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement;

(d)            that the persons whose name appear in an Exhibit thereto are the duly elected, qualified and acting directors of the Lux Parent, and the signatures set forth opposite their respective names are the true and genuine signatures of such managers;

(e)            that the guaranteeing or securing, as the case may be, by the Lux Parent, as a result of its entry into the Loan Documents and the performance of its obligations thereunder, will not cause any guaranteeing, security or similar limit binding on it to be exceeded; and

(f)            that the Lux Parent is not subject to bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de la faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), or similar proceedings; the Lux Parent is not subject to, to the best of its knowledge, conservatory measures such as attachment order (saisie conservatoire) or garnishment (saisie attribution or saisie arrêt) and no application, petition, order or resolution has been made, or taken by the Lux Parent or by, to the best of its knowledge, any other person, for the appointment of a commissaire, curateur, liquidateur or similar officer for its administration, winding-up or similar proceedings.

(8)            Closing Date Certificate for Spanish Loan Parties. With respect to any Spanish Loan Party, the Administrative Agent shall have received a certificate of an authorized signatory of such Spanish Loan Party dated the Closing Date and certifying:

(a)            that attached thereto is a true copy of (i) an up-to-date complete literal certificate (certificación literal completa) issued by the relevant Commercial Registry and (ii) (if applicable) a copy of any documents which should be registered with the Commercial Registry and are pending to be registered, if any;

(b)            that attached thereto is a true and complete copy of resolutions duly adopted and notarized by the Board of Directors (or the relevant body including if required by law a copy of the resolutions of its shareholders meeting duly notarized) of such Spanish Loan Party authorizing the execution, delivery and performance of the Loan Documents to which it is a party or any other document delivered in connection herewith on the Closing Date and certifying that such resolutions have not been modified, rescinded or amended and are in full force and effect; and

(c)            that attached thereto are specimen signatures of the persons authorized to execute this Agreement and each other applicable Loan Document on behalf of the Spanish Loan Party.

(9)            Legal Opinions. The Administrative Agent shall have received a customary legal opinion of Latham & Watkins LLP, special New York and Delaware counsel to the Loan Parties and customary legal opinions of each counsel set forth on Schedule 4.02(11).

(10)            Know Your Customer and Other Required Information. The Administrative Agent shall have received at least three business days prior to the Closing Date all documentation and other information about the Loan Parties as has been reasonably requested in writing at least 10 days prior to the Closing Date by the Arrangers that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and the Proceeds of Crime Act.

(11)            Solvency Certificate. The Administrative Agent shall have received a solvency certificate substantially in the form attached hereto as Exhibit C.

(12)            Transactions. The following transactions have been consummated or will be consummated substantially concurrently with the making of the Loans on the Closing Date:

(a)            the Initial Venator Distribution Transaction;

(b)            the Senior Notes Documents required to be executed on or prior to the Closing Date shall have been duly executed and delivered by each Loan Party party thereto and Holdings and its Restricted Subsidiaries shall have received at least $375.0 million in gross cash proceeds from the issuance of the Senior Notes;

(c)            the Term Loan Documents required by the terms of the Term Loan Credit Agreement to be executed on or prior to the Closing Date shall have been duly executed and delivered by each Loan Party party thereto Holdings and its Restricted Subsidiaries shall have received at least $375.0 million in gross cash proceeds from the issuance of the Senior Notes; and

(d)            the Huntsman Release.

(13)          Pledged Equity Interests; Pledged Notes. Except as set forth on Schedule 1.01(3) or Schedule 5.16 or as otherwise agreed by the Administrative Agent, to the extent included in the Collateral and required to be pledged pursuant to the Security Documents on the Closing Date, the Administrative Agent shall have received the certificates representing the Equity Interests (if such Equity Interests are certificated) of the Loan Parties and the other outstanding Equity Interests (if such Equity Interests are certificated) owned by each Loan Party, in each case together with an undated stock power or stock transfer form for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, to the extent applicable.

(14)          Perfection Certificate. The Administrative Agent shall have received a completed Perfection Certificate with respect to the U.S. Loan Parties dated as of the Closing Date and signed by a Responsible Officer of the U.S. Parent.

(15)          No Material Adverse Effect. There have not been any changes, circumstances, events or effects that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

(16)          Initial Borrowing Base Certificate. The Administrative Agent shall have received an executed Borrowing Base Certificate at least three Business Days prior to the Closing Date (or such later date as the Administrative Agent may agree in its discretion), containing the information that would have been required pursuant to Section 5.04(9) if this Agreement were in effect prior to the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent.

(17)          Representations and Warranties. The representations and warranties in Article III hereof shall be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties shall be true and correct in all respects after giving effect to such qualification).

ARTICLE V

Affirmative Covenants

Holdings and each Borrower covenants and agrees with each Lender that so long as this Agreement is in effect and until the Commitments have been terminated, the Obligations (other than Obligations in respect of (i) Specified Hedge Agreements, Cash Management Obligations and the Ancillary Facility and any Ancillary Extensions of Credit thereunder that are not then due and payable and (ii) contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) have been paid in full and all Letters of Credit have expired, terminated or been cash-collateralized or backstopped on terms satisfactory to the Issuing Bank, unless the Required Lenders otherwise consent in writing, Holdings and such Borrower will, and will cause each Restricted Subsidiary, to:

Section 5.01      Existence; Businesses and Properties.

(1)            Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except:

(a)            in the case of a Restricted Subsidiary (other than a Borrower), where the failure to do so would not reasonably be expected to have a Material Adverse Effect; or

(b)            in connection with a transaction permitted under Section 6.05.

(2)            (a) Do or cause to be done all things necessary to lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Intellectual Property Rights, licenses and rights with respect thereto necessary to the normal conduct of its business and (b) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear and casualty and condemnation excepted) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times, in each case, except:

(i)            as expressly permitted by this Agreement;

(ii)           such as may expire, be abandoned or lapse in the ordinary course of business; or

(iii)          where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.02      Insurance.

(1)            Maintain, with insurance companies reasonably believed to be financially sound and reputable, or through self-insurance (other than insurance of property loss, damage, and business interruption), insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations, and cause the Collateral Agent to be listed as a co-loss payee (and mortgagee in the case of owned Real Property) on property policies (including for casualty losses) and as an additional insured on liability policies, in each case, with respect to jurisdictions outside of the United States, to the extent available and customary in such jurisdictions. Holdings will furnish to the Administrative Agent or Collateral Agent, upon reasonable request, information in reasonable detail as to the insurance so maintained.

(2)            Use commercially reasonable efforts to: (a) if insurance is procured from insurance companies, obtain certificates and endorsements (or in the case of insurance held by any U.K. Loan Party, insurance broker’s letters) reasonably acceptable to the Administrative Agent with respect to property and casualty insurance; (b) cause each insurance policy referred to in this Section 5.02 and procured from an insurance company to provide that it shall not be cancelled (x) by reason of nonpayment of premium except upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent (giving the Administrative Agent the right to cure defaults in the payment of premiums) or (y) for any other reason except upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent; and (c) deliver to the Administrative Agent, prior to the cancellation of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent, including an insurance binder) together with evidence reasonably satisfactory to the Administrative Agent of payment of the premium therefor.

(3)            If there are any Mortgaged Properties, obtain and maintain flood insurance with respect to such Mortgaged Properties from such providers, in such amount and on terms in accordance with the Flood Program in a manner reasonably acceptable to the Administrative Agent.

Section 5.03      Taxes. Pay and discharge promptly when due all material Taxes imposed upon it or its income or profits or in respect of its property, before the same becomes delinquent or in default; provided that such payment and discharge will not be required with respect to any Tax if (1) the validity or amount thereof is being contested in good faith by appropriate proceedings and (2) Holdings, any affected Borrower or any affected Restricted Subsidiary, as applicable, has set aside on its books reserves in accordance with GAAP (or in the case of any such Restricted Subsidiary that is a Foreign Subsidiary, in accordance with generally accepted accounting principles in effect from time to time in such Restricted Subsidiary’s jurisdiction of organization) with respect thereto.

Section 5.04      Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(1)            within 120 days following the end of the first fiscal year ended after the Closing Date, and within 90 days following the end of each fiscal year thereafter, a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of Holdings and the Restricted Subsidiaries as of the close of such fiscal year and the consolidated results of its operations during such fiscal year and, in each case, starting with the following fiscal year, setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity will be audited by independent public accountants of recognized national standing, or such other accountants as are reasonably acceptable to the Administrative Agent, and accompanied by an opinion of such accountants (which opinion shall not be subject to any “going concern” statement, explanatory note or like qualification or exception (other than a “going concern” statement, explanatory note or like qualification or exception resulting solely from an upcoming maturity date under the Term Loan Credit Agreement or the Facilities occurring within one year from the time such opinion is delivered or anticipated or actual financial covenant non-compliance under the Facilities)) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of Holdings and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP (the applicable financial statements delivered pursuant to this clause (1) being the “Annual Financial Statements”);

(2)            within 75 days following the end of the first fiscal quarter ended after the Closing Date, and within 60 days following the end of the second fiscal quarter ended after the Closing Date (unless in each case such fiscal quarter is the last fiscal quarter of a fiscal year, in which case this clause (2) does not apply to such last fiscal quarter), and, thereafter, within 45 days following the end of each of the first three fiscal quarters of each fiscal year, a consolidated balance sheet and related statements of operations and cash flows showing the financial position of Holdings and the Restricted Subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and, in each case, the then-elapsed portion of the fiscal year and, starting with the second fiscal year after the Closing Date, setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, which consolidated balance sheet and related statements of operations and cash flows will be certified by a Responsible Officer of Holdings on behalf of Holdings as fairly presenting, in all material respects, the financial position and results of operations of Holdings and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes (the applicable financial statements delivered pursuant to this clause (2) being the “Quarterly Financial Statements” and, together with the Annual Financial Statements, the “Required Financial Statements”);

(3)            concurrently with any delivery of Required Financial Statements, a certificate of a Financial Officer of Holdings:

(a)            certifying that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

(b)            setting forth in reasonable detail calculations of the Fixed Charge Coverage Ratio for the most recent period of four consecutive fiscal quarters as of the close of the fiscal year or fiscal quarter, as applicable;

(c)            in the case of Annual Financial Statements only, (i) certifying a list of all Immaterial Subsidiaries, that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate do not exceed the limitation set forth in clause (2) of the definition of the term “Immaterial Subsidiary”, and (ii) certifying a list of all Unrestricted Subsidiaries at such time and that each Subsidiary set forth on such list qualifies as an Unrestricted Subsidiary;

(4)            promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable "know your customer" and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation;

(5)            within 120 days following the end of the first fiscal year ended after the Closing Date, and within 90 days following the end of each full fiscal year ended thereafter, (a) a consolidated annual budget for such fiscal year in the form customarily prepared by Holdings (the “Budget”) and (b) projected average daily Excess Availability for each month in such fiscal year, which Budget and projected Excess Availability will in each case be accompanied by the statement of a Financial Officer of Holdings on behalf of Holdings to the effect that the Budget and projected Excess Availability are based on assumptions believed by Holdings to be reasonable as of the date of delivery thereof;

(6)            upon the reasonable request of the Collateral Agent, concurrently with the delivery of the Annual Financial Statements, an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information), or in the case of any non-U.S. Loan Party, updated information relating to the Collateral consistent with such information provided on the Closing Date, in each case, reflecting all changes since the date of the information most recently received pursuant to this paragraph (6) or Section 5.10;

(7)            promptly, from time to time, such other information regarding the operations, business affairs, pension profile and financial condition of Holdings, any Borrower or any Restricted Subsidiary, in each case, as the Administrative Agent may reasonably request (for itself or on behalf of any Lender);

(8)            promptly upon the reasonable request of the Administrative Agent (so long as the following are obtainable using commercially reasonable measures), copies of any documents described in Section 101(k)(1) of ERISA that Holdings or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that if Holdings or any of its ERISA Affiliates has not requested such documents from the administrator or sponsor of the applicable Multiemployer Plan, Holdings or the applicable ERISA Affiliate shall be in compliance with this Section 5.04(8) by promptly making a request for such documents or notices from such administrator or sponsor and providing copies of such documents and notices to the Administrative Agent promptly after receipt thereof from the applicable administrator or sponsor of the applicable Multiemployer Plan;

(9)            on or before the 25th day of each month from and after the Closing Date (or, with respect to the first three such months after the Effective Date, the 30th day), a Borrowing Base Certificate from Holdings as of the last day of the immediately preceding month, with such supporting materials as the Administrative Agent may reasonably request (which requests may be more frequent with respect to information regarding Qualified Cash); provided that concurrently with or immediately prior to a non-ordinary course sale, transfer or other disposition of ABL Priority Collateral with a fair market value in excess of 5.0% of the Borrowing Base then in effect from a Borrower to any other Person, the Borrowers will deliver a Borrowing Base Certificate giving effect to such sale, transfer or other disposition; provided further that, after the occurrence and during the continuance of a Liquidity Condition or a Designated Event of Default, the Administrative Agent may require Holdings to deliver the Borrowing Base Certificate more frequently as reasonably determined by the Administrative Agent. Notwithstanding the foregoing, the Administrative Agent may not require Holdings to deliver a Borrowing Base Certificate more frequently than weekly, and in the case of such weekly reporting the Borrowing Base Certificate will be due on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day) calculated as of the close of business on Saturday of the immediately preceding calendar week; ~~and~~

(10)            solely during a Cash Dominion Period, within 30 days of fiscal month end for each of the first two fiscal months of each fiscal quarter during such Cash Dominion Period, a consolidated balance sheet and related statements of operations and cash flows showing the financial position of Holdings and the Restricted Subsidiaries as of the close of such fiscal month and the consolidated results of its operations during such fiscal month and, in each case, the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, which consolidated balance sheet and related statements of operations and cash flows will be certified by a Responsible Officer of Holdings on behalf of Holdings as fairly presenting, in all material respects, the financial position and results of operations of Holdings and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes~~.~~; and

(11)            on or before the Friday of each week (or, if Friday is not a Business Day, on the next succeeding Business Day), an updated 13-week cash forecast and variance tracker (against (a) the forecast provided of the Amendment No. 1 Effective Date on a weekly and cumulative basis and (b) every fourth forecast), which 13-week cash forecast and variance tracker shall be in form and substance substantially consistent with the prior 13-week cash forecast and variance tracker presentations delivered to the Administrative Agent and the Lenders by Holdings.

Anything to the contrary notwithstanding, the obligations in clauses (1) and (2) of this Section 5.04 may be satisfied with respect to financial information of Holdings and the Restricted Subsidiaries by furnishing (1) the applicable financial statements of any other Parent Entity or (2)  Holdings’ (or any such other Parent Entity’s), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that with respect to each of the foregoing clauses (1) and (2), (a) to the extent such information relates to another Parent Entity, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Entity, on the one hand, and the information relating to Holdings and the Restricted Subsidiaries on a standalone basis, on the other hand, and (b) to the extent such information is in lieu of information required to be provided under Section 5.04(1), such materials are accompanied by a report and opinion of independent public accountants of recognized national standing, or such other accountants as are reasonably acceptable to the Administrative Agent, and accompanied by an opinion of such accountants (which opinion shall not be subject to any “going concern” statement, explanatory note or like qualification or exception (other than a “going concern” statement, explanatory note or like qualification or exception resulting solely from an upcoming maturity date under the Term Loan Credit Agreement or the Facilities occurring within one year from the time such opinion is delivered or anticipated or actual covenant non-compliance)) (it being understood and agreed that if, in compliance with this paragraph, (x) Holdings provide audited financial statements of any other Parent Entity and related report and opinion of accountants with respect thereto in lieu of information required to be provided under Section 5.04(1), no such audited financial information, opinion or report shall be required with respect to Holdings, (y) Holdings provide unaudited financial statements of such other Parent Entity in lieu of information required to be provided under Section 5.04(2) and 5.04(10)), no such unaudited financial information shall be required with respect to Holdings and (z) Holdings provide a Budget of such Parent Entity in lieu of information required to be provided under Section 5.04(5), no such Budget shall be required with respect to Holdings; provided that for the avoidance of doubt, with respect to the foregoing clauses (x), (y) and (z), (i) to the extent such information relates to such Parent Entity, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Entity, on the one hand, and the information relating to Holdings and the Restricted Subsidiaries on a standalone basis, on the other hand, and (ii) to the extent such information is in lieu of information required to be provided under Section 5.04(1), such materials are accompanied by a report and opinion of independent public accountants of recognized national standing, or such other accountants as are reasonably acceptable to the Administrative Agent, and accompanied by an opinion of such accountants (which opinion shall not be subject to any “going concern” statement, explanatory note or like qualification or exception (other than a “going concern” statement, explanatory note or like qualification or exception resulting solely from an upcoming maturity date under the Term Loan Credit Agreement or the Facilities occurring within one year from the time such opinion is delivered or anticipated or actual financial covenant non-compliance under the Facilities)). The obligations in clauses (1), (2) and (10) of this Section 5.04 may be satisfied by delivery of financial information of Holdings and its Subsidiaries so long as such financial statements include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of Holdings and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Holdings.

Documents required to be delivered pursuant to this Section 5.04 may be delivered electronically in accordance with Section 10.01(5).

Section 5.05      Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of Holdings obtains actual knowledge thereof:

(1)            any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(2)            the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings or any of the Restricted Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(3)            the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect; and

(4)            any material change in accounting policies or financial reporting practices by any Loan Party with respect to the Borrowers’ Accounts and Inventory or which otherwise could reasonably be expected to affect the calculation of the Borrowing Base or Reserves.

Section 5.06      Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including ERISA, FCPA, OFAC, the Proceeds of Crime Act and the PATRIOT Act), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided that this Section 5.06 will not apply to laws related to Taxes, which are the subject of Section 5.03. The Borrower will maintain in effect and enforce policies and procedures designed to reasonably ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions in all material respects.

Furthermore, this undertaking shall not apply to any German Loan Party in so far as they would violate or expose any German Loan Party or any of its Subsidiaries or any director, officer or employee thereof to any liability under any anti-boycott or blocking law, regulation or statute that is in force from time to time and applicable to such entity (including without limitation EU Regulation (EC) 2271/96 and Section 7 of the German Foreign Trade Ordinance (Verordnung zur Durchführung des Außenwirtschaftsgesetzes (Außenwirtschaftsverordnung – AWV)).

Section 5.07      Maintaining Records; Access to Properties and Inspections; Appraisals.

(1)            (a) Keep proper books of record and account in which full, true and correct entries (in all material respects) are made of all dealings and transactions in relation to its business and activities and (b) permit any Persons designated by the Administrative Agent to visit and inspect the financial records and the properties of Holdings, any Borrower or any Restricted Subsidiary at reasonable times, upon reasonable prior notice to Holdings or such Borrower, and as often as reasonably requested, to make extracts from and copies of such financial records, and permit any Persons designated by the Administrative Agent, upon reasonable prior notice to such Borrower, to discuss the affairs, finances and condition of Holdings, any Borrower or any Restricted Subsidiary with the officers thereof and independent accountants therefor (subject to such accountant’s policies and procedures) provided that the Administrative Agent may not exercise such rights more often than one time during any calendar year unless an Event of Default is continuing; and provided, further, that when an Event of Default is continuing, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Holdings at any time during normal business hours and upon reasonable advance notice.

(2)            At any time in the Administrative Agent’s sole discretion upon the occurrence and during the continuance of a Designated Event of Default, and at such other times not more frequently than (a) ~~once~~twice per 12-month period if subclause (b) does not apply and (b) ~~twice~~three times per 12-month period during any period commencing upon the date on which Excess Availability has been less than the greater of (i) 15% of the Line Cap then in effect and (ii) $41.0 million for at least five consecutive Business Days and ending on the date on which Excess Availability has been greater than the greater of (i) 15% of the Line Cap then in effect and (ii) $41.0 million for 20 consecutive calendar days, the Loan Parties will, at their expense and upon the Administrative Agent’s request, permit any Persons designated by the Administrative Agent to conduct field examinations at reasonable business times and upon reasonable prior notice to the Borrowers; provided that if a field exam has commenced pursuant to immediately preceding clause (b) but not completed prior to such time as Excess Availability has been greater than 15% of the Line Cap then in effect for 20 consecutive calendar days, such field exam will be completed at the expense of the Loan Parties. The Loan Parties will reasonably cooperate with the Administrative Agent and such Persons in the conduct of such field examinations. The Administrative Agent shall provide a copy of any field examination to any Lender upon such Lender’s request.

(3)            At any time in the Administrative Agent’s sole discretion upon the occurrence and during the continuance of a Designated Event of Default, and at such other times not more frequently than (a) ~~once~~twice per 12-month period if subclause (b) does not apply and (b) ~~twice~~three times per 12-month period during any period commencing upon the date on which Excess Availability has been less than the greater of (i) 15% of the Line Cap then in effect and (ii) $41.0 million for at least five consecutive Business Days and ending on the date on which Excess Availability has been greater than the greater of (i) 15% of the Line Cap then in effect and (ii) $41.0 million for 20 consecutive calendar days, the Loan Parties will, at their expense and upon the Administrative Agent’s request, permit any Acceptable Appraiser to conduct appraisals of the Collateral at reasonable business times and upon reasonable prior notice to the Borrowers; provided that if an appraisal of the Collateral has commenced pursuant to immediately preceding clause (b) but not completed prior to such time as Excess Availability has been greater than the greater of (i) 15% of the Line Cap then in effect and (ii) $41.0 million for 20 consecutive calendar days, such appraisal will be completed at the expense of the Loan Parties. The Loan Parties will reasonably cooperate with the Administrative Agent and such Acceptable Appraiser in the conduct of such appraisals. Such appraisals will be prepared in a form and on a basis reasonably satisfactory to the Administrative Agent, such appraisals to include, without limitation, information required by applicable law and by the internal policies of the Lenders. In addition, the Loan Parties will have the right (but not the obligation), at their expense, at any time and from time to time to provide the Administrative Agent with additional appraisals or updates thereof of any or all of the Collateral from any Acceptable Appraiser prepared in a form and on a basis reasonably satisfactory to the Administrative Agent, in which case such appraisals or updates shall be used in connection with the determination of the Net Orderly Liquidation Value and the calculation of the Borrowing Base hereunder. With respect to each appraisal made pursuant to this Section 5.07(3) after the Closing Date, (i) the Administrative Agent and the Loan Parties will each be given a reasonable amount of time to review and comment on a draft form of the appraisal prior to its finalization and (ii) any adjustments to the Net Orderly Liquidation Value or any Borrowing Base hereunder as a result of such appraisal shall be reflected in the Borrowing Base Certificate delivered immediately succeeding such appraisal. The Administrative Agent shall provide a copy of any appraisal to any Lender upon such Lender’s request.

(4)            The Borrowers will conduct a physical count of the Inventory after an occurrence and during the continuation of an Event of Default, at the Administrative Agent’s request. The Borrowers, at their own expense, shall deliver to the Administrative Agent the results of each physical verification that the Borrowers have made, or have caused any other Person to make on its behalf, of all or any portion of its Inventory.

(5)            Notwithstanding anything to the contrary in this Agreement (including Sections 5.04(7), 5.05, 5.07(1) through (4) and 5.12) or any other Loan Document, none of the Loan Parties or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter with any competitor to Holdings or any of its Subsidiaries or that (1) constitutes non-financial trade secrets or non-financial proprietary information; (2) in respect of which disclosure is prohibited by law or any binding agreement; (3) is subject to attorney-client or similar privilege or constitutes attorney work product; provided that in the event that any information is not provided in reliance on this clause (3), Holdings shall provide notice to the Administrative Agent that such information is being withheld and Holdings shall use its commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable agreement or risk waiver of such privilege; or (4) creates an unreasonably excessive expense or burden on Holdings or any of its Subsidiaries.

Section 5.08       Use of Proceeds. Use the proceeds of the Swingline Loans and request issuance of Letters of Credit solely for general corporate purposes (including to finance the Transactions, for capital expenditures, Permitted Acquisitions, the repayment or refinancing of Indebtedness and the making of Investments and Restricted Payments, in each case to the extent not prohibited hereunder).

Section 5.09       Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other Persons occupying any Real Property to comply, with all Environmental Laws applicable to the operations or the Real Property, and obtain, renew and comply with, and make reasonable efforts to cause all lessees and other Persons occupying any Real Property to obtain, renew and comply with, all authorizations, permits, licenses and other approvals required pursuant to Environmental Law for the operations or Real Property, except, in each case, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10       Further Assurances; Additional Security.

(1)            If (a) a Restricted Subsidiary (other than an Excluded Subsidiary) of Holdings is formed or acquired after the Closing Date or (b) an Unrestricted Subsidiary is redesignated as a Restricted Subsidiary that is not an Excluded Subsidiary, within five Business Days after the date such Restricted Subsidiary is formed or acquired or such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, as applicable, notify the Administrative Agent thereof and, within 60 days after the date such Restricted Subsidiary is formed or acquired (or such longer period as the Administrative Agent may agree in its sole discretion), Holdings will or will cause such Restricted Subsidiary to (and in the case of any Foreign Subsidiary, subject to the Guaranty and Security Principles):

(i)            Subject to any relevant guarantee limitation, deliver a joinder to the Guaranty, substantially in the form specified therein, duly executed on behalf of such Restricted Subsidiary;

(ii)            with respect a Domestic Subsidiary, deliver a joinder to the U.S. Collateral Agreement substantially in the form specified therein, and with respect to any Foreign Subsidiary, appropriate Security Documents (or amendments, supplements or joinders to appropriate Security Documents) substantially similar to other Loan Parties organized in the same jurisdiction, in each case, duly executed on behalf of such Restricted Subsidiary;

(iii)            to the extent required by and subject to the exceptions set forth in the applicable Security Documents (including, with respect to the U.S. Loan Parties, U.S. Excluded Equity Interests), pledge the outstanding Equity Interests (other than U.S. Excluded Equity Interests) owned by such Restricted Subsidiary, and cause each Loan Party owning any Equity Interests issued by such Restricted Subsidiary to pledge such outstanding Equity Interests, and deliver all certificates (if any) or, in respect of a pledge governed by French law and as applicable, certified copies of the relevant registre de mouvements de titres and comptes d’actionnaires, representing such Equity Interests, together with stock powers, stock transfer forms, or other instruments of transfer with respect thereto endorsed in blank, to the Collateral Agent (or a designated bailee thereof); provided, that notwithstanding the foregoing or in any Loan Document to the contrary, no actions will be required under the laws of any jurisdiction other than the United States or any Specified Foreign Jurisdiction in order to create or perfect any security interest in any Equity Interests.

(iv)            to the extent required by and subject to the exceptions set forth in this Section 5.10 or the Security Documents, deliver to the Collateral Agent (or a designated bailee or agent thereof) UCC or equivalent financing statements in any Specified Foreign Jurisdiction financing statements with respect to such Restricted Subsidiary and such other documents reasonably requested by the Collateral Agent to create the Liens intended to be created under the Security Documents and perfect such Liens to the extent required by the Security Documents to the extent provided for in the Guaranty and Security Principles; and

(v)            except as otherwise contemplated by this Section 5.10 or any Security Document, obtain all consents and approvals required to be obtained by it in connection with (A) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (B) the performance of its obligations thereunder.

(2)            If any Loan Party (a) acquires fee simple title in Real Property located in the United States after the Closing Date or (b) enters a joinder pursuant to Section 5.10(1)(i) hereof and owns fee simple title in Real Property located in the United States, then, in each case, within 45 days (or such longer period as the Administrative Agent may agree in its sole discretion) after such acquisition or entry of a joinder (as applicable), such Loan Party shall notify the Collateral Agent thereof of such acquired or owned Real Property located in the United States (as applicable), and (i) no earlier than 45 days (or such longer period as the Administrative Agent may agree in its sole discretion) after such notice is given to the Collateral Agent and (ii) no later than 90 days (or such longer period as the Administrative Agent may agree in its sole discretion) after such acquisition or entry of a joinder (as applicable), such Loan Party shall:

(a)            cause any such acquired or owned Owned Material Real Property located in the United States (as applicable) that has to be subjected to a Mortgage securing the Obligations;

(b)            (A) obtain fully paid American Land Title Association Lender’s Extended Coverage title insurance policies in form and substance reasonably satisfactory to Collateral Agent, with endorsements (including zoning endorsements where available) and in an amount not less than the fair market value of each Mortgaged Property that is owned in fee insuring the fee simple title to each of the fee owned Mortgaged Properties vested in the applicable Loan Party and insuring the Collateral Agent that the relevant Mortgage creates a valid and enforceable first priority Lien on the Mortgaged Property encumbered thereby, subject to any applicable Legal Reservations, each of which title policy (“Title Policy”) (1) shall include all endorsements reasonably requested by the Collateral Agent and available in the related jurisdiction and (2) shall provide for affirmative insurance and such reinsurance as the Collateral Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Collateral Agent; (B) evidence reasonably satisfactory to the Collateral Agent that the applicable Loan Party has (1) delivered to the title company (the “Title Company”) all certificates and affidavits reasonably required by the Title Company in connection with the issuance of the applicable Title Policy and (2) paid to the Title Company or to the appropriate Governmental Authorities all expenses and premiums of the Title Company and all other sums required in connection with the issuance of the Title Policies including, without limitation, all recording, stamp and intangible taxes payable in connection with recording the Mortgages in the applicable real property records; and (C) a title report issued by the Title Company with respect thereto, together with copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to the Collateral Agent;

(c)            obtain (i) American Land Title Association/National Society of Professional Surveyors land title surveys, dated no more than 60 days before the date of their delivery to the Collateral Agent, certified to the Collateral Agent and the issuer of the Title Policies in a manner reasonably satisfactory to the Collateral Agent or (ii) if applicable, previously obtained ALTA/NSPS land title surveys and affidavits of “no-change” with respect to each such survey, such surveys and affidavits to be sufficient to issue Title Policies to the Collateral Agent without any standard survey exceptions and with customary survey related endorsements and other coverages including, without limitation, public road access, survey, contiguity and so called comprehensive coverage;

(d)            ensure that the Collateral Agent shall have received from each applicable Loan Party: (A) a completed Flood Certificate with respect to each Mortgaged Property with any “building”, “structure” or “mobile home” (each as defined in Regulation H as promulgated by the Federal Reserve Board under the Flood Program), which Flood Certificate shall (1) be addressed to the Collateral Agent, (2) be completed by a company which has guaranteed the accuracy of the information contained therein, and (3) otherwise comply with the Flood Program; and (B) evidence describing whether the community in which each Mortgaged Property is located participates in the Flood Program; in the event any such property is located in a Flood Zone, (x) a notice about special flood hazard area status and flood disaster assistance, duly executed by the Borrower, (y) evidence of flood insurance with a financially sounds and reputable insurer, naming the Administrative Agent, as mortgagee, in an amount and otherwise in form and substance reasonably satisfactory to the Administrative Agent, and (z) evidence of the payment of premiums in respect thereof in form and substance reasonably satisfactory to the Administrative Agent, provided that no such Real Property located in the United States shall be subjected to a Mortgage until such time as the Administrative Agent shall have received written confirmation from each applicable Lender that such Lender has completed all flood insurance due diligence and flood insurance compliance in each case as required by the Flood Program (such written confirmation not to be unreasonably withheld, conditioned or delayed), and for the avoidance of doubt, the 45 or 90 day period, as applicable, for the satisfaction of the requirements of this clause (2) shall be automatically extended pending such confirmation;

(e)            provide evidence of insurance naming the Collateral Agent as loss payee, additional insured and mortgagee with such responsible and reputable insurance companies or associations, and in such amounts and covering such risks (including the risk of damage caused by a flood if required pursuant to the Flood Program), as are reasonably satisfactory to the Collateral Agent, including the insurance required by the terms of any mortgage or deed of trust;

(f)            for each Mortgage delivered pursuant to clause (b), obtain customary mortgage, deed of trust or deed to secure debt (as applicable) enforceability opinions of local counsel for the Loan Parties in the states in which such acquired Owned Material Real Property are located; and

(g)            take, or cause the applicable Loan Party to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to perfect such Liens, in each case, at the expense of the Loan Parties, subject to paragraph (5) of this Section 5.10.

Notwithstanding anything herein to the contrary, the Administrative Agent may waive the requirements of this Section 5.10(2) if the Administrative Agent determines (in its sole discretion) that the burden, cost, time or consequences of obtaining such items is excessive in relation to the benefits to be obtained therefrom by the Secured Parties and such waiver would not result in the violation of applicable law.

(3)            Furnish to the Collateral Agent five Business Days prior written notice of any change in any Loan Party’s:

(a)            Corporate, company or organization name;

(b)            organizational structure (including jurisdiction of incorporation);

(c)            location (determined as provided in UCC Section 9-307) (where applicable), registered office address or location of chief executive office; or

(d)            organizational or company identification number (or equivalent) or, solely if required for perfecting a security interest in the applicable jurisdiction, Federal Taxpayer Identification Number.

Holdings and the Borrowers will not effect or permit any such change unless all filings have been made, or will be made within any statutory period, under the Uniform Commercial Code, the PPSA or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest, for the benefit of the applicable Secured Parties, in all Collateral held by such Loan Party.

(4)            Execute any and all other documents, financing statements, agreements and instruments, and take all such other actions (including the filing and recording of financing statements and other documents), not described in the preceding clauses (1) through (3) and that may be required under any applicable law, or that the Collateral Agent may reasonably request, to satisfy the requirements set forth in this Section 5.10 and in the Security Documents with respect to the creation and perfection of the Liens on the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, contemplated herein and in the Security Documents and to cause such requirement to be and remain satisfied, all at the expense of the Borrowers, and provide to the Collateral Agent, from time to time upon reasonable request, evidence as to the perfection and priority of the Liens created by the Security Documents.

(5)            Notwithstanding anything to the contrary:

(a)            the other provisions of this Section 5.10 need not be satisfied with respect to any (i) U.S. Excluded Assets or U.S. Excluded Equity Interests or any exclusions and carve-outs from the perfection requirements set forth in the U.S. Collateral Agreement, (ii) any Excluded Pension Assets and (iii) any assets or other exclusions and carve-outs from grant of guarantees and security and perfection requirements set forth in the Security Documents;

(b)            neither Holdings nor the other Loan Parties will be required to grant a security interest in any asset or perfect a security interest in any Collateral to the extent the cost, burden, difficulty or consequence of obtaining or perfecting a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined by Holdings and the Administrative Agent;

(c)            no actions will be required outside of the United States or any Specified Foreign Jurisdiction in order to create or perfect any security interest in any assets located outside of the United States or any Specified Foreign Jurisdiction and no security or pledge agreements, mortgages or deeds governed by the laws of any jurisdiction other than the United States or any Specified Foreign Jurisdiction, or any Intellectual Property Rights filings or searches in any jurisdiction other than the United States or any Specified Foreign Jurisdiction will be required; and

(d)            the Administrative Agent shall not enter into any Mortgage in respect of any real property acquired by any Loan Party after the Closing Date until the date that is (a) if such Mortgaged Property relates to a property not located in a Flood Zone, ten (10) Business Days or (b) if such Mortgaged Property relates to a property located in a Flood Zone, thirty (30) days, after the Administrative Agent has delivered to the Lenders the following documents in respect of such real property: (i) a Flood Certificate a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the applicable Loan Parties of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Loan Parties of such notice; and (iii) if required by Flood Program, evidence of required flood insurance.

Section 5.11       Cash Management Systems; Application of Proceeds of Accounts.

(1)            Within 90 days after the Closing Date (or such longer period as may be consented to by the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed), and in each case (other than with respect to a U.S. Loan Party) subject to the Guaranty and Security Principles (other than in respect of the U.K. Loan Parties):

(a)            With respect to the U.S. Loan Parties and the Canadian Loan Parties:

(i)            Enter into Blocked Account Agreements, in form reasonably satisfactory to the Administrative Agent, with the Collateral Agent and any bank with which any U.S. or Canadian Loan Party maintains any Blocked Account covering each such Blocked Account maintained with such bank;

(ii)            Ensure that all cash, checks, proceeds of collections of Accounts and other amounts received by or on behalf of the U.S. Loan Parties and the Canadian Loan Parties are deposited promptly upon receipt in accordance with historical practices into a Blocked Account (or another Deposit Account that is swept, net of such minimum balance (not to exceed $500,000 per account), if any, required by the bank at which such Deposit Account is maintained, not less than once per Business Day, into a Blocked Account), maintained in the name of such Loan Party.

(iii)            Each such Blocked Account Agreement will require, during a Cash Dominion Period and upon receipt by Holdings of written notice thereof by the Administrative Agent, the ACH or wire transfer no less frequently than once per Business Day of all available cash balances and cash receipts, including the then contents or then entire ledger balance of each such Blocked Account net of such minimum balance (not to exceed $500,000 per account), if any, required by the bank at which such Blocked Account is maintained to an account established with, and subject to the control of, the Administrative Agent (each such account, a “Dominion Account”).

(iv)            All collected amounts received in a Dominion Account during a Cash Dominion Period and upon receipt by Holdings of written notice thereof by the Administrative Agent shall be distributed and applied on a daily basis to the repayment of all Loans outstanding under this Agreement and to the payment of all other Obligations then due and owing pursuant to the applicable waterfalls set forth in Section 2.18(3); provided that (x) amounts shall not be applied pursuant to this clause (iv) to obligations with respect to Designated Hedging Agreements, the Ancillary Facility, Ancillary Extensions of Credit, Designated Cash Management Obligations, Specified Hedge Agreements and/or Cash Management Obligations, except with respect to the Ancillary Facility and Ancillary Extensions of Credit to the extent such Obligations have been funded and remain outstanding under the Ancillary Facility and (y) amounts applied pursuant to subclause (iv)  of clause (a) thereof and subclause (iv) of clause (b) thereof will be applied:

(A)            first, to ABR Revolving Loans;

(B)            second, to Term Benchmark Revolving Loans, RFR Loans and CDOR Rate Loans; and

(C)            third, to cash collateralize Letters of Credit at 103% of the face amount thereof.

with any excess, unless an Event of Default shall have occurred and be continuing, to be remitted to the Borrowers.

(v)            If any time after the occurrence and during the continuance of a Cash Dominion Period as to which the Administrative Agent has notified Holdings, any cash or Cash Equivalents owned by any U.S. Loan Party or Canadian Loan Party are deposited to any account located in Canada or the United States, held or invested in any manner, other than in a Blocked Account subject to a Blocked Account Agreement (or another Deposit Account that is swept, net of such minimum balance (not to exceed $500,000 per account), if any, required by the bank at which such Deposit Account is maintained, not less than once per Business Day, into a Blocked Account), then the Administrative Agent will be entitled to require the applicable Borrower or Loan Party to close such account and have all funds therein transferred to a Blocked Account;

(b)            With respect to each Loan Party other than a U.S. Loan Party, a Canadian Loan Party or the Lux Parent:

(i)            Enter into Blocked Account Agreements, in form reasonably satisfactory to the Administrative Agent, with the Collateral Agent and any bank with which any such Loan Party maintains any Blocked Account that is a Collection Account located in an Specified Foreign Jurisdiction (other than Canada) covering each such Blocked Account maintained with such bank;

(ii)            Ensure that all proceeds of collections of Accounts received by or on behalf of such Loan Parties are deposited promptly upon receipt in accordance with historical practices into a Blocked Account (or another Deposit Account that is swept, net of such minimum balance (not to exceed $500,000 per account), if any, required by the bank at which such Deposit Account is maintained, not less than once per Business Day, into a Blocked Account), maintained in the name of such Loan Party.

(iii)            Each such Blocked Account Agreement shall (i) provide the applicable Collateral Agent with control over such account and (ii) will require, during a Cash Dominion Period and upon receipt by Holdings of written notice thereof by the Administrative Agent, that the only way funds may be withdrawn from any such Blocked Account is by (or on the authorization or instruction of) the applicable Collateral Agent (or the Administrative Agent) in order to apply them in accordance pursuant to the applicable waterfalls set forth in Section 2.18(3)~~.~~; provided that amounts shall not be applied pursuant to this clause (iii) to obligations with respect to Designated Hedging Agreements, the Ancillary Facility, Ancillary Extensions of Credit, Designated Cash Management Obligations, Specified Hedge Agreements and/or Cash Management Obligations, except with respect to the Ancillary Facility and Ancillary Extensions of Credit to the extent such Obligations have been funded and remain outstanding under the Ancillary Facility.

(iv)            Notwithstanding the foregoing, it is expressly acknowledged that it may be impractical for any such Loan Party to obtain a Blocked Account Agreement (or the equivalent) from the bank or depositary that maintains its Deposit Accounts or it may take longer than agreed to obtain a Blocked Account Agreement (or the equivalent) in which event the Administrative Agent will act reasonably in extending the time for obtaining such Blocked Account Agreement (or the equivalent) and granting any request to limit the scope of such Blocked Account Agreement or to not require a Blocked Account Agreement; provided that in each case, such Loan Party has exercised due diligence and reasonable efforts in providing such Deposit Account Control Agreement (or the equivalent). It is expressly acknowledged that (x) the Administrative Agent reserves the right to impose Reserves with respect to the failure to obtain any such Deposit Account Control Agreement over any Collection Accounts within such ninety (90) period referred to in Section 5.11(1)(d), at or after the end of such period (and if it does impose Reserves or agree to any other form of action acceptable to the Administrative Agent, the failure to obtain such Deposit Account Control Agreement shall not constitute an Event of Default) and (y) in connection with any failure to obtain any Blocked Account Agreement with respect to a Collection Account, the Administrative Agent may require the amendment of the relevant Security Documents on terms mutually agreeable to the Administrative Agent and the applicable Borrower, acting reasonably, to the extent necessary to ensure the continuing effectiveness of the security created thereby notwithstanding that any Blocked Account Agreement has not been obtained, and (z) the form of the Blocked Account Agreement (or the equivalent) may vary from the forms obtained for Deposit Accounts located in the United States in order to conform to local requirements and customs.

(c)            The foregoing clauses (a) and (b) will not apply to cash or Cash Equivalents constituting Term Priority Collateral required to be deposited in a blocked account in favor of the lenders under the Term Loan Credit Agreement pursuant to the terms of the Term Loan Credit Agreement; provided, further, that the foregoing will not apply to cash or Cash Equivalents deposited, held or invested in any of the following:

(i)            any Excluded Account; or

(ii)            de minimis cash or cash equivalents from time to time inadvertently misapplied by Holdings or any Restricted Subsidiary.

(d)            Notwithstanding anything herein to the contrary, the provisions of this Section 5.11 will not apply to any Deposit Account that is opened or acquired by a Loan Party in connection with a Permitted Acquisition or other Investment permitted under this Agreement, in each case, prior to the date that is 90 days (or such later date as may be consented to by the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed) following the date of such account opening, Permitted Acquisition or other Investment, and the balances held in such Deposit Account at the date of such opening, Permitted Acquisition or other Investment shall not be counted toward the amount set forth in clause (1) of the definition of “Excluded Account” until the end of such 90 day period (or later period, if applicable);

(e)            The Dominion Accounts will at all times be under the sole dominion and control of the Collateral Agent.

(f)            So long as (i) no Event of Default has occurred and is continuing and (ii) no Cash Dominion Period is then in effect, the Loan Parties will have full and complete access to, and may direct the manner of disposition of, funds in the Blocked Accounts.

(g)            Any amounts held or received in the Dominion Accounts (including all interest and other earnings with respect thereto, if any) at any time (i) after this Agreement has been terminated, the Commitments have been terminated and the Obligations (other than Obligations in respect of (x) Specified Hedge Agreements, Cash Management Obligations and the Ancillary Facility and any Ancillary Extensions of Credit thereunder that, in each case, are not yet due and payable and (y) contingent indemnification and reimbursement obligations for which no claim has been asserted) have been paid in full and all Letters of Credit have expired, terminated or been cash collateralized or backstopped on terms satisfactory to the Issuing Bank or (ii) when all Events of Default have been cured and no Cash Dominion Period is then in effect will be remitted to the Loan Parties as the Borrowers may direct.

(2)            Notwithstanding the provisions set out in section 5.10(1) above:

(a)            each U.K. Loan Party shall, within 90 days after the Closing Date (or such longer period as may be consented to by the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed):

(i)            enter into Blocked Account Agreements, in form reasonably satisfactory to the Administrative Agent, with the Collateral Agent and any bank with which any such U.K. Loan Party maintains any Blocked Account that is a Collection Account located in a Specified Foreign Jurisdiction (other than Canada) covering each such Blocked Account maintained with such bank; and

(ii)            ensure that all proceeds of collections of Accounts received by or on behalf of such U.K. Loan Parties are deposited promptly upon receipt in accordance with historical practices into a Blocked Account (or another Deposit Account that is swept, net of such minimum balance (not to exceed $500,000 per account, or $5.0 million in the aggregate), if any, required by the bank at which such Deposit Account is maintained, not less than once per Business Day, into a Blocked Account), maintained in the name of such U.K. Loan Party.

(b)            each such Blocked Account Agreement will require, during a Cash Dominion Period and upon receipt by Holdings of written notice thereof by the Administrative Agent, that the only way funds may be withdrawn from any such Blocked Account is by (or on the authorization or instruction of) the applicable Collateral Agent (or the Administrative Agent) in order to apply them in accordance with the waterfalls set forth in Section 2.18(3)~~.~~, provided that amounts shall not be applied pursuant to this clause (b) to obligations with respect to Designated Hedging Agreements, the Ancillary Facility, Ancillary Extensions of Credit, Designated Cash Management Obligations, Specified Hedge Agreements and/or Cash Management Obligations, except with respect to the Ancillary Facility and Ancillary Extensions of Credit to the extent such Obligations have been funded and remain outstanding under the Ancillary Facility.

Section 5.12       Lender Calls. Participate in quarterly conference calls with the Administrative Agent and the Lenders, such calls to be held at such time as may be agreed to by Holdings and the Administrative Agent within a reasonable period of time following such request, with such calls including members of senior management of Holdings as Holdings deems appropriate, to discuss the state of Holdings’ business, including, but not limited to, recent performance, cash and liquidity management, operational activities, current business and market conditions and material performance changes; provided that in no event shall more than one such call be requested in any fiscal quarter (in total with respect to this Agreement and the Term Loan Credit Agreement); provided, further, that the requirements set forth in this Section 5.12 may be satisfied with a public earnings call for the applicable period.

Section 5.13       Pensions.

(1)           Ensure that any pension schemes operated by or maintained for the benefit of Holdings, the Borrowers and the Restricted Subsidiaries and/or any of their employees are fully funded to the extent required by applicable law where failure to do so would reasonably be expected to have a Material Adverse Effect.

(2)           Ensure that none of the Canadian Subsidiaries shall maintain, administer, contribute or have any liability in respect of any Canadian Defined Benefit Plan; provided that nothing in this clause (2) shall restrict Holdings or any Restricted Subsidiary from acquiring an interest in any Person in a transaction otherwise permitted hereunder notwithstanding that such Person sponsors, maintains, administers or contributes to, or has any liability in respect of, any Canadian Defined Benefit Plan governed by Pension Benefits Act (Ontario).

(3)           Except with respect to the Specified UK Plans, ensure that, where required by applicable law, all pension schemes operated by or maintained for its benefit and/or any of the employees of any U.K. Loan Party are fully funded based on the statutory funding objective under sections 221 and 222 of the Pensions Act 2004 or have a recovery plan in place with the intention of reaching fully funded status (and will make such contributions in full as they fall due under such recovery plan), and that no action or omission is taken by any U.K. Loan Party in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect (including the termination or commencement of winding-up proceedings of any such pension scheme or a U.K. Loan Party ceasing to employ any member of such a pension scheme).

(4)           Deliver to the Administrative Agent: (i) at such times as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to the U.K. Loan Parties) and (ii) at any other time if the Administrative Agent reasonably believes that any relevant statutory or auditing requirements are not being complied with, actuarial reports in relation to all pension schemes mentioned in paragraph (3) above.

(5)           Promptly notify the Administrative Agent of any material change in the rate of contributions to any pension scheme mentioned in paragraph (3) above paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise).

Section 5.14      Centre of Main Interests and Establishments. If its jurisdiction of organization or incorporation is a member of the European Union, ensure that its COMI is, at all times, situated in its jurisdiction of organization or incorporation and that it does not have an “establishment” (as that term is used in Article 2(10) of the EU Insolvency Regulation) in any other jurisdiction and it shall not, and it shall ensure that none of its Subsidiaries will, do anything to change the location of its COMI.

Section 5.15      People with Significant Control regime. Each Loan Party shall (and shall ensure that each of its Subsidiaries will) (i) within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 from any company incorporated in the U.K. whose shares are the subject of a Lien in favor of the Collateral Agent and (ii) promptly provide the Administrative Agent with a copy of that notice.

Section 5.16      Post-Closing Matters. Deliver to Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, the items described on Schedule 5.16 hereof on or before the dates specified with respect to such items on Schedule 5.16 (or, in each case, such later date as may be agreed to by Administrative Agent in its sole discretion or, with respect to matters relating primarily to the Term Priority Collateral, in the sole discretion of the administrative agent under the Term Loan Credit Agreement). All representations and warranties contained in this Agreement and the other Loan Documents will be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described on Schedule 5.16 within the time periods specified thereon, rather than as elsewhere provided in the Loan Documents).

Section 5.17      Spanish “Pagarés” (Promissory Notes). Each Spanish Borrower undertakes to comply at all times with the following obligations in relation to any “pagaré” that any of their Account Debtors may deliver them as payment instruments: (i) to keep all “pagarés” at a separate location in their premises until the date in which such “pagarés” need to be presented for collection, in a specific locked box marked with the reference “JPM Credit Agreement” at their principal office, the exact location of which will be notified at all times to the Administrative Agent; (ii) to permit at all times during the continuance of an Event of Default the Administrative Agent immediate access to such “pagarés” and the location in which they are kept, ready for inspection upon request by it; (iii) to prevent the access by any third parties to such locked box other than the Administrative Agent, and other than those employees of the Spanish Borrower insofar as necessary to ensure that the “pagarés” are duly presented for collection at the date of payment set forth in such “pagaré”; (iv) to only proceed to collect such “pagarés” in accordance with Section 5.11; (v) to instruct all of its Account Debtors that issue such “pagarés” from now on to do so with the specific mention “not to the order” (“no a la orden”), so that they cannot be endorsed to any third party; and (vi) upon occurrence of an Event of Default, to immediately send the relevant locked box in which “pagarés” are kept and any other “pagaré” received during such period to the Administrative Agent for its custody and collection, for as long as such Event of Default is continuing. In addition to the above, the relevant Spanish Borrower hereby authorizes the Administrative Agent and its designees, and grants them full powers of attorney, upon occurrence of and continuance of an Event of Default, to take in such Spanish Borrower's name and on their behalf any and all steps necessary or desirable, in the judgment of the Administrative Agent or its designees, to collect all amounts due under any and all of their “pagarés”, including, without limitation, endorsing (if possible) such “pagarés” to the Administrative Agent, and enforcing such “pagarés” and the related contracts thereto.

Section 5.18       Ancillary Facility and Ancillary Extensions of Credit Reporting. Holdings and the U.S. Borrower, on behalf of each of the Borrowers, undertake to comply at all times with the following obligations in relation to the Ancillary Facility and Ancillary Extensions of Credit:

(1)            within five Business Days (or such later date as may be agreed by the Administrative Agent) of the issuance, amendment or extension of any Ancillary Extension of Credit, provide to the Administrative Agent and the aggregate face amount of the Ancillary Extensions of Credit;

(2)            within five Business Days (or such later date as may be agreed by the Administrative Agent) of any other extension of credit under the Ancillary Facility, provide to the Administrative Agent the aggregate amount and other details regarding such extension of credit;

(3)            at least seven Business Day (or such later date as may be agreed by the Administrative Agent) prior to any amendment, amendment and restatements, restatement, termination or waiver of or supplement to, or other modification of, the Ancillary Facility that modifies the aggregate commitments and other amounts available under the Ancillary Facility, provide the Administrative Agent with a written notice detailing any such amendment, amendment and restatement, restatement, waiver, supplement or other modification; ~~and~~

(4)            on any other Business Day, such other information with respect to the Ancillary Facility and Ancillary Extensions of Credit as the Administrative Agent reasonably requests~~.~~; and

(5)            on and after the Amendment No. 1 Effective Date, Holdings and each Loan Party agree that they shall not, and their subsidiaries shall not, request any letters of credit or other extensions of credit under Ancillary Facility. For the avoidance of doubt, Barclays Bank PLC and its Affiliates shall not be required to provide letters of credit or other extensions of credit under the Ancillary Facility on and after the Amendment No. 1 Effective Date.

ARTICLE VI

Negative Covenants

Holdings and each Borrower covenants and agrees with each Lender that, so long as this Agreement is in effect and until the Commitments have been terminated and the Obligations (other than Obligations in respect of (i) Specified Hedge Agreements, Cash Management Obligations and the Ancillary Facility and any Ancillary Extensions of Credit thereunder, in each case, that are not then due and payable and (ii) contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) have been paid in full and Letters of Credit have expired, terminated or been cash-collateralized or backstopped on terms satisfactory to the Issuing Bank, unless the Required Lenders otherwise consent in writing, it will not and will not permit any of its Restricted Subsidiaries to:

Section 6.01       Indebtedness. Issue, incur, permit to exist or assume any Indebtedness; provided that Holdings and its Restricted Subsidiaries may issue, incur or assume Indebtedness so long as (i) immediately after giving effect to the issuance, incurrence or assumption of such Indebtedness (but without including the proceeds thereof in Unrestricted Cash for purposes of netting and excluding undrawn Commitments), if the Interest Coverage Ratio, calculated on a Pro Forma Basis, shall not be less than 2.00 to 1.00 (the “Ratio Debt”), (ii) the aggregate principal amount of such Indebtedness incurred by Restricted Subsidiaries that are not Guarantors, together with any Permitted Refinancing Indebtedness incurred by Restricted Subsidiaries that are not Guarantors to Refinance any Indebtedness originally incurred pursuant to this paragraph (and any successive Permitted Refinancing Indebtedness), may not exceed the greater of (a) $70.0 million and (b) 2.8% of Consolidated Total Assets as of the date any such Indebtedness is incurred, (iii) no Event of Default shall exist or would result therefrom, and (iv) such Indebtedness is otherwise permitted to be incurred under the Term Loan Credit Agreement (or, if the Term Loan Credit Agreement is no longer in effect as of the date of incurrence of such Indebtedness, such Indebtedness would have otherwise been permitted to be incurred under the Term Loan Credit Agreement most recently in effect prior to the date of incurrence). The foregoing limitation will not apply to (collectively, “Permitted Debt”):

(1)            Indebtedness created under the Loan Documents (including Indebtedness created under Incremental Revolving Facility Increases and Extended Commitments) together with any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (1);

(2)            (a)Indebtedness incurred pursuant to the Term Loan Credit Agreement (including all Incremental Term Loans, Other Term Loans and Extended Term Loans, in each case, as defined in the Term Loan Credit Agreement); (b) any Incremental Equivalent Term Debt; and (c) Credit Agreement Refinancing Indebtedness (as defined in the Term Loan Credit Agreement); provided that the aggregate outstanding principal amount, including all Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (2) (and any successive Permitted Refinancing Indebtedness), as of the date any such Indebtedness is incurred, does not exceed the sum of:

(i)            $375.0 million; plus

(ii)           the Non-Ratio Based Incremental Facility Cap (as defined in the Term Loan Credit Agreement as in effect on the date hereof) (the “Non-Ratio Based Incremental Facility Cap”), it being understood and agreed that the Senior Secured Notes shall be deemed to have been incurred pursuant to Section 6.01(30) and not pursuant to this clause (ii); plus

(iii)          (A) with respect to any such Incremental Term Loans or Incremental Equivalent Term Debt to be secured on a pari passu basis to the Term Loans, such amount as would not result in the First Lien Net Leverage Ratio, as of the date of such incurrence (and after giving effect to such incurrence but without including the proceeds thereof in Unrestricted Cash for purposes of netting) and after giving effect to any acquisition or other transaction consummated in connection with the incurrence of such Incremental Term Loans or Incremental Equivalent Term Debt), but excluding undrawn Commitments, being greater than 1.50 to 1.00; and

(B)            with respect to any such Incremental Term Loans or Incremental Equivalent Term Debt to be secured on a junior basis to the Term Loans, subordinated in right of payment to the Term Loans or unsecured on a junior basis to the Term Loans, such amount as would not result in the Total Net Leverage Ratio, as of the date of such incurrence (and after giving effect to such incurrence but without including the proceeds thereof in Unrestricted Cash for purposes of netting) and after giving effect to any acquisition or other transaction consummated in connection with the incurrence of such Incremental Term Loans or Incremental Equivalent Term Debt), but excluding undrawn Commitments, being greater than 3.20 to 1.00;

provided, that if the Borrowers incur indebtedness under clause (ii) above in reliance on the Non-Ratio Based Incremental Facility Cap on the same date that it incurs indebtedness under the either clause (iii)(A) and (iii)(B) above, then the First Lien Net Leverage Ratio or the Total Net Leverage Ratio, as applicable, with respect to the amounts incurred under either clause (iii)(A) and (iii)(B) above will be calculated without including any incurrence under the Non-Ratio Based Incremental Facility Basket pursuant to clause (ii) above;

(3)            customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(4)            Indebtedness existing on the Closing Date (other than Indebtedness described in clause (1) or (2) above) and set forth on Schedule 6.01(4);

(5)            Capital Lease Obligations, Indebtedness with respect to mortgage financings and purchase money Indebtedness to finance all or any part of the purchase, lease, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets and Indebtedness arising from the conversion of the obligations of Holdings, the Borrowers or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of Holdings, the Borrowers or such Restricted Subsidiary, in an aggregate outstanding principal amount, including all Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (5) (and any successive Permitted Refinancing Indebtedness), not to exceed the greater of (a) $40.0 million and (b) 1.6% of Consolidated Total Assets as of the date any such Indebtedness is incurred; provided that such Indebtedness is incurred within 270 days after the purchase, lease, construction, installation, repair or improvement of the property that is the subject of such Indebtedness;

(6)            Indebtedness owed to (including obligations in respect of letters of credit or bank Guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits (whether to current or former employees) or property, casualty or liability insurance or self-insurance in respect of such items, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance; provided that upon the incurrence of any Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 45 days following such incurrence;

(7)            Indebtedness arising from agreements of Holdings, any Borrower or any Restricted Subsidiary providing for indemnification, earn-outs, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with the Transactions, any Permitted Acquisition or other acquisition permitted hereunder or the disposition of any business, assets or Restricted Subsidiaries not prohibited by this Agreement, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiaries for the purpose of financing any such Permitted Acquisition;

(8)            intercompany Indebtedness between or among Holdings, any Borrower and the Restricted Subsidiaries;

(9)            Indebtedness pursuant to Hedge Agreements entered into the ordinary course of business and not for speculative purposes;

(10)          Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion Guarantees and similar obligations, in each case, provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(11)          Guarantees of Indebtedness of Holdings, any Borrower or the Restricted Subsidiaries permitted to be incurred under this Agreement to the extent such Guarantees are not prohibited by the provisions of Section 6.04 (other than Section 6.04(20));

(12)            (a) Indebtedness incurred or assumed in connection with a Permitted Acquisition and Indebtedness of any Person that becomes a Restricted Subsidiary if such Indebtedness was not created in anticipation or contemplation of such Permitted Acquisition or such Person becoming a Restricted Subsidiary and (b) Indebtedness incurred or assumed in anticipation or contemplation of a Permitted Acquisition; provided that, in each case of the foregoing subclauses (a) and (b):

(i)            no Event of Default is continuing immediately before such Permitted Acquisition or would result therefrom;

(ii)            immediately after giving effect to such Permitted Acquisition, on a Pro Forma Basis (but in the case of clause (b) without including the proceeds of such Indebtedness in Unrestricted Cash for purposes of netting), either (A) Holdings or any Borrower would be permitted to incur at least $1 of Ratio Debt or (B) the Interest Coverage Ratio would increase;

(iii)          the aggregate principal amount of any such Indebtedness incurred pursuant to this clause (12) by Restricted Subsidiaries that are not Guarantors, together with any Permitted Refinancing Indebtedness incurred by Restricted Subsidiaries that are not Guarantors to Refinance any Indebtedness originally incurred pursuant to this clause (12) (and any successive Permitted Refinancing Indebtedness), may not exceed the greater of (a) $30.0 million and (b) 1.2% of Consolidated Total Assets as of the date any such Indebtedness is incurred; and

(iv)          such Indebtedness is otherwise permitted to be incurred under the Term Loan Credit Agreement.

(13)            Indebtedness incurred pursuant to the Senior Notes Indenture up to an aggregate outstanding principal amount of $375.0 million and any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (13) (and any successive Permitted Refinancing Indebtedness in respect thereof);

(14)            Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness (other than credit or purchase cards) is extinguished within 10 Business Days after notification received by Holdings of its incurrence;

(15)            Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(16)            Indebtedness in an aggregate outstanding principal amount not to exceed an amount equal to 100% of the net proceeds received by Holdings from the issuance or sale of its Equity Interests or as a contribution to its capital after the Closing Date, other than (a) proceeds from the issuance or sale of Holdings’ Disqualified Stock, (b) Excluded Contributions, (c) Cure Amounts and (d) any such proceeds that are used prior to the date of incurrence to make a Restricted Payment under Section 6.06(1) or Section 6.06(2)(b) (any such Indebtedness, “Contribution Indebtedness”);

(17)            Indebtedness consisting of (a) the financing of insurance premiums or (b) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(18)            Indebtedness incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to Holdings or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings) in an aggregate principal amount (when combined with all Indebtedness outstanding under all Qualified Receivables Financings) not to exceed $70.0 million;

(19)            Cash Management Obligations, obligations owed by Holdings or any Restricted Subsidiary in respect of or in connection with any treasury, depository, pooling, netting, overdraft, stored value card, purchase card (including so called “procurement card” or “P card”), debit card, credit card, cash management, supply chain finance services (including, without limitation, trade payable services and supplier accounts receivables purchases) and similar services and any automated clearing house transfer of funds, and other Indebtedness in respect thereof entered into in the ordinary course of business;

(20)            Indebtedness issued to future, current or former officers, directors, managers, and employees, consultants and independent contractors of Holdings or any Restricted Subsidiary or any direct or indirect parent thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of any Parent Entity permitted by Section 6.06;

(21)            Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures; provided that the aggregate outstanding principal amount of such Indebtedness, together with any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (21) (and any successive Permitted Refinancing Indebtedness), may not exceed the greater of (a) $25.0 million and (b) 1.0% of Consolidated Total Assets as of the date any such Indebtedness is incurred;

(22)            Indebtedness of non-Loan Parties in an aggregate outstanding principal amount, together with any Permitted Refinancing Indebtedness incurred by non-Loan Parties to Refinance any Indebtedness originally incurred pursuant to this clause (22) (and any successive Permitted Refinancing Indebtedness), not to not exceed the greater of (a) $25.0 million and (b) 1.0% of Consolidated Total Assets as of the date any such Indebtedness is incurred;

(23)            (i) unsecured Indebtedness in respect of short-term obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services so long as such obligations are incurred in the ordinary course of business and not in connection with the borrowing of money and (ii) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(24)            Indebtedness representing deferred compensation or other similar arrangements incurred by Holdings or any Restricted Subsidiary (a) in the ordinary course of business or (b) in connection with the Transactions or any Permitted Investment;

(25)            any Permitted Refinancing Indebtedness incurred to Refinance Indebtedness incurred under clauses (4), (5), (8), (12), (13), (16), (21), (22), this clause (25) or clauses (28) or (29) of this Section 6.01 and any successive Permitted Refinancing Indebtedness;

(26)            Indebtedness under the Ancillary Facility, including with respect to any Ancillary Extensions of Credit thereunder, in an aggregate principal amount not to exceed $45.0 million;

(27)            Indebtedness incurred by Holdings or any Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange, warehouse receipts or similar facilities or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business;

(28)            additional Indebtedness in an aggregate outstanding principal amount, including all Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (28) (and any successive Permitted Refinancing Indebtedness), not to exceed the greater of (a) $100.0 million and (b) 4.0% of Consolidated Total Assets as of the date any such Indebtedness is incurred;

(29)            letters of credit issued in favor of any Restricted Subsidiary in an aggregate principal amount not to exceed the greater of (a) $50.0 million and (b) 2.0% of Consolidated Total Asset as of the date any such Indebtedness is incurred; and

(30)            Indebtedness incurred pursuant to the Senior Secured Notes Indenture up to an aggregate outstanding principal amount of $225.0 million and any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (30) (and any successive Permitted Refinancing Indebtedness in respect thereof).

For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be incurred as Ratio Debt, any Borrower may, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant; provided that all Indebtedness outstanding under the Loan Documents, the Term Loan Credit Agreement, the Senior Notes Indenture and the Senior Secured Notes Indenture will be deemed to have been incurred in reliance on the exception in clauses (1), (2), (13) and (30), respectively, of the definition of “Permitted Debt” and shall not be permitted to be reclassified pursuant to this paragraph. All unsecured Permitted Debt originally incurred under clause (5), (21), (22) or (28) of the definition of Permitted Debt will be automatically reclassified as Ratio Debt on the first date on which such Indebtedness would have been permitted to be incurred as Ratio Debt. Accrual of interest, the accretion of accreted value, amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness with the same terms, and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, will not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01. Guarantees of, or obligations in respect of letters of credit relating to Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness will not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such Guarantee or letter of credit, as the case may be, was in compliance with this Section 6.01.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower Dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, original issue discount, defeasance costs, fees, commissions and expenses in connection therewith).

Section 6.02       Liens. Create, incur, assume or permit to exist any Lien that secures obligations under any Indebtedness on any property or assets at the time owned by it, except the following (collectively, “Permitted Liens”):

(1)            Liens securing Indebtedness incurred in accordance with Sections 6.01(1),6.01(2) and 6.01(30); provided that, in the case of Indebtedness incurred in accordance with Section 6.01(2) and 6.01(30), the applicable Liens are subject to the Intercreditor Agreement or other intercreditor agreement(s) substantially consistent with and no less favorable to the Lenders in any material respect than the Intercreditor Agreement as determined in good faith by a Responsible Officer of Holdings;

(2)            Liens securing Indebtedness existing on the Closing Date and set forth on Schedule 6.02(2); provided that such Liens only secure the obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01) and do not apply to any other property or assets of Holdings or any Restricted Subsidiary other than replacements, additions, accessions and improvements thereto;

(3)            Liens securing Indebtedness incurred in accordance with Section 6.01(5); provided that such Liens only extend to the assets financed with such Indebtedness (and any replacements, additions, accessions and improvements thereto);

(4)            Liens on accounts receivable and related assets of the type specified in the definition of Qualified Receivables Financing securing Indebtedness incurred in accordance with Section 6.01(18);

(5)            Liens on assets of non-Loan Parties securing Indebtedness incurred in accordance with Section 6.01(22);

(6)            Liens securing Permitted Refinancing Indebtedness incurred in accordance with Section 6.01(25); provided that the Liens securing such Permitted Refinancing Indebtedness are limited to all or part of the same property that secured (or, under the written arrangements under which the original Lien arose, could secure) the original Lien (plus any replacements, additions, accessions and improvements thereto);

(7)            (a) Liens on property or Equity Interests of a Person at the time such Person becomes a Restricted Subsidiary if such Liens were not created in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary and (b) Liens on property at the time Holdings or a Restricted Subsidiary acquired such property, including any acquisition by means of a merger, amalgamation or consolidation with or into Holdings or any of the Restricted Subsidiaries, if such Liens were not created in connection with, or in contemplation of, such acquisition;

(8)            Liens on property or assets of any Restricted Subsidiary that is not a Loan Party;

(9)            Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(10)          Liens disclosed by the title insurance policies delivered on or subsequent to the Closing Date and any replacement, extension or renewal of any such Liens (so long as the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Agreement); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal;

(11)          Liens securing judgments that do not constitute an Event of Default under Section 8.01(10) and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and in respect of which Holdings, any Borrower or any affected Restricted Subsidiary has set aside on its books reserves in accordance with GAAP with respect thereto;

(12)          Liens imposed by law, including landlord’s, carriers’, builders’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, Holdings or a Restricted Subsidiary has set aside on its books reserves in accordance with GAAP;

(13)          (a) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other similar laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (b) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings or any Restricted Subsidiary;

(14)          deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by Holdings or any Restricted Subsidiary in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(15)          survey exceptions and such matters as an accurate survey would disclose, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights of way, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities in each case that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of Holdings or any Restricted Subsidiary;

(16)          any interest or title of a lessor or sublessor under any leases or subleases entered into by Holdings or any Restricted Subsidiary in the ordinary course of business;

(17)          Liens that are contractual rights of set-off (a) relating to pooled deposit or sweep accounts of Holdings or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings or any Restricted Subsidiary or (b) relating to purchase orders and other agreements entered into with customers of Holdings or any Restricted Subsidiary in the ordinary course of business;

(18)          Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(19)          leases or subleases, non-exclusive licenses or sublicenses (including with respect to Intellectual Property Rights and software) granted to others in the ordinary course of business that do not interfere in any material respect with the business of Holdings and the Restricted Subsidiaries, taken as a whole;

(20)          Liens solely on any cash earnest money deposits made by Holdings or any Restricted Subsidiary in connection with any letter of intent or other agreement in respect of any Permitted Investment;

(21)          the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(22)          Liens arising from precautionary Uniform Commercial Code or PPSA financing statements or equivalent statements in any other jurisdiction;

(23)          Liens on Equity Interests of any joint venture (a) securing obligations of such joint venture or (b) pursuant to the relevant joint venture agreement or arrangement;

(24)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(25)          Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (4) of the definition thereof;

(26)          Liens securing insurance premium financing arrangements;

(27)          Liens on vehicles or equipment of Holdings or any of the Restricted Subsidiaries granted in the ordinary course of business;

(28)          Liens on property or assets used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by this Agreement;

(29)          Liens:

(a)            of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection;

(b)            attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; or

(c)            in favor of banking or other financial institutions or entities, or electronic payment service providers, arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry (including, in relation to bank accounts held in Germany, Liens arising under the general terms and conditions of banks (Allgemeine Geschäftsbedingungen der Banken und Sparkassen));

(30)          Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(31)          Liens that rank pari passu with the Liens securing the Term Loan Obligations if the First Lien Net Leverage Ratio as of the date on which such Liens are first created is less than or equal to 1.50  to 1.00; provided that a Debt Representative acting on behalf of the holders of such Indebtedness will become party to or otherwise subject to the provisions of the Intercreditor Agreement;

(32)          Liens that rank junior to the Liens securing both the Obligations and the Term Loan Obligations, if the Total Net Leverage Ratio as of the date on which such Liens are first created is less than or equal to 3.20 to 1.00; provided that a Debt Representative acting on behalf of the holders of such Indebtedness will become party to or otherwise subject to the provisions of a Junior Lien Intercreditor Agreement;

(33)          Liens securing additional obligations in an aggregate outstanding principal amount not to exceed the greater of (a) $75.0 million and (b) 3.0% of Consolidated Total Assets as of the date such Liens are first created;

(34)          Liens securing (a) Specified Hedge Obligations, Cash Management Obligations and the Ancillary Facility and any Ancillary Extensions of Credit thereunder, which amounts are secured under the Loan Documents, and (b) amounts owing to any Qualified Counterparty (as defined in the Term Loan Credit Agreement) under any Specified Hedge Agreement (as defined in the Term Loan Credit Agreement), which amounts are secured under the Term Loan Documents; provided that, in each case, the applicable Liens are subject to the Intercreditor Agreement or other intercreditor agreement(s) substantially consistent with and no less favorable to the Lenders in any material respect than the Intercreditor Agreement as determined in good faith by a Responsible Officer of Holdings;

(35)          Liens on amounts deposited to secure any Loan Party’s and its Restricted Subsidiaries’ obligations in connection with pension liabilities (Altersteilzeitverpflichtungen) pursuant to § 8a German Partial Retirement Act (Altersteilzeitgesetz) or in connection with time credits (Wertguthaben) pursuant to § 7e German Social Code IV (Sozialgesetzbuch IV);

(36)          any Lien required to be granted under mandatory law in favor of creditors as a consequence of a merger or a conversion permitted under this Agreement due to §§ 22, 204 UmwG; and

(37)          Liens arising out of conditional sale, title retention (including retention of title), consignment or similar arrangements for the sale of goods.

For purposes of this Section 6.02, Indebtedness will not be considered incurred under a subsection or clause of Section 6.01 if it is later reclassified as outstanding under another subsection or clause of Section 6.01 (in which event, and at which time, same will be deemed incurred under the subsection or clause to which reclassified).

Section 6.03       [Reserved].

Section 6.04       Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger, consolidation or amalgamation with, or as a Division Successor pursuant to the Division of, a Person that is not a Wholly Owned Subsidiary immediately prior to such merger, consolidation, amalgamation or Division) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, a “Investment”), any other Person, except the following (collectively, “Permitted Investments”):

(1)           the Transactions;

(2)            loans and advances to officers, directors, employees or consultants of any Parent Entity, the Borrower or any Restricted Subsidiary in an aggregate principal amount not to exceed the greater of (i) $5.0 million and (ii) 0.2% of Consolidated Total Assets at any time outstanding (calculated without regard to write-downs or write-offs thereof after the date made);

(3)            [reserved];

(4)            [reserved];

(5)            intercompany Investments among Holdings and the Restricted Subsidiaries (including intercompany Indebtedness);

(6)            Investments in (x) Viance, LLC and Louisiana Pigment Company (and any successor thereof) in an amount, net of any Investments by Viance, LLC and Louisiana Pigment Company in any Loan Party, not to exceed the greater of (i) $25.0 million and (ii) 1.0% of Consolidated Total Assets as of the date any such Investment is made and (y) other Joint Ventures in an amount not to exceed the greater of (i) $50.0 million and (ii) 2.0% of Consolidated Total Assets as of the date any such Investment is made;

(7)            Cash Equivalents and, to the extent not made for speculative purposes, Investment Grade Securities or Investments that were Cash Equivalents or Investment Grade Securities when made;

(8)            Investments arising out of the receipt by Holdings or any of the Restricted Subsidiaries of non-cash consideration in connection with any sale of assets permitted under Section 6.05;

(9)            accounts receivable, security deposits and prepayments and other credits granted or made in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof from financially troubled Account Debtors and others, including in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, such Account Debtors and others, in each case in the ordinary course of business;

(10)          Investments acquired as a result of a foreclosure by Holdings or any Restricted Subsidiary with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(11)          Hedge Agreements entered into the ordinary course of business and not for speculative purposes;

(12)          Investments existing on, or contractually committed as of, the Closing Date and set forth on Schedule 6.04 and any replacements, refinancings, refunds, extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (12) is not increased at any time above the amount of such Investments existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date);

(13)          Investments resulting from pledges and deposits that are Permitted Liens;

(14)          intercompany loans among non-Loan Party Subsidiaries and Guarantees by non-Loan Party Subsidiaries permitted by Section 6.01(22);

(15)          acquisitions of obligations of one or more officers or other employees of any Parent Entity or any Subsidiary of Holdings in connection with such officer’s or employee’s acquisition of Equity Interests of any Parent Entity, so long as no cash is actually advanced by Holdings or any Restricted Subsidiary to such officers or employees in connection with the acquisition of any such obligations;

(16)          Guarantees of operating leases (for the avoidance of doubt, excluding Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case, entered into by Holdings or any Restricted Subsidiary in the ordinary course of business;

(17)          Investments to the extent that payment for such Investments is made with Equity Interests of any Parent Entity;

(18)          Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted under Section 6.06;

(19)          Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(20)          Guarantees permitted under Section 6.01;

(21)          advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of Holdings or any Restricted Subsidiary;

(22)          Investments, including loans and advances, to any Parent Entity so long as Holdings or any Restricted Subsidiary would otherwise be permitted to make a Restricted Payment in such amount; provided that the amount of any such Investment will be deemed to be a Restricted Payment under the appropriate clause of Section 6.06 for all purposes of this Agreement;

(23)          purchases or acquisitions of inventory, supplies, materials and equipment or purchases or acquisitions of contract rights or Intellectual Property Rights in each case in the ordinary course of business;

(24)          Investments in assets useful in the business of Holdings or any Restricted Subsidiary made with (or in an amount equal to) any Reinvestment Deferred Amount or Below Threshold Asset Sale Proceeds;

(25)          any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person, in each case in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness, not to exceed, in the aggregate, $70.0 million;

(26)          intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business in connection with the cash management operations of Holdings and its Subsidiaries;

(27)          Investments that are made with Excluded Contributions;

(28)          any Investment made at any time in an amount not exceeding the Shared Dollar Basket at such time, plus any returns of capital that at such time have actually been received by Holdings and its Restricted Subsidiaries in respect of their Investments made pursuant to this Section 6.04(28);

(29)          Investments for the establishment and maintenance (including the establishment and maintenance of required reserves in an amount not to exceed the reserves reasonably determined by an independent actuary and in any event not less than any amount that may be required from time to time in accordance with applicable statutes or other applicable Requirements of Law) of a captive insurance program that is reasonable and customary for companies engaged in the same or similar businesses;

(30)          Investments in Indebtedness of Holdings or any of its Restricted Subsidiaries;

(31)          [reserved];

(32)          [reserved];

(33)          [reserved];

(34)          [reserved];

(35)          [reserved];

(36)          [reserved];

(37)          additional Investments (including Permitted Acquisitions); provided that both immediately before such Investment is made and immediately after giving effect to such Investment, the Payment Conditions are satisfied; and

(38)          Investments for the establishment of Wholly Owned Subsidiaries that are initially capitalized in a de minimis amount.

Section 6.05       Mergers, Consolidations, Amalgamations, Sales of Assets and Acquisitions. Merge into, or consolidate or amalgamate with, any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, license, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets, or issue, sell, transfer or otherwise dispose of any Equity Interests of any Restricted Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person or any division, unit or business of any other Person, except that this Section 6.05 will not prohibit:

(1)            if at the time thereof and immediately after giving effect thereto no Event of Default has occurred and is continuing or would result therefrom:

(a)            the merger, consolidation, amalgamation or Division of any Restricted Subsidiary into (or with) any Borrower; provided that (i) such Borrower shall be the survivor or (ii) if the Person formed by or surviving any such merger, consolidation, amalgamation or Division is not the Borrower (any such Person, the “Successor Borrower”), (A) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or a Specified Foreign Jurisdiction (other than France) and (B) the Successor Borrower shall expressly assume all the obligations of the applicable Borrower under this Agreement and the other Loan Documents to which such Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent; provided, further, that, prior to any Person becoming a Successor Borrower, the Administrative Agent shall have received al documentation and other information that has been reasonably requested in writing by the Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and the Proceeds of Crime Act;

(b)            the merger, consolidation, amalgamation or Division of any Restricted Subsidiary into or with any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is a Subsidiary Loan Party;

and, in the case of each of the foregoing clauses (a) and (b), no Person other than any Borrower or a Subsidiary Loan Party receives any consideration;

(c)            the merger, consolidation, amalgamation or Division of any Restricted Subsidiary that is not a Loan Party into or with any other Restricted Subsidiary that is not a Loan Party;

(d)            any transfer of Inventory among Holdings and its Restricted Subsidiaries or between Restricted Subsidiaries and any other transfer of property or assets among Holdings and its Restricted Subsidiaries or between Restricted Subsidiaries, in each case, in the ordinary course of business;

(e)            the liquidation or dissolution or change in form of entity of any Restricted Subsidiary of Holdings if a Responsible Officer of Holdings determines in good faith that such liquidation, dissolution or change in form is in the best interests of Holdings and is not materially disadvantageous to the Lenders;

(f)            the merger, consolidation, amalgamation or Division of any Restricted Subsidiary with or into any other Person in order to effect a Permitted Investment; or

(g)            the merger, consolidation, amalgamation or Division of any Borrower or any Restricted Subsidiary into (or with) Holdings; provided that (1) Holdings shall be the continuing or surviving Person or (2) if the Person formed by or surviving any such merger, consolidation, amalgamation or Division is not Holdings or is a Person into which Holdings has been liquidated (any such Person, the “Successor Holdings”) (A) the Successor Holdings shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia or a Specified Foreign Jurisdiction and (B) the Successor Holdings shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and (C) the Successor Holdings shall pledge 100% of the Equity Interests of the U.S. Parent and the Lux Parent to the Collateral Agent as Collateral to secure the Obligations in form reasonably satisfactory to the Collateral Agent;

(2)            any sale, transfer or other disposition if:

(a)            at least 75% of the consideration therefor is in the form of cash and Cash Equivalents; and

(b)            such sale, transfer or disposition is made for fair market value (as determined by a Responsible Officer of Holdings in good faith);

provided that each of the following items will be deemed to be cash for purposes of this Section 6.05(2):

(i)            any liabilities of Holdings or the Restricted Subsidiaries (as shown on the most recent Required Financial Statements or in the notes thereto), other than liabilities that are by their terms subordinated in right of payment to the Obligations, that are assumed by the transferee with respect to the applicable disposition and for which Holdings and the Restricted Subsidiaries have been validly released by all applicable creditors in writing;

(ii)            any securities received by Holdings or any Restricted Subsidiary from such transferee that are converted by Holdings or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable disposition; and

(iii)            any Designated Non-Cash Consideration received in respect of such disposition; provided that the aggregate fair market value of all such Designated Non-Cash Consideration, as determined by a Responsible Officer of Holdings in good faith, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii) that is then outstanding, does not exceed the greater of (A) $50.0 million and (B) 2.0% of Consolidated Total Assets as of the date any such Designated Non-Cash Consideration is received, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value;

(3)            (a) the purchase and sale of Inventory in the ordinary course of business, (b) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business, (c) the sale of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business or (d) the disposition of Cash Equivalents (or Investments that were Cash Equivalents when made);

(4)            [reserved];

(5)            Investments permitted by Section 6.04 (including any Permitted Acquisition expressly permitted under Section 6.04(37) or merger, consolidation, amalgamation or Division in order to effect such a Permitted Acquisition expressly permitted under Section 6.04(37)), provided, that, following any such merger, consolidation, amalgamation or Division involving Holdings or any Borrower, Holdings, a Successor Holdings, such Borrower or a Successor Borrower is the surviving Person;

(6)            Permitted Liens;

(7)            Restricted Payments permitted by Section 6.06;

(8)            the sale of (a) defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction and (b) accounts receivable and related assets in connection with a Qualified Receivables Financing in an aggregate amount not to exceed $70.0 million;

(9)            leases, non-exclusive licenses, or subleases or sublicenses of any real or personal property (including Intellectual Property Rights) in the ordinary course of business;

(10)          sales, leases or other dispositions of Inventory of Holdings or any Restricted Subsidiary determined by the management of Holdings to be no longer useful or necessary in the operation of the business of Holdings or such Restricted Subsidiary;

(11)          acquisitions and purchases made with Below Threshold Asset Sale Proceeds;

(12)          to the extent allowable under Section 1031 of the Code (or comparable or successor provision), any exchange of like property (excluding any boot thereon permitted by such provision) for use in any business conducted by Holdings or any Restricted Subsidiary that is not in contravention of Section 6.08; provided that to the extent the property being transferred constitutes ABL Priority Collateral, such replacement property will constitute ABL Priority Collateral;

(13)          any sale, transfer or other disposition, in a single transaction or a series of related transactions, of any asset or assets having a fair market value, as determined by a Responsible Officer of Holdings in good faith, of not more than $5.0 million;

(14)          the lapse, abandonment or discontinuance of the use or maintenance of any Intellectual Property Rights if previously determined by the Borrower or any Restricted Subsidiary in its reasonable business judgment that such lapse, abandonment or discontinuance is desirable in the conduct of its business; and;

(15)          the Transactions.

To the extent any Collateral is disposed of in a transaction expressly permitted by this Section 6.05 to any Person other than Holdings, any Borrower or any Guarantor, such Collateral will be free and clear of the Liens created by the Loan Documents, and the Administrative Agent will take, and each Lender hereby authorizes the Administrative Agent to take, any actions reasonably requested by Holdings in order to evidence the foregoing, in each case, in accordance with Section 10.18.

Section 6.06       Restricted Payments. Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), directly or indirectly, whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the Person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value any of its Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the Person redeeming, purchasing, retiring or acquiring such shares) (the foregoing, “Restricted Payments”) other than:

(1)            the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Holdings) of, Equity Interests of Holdings (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Holdings, other than (a) Excluded Contributions, (b) Cure Amounts and (c) any such proceeds that are used prior to the date of determination to (i) make a Restricted Payment under Section 6.06(2)(b) or (ii) incur Contribution Indebtedness;

(2)            Restricted Payments to any Parent Entity the proceeds of which are used to purchase, retire, redeem or otherwise acquire, or to any Parent Entity for the purpose of paying to any other Parent Entity to purchase, retire, redeem or otherwise acquire, the Equity Interests of such Parent Entity (including related stock appreciation rights or similar securities) held directly or indirectly by then present or former directors, consultants, officers, employees, managers or independent contractors of Holdings, any Borrower or any of the Restricted Subsidiaries or any Parent Entity or their estates, heirs, family members, spouses or former spouses (including for all purposes of this clause (2), Equity Interests held by any entity whose Equity Interests are held by any such future, present or former employee, officer, director, manager, consultant or independent contractor or their estates, heirs, family members, spouses or former spouses) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement or any stock subscription or shareholder or similar agreement; provided that the aggregate amount of such purchases or redemptions may not exceed:

(a)            the amount of net cash proceeds contributed to Holdings that were received by any Parent Entity since the Closing Date from sales of Equity Interests of any Parent Entity to directors, consultants, officers, employees, managers or independent contractors of any Parent Entity, Holdings or any Restricted Subsidiary in connection with permitted employee compensation and incentive arrangements, other than (a) Excluded Contributions, (b) Cure Amounts and (c) any such proceeds that are used prior to the date of determination to (1) make a Restricted Payment under Section 6.06(1) or (2) incur Contribution Indebtedness; plus

(b)            the amount of net proceeds of any key man life insurance policies received during such fiscal year; plus

(c)            the amount of any bona fide cash bonuses otherwise payable to directors, consultants, officers, employees, managers or independent contractors of any Parent Entity, Holdings or any Restricted Subsidiary that are foregone in return for the receipt of Equity Interests, the fair market value of which is equal to or less than the amount of such cash bonuses, which, if not used in any year, may be carried forward to any subsequent fiscal year;

and provided, further, that cancellation of Indebtedness owing to Holdings or any Restricted Subsidiary from directors, consultants, officers, employees, managers or independent contractors of any Parent Entity, Holdings or any Restricted Subsidiary in connection with a repurchase of Equity Interests of any Parent Entity will not be deemed to constitute a Restricted Payment;

(3)            Restricted Payments to consummate the Transactions;

(4)            Restricted Payments in any fiscal year in an amount equal to 6.0% of the market capitalization of Holdings (or its Parent Entity, as applicable);

(5)            Restricted Payments in the form of cash distributions with respect to any taxable period in which any Subsidiary of Holdings is treated as a disregarded entity, partnership or S corporation for U.S. federal income tax purposes or is a member of a consolidated, combined, unitary or similar tax group with any equityholders, to enable any equityholders to pay any Taxes attributable solely to the income, operations and ownership of such Subsidiary;

(6)            Restricted Payments to permit any Parent Entity to:

(a)            pay operating, overhead, legal, accounting and other professional fees and expenses (including directors’ fees and expenses and administrative, legal, accounting, filings and similar expenses), in each case to the extent related to its separate existence as a holding company or to its ownership of Holdings and the Restricted Subsidiaries;

(b)            pay fees and expenses related to any public offering or private placement of debt or equity securities of, or incurrence of any Indebtedness by, any Parent Entity or any Permitted Investment, whether or not consummated, including the Initial Venator Distribution Transaction;

(c)            pay franchise taxes and other similar taxes and expenses, in each case, in connection with the maintenance of its legal existence;

(d)            make payments under transactions permitted under Section 6.07 (other than Section 6.07(8)) , in each case to the extent such payments are due at the time of such Restricted Payment; or

(e)            pay customary salary, bonus and other compensation or benefits payable to, and indemnities provided on behalf of, officers, employees, directors, managers, consultants or independent contractors of any Parent Entity to the extent related to its ownership of Holdings and the Restricted Subsidiaries;

(7)            non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(8)            Restricted Payments to allow any Parent Entity to make, or to any Parent Entity for the purpose of paying to any other Parent Entity to make, payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such Person, in connection with any merger, consolidation, amalgamation, Division or other business combination, or in connection with any dividend, distribution or split of Equity Interests;

(9)            [reserved];

(10)          Restricted Payments to Holdings or any Restricted Subsidiary (or, in the case of non-Wholly Owned Subsidiaries, to Holdings and to each other owner of Equity Interests of such Restricted Subsidiary) on a pro rata basis (or more favorable basis from the perspective of Holdings or such Restricted Subsidiary) based on their relative ownership interests so long as any repurchase of its Equity Interests from a Person that is not Holdings or a Restricted Subsidiary is permitted under Section 6.04);

(11)          Restricted Payments to any Parent Entity to finance, or to any Parent Entity for the purpose of paying to any other Parent Entity to finance, any Permitted Investment; provided that (a) such Restricted Payment is made substantially concurrently with the closing of such Investment and (b) promptly following the closing thereof, such Parent Entity causes (i) all property acquired (whether assets or Equity Interests) to be contributed to Holdings or any Restricted Subsidiary of Holdings or (ii) the merger, consolidation, amalgamation or Division (to the extent permitted by Section 6.05) of the Person formed or acquired into Holdings or any Restricted Subsidiary of Holdings in order to consummate such Permitted Investment, in each case, in accordance with the requirements of Section 5.10;

(12)          the payment of any dividend or distribution or consummation of any redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with the provisions of this Agreement;

(13)          the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Holdings or any Restricted Subsidiary by, one or more Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash or Cash Equivalents);

(14)          [reserved];

(15)          additional Restricted Payments; provided that both immediately before any such Restricted Payment is made and immediately after giving effect to such Restricted Payment, the Payment Conditions are satisfied;

(16)          any Restricted Payment made at any time in an amount not exceeding the Shared Dollar Basket at such time; provided that no Event of Default shall exist or would result therefrom;

(17)          the Special Closing Date Payments; and

(18)          Restricted Payments in connection with the issuance of Equity Interests to management or employees pursuant to and in accordance with compensation agreements with such management or employees of Holdings and its Subsidiaries in such reasonably estimated amounts as are necessary to satisfy the tax obligations of such management or employees (including estimated tax payments) as a result of the issuance of such Equity Interests.

Section 6.07       Transactions with Affiliates. Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates in a transaction involving aggregate consideration in excess of $5.0 million, unless such transaction is (i) otherwise permitted (or required) under this Agreement or (ii) upon terms no less favorable to Holdings and the Restricted Subsidiaries, as applicable, than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, except that this Section 6.07 will not prohibit:

(1)            transactions between or among (a) Holdings and the Restricted Subsidiaries or (b) Holdings and any Person that becomes a Restricted Subsidiary as a result of such transaction (including by way of a merger, consolidation, amalgamation or Division in which a Loan Party is the surviving entity);

(2)            [reserved];

(3)            any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of Holdings or any other Parent Entity in good faith;

(4)            loans or advances to employees or consultants of any Parent Entity, any Borrower or any Restricted Subsidiary in accordance with Section 6.04(2);

(5)            the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of any Parent Entity, Holdings or any of the Restricted Subsidiaries in the ordinary course of business (limited, in the case of any Parent Entity (other than Holdings), to the portion of such fees and expenses that are allocable to Holdings and the Restricted Subsidiaries (which shall be 100% for so long as such Parent Entity owns no assets other than the Equity Interests in Holdings and assets incidental to the ownership of Holdings and its Restricted Subsidiaries));

(6)            the Initial Venator Distribution Transaction, the Transactions and transactions pursuant to the Transaction Documents and other transactions, agreements and arrangements in existence on the Closing Date and set forth on Schedule 6.07 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect as determined in good faith by a Responsible Officer of Holdings;

(7)            (a) any employment agreements entered into by Holdings or any of the Restricted Subsidiaries in the ordinary course of business, (b) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors and (c) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto;

(8)            Restricted Payments permitted under Section 6.06, including payments to any Parent Entity;

(9)            any purchase by any Parent Entity (other than Holdings) of the Equity Interests of Holdings and the purchase by Holdings of Equity Interests in any Restricted Subsidiary;

(10)          transactions between the Huntsman and its Subsidiaries on one hand and Holdings and its Subsidiaries on the other hand, for the purpose of facilitating the Venator Consolidation Transactions and the Initial Venator Distribution Transaction, whether consummated prior to, or after the consummation of the Initial Venator Distribution Transaction, including any customary transition services agreements, separation agreements or similar agreements entered into between Huntsman and its Subsidiaries on one hand and Venator and its Subsidiaries on the other hand;;

(11)          transactions with Restricted Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business;

(12)          any transaction in respect of which Holdings delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of Holdings from an accounting, appraisal or investment banking firm, in each case, of nationally recognized standing that is (a) in the good faith determination of Holdings qualified to render such letter and (b) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to Holdings or the Restricted Subsidiaries, as applicable, than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate;

(13)          transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(14)          the issuance, sale or transfer of Equity Interests of Holdings to any Parent Entity (other than Holdings) and capital contributions by any Parent Entity (other than Holdings) to Holdings;

(15)          the issuance of Equity Interests to the management of Holdings, any Borrower or any of the Restricted Subsidiaries in connection with the Transactions;

(16)          payments by Holdings, any Borrower or any of the Restricted Subsidiaries pursuant to tax sharing agreements among Holdings, any Borrower and any of the Restricted Subsidiaries;

(17)          payments or loans (or cancellation of loans) to employees or consultants that are:

(a)            approved by a majority of the Disinterested Directors of Holdings or any Borrower in good faith;

(b)            made in compliance with applicable law; and

(c)            otherwise permitted under this Agreement;

(18)          transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Agreement, that are fair to Holdings and the Restricted Subsidiaries;

(19)          transactions between or among Holdings and the Restricted Subsidiaries and any Person, a director of which is also a director of Holdings or any other Parent Entity, so long as (a) such director abstains from voting as a director of Holdings or such Parent Entity, as the case may be, on any matter involving such other Person and (b) such Person is not an Affiliate of Holdings for any reason other than such director’s acting in such capacity;

(20)          transactions pursuant to, and complying with, the provisions of Section 6.01, Section 6.04 or Section 6.05(1);

(21)          the existence of, or the performance by any Loan Party of its obligations under the terms of, any customary registration rights agreement to which a Loan Party or any Parent Entity is a party or becomes a party in the future;

(22)          intercompany transactions undertaken in good faith (as certified by a Responsible Officer of Holdings) for the purpose of improving the consolidated tax efficiency of Holdings and the Restricted Subsidiaries and not for the purpose of circumventing any covenant set forth herein;

(23)          [reserved];

(24)          central services (including, without limitation, management information systems, pension and profit sharing plans, and human resources) provided by the Loan Parties to affiliates at the Loan Parties’ cost; and

(25)          Qualified Receivables Financings.

Section 6.08       Business of Holdings and its Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than any business or business activity conducted by Holdings and the Restricted Subsidiaries on the Closing Date (after giving effect to the Transactions) and any similar, corollary, related, ancillary, incidental or complementary business or business activities or a reasonable extension, development or expansion thereof or ancillary thereto.

Section 6.09       Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By Laws and Certain Other Agreements; etc.

(1)            amend or modify in any manner materially adverse to the Lenders the articles or certificate of incorporation (or similar document), by-laws, limited liability company operating agreement, partnership agreement or other organizational documents of Holdings or any Restricted Subsidiary;

(2)            make any cash payment or other distribution in cash in respect of, or subject to the additional provisions of Section 6.09(4), amend or modify, or permit the amendment or modification of, any provision of, any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposits, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing; except in the case of this clause (2):

(a)            [reserved];

(b)            any payments in respect of Junior Financings; provided that both immediately before any such payment is made and immediately after giving effect to such payment, the Payment Conditions are satisfied;

(c)            any payment in respect of Junior Financings made at any time in an amount not exceeding the Shared Dollar Basket at such time; provided that no Event of Default shall exist or would result therefrom;

(d)            (i) the conversion or exchange of any Junior Financing into or for Equity Interests of any Parent Entity or other Junior Financing and (ii) any payment that is intended to prevent any Junior Financing from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code;

(e)            the incurrence of Permitted Refinancing Indebtedness in respect thereof;

(f)            (i) payments of regularly scheduled principal and interest; (ii) mandatory offers to repay, repurchase or redeem (including in connection with the Net Cash Proceeds of Asset Sales); (iii) mandatory prepayments of principal, premium and interest; and (iv) payments of fees, expenses and indemnification obligations, in each case, with respect to such Junior Financing;

(g)            payments or distributions in respect of all or any portion of such Junior Financing with the proceeds contributed directly or indirectly to Holdings by any Parent Entity (other than Holdings) from the issuance, sale or exchange by any such Parent Entity of Equity Interests;

(h)            the Special Closing Date Payments; and

(i)            the Transactions; ~~or~~

(3)            permit any Material Subsidiary to enter into any agreement or instrument that by its terms restricts (a) with respect to any such Material Subsidiary that is not a Loan Party, Restricted Payments from such Material Subsidiary to Holdings or any other Loan Party that is a direct or indirect parent of such Material Subsidiary or (b) with respect to any such Material Subsidiary that is a Loan Party, the granting of Liens by such Material Subsidiary pursuant to the Security Documents; except in the case of this clause (3):

(a)            restrictions imposed by applicable law;

(b)            contractual encumbrances or restrictions:

(i)            under the Term Loan Documents;

(ii)            [reserved]; or

(iii)            under any agreement relating to Ratio Debt, Indebtedness incurred pursuant to Section 6.01(1), (2), (4), (5), (7), (11) (solely as it relates to Indebtedness in another clause referenced in this clause (b)(iii)), (12), (13), (16), (18), (21), (22), (25) or (28), Indebtedness that is secured on a pari passu basis with Indebtedness under the Term Loan Documents, or any Permitted Refinancing Indebtedness in respect thereof, that does not materially expand the scope of any such encumbrance or restriction;

(c)            any restriction on a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Restricted Subsidiary pending the closing of such sale or disposition;

(d)            customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(e)            any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(f)            customary provisions contained in leases or licenses of Intellectual Property Rights and other similar agreements entered into in the ordinary course of business;

(g)            customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(h)            customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(i)            customary restrictions and conditions contained in any agreement relating to the sale, transfer or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer or other disposition;

(j)            customary restrictions and conditions contained in the document relating to any Lien, so long as (i) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(k)            customary net worth provisions contained in Real Property leases entered into by Restricted Subsidiaries, so long as a Responsible Officer of Holdings has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of Holdings and the Restricted Subsidiaries to meet their ongoing obligations;

(l)            any agreement in effect at the time any Person becomes a Restricted Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary;

(m)            restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Restricted Subsidiary that is not a Subsidiary Loan Party;

(n)            customary restrictions on leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(o)            restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; or

(p)            any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (o) above, so long as such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Holdings, not materially more restrictive with respect to such Lien, dividend and other payment restrictions, taken as a whole, than those contained in the Lien, dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing~~.~~;

(4)             notwithstanding anything to the contrary in this Section 6.09 or any Loan Document, unless the Required Lenders and the Administrative Agent otherwise consent in writing, amend, modify, replace, refinance or permit the amendment or modification of, any provision of the Term Loan Credit Agreement (or any other Term Loan Document), the Senior Notes Indenture and/or the Senior Secured Notes Indenture or any Indebtedness for borrowed money or evidenced by bonds, debentures, notes or similar instruments of Holdings, any Borrower or any Restricted Subsidiary in each case without the consent of the Administrative Agent and the Required Lenders, providing for payment of Indebtedness greater than $15.0 million; provided that the Required Lenders and the Administrative Agent shall be deemed to have consented to any such amendment, modification, replacement or refinancing if the Required Lenders or the Administrative Agent have not objected in writing (including e-mail) within five Business Days after delivery of a written request therefor by Holdings or any Borrower.

Section 6.10     Financial Performance Covenant. Upon the occurrence and during the continuance of a Covenant Trigger Event, Holdings will maintain a Fixed Charge Coverage Ratio of not less than 1.0 to 1.0 measured for the most recent period of four consecutive fiscal quarters for which Required Financial Statements are available (or were required to be furnished) at the time of occurrence of such Covenant Trigger Event, and each subsequent four fiscal quarter period ending during the continuance of such Covenant Trigger Event.

For the purpose of determining compliance with Article VI, in the event that any Lien, Investment, Indebtedness, disposition, Restricted Payment, contractual obligation, encumbrance or restriction or payment, prepayment, repurchase, redemption, defeasance or amendment, modification or other change in respect of Indebtedness meets the criteria of more than one of the categories of transactions permitted pursuant to any clause of the negative covenants, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by Holdings in its sole discretion at such time of determination. Notwithstanding anything to the contrary, if Holdings incurs Indebtedness or Liens, or makes dispositions, Restricted Payments, restricted debt payments or Investments under any applicable fixed amount on the same date that it incurs Indebtedness or Liens, or makes Restricted Payments, restricted debt payments or Investments under any applicable ratio-based amount, then the ratio-based amount with respect to the amounts incurred under the ratio-based basket will be calculated without regard to any incurrence under the fixed amount. Unless Holdings elects otherwise, each ratio-based amount shall be deemed incurred first to the extent permitted, with the balance incurred under the fixed amount.

Section 6.11       Spanish “Pagarés” (Promissory Notes)

Each Spanish Borrowers undertakes at all times to comply with the following obligations in relation to any “pagaré” that any of their Account Debtors may deliver them as payment instruments: not to sell, assign or otherwise dispose of, or create or suffer to exist any adverse claim upon or with respect to, any “pagaré”, or endorse, or assign any right to receive income in respect thereof, or allow any rights of setoff to arise in connection therewith, other than in accordance with this Article VI.

ARTICLE VII

[Reserved]

ARTICLE VIII

Events of Default

Section 8.01       Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):

(1)            any representation or warranty made by Holdings, any Borrower or any other Loan Party herein or in any other Loan Document or any certificate or document required to be delivered pursuant hereto or thereto shall be incorrect or misleading in any material respect (or in any respect if any such representation or warranty is already qualified by materiality) when made or deemed made;

(2)            default is made in the payment of any principal of any Loan (including, for the avoidance of doubt, pursuant to Section 2.11) when and as the same becomes due and payable, whether at the due date thereof, at a date fixed for prepayment thereof, by acceleration thereof or otherwise;

(3)            default is made in the payment of any interest on any Loan or the reimbursement of any L/C Disbursement or in the payment of any Fee or any other amount due under any Loan Document (other than an amount referred to in clause (2) of this Section 8.01), when and as the same becomes due and payable, and such default continues unremedied for a period of five Business Days;

(4)            default is made in the due observance or performance by Holdings, any Borrower or any other Restricted Subsidiary of any covenant, condition or agreement contained in (a) Section 5.01(1), 5.05(1), 5.08, 5.11 (but only if such default occurs during a Cash Dominion Period), or in Article VI (in each case solely to the extent applicable to such Person) or (b) Section 9 of Amendment No. 1 or (c) Section 5.04(9) or 5.07, and such default under Section 5.04(9) or 5.07 shall continue unremedied for a period of five Business Days following notice thereof from the Administrative Agent to the Borrowers;

(5)            default is made in the due observance or performance by Holdings or any Restricted Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (2), (3) and (4) of this Section 8.01) (in each case solely to the extent applicable to such Person), and such default continues unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrowers;

(6)            (a) any event or condition occurs that (i) results in the Ancillary Facility or any Material Indebtedness becoming due prior to its scheduled maturity or (ii) enables or permits (with all applicable grace periods having expired) the holder or holders of any Ancillary Extensions of Credit or any Material Indebtedness or any trustee or agent on its or their behalf to cause any Ancillary Extension of Credit or any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (b) Holdings or any Restricted Subsidiary fails to pay the principal of any Ancillary Extensions of Credit or any Material Indebtedness at the stated final maturity thereof; provided that this clause (6) will not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further, that such event or condition is unremedied and is not waived or cured by the holders of such Indebtedness prior to any acceleration of the Loans and termination of the Commitments pursuant to the final paragraph of this Section 8.01;

(7)            a Change in Control occurs;

(8)            an involuntary proceeding is commenced or an involuntary petition is filed in a court of competent jurisdiction seeking:

(a)            relief in respect of Holdings, any Borrower or any of the Material Subsidiaries, or of a substantial part of the property or assets of Holdings, any Borrower or any Material Subsidiary, under any Debtor Relief Law;

(b)            the appointment of a receiver, interim receiver, monitor, administrator, trustee, custodian, sequestrator, conservator or similar official for Holdings, any Borrower or any of the Material Subsidiaries or for a substantial part of the property or assets of Holdings, any Borrower or any Restricted Subsidiary; or

(c)            the winding up or liquidation of Holdings, any Borrower or any Material Subsidiary (except, in the case of any Material Subsidiary, in a transaction permitted by Section 6.05)

(d)            and, in any of clauses (a), (b) or (c), such proceeding or petition continues undismissed for 60 days or an order or decree approving or ordering any of the foregoing is entered;

(9)            Holdings, any Borrower or any Material Subsidiary:

(a)            voluntarily commences any proceeding, insolvency proceeding or files any petition seeking relief under any Debtor Relief Law;

(b)            consents to the institution of, or fails to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (8) of this Section 8.01;

(c)            applies for or consents to the appointment of a receiver, interim receiver, monitor, trustee, custodian, sequestrator, conservator or similar official for Holdings, any Borrower or any of the Material Subsidiaries or for a substantial part of the property or assets of Holdings, any Borrower or any Material Subsidiary;

(d)            files an answer admitting the material allegations of a petition filed against it in any such proceeding;

(e)            makes a general assignment for the benefit of creditors;

(f)            if incorporated in France (i) becomes in cessation des paiements within the meaning or article L.631-1 of the French Code de commerce, (ii) encounters difficulties that it is not able to overcome within the meaning of article L.620-1 of the French Code de commerce, (iii) is subject to a procedure d’alerte by its statutory auditors in accordance with article L.234-1, L.234-2 or L.612-3 of the French Code de commerce, or (iv) is subject to a declared moratorium in respect of any of its indebtedness; or

(g)            becomes unable or admits in writing its inability or fails generally to pay its debts as they become due (meaning, with respect to any German Loan Party, that any such person is either unable to pay its debts as they fall due (Zahlungsunfähigkeit), or is over indebted (Überschuldung));

(10)            There is entered against Holdings or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) equal to or greater than $50.0 million (to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 60 consecutive days, or any action is legally taken by a judgment creditor to levy upon assets or properties of Holdings or any other Loan Party to enforce any such judgment;

(11)            an ERISA Event or ERISA Events occurs with respect to any Plan or Multiemployer Plan, which together with all other ERISA Events, if any, is reasonably expected to have a Material Adverse Effect; or

(12)            (a) any material provision of any Loan Document ceases to be, or is asserted in writing by Holdings, any Borrower or any Restricted Subsidiary not to be, for any reason, a legal, valid and binding obligation of any party thereto, (b) any security interest purported to be created by any Security Document and to extend to assets that are included in the Borrowing Base or otherwise are not immaterial to Holdings, the Borrowers and the Restricted Subsidiaries on a consolidated basis ceases to be, or is asserted in writing by any Borrower or any other Loan Party not to be, a valid and perfected security interest in the securities, assets or properties covered thereby, except to the extent that any such loss of validity, perfection or priority results from the limitations of laws, rules and regulations of any jurisdiction other than the United States or any Specified Foreign Jurisdiction as they apply to pledges of Equity Interests or the application thereof, or from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under a Security Document or to file Uniform Commercial Code or PPSA continuation statements or take any other action and except to the extent that such loss is covered by a lender’s title insurance policy and the Collateral Agent is reasonably satisfied with the credit of such insurer or (c) the Guarantees pursuant to the Security Documents by any Loan Party of any of the Obligations cease to be in full force and effect (other than in accordance with the terms thereof) or are asserted in writing by Holdings, any Borrower or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations, except in the cases of clauses (a) and (b), in connection with an Asset Sale permitted by this Agreement;

then, (i) upon the occurrence of any such Event of Default (other than an Event of Default with respect to Holdings or any Borrower described in clause (8) or (9) of this Section 8.01 under the Bankruptcy Code or any other liquidation, bankruptcy, assignment for the benefit of creditors, receivership, insolvency or similar debtor relief law of the United States from time to time and affecting the rights of creditors generally) and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may and, at the request of the Required Lenders, will, by notice to Holdings, take any or all of the following actions, at the same or different times: (A) terminate forthwith the Commitments, (B) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, will become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding; (C) if the Loans have been declared due and payable pursuant to clause (B) above, demand cash collateral pursuant to Section 2.05(11); and (D) exercise all rights and remedies granted to it under any Loan Document and all of its rights under any other applicable law or in equity, and (ii) in any event with respect to Holdings or ~~the~~any Borrower~~s~~ described in clause (8) or (9) of this Section 8.01, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, will automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for cash collateral to the full extent permitted under Section 2.05(11), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.02       Right to Cure. Notwithstanding anything to the contrary contained in Section 8.01, in the event that Holdings fails (or, but for the operation of this Section 8.02, would fail) to comply with the requirements of the Financial Performance Covenant, until the expiration of the tenth Business Day subsequent to the date the Required Financial Statements are required to be delivered pursuant to Section 5.04(1) or (2) for the applicable fiscal quarter, Holdings shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of Holdings (collectively, the “Cure Right”) and, upon the receipt by Holdings of such cash (the “Cure Amount”) pursuant to the exercise by Holdings of such Cure Right, the Financial Performance Covenant shall be recalculated giving effect to a pro forma adjustment by which Consolidated EBITDA shall be increased with respect to such applicable fiscal quarter and any four-quarter period that contains such quarter, solely for the purpose of measuring the Financial Performance Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount (for the avoidance of doubt, it being understood that there shall be no pro forma or other reduction in indebtedness (including by way of netting of cash)). The resulting increase to Consolidated EBITDA from the application of a Cure Amount shall not result in any adjustment to Consolidated EBITDA or any other financial definition for any purpose under this Agreement other than for purposes of calculating the Financial Performance Covenant. In each four fiscal quarter period there shall be at least two fiscal quarters in which the Cure Right is not exercised and the Cure Right may not be exercised more than five times during the term of this Agreement and, for purposes of this Section 8.02, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenant. If, after giving effect to the adjustments in this Section 8.02, Holdings shall then be in compliance with the requirements of the Financial Performance Covenant, Holdings shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach of the Financial Performance Covenant and any related Default that had occurred shall be deemed cured for the purposes of this Agreement. After Holdings has delivered a notice to the Administrative Agent to exercise the Cure Right, no extension of credit may be made under the Revolving Facility unless and until the Cure Amount is received by Holdings or the applicable Default of the Financial Performance Covenant is waived pursuant to this Agreement.

ARTICLE IX

The Agents

Section 9.01       Authorization and Action.

(1)            Each Lender (in its capacities as a Lender and on behalf of itself and its Affiliates as potential counterparties to Hedge Agreements, Cash Management Obligations and parties to the Ancillary Facility and any Ancillary Extensions of Credit thereunder) hereby irrevocably appoints the entity named as Administrative Agent (which shall not be incorporated, domiciled or acting from an office situated in a Non-Cooperative Jurisdiction) in the heading of this Agreement and its successors (which shall not be incorporated, domiciled or acting from an office situated in a Non-Cooperative Jurisdiction) to serve as the administrative agent and collateral agent under the Loan Documents (except in respect of French Security Documents) and each Lender authorizes the Administrative Agent and the Collateral Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent and the Collateral Agent under such agreements and to exercise such powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States, each of the Lenders hereby grants to the Administrative Agent and the Collateral Agent any required powers of attorney to execute and enforce any Security Document governed by the laws of such jurisdiction on such Lender’s behalf. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent and the Collateral Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent and/or and the Collateral Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent and/or the Collateral Agent may have under such Loan Documents.

(2)            Without limiting the powers of the Collateral Agent, for the purposes of holding any hypothec granted to the Attorney (as defined below) pursuant to the laws of the Province of Québec to secure the prompt payment and performance of any and all Obligations by any Loan Party, each of the Secured Parties party to this Agreement hereby irrevocably appoints and authorizes the Collateral Agent and, to the extent necessary, ratifies the appointment and authorization of the Collateral Agent Agent, to act as the hypothecary representative of the present and future Secured Parties as contemplated under Article 2692 of the Civil Code of Québec (in such capacity, the “Attorney”), and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under this Agreement and any related deed of hypothec. The Attorney shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney pursuant to any such deed of hypothec and applicable law, and (b) benefit from and be subject to all provisions hereof with respect to the Collatearl Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Secured Parties and Loan Parties. Any person who becomes a Secured Party shall be deemed to have consented to and confirmed the Attorney as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Attorney in such capacity. The substitution of the Collateral Agent pursuant to the provisions of this Article 9 also constitute the substitution of the Attorney. The execution by the Attorney of any hypothecary or other agreements or instruments prior to the date of this Agreement is hereby ratified and confirmed.

(3)            As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon all Lenders; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or directions from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or directions have been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrowers, any Subsidiary or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

(4)            In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(a)            the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duties other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender or holder of any other Obligation, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties);

(b)            where the Administrative Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of Luxembourg, Canada, England and Wales, Germany, France, Spain, the Cayman Islands or Finland, the obligations and liabilities of the Administrative Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law;

(c)            to the extent that English law is applicable to the duties of the Administrative Agent under any of the Loan Documents, Section 1 of the Trustee Act 2000 shall not apply to the duties of the Collateral Agent in relation to the trusts constituted by this Agreement or the other Loan Documents, where there are inconsistencies or conflict between the Trustee Act 1925 or the Trustee Act 2000 (UK) and the provisions of this Agreement or any other Loan Document, the provisions of this Agreement or such other Loan Document shall, to the extent permitted by applicable law, prevail and, in the case of any inconsistency with the Trustee Act 2000 (UK) , the provisions of this Agreement or such other Loan Document shall constitute a restriction or exclusion for the purposes of that Act; and

(d)            nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(5)            The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of and all their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

(6)            None of the Documentation Agents, Syndication Agent, or any Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(7)            In case of the pendency of any proceeding with respect to any Loan Party under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any reimbursement obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Revolving Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.12 (“Fees”), 2.13 (“Interest”), 2.15 (“Increased Costs”), 2.17 (“Taxes”) and 9.02 (“Administrative Agent’s Reliance, Indemnification, Etc.”)) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, monitor, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.02 (“Administrative Agent’s Reliance, Indemnification, Etc.”))

(8)            The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of Holdings, the Borrowers or any Subsidiary shall have any rights as a third party beneficiary of any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

(9)            Each French Revolving Lender and any Issuing Bank who has issued, or may from time to time issue, a French Letter of Credit to a French Borrower hereby appoints and authorizes the Collateral Agent to act as agent in its name and on its behalf in connection with the execution and registration, as well as the management and the enforcement of the Liens created pursuant to the French Receivables Assignments, together with any other incidental rights, powers, authorities and discretions accessory to the mandate of the Collateral Agent. Each French Revolving Lender and any Issuing Bank who has issued, or may from time to time issue, a French Letter of Credit to a French Borrower gives power to the Collateral Agent to execute in its name and on its behalf (i) each French Receivables Assignment, as the case may be, any additional security document executed pursuant to the provisions of the Finance Documents and (ii) any other document relating to the French Receivables Assignments, whether in respect of the constitution, registration, management, enforcement or release (and each French Revolving Lender and any Issuing Bank who has issued, or may from time to time issue, a French Letter of Credit to a French Borrower, agrees that the Collateral Agent may sign any document relating thereto on their behalf).

(10)          All services rendered in Canada under this Agreement or any other Loan Document to be performed by the Administrative Agent will be performed by a Canadian Qualified Lender.

(11)          Each of the Documentation Agents, Syndication Agent, Arrangers and Lenders hereby exempts the Agents from the restrictions pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Documentation Agents, Syndication Agent, Arrangers and Lenders. A Documentation Agent, Syndication Agent, Arranger and/or Lender that cannot grant such exemption shall notify the Agents accordingly and, upon request of the Administrative Agent, either act in accordance with the terms of this Agreement and/or any other Loan Document as required pursuant to this Agreement and/or such other Loan Document or grant a special power of attorney to a party acting on its behalf, in a manner that is not prohibited pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and/or any other applicable laws..

Section 9.02     Administrative Agent’s Reliance, Indemnification, Etc.

(1)            Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by it under or in connection with this Agreement or the other Loan Documents with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own gross negligence, bad faith or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.

(2)            The Lenders severally agree to indemnify the Administrative Agent and its Related Parties (each, an “Agent Indemnitee”) (to the extent not reimbursed by Holdings or any Borrower and without limiting the obligation of Holdings or the Borrowers to do so), ratably according to their respective applicable percentage of the Revolving Facility Commitments and/or Revolving Loans in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Revolving Facility Commitments shall have terminated and the Revolving Loans shall have been paid in full, ratably in accordance with such applicable percentage of the Revolving Facility Commitments and/or Revolving Loans immediately prior to such date), from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Revolving Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct.  The agreements in this Section shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

(3)            The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by Holdings, the Borrowers or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent or (vi) compliance by Affiliated Lenders with the terms hereof relating to Affiliated Lenders. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any loss, cost or expense suffered by Holdings, the Borrowers, any Subsidiary or any Lender as a result of, any determination of any exchange rate or Dollar equivalent.

(4)            Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 10.04, (ii) may rely on the Register to the extent set forth in Section 10.04, (iii) may consult with legal counsel (including counsel to Holdings and the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of any Loan Party in or in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan and (vi) shall be entitled to rely on and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Section 9.03     [Reserved].

Section 9.04     Posting of Communications.

(1)            Holdings and the Borrowers hereby acknowledge and agree that (a) the Administrative Agent may, but shall not be obligated to, make available to the Lenders materials or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to any Borrower or its securities) (each, a “Public Lender”).

(2)            Although the Approved Electronic Platform and its primary web portal are secured with generally applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization meth-od whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and each of Holdings and the Borrowers acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. Each of the Lenders and each of Holdings and the Borrowers hereby approves distribution of the communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(3)            THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

(4)            Each Lender agrees that notice to it (as provided in the next sentence) specifying that communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(5)            Each of the Lenders and each of Holdings and the Borrowers agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies

(6)            Each Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that:

(a)            all the Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof;

(b)            by marking Borrower Materials “PUBLIC,” such Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat the Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to any Borrower or its securities for purposes of United States Federal and state securities laws;

(c)            all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and

(d)            the Administrative Agent and the Arrangers shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC” unless Holdings notifies the Administrative Agent that any such document contains MNPI: (1) the Loan Documents, (2) any notification of changes in the terms of the Loans, (3) any notification of the identity of Disqualified Institutions and (4) all information delivered pursuant to clauses (1), (2) and (3) of Section 5.04.

(7)            Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 9.05     The Administrative Agent Individually. With respect to its Commitments and Loans, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender or as one of the Required Lenders. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, Holdings, the Borrowers or any Subsidiary or any other Affiliate of any of the foregoing as if such Person were not acting as the Administrative Agent and without any duty to account therefor to the Lenders.

Section 9.06     Successor Administrative Agent.

(1)            The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and Holdings, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent (which shall not be incorporated, domiciled or acting from an office situated in a Non-Cooperative Jurisdiction). If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank selected from among the Lenders and which shall not be incorporated, domiciled or acting from an office situated in a Non-Cooperative Jurisdiction. In either case, such appointment shall be subject to the prior written approval of Holdings (which approval may not be unreasonably withheld and shall not be required while a Specified Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(2)            Notwithstanding paragraph (1) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and Holdings, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Documents for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights and bound to the obligations set forth in such Security Documents and any other Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and 9.02 (“Administrative Agent’s Reliance, Indemnification, Etc.”), as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the resigned Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.

Section 9.07     Acknowledgements of Lenders.

(1)            Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(2)            Each Lender, by delivering its signature page to this Agreement on the Closing Date and by funding its Loans, or delivering its signature page to an Assignment and Acceptance or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

(3)            (a)  Each Lender and Issuing Bank hereby agrees that (x) if the Administrative Agent notifies such Lender or Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Issuing Bank from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or Issuing Bank (whether or not known to such Lender or Issuing Bank), and demands the return of such Payment (or a portion thereof), such Lender or Issuing Bank shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender or Issuing Bank shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or Issuing Bank under this Section 9.07(3) shall be conclusive, absent manifest error.

(b)            Each Lender and each Issuing Bank hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender and each Issuing Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)            The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, in each case other than to the extent such erroneous Payment was, and solely with respect to the amount of such erroneous Payment that was, made with funds from Holdings or its Subsidiaries.

(d)            Each party’s obligations under this Section 9.07(3) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender or an Issuing Bank, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.”

Section 9.08     Collateral Matters.

(1)            Except with respect to the exercise of setoff rights in accordance with Section 10.06 (“Right of Set-off) or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.

(2)            In furtherance of the foregoing, and except in respect of the French Security Documents, and not in limitation thereof, no Hedge Agreement the obligations under which constitute Specified Hedge Obligations, Cash Management Obligation or obligations under the Ancillary Facility or any Ancillary Extension of Credit thereunder will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of any such Hedge Agreement, Cash Management Obligation or the Ancillary Facility or any Ancillary Extension of Credit thereunder shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(3)            The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

Section 9.09     Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

Section 9.10     Arrangers; Documentation Agents; Syndication Agent. None of the Arrangers, Documentation Agents or Syndication Agent will have any duties, responsibilities or liabilities hereunder in their respective capacities as such.

Section 9.11     Intercreditor Agreement. The Administrative Agent, and the Collateral Agent are authorized by the Lenders and each other Secured Party to, to the extent required by the terms of the Loan Documents, (i) enter into any intercreditor agreement contemplated by this Agreement, (ii) enter into any Security Document, or (iii) make or consent to any filings or take any other actions in connection therewith (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured pursuant to Sections 6.01 and 6.02 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and the parties hereto acknowledge that any intercreditor agreement, Security Document, consent, filing or other action will be binding upon them. Each Lender and each other Secured Party (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any intercreditor agreement (if entered into) and (b) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into any intercreditor agreement contemplated by this Agreement or Security Document (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured pursuant to Sections 6.01 and 6.02 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

Section 9.12     Special provisions relating to the Agents for Spain.

(1)            Subject to the relevant compliance with the Spanish applicable laws and notarization formalities, each Secured Party hereby grants full power to the Agents so that each of the Agents (joint and severally - solidariamente), acting through a duly appointed representative, may execute on behalf of itself and each other party, and with self-contracting (autocontratación) powers, including in the event of conflict of interest and multi representation, the necessary grantings, releases or confirmations of any Lien created under the Spanish Security Documents agreed upon in accordance with the Loan Documents. In particular:

(a)            notarize or raise into the status of Spanish Public Document any Loan Document or Spanish Security Document;

(b)            appear before a Notary Public and accept any type of guarantee or security, whether personal or real, granted in favor of the Secured Parties (whether in its own capacity or as agents for other parties) over any and all shares, rights, receivables, goods and chattels, fixing their price for the purposes of an auction and the address for serving of notices and submitting to the jurisdiction of law courts by waiving its own forum, and release such guarantees or security, all of the foregoing under the terms and conditions which the attorney may freely agree, signing the notarial deeds (escrituras públicas) or intervened policies (póliza intervenidas) that the attorney may deem fit;

(c)            ratify, if necessary or convenient, any such escrituras públicas or pólizas intervenidas executed by an orally appointed representative in the name or on behalf of the Secured Parties;

(d)            execute and/or deliver any and all deeds, documents and do any and all acts and things required in connection with the execution of the Spanish Security Documents, and/or the execution of any further notarial deed of amendment (escritura pública de rectificación o subsanación) that may be required for the purpose of or in connection with the powers granted in this clause;

(e)            execute in the name of any of the Secured Parties (whether in its own capacity or as agent for other parties) any novation, amendment or ratification to any Loan Document or Spanish Security Documents and appear before a Notary Public and raise any document into the status of a public document;

(f)            appoint a Spanish Notary as the Agents deem convenient, for the formalization of whichever public documents that may be necessary in relation to the enforcement of the relevant Spanish Security Documents and formalize them in the name of the relevant Secured Party;

(g)            request and obtain the copy issued for enforcement purposes (copia ejecutiva) of the notarial deed by virtue of which the Lien was created and to such effect, follow the instructions received from the Agents;

(h)            take any action or appear in any proceeding in Spain, as may be required by the Agents, as applicable, to enforce the Spanish Lien and Spanish Security Documents; and

(i)            grant any documents or carry out actions necessary or convenient for the enforcement of the Lien and the Spanish Security Documents under the instructions received from the Agents under this Agreement.

(2)            It is hereby agreed that, in relation to the Spanish jurisdiction, the relationship of the Secured Parties, as secured parties under the Spanish Security Documents and as parties to the Loan Documents, to the Agents in relation to any Spanish Security Documents shall be construed as one of principal (comitente) and agent (comisionista). The Agents shall not have, or be deemed to have, assumed any obligations to or fiduciary relationship with, any party to this Agreement other than those for which specific provision is made by the Spanish Security Documents, the Loan Documents and this Agreement.

As an exception to the above, to the extent any Secured Party is unable to grant such powers referred to in paragraph (1) above to the Agents or such powers of attorney are not recognized, each such Secured Party undertakes to (i) exercise in conjunction with the Agents and in the same act those powers which otherwise would have been conferred on the Agents or (ii) grant a notarial power of attorney duly notarized and apostilled or legalized (as the case may be) empowering the Agents (or its successor as a result of a change of any Agent) to carry out any of the actions referred to above that may be required in Spain. Such power of attorney shall be granted at the request of the Agents.

(3)            The guarantees and Liens may be granted under the Spanish Security Documents in favor of each and every Secured Party to secure the Obligations (expressly excluding the Parallel Debt) and shall not be held on trust by the Agents unless expressly permitted by law. Nevertheless, and subject to paragraph (3) above, the Agents shall be entitled to accept the Lien granted under the Spanish Security Documents in the name and behalf of the Secured Parties by virtue of the powers granted in this section 9.12.

(4)            In the event that, in accordance with the rules referred to in this Section or in the relevant Spanish Security Document, the relevant Secured Parties decided to enforce any Lien the following shall apply:

(a)            The Agents shall give the Secured Parties a written notice of the decision to enforce any Lien.

(b)            If necessary, the relevant Secured Parties will grant a notarial power-of-attorney in favor of the Agents to carry out the actions necessary for such enforcement in accordance with the provisions of this Agreement. Should any of the relevant Secured Parties not be able to grant such powers of attorney, it undertakes to appear together with the Agents to formalize any required actions or measures or to ratify as soon as possible the actions performed by the Agents.

(c)            The Secured Parties undertake to cooperate with the Agents whenever necessary to ensure that enforcement of the Lien is successful.

(5)            Each Secured Parties empower (including the power of self-contract (subcontratar), the power of substitution and sub-empowering (sustitución y subapoderamiento)) and authorises the Agents to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agents under or in connection with the Spanish Security Documents together with any other incidental rights, powers, authorities and discretions expressly including appearing before a Spanish public notary to grant or execute any public or private deed related to this mandate and, specifically, those deemed necessary or appropriate according to the mandate received (including, but not limited to, documents of formalization, acknowledgement, confirmation, modification or release, acceptance of any security). Specifically, the Secured Parties hereby empower the Agents to enforce any guarantee or Lien granted in relation to this Agreement in relation to any Spanish Loan Party or any Spanish Security Documents.

(6)            Each of the Secured Parties undertake to the Agents that, promptly upon request, such Secured Party will ratify and confirm all transactions entered into and other actions by the Agents (or any of its substitutes or delegates) in the proper exercise of the power granted to it hereunder.

(7)            At the request of the Agents, the Secured Parties undertake to: (i) grant a notarial power of attorney in favor of the Agents for any action to be carried out by the Agents in Spain under the instructions received in accordance with this Agreement; and/or (ii) take any action or appear in any proceeding in Spain, as may be required by the Agents and, to such effect, follow the instructions received from any Agents.

Section 9.13     Collateral Agent as UK Security Trustee.

(1)            For the purposes of any Liens created under the UK Security Documents, the following additional provisions shall apply, in addition to the provisions set out in this Article IX or otherwise in this Agreement.

(2)            In this Section 9.13, the following expressions have the following meanings:

(a)            “Appointee” means any receiver, administrator or other insolvency officer appointed in respect of any Loan Party or its assets.

(b)            “Charged Property” means the assets of the Loan Parties subject to a security interest under the UK Security Documents.

(c)            “Delegate” means any delegate, agent, attorney or co-trustee appointed by the Collateral Agent (in its capacity as security trustee).

(3)            The Secured Parties appoint the Collateral Agent to hold the security interests constituted by the UK Security Documents on trust for the Secured Parties on the terms of the Loan Documents and the Collateral Agent accepts that appointment.

(4)            The Collateral Agent, its subsidiaries and associated companies may each retain for its own account and benefit any fee, remuneration and profits paid to it in connection with (i) its activities under the Loan Documents; and (ii) its engagement in any kind of banking or other business with any Secured Party.

(5)            Nothing in this Agreement constitutes the Collateral Agent as a trustee or fiduciary of, nor shall the Collateral Agent have any duty or responsibility to, any Secured Party.

(6)            The Collateral Agent shall have no duties or obligations to any other Person except for those which are expressly specified in the Loan Documents or mandatorily required by applicable law.

(7)            The Collateral Agent, in consultation with Holdings, may appoint one or more Delegates on such terms (which may include the power to sub-delegate) and subject to such conditions as it thinks fit, to exercise and perform all or any of the duties, rights, powers and discretions vested in it by the UK Security Documents and shall not be obliged to supervise any Delegate or be responsible to any person for any loss incurred by reason of any act, omission, misconduct or default on the part of any Delegate.

(8)            The Collateral Agent may (whether for the purpose of complying with any law or regulation of any overseas jurisdiction, or for any other reason) appoint (and subsequently remove) any person to act jointly with the Collateral Agent either as a separate trustee or as a co-trustee on such terms and subject to such conditions as the Collateral Agent thinks fit and with such of the duties, rights, powers and discretions vested in the Collateral Agent by the UK Security Documents as may be conferred by the instrument of appointment of that person.

(9)            The Collateral Agent shall notify the Lenders of the appointment of each Appointee (other than a Delegate).

(10)          The Collateral Agent may pay reasonable remuneration to any Delegate or Appointee, together with any costs and expenses (including legal fees) reasonably incurred by the Delegate or Appointee in connection with its appointment.  All such remuneration, costs and expenses shall be treated, for the purposes of this Agreement, as paid or incurred by the Collateral Agent.

(11)          Each Delegate and each Appointee shall have every benefit, right, power and discretion and the benefit of every exculpation (together “Rights”) of the Collateral Agent (in its capacity as security trustee) under the UK Security Documents, and each reference to the Collateral Agent (where the context requires that such reference is to the Collateral Agent in its capacity as security trustee) in the provisions of the UK Security Documents which confer Rights shall be deemed to include a reference to each Delegate and each Appointee.

(12)          Each Secured Party confirms its approval of the UK Security Documents and authorizes and instructs the Collateral Agent: (i) to execute and deliver the UK Security Documents; (ii) to exercise the rights, powers and discretions given to the Collateral Agent (in its capacity as security trustee) under or in connection with the UK Security Documents together with any other incidental rights, powers and discretions; and (iii) to give any authorizations and confirmations to be given by the Collateral Agent (in its capacity as security trustee) on behalf of the Secured Parties under the UK Security Documents.

(13)          The Collateral Agent may accept without inquiry the title (if any) which any person may have to the Charged Property.

(14)          Each other Secured Party confirms that it does not wish to be registered as a joint proprietor of any security interest constituted by a UK Security Document and accordingly authorizes: (a) the Collateral Agent to hold such security interest in its sole name (or in the name of any Delegate) as trustee for the Secured Parties; and (b) the Land Registry (or other relevant registry) to register the Collateral Agent (or any Delegate or Appointee) as a sole proprietor of such security interest.

(15)          On a disposal of any of the Charged Property which is permitted under the Loan Documents, the Collateral Agent shall (at the cost of the Loan Parties) execute any release of the UK Security Documents or other claim over that Charged Property and issue any certificates of non-crystallisation of floating charges that may be required or take any other action that the Collateral Agent considers desirable and/or as requested by Holdings or the Secured Parties.

(16)          The Collateral Agent shall not be liable for: (i) any defect in or failure of the title (if any) which any person may have to any assets over which security is intended to be created by a UK Security Document; (ii) any loss resulting from the investment or deposit at any bank of moneys which it invests or deposits in a manner permitted by a UK Security Document; (iii) the exercise of, or the failure to exercise, any right, power or discretion given to it by or in connection with any Loan Document or any other agreement, arrangement or document entered into, or executed in anticipation of, under or in connection with, any Loan Document; or (iv) any shortfall which arises on enforcing a UK Security Document.

(17)          The Collateral Agent shall not be obligated to: (i) obtain any authorization or environmental permit in respect of any of the Charged Property or a UK Security Document; (ii) perfect, protect, register, make any filing or give any notice in respect of a UK Security Document (or the order of ranking of a UK Security Document); or (iii) require any further assurances in relation to a UK Security Document.

(18)          In respect of any UK Security Document, the Collateral Agent shall not be obligated to: (i) insure, or require any other person to insure, the Charged Property; or (ii) make any enquiry or conduct any investigation into the legality, validity, effectiveness, adequacy or enforceability of any insurance existing over such Charged Property.

(19)          In respect of any UK Security Document, the Collateral Agent shall not have any obligation or duty to any person for any loss suffered as a result of: (i) the lack or inadequacy of any insurance; or (ii) the failure of the Collateral Agent to notify the insurers of any material fact relating to the risk assumed by them, or of any other information of any kind, unless the Lenders have requested it to do so in writing and the Collateral Agent has failed to do so within fourteen (14) days after receipt of that request.

(20)          Every appointment of a successor Collateral Agent under a UK Security Document shall be by deed.

(21)          Section 1 of the Trustee Act 2000 shall not apply to the duties of the Collateral Agent in relation to the trusts constituted by this Agreement or the other Loan Documents.

(22)          In the case of any inconsistencies or conflict between the Trustee Act 1925 or the Trustee Act 2000 (UK) and the provisions of this Agreement or any other Loan Document, the provisions of this Agreement or such other Loan Document shall, to the extent permitted by applicable law, prevail and, in the case of any inconsistency with the Trustee Act 2000 (UK), the provisions of this Agreement or such other Loan Document shall constitute a restriction or exclusion for the purposes of that Act.

(23)          The perpetuity period under the rule against perpetuities if applicable to this Agreement and any UK Security Document shall be 80 years from the date of this Agreement.

ARTICLE X

Miscellaneous

Section 10.01     Notices; Communications.

(1)            Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.01(2)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or e-mail, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, in each case, as follows:

(a)            if to any Loan Party, the Administrative Agent, any Issuing Bank as of the Closing Date or the Swingline Lender, to the address, facsimile number, e-mail address or telephone number specified for such Person on Schedule 10.01; and

(b)            if to any other Lender or Issuing Bank, to the address, facsimile number, e-mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrowers).

(2)            Notices and other communications to the Lenders and any Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or any Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, Holdings or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(3)            Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by facsimile shall be deemed to have been given when sent and confirmation of transmission received (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 10.01(2) shall be effective as provided in such Section 10.01(2).

(4)            Any party hereto may change its address, facsimile number, telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile number, telephone number or e-mail address for notices and other communications hereunder by notice to Holdings and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (a) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (b) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Holdings or its securities for purposes of United States federal or state securities laws.

(5)            Documents required to be delivered pursuant to Section 5.04 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including as set forth in Section 10.17) and if so delivered, shall be deemed to have been delivered on the date (a) on which Holdings or any Borrower posts such documents or provides a link thereto on Holdings’ website on the Internet at the website address listed on Schedule 10.01 or (b) on which such documents are posted on Holdings’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that Holdings shall notify the Administrative Agent (by facsimile or e-mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; provided, further, that, upon reasonable request by the Administrative Agent, Holdings shall also provide a hard copy to the Administrative Agent of any such document; provided, further, that any documents posted for which a link is provided after normal business hours for the recipient shall be deemed to have been given at the opening of business on the next Business Day for such recipient. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 10.02     Survival of Agreement. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such Persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or L/C Disbursement or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.17 and 10.05) shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit and the termination of the Commitments or this Agreement.

Section 10.03     [Reserved].

Section 10.04     Successors and Assigns.

(1)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Bank that issues any Letter of Credit), except that (a) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void), and (b) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.04 (and any attempted assignment, transfer or delegation in contravention with this Section 10.04 shall be null and void). Nothing in this Agreement, expressed or implied, will be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (3) of this Section 10.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, any Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(2)            (a)Subject to the conditions set forth in paragraph (2)(b) of this Section 10.04, any Lender may assign to one or more assignees (other than a natural person, a Defaulting Lender or a Disqualified Institution) (each such non-excluded Person, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and Revolving Loans) at the time owing to it with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(i)            Holdings; provided that no consent of Holdings shall be required for an assignment to a Lender, an Affiliate or branch of a Lender, an Approved Fund or, if a Specified Event of Default has occurred and is continuing, any other Person; provided, further, that such consent shall be deemed to have been given if Holdings has not responded via written notice (including e-mail) within ten Business Days after delivery of a written request therefor by the Administrative Agent; provided, further, that no consent of Holdings shall be required for any assignment by any Arranger (or any Affiliate thereof) pursuant to the initial syndication of the Loans;

(ii)            the Administrative Agent; provided that, subject to the last paragraph of this Section 10.04, no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to a Lender, an Affiliate or branch of a Lender or an Approved Fund; and

(iii)           the Swingline Lender and/or Issuing Bank, for any assignment which increases the obligation of the Assignee to participate in exposure under one or more Letters of Credit or Swingline Loans, as applicable; and

(b)            Assignments shall be subject to the following additional conditions:

(i)            except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5.0 million, unless each of Holdings and the Administrative Agent otherwise consent; provided that (1) no such consent of Holdings shall be required if a Specified Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Approved Funds being treated as one assignment for purposes of meeting the minimum assignment amount requirement), if any;

(ii)            the assignee or assigning Lender for each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that such processing and recordation fee shall not be payable in the case of assignments by any Arranger or any Affiliate of the Arrangers;

(iii)           the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required to be delivered pursuant to Section 2.17;

(iv)          the Assignee shall, in the Assignment and Acceptance documentation, and to the extent applicable, indicate, for the benefit of the Administrative Agent and without liability to any Loan Party, which of the following categories it falls into with respect to a Spanish Loan Party (if applicable): (i) not a Spanish Qualifying Lender; (ii) a Spanish Qualifying Lender that is a Spanish Lender; (iii) a Spanish Qualifying Lender that is a Spanish Treaty Lender; or (iv) a Spanish Qualifying Lender that is an EU Lender, supplying, as the case may be, the tax forms required to be delivered pursuant to Section 2.17(6);

(v)           the Assignee will not be any Borrower or any of the Borrowers’ Affiliates or Subsidiaries;

(vi)          the assignor shall deliver to the Administrative Agent any Note issued to it with respect to the assigned Loan; and

(vii)          Notwithstanding anything to the contrary in this Agreement, no assignment, transfer assignment, transfer or sub-participation in relation to a Loan by a Borrower may be effected to a Lender or sub-participant incorporated, domiciled or acting through a Facility Office situated in a Non-Cooperative Jurisdiction. In the same way, no Lender may change its Facility Office to a Non-Cooperative Jurisdiction. A Lender must notify the Administrative Agent promptly following a change of Facility Office and the Administrative Agent shall notify the Company as soon as is reasonably practicable of having received notice from any Lender of a change in that Lender’s Facility Office.

(3)            For the purposes of this Section 10.04, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(a)            Subject to acceptance and recording thereof pursuant to paragraph (3)(c) of this Section 10.04, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such Assignment and Acceptance). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (5) of this Section 10.04 to the extent such participation would be permitted by such Section 10.04(5).

(b)            The Administrative Agent, acting for this purpose as the Administrative Agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest with respect thereto) of the Loans and Revolving L/C Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Holdings, the Issuing Bank and any Lender (solely with respect to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

(c)            Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), all applicable tax forms, any Note outstanding with respect to the assigned Loan, the processing and recordation fee referred to in paragraph (2)(b)(ii) of this Section 10.04 and any written consent to such assignment required by paragraph (2) of this Section 10.04, the Administrative Agent promptly shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (3)(c).

(4)            By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (a) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Revolving Facility Commitment, and the outstanding balances of its Revolving Loans, in each case, without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance; (b) except as set forth in clause (a) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings, any Borrower or any Restricted Subsidiary or the performance or observance by Holdings, any Borrower or any Restricted Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (c) the Assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (d) the Assignee confirms that it has received a copy of this Agreement, together with copies of the most recent Required Financial Statements delivered pursuant to Section 5.04, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (e) the Assignee will independently and without reliance upon the Administrative Agent or the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (f) the Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms of this Agreement, together with such powers as are reasonably incidental thereto; and (g) the Assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(5)            (a) Any Lender may, without the consent of the Administrative Agent or, subject to Section 10.04(9), the Borrowers, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (A) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 10.04(1)(a) or clauses (i), (ii), (iii), (iv), (v) or (vi) of the first proviso to Section 10.08(2) and (2) directly affects such Participant and (B) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to clause (5)(b) of this Section 10.04, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (2) of this Section 10.04, provided that such Participant agrees to be subject to the provisions of Sections 2.19(2) as if it were an assignee pursuant to paragraph (2) of this Section 10.04. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.19(2) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.06 as though it were a Lender; provided that such Participant shall be subject to Section 2.18(4) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(b)            A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any requirement of law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force by law) from any central bank or other Governmental Authority made subsequent to the date hereof that occurs after the Participant acquired the applicable participation, or unless the sale of the participation to such Participant is made with Holdings’ prior written consent. A Participant shall not be entitled to the benefits of Section 2.17 to the extent such Participant fails to comply with Section 2.17(6) or Section 2.17(8) as though it were a Lender.

(6)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 10.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(7)            Each Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (6) of this Section 10.04.

(8)            If the Borrowers wish to replace the Loans or Commitments with ones having different terms (which would otherwise have been permitted in accordance with Section 10.08(4) if made as new Loans or Commitments), it shall have the option, with the consent of the Administrative Agent (not to be unreasonably withheld or delayed) and, where relevant, the Swingline Lender and each Issuing Bank, and subject to at least three Business Days’ advance notice to the Lenders, instead of repaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 10.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 10.08(4)). Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrowers), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 10.05(2). By receiving such purchase price, the Lenders shall automatically be deemed to have assigned the Loans or Commitments pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph (8) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(9)            (a)No assignment or participation shall be made to any Person that was a Disqualified Institution to the extent the list thereof has been provided to all Lender as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless Holdings has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any Assignee that becomes a Disqualified Institution after the applicable Trade Date, (x) such Assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by Holdings of an Assignment and Acceptance with respect to such Assignee will not by itself result in such Assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause (9)(a) shall not be void, but the other provisions of this clause (9) shall apply.

(b)            If any assignment or participation is made to any Disqualified Institution without Holdings’ prior written consent in violation of clause (a) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, Holdings may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Commitment of such Disqualified Institution and repay all obligations of the Borrowers owing to such Disqualified Institution in connection with such Commitment, (B) [reserved] and/or (C) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.04), all of its interest, rights and obligations under this Agreement to one or more Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(c)            Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrowers, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization, each Disqualified Institution party hereto hereby agrees (1) not to vote on such plan of reorganization, (2) if such Disqualified Institution does vote on such plan of reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan of reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(d)            The Administrative Agent shall have the right, and the Borrowers hereby expressly authorize the Administrative Agent, to provide the list of Disqualified Institutions to each Lender requesting the same (and each Borrower hereby agrees that any such requesting Lender may share the list of Disqualified Institutions with any potential assignee, transferee or participant); provided that the Lenders shall not be restricted from participating their obligations under this Agreement (including all or a portion of their Commitments and the Loans owing to them) to Disqualified Institutions if the Administrative Agent has not posted the list of Disqualified Institutions to the Platform.

(e)            In case any transfer or transfer made under this Section in respect of the French Revolving Facility is made by way of novation, the transferring Lender maintains all its rights and privileges arising under any Security Documents and any Guarantee securing the obligations of any French Loan Party under this Agreement for the benefit of the transferee, in accordance with Articles 1334 of the French Civil Code.

(10)            Specific provisions relating to Spain

(a)            The Spanish Loan Parties and the other Secured Parties irrevocably agree that, in the event of any transfer and/or assignment pursuant to this agreement the Liens created by, together with all rights and remedies arising under, the Spanish Security Documents entered into by each Spanish Loan Party shall be maintained in full force and effect.

(b)            For the purposes of article 1,528 of the Spanish Civil Code, the parties agree that, upon the Assignee becoming a Secured Party pursuant to this Agreement, any Spanish Security Documents shall be deemed to have been automatically assigned to the Assignee.

(c)            At the request and cost of the Assignee and/or the Secured Party, the Assignee, the Secured Party and the Agents (if applicable) shall promptly notarize in Spain the duly completed assignment agreement in a Spanish Public Document and all the powers of attorney granted to the Agents shall be duly ratified. Any tax and cost (including, but not limited to, notarial and registry costs) triggered as result of such will be borne by the Assignee and/or the Secured Party (as agreed between them).

Section 10.05     Expenses; Indemnity.

(1)            If the Transactions are consummated and the Closing Date occurs, each Borrower agrees to pay all reasonable, documented and invoiced out-of-pocket expenses incurred by the Agents, the Documentation Agents and the Syndication Agent in connection with the syndication of Revolving Facility, preparation of this Agreement and the other Loan Documents, or by the Agents (and in the case of enforcement of this Agreement and the other Loan Documents, each Lender, Issuing Bank and the Swingline Lender) in connection with the preparation, execution and delivery, amendment, modification, waiver or enforcement of this Agreement (including expenses incurred in connection with due diligence (including third party expenses) and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the Borrowers or provided for in this Agreement) or in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof, including the reasonable, documented and invoiced fees, charges and disbursements of a single counsel for the Agents, the Documentation Agents and the Syndication Agent, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and, in the case of any actual or perceived conflict of interest, where the indemnified person affected by such conflict informs Holdings of such conflict, one additional firm of counsel for the Agents, the Documentation Agents and the Syndication Agent and, in the case of enforcement of this Agreement, each Lender, Issuing Bank and the Swingline Lender (in the aggregate). In relation to any Spanish Loan Party and any Loan Documents or Spanish Security Documents they incorporate or sign subject to the laws of Spain, the Borrowers and/or the corresponding Spanish Loan Party shall also pay the applicable pre-agreed notary public fees and registry fees whenever due. For the sake of clarity, notwithstanding the foregoing, as set out in Section 10.04(10), any taxes or costs (including, but not limited to, notarial or registry fees) arising from any transfer or assignment from the Lenders or Secured Parties shall be borne by the relevant Lender or Secured Party but not by the Loan Parties.

(2)            Each Borrower agrees to indemnify the Administrative Agent, each Arranger, each Documentation Agent, each Syndication Agent, each Lender, each Issuing Bank, the Swingline Lender, each of their respective Affiliates and each of their respective directors, officers, employees, agents, advisors, controlling Persons, equityholders, partners, members and other representatives and each of their respective successors and permitted assigns (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable, documented and invoiced out-of-pocket fees and expenses (limited to reasonable and documented legal fees of a single counsel for all Indemnitees, taken as a whole, and, if necessary, one firm of counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees taken as a whole (and, in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs Holdings of such conflict and thereafter retains its own counsel, of an additional counsel for each group of affected Indemnitees similarly situated taken as a whole)), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of:

(a)            the execution or delivery of this Agreement or any other Loan Document, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby;

(b)            the use of the proceeds of the Loans;

(c)            any claim, litigation, investigation or proceeding relating to the Transactions or any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by Holdings, any Borrower or any of their Restricted Subsidiaries or Affiliates or creditors or any other Person; or

(d)            any action taken in connection with this Agreement, including, but not limited to, the payment of principal, interest and fees”.

provided that no Indemnitee will be indemnified for any loss, claim, damage, liability, cost or expense to the extent it: (i) has been determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties or (y) a material breach of the obligations of such Indemnitee or Related Parties under the Loan Documents or (ii) relates to any proceeding between or among Indemnitees other than (A) claims against Agents, Arrangers, Documentation Agents, Syndication Agent or their respective Affiliates, in each case, in their capacity or in fulfilling their role as the agent or agent, arranger, documentation agent, syndication agent, senior managing agent or any other similar role under the Revolving Facility (excluding their role as a Lender) to the extent such Persons are otherwise entitled to receive indemnification under this Section 10.05(2) or (B) claims arising out of any act or omission on the part of Holdings, the Borrowers or their Restricted Subsidiaries.

(3)            Subject to and without limiting the generality of the foregoing sentence, each Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses claims, damages, liabilities and related expenses, including reasonable, documented and invoiced fees, charges and disbursements of one U.S. and one Canadian firm of counsel for all Indemnitees, taken as a whole, and, if necessary, one firm of counsel in each appropriate jurisdiction (which may include a single special counsel in multiple jurisdictions) for all Indemnitees taken as a whole (and, in the case of an actual or perceived conflict of interest, an additional counsel for all Indemnitees taken as a whole) and reasonable, documented and invoiced consultant fees, in each case, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of any claim related in any way to, Environmental Laws and Holdings, any Borrower or any of the Restricted Subsidiaries, or any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any property for which Holdings, any Borrower or any Restricted Subsidiaries would reasonably be expected to be liable under Environmental Laws, regardless of whether such matter is initiated by Holdings, any Borrower or any of their Restricted Subsidiaries or Affiliates or creditors or any other Person; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties.

(4)            Any indemnification or payments required by the Loan Parties under this Section 10.05 shall not apply with respect to (a) Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim or (b) Taxes that are duplicative of any indemnification or payments required by the Loan Parties under Section 2.17 or which would be so duplicative but for any of the exemptions set out in Section 2.17.

(5)            To the fullest extent permitted by applicable law, no Indemnitee nor any Loan Party shall assert, and hereby waives, any claim against the Loan Parties or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Commitment, any Letter of Credit, any Loan or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit the indemnity and reimbursement obligations set forth in clauses (1) through (3) of this Section 10.05. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(6)            The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement. All amounts due under this Section 10.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

Section 10.06     Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank, and each of their respective Affiliates, is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender, such Issuing Bank or such Affiliate to or for the credit or the account of Holdings, any Borrower or any Subsidiary Loan Party against any and all of the Obligations of Holdings, any Borrower or any Subsidiary Loan Party now or hereafter existing under this Agreement or any other Loan Document held by such Lender, such Issuing Bank or such Affiliate, irrespective of whether or not any such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although such Obligations may be unmatured. The rights of each Lender, each Issuing Bank and each of their respective Affiliates under this Section 10.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender, such Issuing Bank or such Affiliate may have and may be exercised only at the direction of the Administrative Agent or the Required Lenders.

Section 10.07     Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN THE OTHER LOAN DOCUMENTS, INCLUDING THOSE FOREIGN SECURITY DOCUMENTS AND PLEDGE AGREEMENTS LISTED ON SCHEDULE 1.01(3)) AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (EXCEPT FOR CONFLICTS OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION).

Section 10.08     Waivers; Amendment.

(1)            No failure or delay of the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Holdings, the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (2) of this Section 10.08, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Holdings, any Borrower or any other Loan Party in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

(2)            Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except:

(a)            as provided in Sections 2.21, 2.22 and 10.20;

(b)            in the case of the Fee Letter, pursuant to an agreement or agreements in writing entered into by each party thereto;

(c)            in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings and the Borrowers (or Holdings on behalf of itself and the Borrowers, other than the Canadian Borrowers, and the Canadian Borrowers; provided that (i) the Borrowers and Holdings comply with, and each Borrower and Holdings undertakes to comply with, for this purpose, all formalities applicable under the relevant applicable local law, (ii) upon the request of Holdings or the Administrative Agent, the Borrowers shall provide any applicable instruments, including powers of attorney, and/or other evidence reasonably satisfactory to the Administrative Agent evidencing the authority of Holdings to bind the applicable Borrowers hereunder and (iii) Holdings shall consult with the Borrowers to the extent required under applicable local law) and the Required Lenders, a copy of which shall be promptly provided to the Administrative Agent (provided that any failure to deliver such copy shall not invalidate such waiver, amendment or modification); provided further that, for clarification purposes, in the framework of any amendments, modifications or supplements to any Loan Documents (including Spanish Security Documents or any other Spanish law governed document), the representation of Holdings on behalf of itself and the relevant Borrowers shall comply with all applicable formalities and legal requirements under applicable local law).; and

(i)            in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent and consented to by the Required Lenders;

provided, however, that, except as provided in Sections 2.21, 2.22 and 10.20, no such agreement will:

(ii)           decrease, forgive, waive or excuse the principal amount of, or any interest (except in connection with the waiver of the applicability of default interest (which waiver shall be effective with the written consent of the Required Lenders)) on, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Disbursement, or extend the stated expiration of any Letter of Credit beyond the Maturity Date, without the prior written consent of each Lender adversely directly affected thereby, except as provided in Section 2.05(3) with respect to the expiration of Letters of Credit (it being acknowledged and agreed that any amendments to or waivers of conditions precedent, Defaults or Events of Default or mandatory prepayments shall not constitute a decrease, forgiveness, waiver or excuse of interest or a principal payment under this clause (i));

(iii)          increase or extend the Commitment of any Lender or decrease, forgive, waive or excuse the Commitment Fees or L/C Participation Fees or other fees of any Lender, Agent or Issuing Bank without the prior written consent of such Lender, Agent or Issuing Bank (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default, mandatory prepayments or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender or a waiver or excuse of any fees);

(iv)          extend any date on which payment of principal or interest (other than default interest) on any Loan or any L/C Disbursement or any Fees is due (it being acknowledged and agreed that any amendments to or waivers of conditions precedent, Defaults or Events of Default or mandatory prepayments shall not constitute an extension of a date on which a payment is due for purposes of this clause (iii)), without the prior written consent of each Lender adversely affected thereby;

(v)           amend the provisions of Section 2.18 of this Agreement or any analogous provision of any of this Agreement or any other Loan Document, in a manner that would by its terms alter the pro rata sharing of payments required thereby or the relative priorities of such payments, without the prior written consent of each Lender adversely affected thereby;

(vi)          change the definition of the terms “U.S. Borrowing Base”, “Canadian Borrowing Base”, “French Borrowing Base”, “German Borrowing Base”, “Spanish Borrowing Base”, “U.K. Borrowing Base” or “Aggregate Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the applicable Borrowers would be increased, or increase any of the percentages set forth in the definition of “U.S. Borrowing Base”, “Canadian Borrowing Base”, “French Borrowing Base”, “German Borrowing Base”, “Spanish Borrowing Base”, “U.K. Borrowing Base” or “Aggregate Borrowing Base” without the prior written consent of the Supermajority Revolving Lenders; provided that the foregoing shall not limit the ability of the Administrative Agent to implement, change or eliminate any Reserves in its Reasonable Credit Judgment as permitted hereunder without the prior written consent of any Lenders;

(vii)         [reserved];

(viii)        amend or modify the provisions of this Section 10.08 or the definitions of the terms “Supermajority Revolving Lenders” or “Required Lenders”, as the case may be, or any other provision hereof specifying the number or percentage of any such required group of Lenders, as the case may be, required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender;

(ix)           release all or substantially all of the Collateral, or release all or substantially all of the value of the Guarantee of the Obligations without the prior written consent of each Lender;

(x)            increase the aggregate Revolving Facility Commitments, the aggregate U.S./Canadian Revolving Facility Commitments, the aggregate French Revolving Facility Commitments or the aggregate European Revolving Facility Commitments other than as provided in Section 2.21, without the prior written consent of each Revolving Lender; or

(xi)           at any time when there is outstanding more than one tranche of Loans, amend, modify or waive any provision of this Agreement which adversely impacts one or more tranches in a manner different than that which applies to one or more other tranches, without the consent of Lenders holding a majority of each tranche of such adversely affected Loans;

provided that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or an Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank acting as such at the effective date of such agreement, as applicable.

Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 10.08 and any consent by any Lender pursuant to this Section 10.08 shall bind any assignee of such Lender.

(3)            Without the consent of the Administrative Agent or any Lender or Issuing Bank, the applicable Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(4)            Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrowers may enter into Incremental Facility Amendments in accordance with Section 2.21, Extension Amendments in accordance with Section 2.22, and such Incremental Facility Amendments and Extension Amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document.

(5)            Notwithstanding the foregoing, any amendment or waiver that by its terms affects the rights or duties of Lenders holding Loans or Commitments of a particular Class (but not the rights or duties of Lenders holdings Loans or Commitments of any other Class) will require only the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto if such Class of Lenders were the only Class of Lenders.

(6)            Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of Holdings and the Borrowers (or Holdings on behalf of itself and the Borrowers, other than the Canadian Borrowers, and the Canadian Borrowers; provided that (i) the Borrowers and Holdings comply with, and each Borrower and Holdings undertakes to comply with, for this purpose, all formalities applicable under the relevant applicable local law, (ii) upon the request of Holdings or the Administrative Agent, the Borrowers shall provide any applicable instruments, including powers of attorney, and/or other authorizations and evidence reasonably satisfactory to the Administrative Agent evidencing the authority of Holdings to bind the applicable Borrowers hereunder and (iii) Holdings shall consult with the Borrowers to the extent required under applicable local law) and the Administrative Agent to the extent necessary to integrate any Incremental Commitments on substantially the same basis as the Revolving Loans. For clarification purposes, in the framework of any amendments, modifications or supplements to any Loan Documents (including Spanish Security Documents or any other Spanish law governed document), the representation of Holdings on behalf of itself and the relevant Borrowers shall comply with all applicable formalities and legal requirements under applicable local law).

(7)            Notwithstanding the foregoing, no consent of any Defaulting Lender will be required other than with respect to any amendment or waiver set forth in clauses (a) through (c) of Section 10.08(2) that directly and adversely affects such Lender.

(8)            Notwithstanding the foregoing, the Administrative Agent, with the consent of Holdings and the Borrowers (or Holdings on behalf of itself and the Borrowers, other than the Canadian Borrowers, and the Canadian Borrowers; provided that (i) the Borrowers and Holdings comply with, and each Borrower and Holdings undertakes to comply with, for this purpose, all formalities applicable under the relevant applicable local law, (ii) upon the request of Holdings or the Administrative Agent, the Borrowers shall provide any applicable instruments, including powers of attorney, and/or other authorizations and evidence reasonably satisfactory to the Administrative Agent evidencing the authority of Holdings to bind the applicable Borrowers hereunder and (iii) Holdings shall consult with the Borrowers to the extent required under applicable local law), may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document, and such amendment, modification or supplement shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof. Furthermore, notwithstanding anything to the contrary herein, with the consent of the Administrative Agent at the request of the Borrowers (without the need to obtain any consent of any Lender), any Loan Document may be amended to add terms that are favorable to the Lenders (as reasonably determined by the Administrative Agent). For clarification purposes, in the framework of any amendments, modifications or supplements to any Loan Documents (including Spanish Security Documents or any other Spanish law governed document), the representation of Holdings on behalf of itself and the relevant Borrowers shall comply with all applicable formalities and legal requirements under applicable local law).

(9)            Notwithstanding the foregoing, no MIRE Event may be closed until the date that is (a) if there are no Mortgaged Properties in a Flood Zone, thirty (30) Business Days or (b) if there are any Mortgaged Properties in a Flood Zone, forty-five (45) days (in each case, the “Notice Period”), after the Administrative Agent has delivered to the Lenders the following documents in respect of such real property: (i) a completed Flood Certificate from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the applicable Loan Parties of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Loan Parties of such notice; and (iii) if required by the Flood Program, evidence of required flood insurance; provided that any such MIRE Event may be closed prior to the Notice Period if the Administrative Agent shall have received confirmation from each applicable Lender that such Lender has completed any necessary flood insurance due diligence to its reasonable satisfaction.

(10)          Notwithstanding the foregoing, the Administrative Agent and Holdings and the Borrowers (or Holdings on behalf of itself and the Borrowers, other than the Canadian Borrowers, and the Canadian Borrowers; provided that (i) the Borrowers and Holdings comply with, and each Borrower and Holdings undertakes to comply with, for this purpose, all formalities applicable under the relevant applicable local law, (ii) upon the request of Holdings or the Administrative Agent, the Borrowers shall provide any applicable instruments, including powers of attorney, and/or other authorizations and evidence reasonably satisfactory to the Administrative Agent evidencing the authority of Holdings to bind the applicable Borrowers hereunder and (iii) Holdings shall consult with the Borrowers to the extent required under applicable local law) may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in respect of an Accounting Change as set forth in Section 1.03, and such amendment, modification or supplement shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof. For clarification purposes, in the framework of any amendments, modifications or supplements to any Loan Documents (including Spanish Security Documents or any other Spanish law governed document), the representation of Holdings on behalf of itself and the relevant Borrowers shall comply with all applicable formalities and legal requirements under applicable local law).

Section 10.09 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate; provided that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation. In no event will the total interest received by any Lender exceed the amount which it could lawfully have received and any such excess amount received by any Lender will be applied to reduce the principal balance of the Loans or to other amounts (other than interest) payable hereunder to such Lender, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining will be paid to the Borrowers.

Section 10.10 Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 10.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.13 Counterparts and Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided herein. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrowers and each other Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrowers and/or the other Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Agent, Lender or other Indemnitee for any losses, claims (including intraparty claims), demands, damages, penalties or liabilities of any kind arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any losses, claims (including intraparty claims), demands, damages, penalties or liabilities of any kind arising as a result of the failure of any Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 10.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 10.15 Jurisdiction; Consent to Service of Process.

(1)            Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof (collectively, “New York Courts”), in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents (other than with respect to actions in respect of rights under any Security Document governed by laws other than the laws of the State of New York or with respect to any Collateral subject thereto), or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, and the parties hereto agree that the Agents and Lenders retain the right to serve process in any other manner permitted by law and to bring proceedings against any Loan Party in the courts of any other jurisdiction in connection with the exercise of any rights under any Security Documents or the enforcement of any judgment. Each of the Loan Parties agrees that (a) it will not bring any such action or proceeding in any court other than New York Courts (it being acknowledged and agreed by the parties hereto that any other forum would be inconvenient and inappropriate in view of the fact that more of the Lenders who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction), and (b) in any such action or proceeding brought against any Loan Party in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Loan Party from asserting or seeking the same in the New York Courts.

(2)            Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of Holdings, the Borrowers and their Restricted Subsidiaries hereby irrevocably designates, appoints and empowers the U.S. Borrowers (including any replacement process agent reasonably acceptable to the Administrative Agent, each a “Process Agent”) (and the U.S. Borrowers hereby accept and agree to serve as Process Agent), in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of or in connection with this Agreement or any other Loan Document. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to such person in care of any Process Agent at such Process Agent’s address, and each of Holdings, the Borrowers and the Restricted Subsidiaries hereby irrevocably authorizes and directs each Process Agent to accept such service on its behalf. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.16 Confidentiality. Each of the Lenders, each Issuing Bank and each of the Agents agrees (and agrees to cause each of its respective Affiliates) to use all information provided to it by or on behalf of Holdings, the Borrowers or their Restricted Subsidiaries under the Loan Documents or otherwise in connection with the Transactions solely for the purposes of the transactions contemplated by this Agreement and the other Loan Documents and shall not publish, disclose or otherwise divulge such information (other than information that (x) has become generally available to the public other than as a result of an unauthorized disclosure by such party; (y) has been independently developed by such Lender, such Issuing Bank or the Administrative Agent without violating this Section 10.16; or (z) was available to such Lender, such Issuing Bank or the Administrative Agent from a third party having, to such Person’s knowledge, no obligations of confidentiality to Holdings, any Borrower or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any Person that approves or administers the Revolving Facility on behalf of such Lender or any numbering, administration or settlement service providers (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 10.16), except:

(i)            to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, in which case (except with respect to any audit or examination conducted by any bank accountant or any governmental or regulatory authority exercising examination or regulatory authority) such Person agrees, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform Holdings promptly thereof prior to disclosure;

(ii)            as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or any bank accountants or auditors or any governmental or regulatory authority exercising examination or regulatory authority, in which case (except with respect to any audit or examination conducted by any such bank accountant or auditor or any governmental or regulatory authority exercising examination regulatory authority) such Person agrees, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform Holdings promptly thereof prior to disclosure;

(iii)            to its parent companies, Affiliates (and its Affiliates’ directors, trustees, officers, employees and advisors) or auditors (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 10.16);

(iv)            in order to enforce its rights under any Loan Document in a legal proceeding;

(v)            to any pledgee or assignee under Section 10.04(6) or any other prospective or actual Assignee of, or prospective or actual Participant in, any of its rights under this Agreement (so long as such Person shall have been instructed to keep the same confidential in accordance with this Section 10.16);

(vi)            to ratings agencies or the CUSIP Service Bureau on a confidential basis;

(vii)            to any direct or indirect contractual counterparty in Hedge Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.16);

(viii)            to data service providers, including league table providers, that serve the lending industry; and

(ix)            in connection with, and to the extent reasonably necessary for the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(x)            Notwithstanding the foregoing, no such information shall be disclosed to a Disqualified Institution that constitutes a Disqualified Institution at the time of such disclosure without Holdings’ prior written consent.

(xi)            Holdings and each other Loan Party consents to the publication of any press releases, tombstones, advertising or other promotional materials (including via any electronic transmission) relating to the financing transactions contemplated by this Agreement and/or the Restatement Agreement using such Loan Party’s name, product photographs, logo or trademark.

Section 10.17 Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, default rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such default rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 10.18 Release of Liens and Guarantees. In the event that (i) any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any Equity Interests or assets constituting Collateral (other than Equity Interests of Venator Materials LLC or Venator Finance S.à r.l.) to a Person that is not (and is not required to become) a Loan Party in a transaction not prohibited by the Loan Documents, (ii) any Loan Party becomes an Excluded Subsidiary or ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder or (iii) any asset becomes a U.S. Excluded Asset, Excluded Pension Asset or would not constitute Collateral pursuant to the Guaranty and Security Principles, at the request of Holdings, any Liens created by any Loan Document in respect of such Equity Interests or assets shall, to the extent permitted under any applicable law, be automatically released and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Holdings and at the Borrowers’ expense in connection with such release of any Liens created by any Loan Document in respect of such Equity Interests or assets, and, in the case of a disposition of the Equity Interests of any Loan Party (other than Venator Materials LLC or Venator Finance S.à r.l.) in a transaction permitted by the Loan Documents (including through merger, consolidation, amalgamation or otherwise) and as a result of which such Loan Party would cease to be a Restricted Subsidiary, such Loan Party’s obligations under this Agreement and the applicable Security Documents shall, to the extent permitted under any applicable law, be automatically terminated and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) and at the Borrowers’ expense take such action and execute any such documents as may be reasonably requested by Holdings to terminate such Loan Party’s obligations under this Agreement and applicable Security Documents; provided that, in the case of any Subsidiary Loan Party that becomes an Excluded Subsidiary solely as a result of becoming a non-Wholly Owned Subsidiary of Holdings, such Subsidiary Loan Party shall only be released from its obligations under the Loan Documents pursuant to this Section 10.18 if such Subsidiary Loan Party became a non-Wholly Owned Subsidiary pursuant to a transaction entered into for a bona fide business purpose (and not for the primary purpose of causing such release) where the counterparty to such applicable transaction is not an Affiliate of Holdings; provided, further, that in the case of a conveyance, sale, lease, assignment or other disposition of the Equity Interests of a Borrower, (I) other than with respect to the Iron Oxide Disposition, no such release shall be effective if either (x) on a Pro Forma Basis immediately after giving effect to such conveyance, sale, lease, assignment or other disposition, the Borrowing Base is reduced by more than 15% of the Borrowing Base immediately prior to such conveyance, sale, lease, assignment or other disposition or (y) any Loans made to such Borrower or Letters of Credit issued on behalf of such Borrower remain outstanding at such time and (II) with respect to the Iron Oxide Disposition, such release will be permitted subject to the satisfaction of the following clauses (w)-(z): (w) such transaction shall not be prohibited by Section 6.05 and shall be made in accordance with the Iron Oxide Share Purchase Agreement, (x) the Administrative Agent and the Lenders shall have received on the day which is one Business Day day prior to the date of the Iron Oxide Disposition (in addition to the Borrowing Base Certificate required to be provided by Section 8(s) of Amendment No. 1), an updated Borrowing Base Certificate (which includes the calculations for any Reserves in respect of the Hedge Agreements required to be designated as Specified Hedge Agreements and Designated Hedging Agreements identified in Section 8(t) of Amendment No. 1, regardless of whether such Hedge Agreements have been so designated) giving effect to the Iron Oxide Disposition (the “Closing Borrowing Base Certificate”), (y) no Loans of, or Letters of Credit issued on behalf of or for the account of, any Borrower being conveyed, sold, assigned or otherwise disposed of pursuant to the Iron Oxide Disposition shall remain outstanding, and (z) the Borrowers shall substantially simultaneously with the consummation of the Iron Oxide Disposition repay the Loans in an amount sufficient to render Excess Availability (calculated by reference to the Closing Borrowing Base Certificate) immediately after, and having given effect to, the Iron Oxide Disposition not less than $40.0 million (it being understood that no release documentation shall be effective, and no release of any Liens created by any Loan Document in respect of any Equity Interest or assets being conveyed, sold, assigned or otherwise disposed of pursuant to the Iron Oxide Disposition shall occur, until the Administrative Agent has received such payment, and no Person other than the Administrative Agent shall make any filings to evidence such release); provided, further, that, for the avoidance of doubt, concurrently with or immediately prior to any such conveyance, sale, lease, assignment or other disposition with a fair market value in excess of 5.0% of the Borrowing Base immediately prior to such conveyance, sale, lease, assignment or other disposition, the Borrowers will deliver a Borrowing Base Certificate giving effect to such conveyance, sale, lease, assignment or other disposition. In addition, the Administrative Agent agrees to take such actions as are reasonably requested by Holdings and at the Borrowers’ expense to terminate the Liens and security interests created by the Loan Documents when all the Obligations (other than Obligations in respect of (i) Specified Hedge Agreements, Cash Management Obligations and the Ancillary Facility and any Ancillary Extensions of Credit thereunder, in each case that are not then due and payable and (ii) contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) are paid in full and all Commitments are terminated and all Letters of Credit expired, terminated, cash collateralized or backstopped on terms satisfactory to the Issuing Bank.

Section 10.19 USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

Section 10.20 Security Documents and Intercreditor Agreements.

(1)            The parties hereto acknowledge and agree that any provision of any Loan Document to the contrary notwithstanding, prior to the discharge in full of all Term Loan Claims (as defined in the Intercreditor Agreement), the Loan Parties shall not be required to act or refrain from acting under any Security Document with respect to the Term Loan Priority Collateral in any manner that would result in a “Default” or “Event of Default” (as defined in any Term Loan Document) under the terms and provisions of the Term Loan Documents. Each Lender hereunder (i) consents to the subordination of Liens on Term Priority Collateral provided for in the Intercreditor Agreement, (ii) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (iii) authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement as ABL Agent (as defined in the Intercreditor Agreement) and on behalf of such Lender. The foregoing provisions are intended as an inducement to the lenders under the Term Loan Credit Agreement to extend credit and such lenders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

(2)            The parties hereto authorize the Administrative Agent to enter into any (x) Junior Lien Intercreditor Agreement in the form attached hereto or in such other form as may be satisfactory to the Administrative Agent and (y) any other intercreditor agreement as may be contemplated herein or determined by the Administrative Agent to be consistent herewith, in such form as may be satisfactory to the Administrative Agent. The Administrative Agent may from time to time enter into a modification of the Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any other intercreditor agreement, as the case may be, so long as the Administrative Agent reasonably determines that such modification is consistent with the terms of this Agreement.

Section 10.21 No Liability of the Issuing Banks. The Borrowers assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrowers shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrowers, to the extent of any direct, but not consequential, damages suffered by the Borrowers that the Borrowers prove were caused by (i) such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

Section 10.22 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of Holdings and each Borrower acknowledges and agree that: (1) (a) the arranging and other services regarding this Agreement provided by the Agents, the Lenders, and the Arrangers are arm’s-length commercial transactions between Holdings and the Borrowers, on the one hand, and the Agents, the Lenders and the Arrangers, on the other hand; (b) the Borrowers and Holdings have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate; and (c) the Borrowers and Holdings are capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (2) (a) each Agent, each lender party hereto, and each Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower, Holdings, or any other Person and (b) neither any Agent, any lender, nor any Arranger has any obligation to any Borrower, Holdings or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (3) the Agents, the Arrangers, the lenders party hereto and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, Holdings and their respective Affiliates, and neither any Agent, any lender party hereto, nor any Arranger has any obligation to disclose any of such interests to the Borrowers, Holdings or any of their respective Affiliates.

Section 10.23 Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Revolving Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrowers, the Administrative Agent and such Lender.

Section 10.24 Holdings as Agent for Borrowers. Each Borrower hereby irrevocably appoints Holdings as the borrowing agent and attorney-in-fact for all Borrowers which appointment shall remain in full force and effect unless and until Administrative Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Loan Party has been appointed in such role. Each Borrower hereby irrevocably appoints and authorizes Holdings (a) to provide Administrative Agent with all notices with respect to Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided Holdings shall be deemed to be given by Borrowers hereunder and shall bind each Borrower), (b) to receive notices and instructions from the Administrative Agent and Lenders (and any notice or instruction provided by Administrative Agent or any Lender to Holdings in accordance with the terms hereof shall be deemed to have been given to each Borrower), (c) to take such action as Holdings deems appropriate on its behalf to obtain Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement and (d) to execute and deliver to the Administrative Agent and the Lenders the Loan Documents, any amendments to this Agreement and any other Loan Document and all related agreements, certificates, documents, or instruments as Holdings shall deem necessary or appropriate to effect the purposes of the Loan Documents. Each Borrower agrees that any action taken by Holdings or any other Borrower in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by Holdings of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers. It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Administrative Agent and Lenders shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Accounts and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.

Section 10.25 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(1)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(2)            the effects of any Bail-In Action on any such liability, including, if applicable:

(a)            a reduction in full or in part or cancellation of any such liability;

(b)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(c)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority..

Section 10.26 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrowers in respect of any such sum due from them to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrowers in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrowers (or to any other Person who may be entitled thereto under applicable law).

Section 10.27 No Hardship. Each French Loan Party and each Lender hereby acknowledges that the provisions of article 1195 of the French Civil Code shall not apply to it with respect to its obligations under the French Revolving Facility and that it shall not be entitled to make any claim under article 1195 of the French Civil Code.

Section 10.28 Canadian Anti-Money Laundering Legislation.

(1)            Each Loan Party acknowledges that, pursuant to the Proceeds of Crime Act and other applicable Canadian anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Secured Parties may be required to obtain, verify and record information regarding the Loan Parties and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Loan Parties, and the transactions contemplated hereby. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Secured Party or any prospective assignee or participant of a Secured Party, any Issuing Bank or the Administrative Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(2)            If the Administrative Agent has ascertained the identity of any Loan Party or any authorized signatories of any Loan Party for the purposes of applicable AML Legislation, then the Administrative Agent:

(a)            shall be deemed to have done so as an agent for each Secured Party, and this Agreement shall constitute a “written agreement” in such regard between each Secured Party and the Administrative Agent within the meaning of the applicable AML Legislation;

(b)            shall provide to each Secured Party copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness; and

(c)            Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Secured Parties agrees that the Administrative Agent has no obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Secured Party, or to confirm the completeness or accuracy of any information it obtains from any Loan Party or any such authorized signatory in doing so.

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Schedule I

Post-Closing Obligations

Deliverable		Time for Delivery
1.	Deliver Perfection Certificate with respect to the each Loan Party in form and substance reasonably acceptable to the Administrative Agent	Within 30 days of Amendment Effective Date
2.	Completion of Field Exams and Inventory Appraisals	Within 90 days of the Amendment Effective Date (or such longer period as the Administrative Agent may reasonably agree)
3.	Enter into all Blocked Account Agreements required by Section 5.11 of the Amended Revolving Credit Agreement with respect to the Blocked Accounts set forth on Schedule III	No later than April 7, 2023 (or such longer period as the Administrative Agent may reasonably agree)
4.	If the Iron Oxide Disposition has not been consummated by April 1, 2023, enter into Blocked Account Agreements with respect to the Block Accounts set forth in Schedule IV.	No later than April 1, 2023 (or such longer period as the Administrative Agent may reasonably agree)
5.

In respect of the Spanish Security Documents:

i.      execute before a Spanish Notary Public an amendment, extension and ratification agreement to the existing Spanish Security Documents governed by Spanish law (including a ratification of the irrevocable power of attorney) so that these extend to the Amended Revolving Credit Agreement and all the Lenders therein (jointly, the “Spanish Amendment and Ratification Documents”); and

Within 20 Business Days of the Amendment Effective Date (or such longer period as the Administrative Agent may reasonably agree if required so that the Secured Parties have granted notarized and apostilled powers of attorney and other formalities in order for them to sign before a Spanish Notary Public).

	ii.	deliver to the Administrative Agent an up-to-date literal certificate (“certificación literal”) issued by the relevant Commercial Registry dated no earlier than twenty (20) Business Days from the Amendment Effective Date and (if applicable) a copy of any documents which should be registered with the Commercial Registry and are pending to be registered, regarding Venator P&A Spain, S.L.U. The literal certificate shall include (i) a due incorporation and existence (“existencia y vigencia”); (ii) the governing body; (iii) the identity of the sole shareholder; (iv) a true, correct, complete and up-to-date copy of the by-laws (“estatutos sociales”); (v) solvency and absence of registrations relating to the winding up or dissolution (“ausencia de anotaciones de disolución o liquidación”).
6.	The U.K. Borrowers (as applicable) shall arrange for the Blocked Account Agreement that has been entered into on the date of this Amendment in respect of the Blocked Accounts set forth in Schedule II to be converted into a fixed control Blocked Account Agreement.		Within 15 Business Days of the Amendment Effective Date (or such longer period as the Administrative Agent may agree).
7.	The U.K. Borrowers (as applicable) shall grant a supplemental book debts and accounts charge in respect of the Blocked Accounts set forth in Schedule II in favor of the Administrative Agent and deliver all other related ancillary documents as necessary.		The supplemental book debts and accounts charge will be entered into once JPMorgan Chase Bank, N.A., London Branch (as Account Bank) has confirmed to Norton Rose Fulbright LLP that the relevant Blocked Accounts set forth in Schedule II are operationally blocked.

Schedule II

[Omitted]

Schedule III

[Omitted]

Schedule IV

[Omitted]